As filed with the Securities and Exchange Commission on October 3, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EchoStar Corporation
(Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	26-1232727 (I.R.S. Employer Identification Number)
100 Inverness Terrace East
Englewood, Colorado 80112
(303) 706-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dean A. Manson
Chief Legal Officer and Secretary
EchoStar Corporation
100 Inverness Terrace East
Englewood, Colorado 80112
(303) 706-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott D. Miller Scott B. Crofton Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Timothy A. Messner Executive Vice President, General Counsel and Secretary DISH Network Corporation 9601 South Meridian Boulevard Englewood, Colorado 80112 (303) 723-1000	Michael A. Deyong Daniel G. Dufner, Jr. Michelle B. Rutta White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200
Andrew J. Nussbaum Zachary S. Podolsky Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000		Mark I. Greene Aaron M. Gruber Jin-Kyu Baek Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed joint information statement/prospectus.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this preliminary information statement/prospectus is not complete and may be changed. We may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary information statement/prospectus is a part), is effective. This preliminary information statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION
DATED OCTOBER 3, 2023
JOINT INFORMATION STATEMENT/PROSPECTUS AND NOTICE OF ACTION BY WRITTEN
CONSENT WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY
TO THE STOCKHOLDERS OF ECHOSTAR CORPORATION
           , 2023
To Our Stockholders:
On behalf of the board of directors of EchoStar Corporation, a Nevada corporation (“EchoStar”), I am pleased to enclose the joint information statement/prospectus relating to the proposed combination of EchoStar and DISH Network Corporation, a Nevada corporation (“DISH Network”).
On October 2, 2023, EchoStar, DISH Network and EAV Corp., a Nevada corporation and a wholly owned subsidiary of EchoStar (“Merger Sub”), entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides, among other things, that subject to the satisfaction or waiver of the conditions set forth therein, EchoStar will acquire DISH Network by means of a merger of Merger Sub with and into DISH Network (the “Merger”), with DISH Network surviving the Merger as a wholly owned subsidiary of EchoStar. The Merger Agreement amends and restates in its entirety the Agreement and Plan of Merger entered into by and among EchoStar, DISH Network and Eagle Sub Corp., a Nevada corporation and a wholly owned subsidiary of DISH Network, on August 8, 2023.
On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) each share of DISH Network Class A Common Stock, par value $0.01 per share (“DISH Network Class A Common Stock”), and each share of DISH Network Class C Common Stock, par value $0.01 per share (“DISH Network Class C Common Stock”), in each case outstanding immediately prior to the Effective Time, will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock, par value $0.001 per share (“EchoStar Class A Common Stock”), equal to 0.350877 (the “Exchange Ratio”) (with all shares of DISH Network Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Network Class A Common Stock at the effective conversion rate set forth in the articles of incorporation of DISH Network in effect as of the date of the Merger Agreement) and (ii) each share of DISH Network Class B Common Stock, par value $0.01 per share (“DISH Network Class B Common Stock” and, together with DISH Network Class A Common Stock and DISH Network Class C Common Stock, “DISH Network Common Stock”), outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock, par value $0.01 per share (the “EchoStar Class B Common Stock” and, together with the EchoStar Class A Common Stock, the “EchoStar Common Stock”), equal to the Exchange Ratio. Any shares of DISH Network Common Stock that are held in DISH Network’s treasury or held directly by EchoStar or Merger Sub immediately prior to the Effective Time will be cancelled and cease to exist and no consideration will be paid or payable in respect thereof. The EchoStar Common Stock to be issued to the Ergen DISH Stockholders (as defined in the Merger Agreement) as part of the Merger consideration will be issued through a private placement exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).
EchoStar Class A Common Stock currently trades on the Nasdaq Global Select Market (“NASDAQ”) under the ticker symbol “SATS.” On            , 2023, the last practicable trading day before the date of this joint information statement/prospectus, the closing price of the EchoStar Class A Common Stock was $      per share. You should be aware that because the number of shares being issued as consideration in the Merger is fixed, the value of the consideration holders of DISH Network Class A Common Stock will receive in the Merger will fluctuate as the market price of EchoStar Class A Common Stock changes.
Concurrently with the entry into the Merger Agreement, the Ergen Stockholders, EchoStar and DISH Network entered into an Amended and Restated Support Agreement (the “Support Agreement”), pursuant to which the Ergen Stockholders agreed, among other things: (a) not to transfer shares of EchoStar Common Stock or DISH Network Common Stock prior to the earlier of the Effective Time and the termination of the Merger Agreement in accordance with the terms thereof, subject to certain limited exceptions; and (b) to comply with certain obligations of the parties contained in the Merger Agreement. The Support Agreement amends and restates in its entirety the Support Agreement entered into by and among the Ergen Stockholders, EchoStar and DISH Network on August 8, 2023.
After careful consideration, a special transaction committee of independent directors (the “EchoStar Special Committee”) of the board of directors of EchoStar (the “EchoStar Board”) unanimously (i) declared and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the issuance of shares of EchoStar Common Stock in connection with the Merger on the terms and subject to the conditions set forth in Merger Agreement (the “EchoStar Share Issuance”), are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders (as defined herein)), (ii) recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, and recommending that EchoStar’s stockholders approve the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement and (iii) declared and determined the Support Agreement and the transactions contemplated by the Support Agreement to be advisable and recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Support Agreement and the transactions contemplated by the Support Agreement. The EchoStar Board, acting upon the unanimous recommendation of the EchoStar Special Committee, unanimously (i) duly and validly authorized the execution, delivery and performance of the Merger Agreement and the consummation of the Merger by EchoStar, (ii) declared and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders), (iii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iv) directed that the EchoStar Share Issuance be submitted to a vote of EchoStar’s stockholders, (v) recommended the approval of the EchoStar Share Issuance for purposes of the rules and regulations of NASDAQ by the holders of shares of EchoStar Common Stock and (vi) approved, adopted and declared advisable the Support Agreement and the transactions contemplated by the Support Agreement.
The approval of the Merger and adoption and approval of the Merger Agreement by EchoStar does not require the affirmative vote or consent of EchoStar stockholders. The EchoStar Share Issuance must be approved by the affirmative vote of a majority of the votes cast by the holders of EchoStar Common Stock entitled to vote thereon. The Ergen EchoStar Stockholders, who beneficially owned, as of September 29, 2023, approximately 93.4% of the voting power of the outstanding shares of EchoStar Common Stock, have delivered a written consent (the “Ergen EchoStar Written Consent”) approving the EchoStar Share Issuance in connection with the Merger on the terms and subject to the conditions set forth in the Merger Agreement. Accordingly, the delivery of the Ergen EchoStar Written Consent was sufficient to approve the EchoStar Share Issuance on behalf of the EchoStar stockholders. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.
In reviewing this document, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 22 of this document.
On behalf of EchoStar, thank you for your consideration and continued support.
Charles W. Ergen
Chairman
EchoStar Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the securities to be issued in connection therewith, passed upon the adequacy or accuracy of the accompanying joint information statement/prospectus or determined if the accompanying joint information statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this joint information statement/prospectus is            , 2023

JOINT INFORMATION STATEMENT/PROSPECTUS AND NOTICE OF ACTION BY WRITTEN
CONSENT WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY
TO THE STOCKHOLDERS OF DISH NETWORK CORPORATION
                 , 2023
To Our Stockholders:
On behalf of board of directors of DISH Network Corporation, a Nevada corporation (“DISH Network”), I am pleased to enclose the joint information statement/prospectus relating to the proposed combination of EchoStar Corporation, a Nevada corporation (“EchoStar”) and DISH Network.
On October 2, 2023, EchoStar, DISH Network and EAV Corp., a Nevada corporation and a wholly owned subsidiary of EchoStar (“Merger Sub”), entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides, among other things, that subject to the satisfaction or waiver of the conditions set forth therein, EchoStar will acquire DISH Network by means of a merger of Merger Sub with and into DISH Network (the “Merger”), with DISH Network surviving the Merger as a wholly owned subsidiary of EchoStar. The Merger Agreement amends and restates in its entirety the Agreement and Plan of Merger entered into by and among EchoStar, DISH Network and Eagle Sub Corp., a Nevada corporation and a wholly owned subsidiary of DISH Network, on August 8, 2023.
On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) each share of DISH Network Class A Common Stock, par value $0.01 per share (“DISH Network Class A Common Stock”), and each share of DISH Network Class C Common Stock, par value $0.01 per share (“DISH Network Class C Common Stock”), in each case outstanding immediately prior to the Effective Time, will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock, par value $0.001 per share (“EchoStar Class A Common Stock”), equal to 0.350877 (the “Exchange Ratio”) (with all shares of DISH Network Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Network Class A Common Stock at the effective conversion rate set forth in the articles of incorporation of DISH Network in effect as of the date of the Merger Agreement) and (ii) each share of DISH Network Class B Common Stock, par value $0.01 per share (“DISH Network Class B Common Stock” and, together with DISH Network Class A Common Stock and DISH Network Class C Common Stock, “DISH Network Common Stock”), outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock, par value $0.01 per share (the “EchoStar Class B Common Stock” and, together with the EchoStar Class A Common Stock, the “EchoStar Common Stock”), equal to the Exchange Ratio. Any shares of DISH Network Common Stock that are held in DISH Network’s treasury or held directly by EchoStar or Merger Sub immediately prior to the Effective Time will be cancelled and cease to exist and no consideration will be paid or payable in respect thereof. The EchoStar Common Stock to be issued to the Ergen DISH Stockholders (as defined in the Merger Agreement) as part of the Merger consideration will be issued through a private placement exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).
EchoStar Class A Common Stock currently trades on the Nasdaq Global Select Market (“NASDAQ”) under the ticker symbol “SATS.” On            , 2023, the last practicable trading day before the date of this joint information statement/prospectus, the closing price of the EchoStar Class A Common Stock was $       per share. You should be aware that because the number of shares being issued as consideration in the Merger is fixed, the value of the consideration holders of DISH Network Class A Common Stock will receive in the Merger will fluctuate as the market price of EchoStar Class A Common Stock changes.
Concurrently with the entry into the Merger Agreement, the Ergen Stockholders, EchoStar and DISH Network entered into an Amended and Restated Support Agreement (the “Support Agreement” and, together with the Merger Agreement, the “Transaction Agreements”) pursuant to which the Ergen Stockholders agreed, among other things: (a) not to transfer shares of EchoStar Common Stock or DISH Network

Common Stock prior to the earlier of the Effective Time and the termination of the Merger Agreement in accordance with the terms thereof, subject to certain limited exceptions; and (b) to comply with certain obligations of the parties contained in the Merger Agreement. The Support Agreement amends and restates in its entirety the Support Agreement entered into by and among the Ergen Stockholders, EchoStar and DISH Network on August 8, 2023.
After careful consideration, a special transaction committee of independent directors (the “DISH Network Special Committee”) of the board of DISH Network (the “DISH Network Board”) unanimously (i) determined that the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, are fair to and in the best interests of DISH Network and its stockholders (other than the Ergen DISH Stockholders (as defined in the Merger Agreement)); and (ii) recommended that the DISH Network Board adopt resolutions approving, adopting and declaring advisable the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, and recommending that DISH Network’s stockholders approve and adopt the Merger Agreement. The DISH Network Board, acting upon the unanimous recommendation of the DISH Network Special Committee, unanimously (i) duly and validly authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger by DISH Network; (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of DISH Network and its stockholders, (iii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Merger Agreement be submitted to a vote of DISH Network’s stockholders and recommended in accordance with the Nevada Revised Statutes (the “NRS”) 92A.120 that the DISH Network stockholders approve and adopt the Merger Agreement.
The Merger Agreement must be adopted and approved by the affirmative vote of the holders of a majority of DISH Network Common Stock entitled to vote thereon. The Ergen DISH Stockholders, who beneficially owned, as of September 29, 2023, approximately 90.3% of the voting power of the outstanding shares of DISH Network Common Stock, have delivered a written consent (the “Ergen DISH Written Consent”) adopting and approving the Merger Agreement. Accordingly, the delivery of the Ergen DISH Written Consent was sufficient to adopt and approve the Merger Agreement on behalf of the DISH Network stockholders. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.
In reviewing this document, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 22 of this document.
On behalf of DISH Network, thank you for your consideration and continued support.
Charles W. Ergen
Chairman
DISH Network Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the securities to be issued in connection therewith, passed upon the adequacy or accuracy of the accompanying joint information statement/prospectus or determined if the accompanying joint information statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this joint information statement/prospectus is            , 2023.

IMPORTANT NOTE ABOUT THIS JOINT INFORMATION STATEMENT/PROSPECTUS
This joint information statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by EchoStar (File No. 333-          ), constitutes a prospectus of EchoStar under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the EchoStar Class A Common Stock to be issued to DISH Network stockholders (other than the Ergen DISH Stockholders) pursuant to the Merger Agreement. This joint information statement/prospectus also constitutes an information statement of each of EchoStar and DISH Network under Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), informing stockholders of EchoStar and DISH Network, respectively, of the approval of the EchoStar Share Issuance pursuant to the Ergen EchoStar Written Consent and the approval of the Merger Agreement pursuant to the Ergen DISH Written Consent. This joint information statement/prospectus incorporates important business and financial information about DISH Network and EchoStar from other documents that DISH Network and EchoStar have filed with the SEC and that are not included in or delivered with this joint information statement/prospectus. DISH Network and EchoStar are subject to the informational requirements of the Exchange Act and accordingly file their annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. For a listing of documents incorporated by reference herein and for information on obtaining copies of filings made by DISH Network or EchoStar, please see the section titled “Where You Can Find More Information” beginning on page 157 of this joint information statement/prospectus.
DISH Network and EchoStar have not authorized anyone to give any information or make any representation about the Merger, DISH Network or EchoStar that is different from, or in addition to, the information contained in this joint information statement/prospectus or in any of the materials that have been incorporated by reference into this joint information statement/prospectus. Therefore, if anyone distributes any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell or solicitations of offers to exchange or purchase the securities offered by this joint information statement/prospectus are not permitted, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint information statement/prospectus does not extend to you. The information contained in this joint information statement/prospectus speaks only as of the date of this joint information statement/prospectus or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. For further information relating to the Merger and the shares of EchoStar Class A Common Stock to be issued in connection with the Merger, reference is made to the registration statement of which this joint information statement/prospectus forms a part and its exhibits. Each statement contained herein is qualified in its entirety by reference to the underlying documents. You are encouraged to read the entire registration statement. DISH Network and EchoStar have all contributed to the information relating to the transactions contained in this joint information statement/prospectus. All information contained in or incorporated by reference into this joint information statement/prospectus concerning DISH Network has been furnished by DISH Network. All information contained in or incorporated by reference into this joint information statement/prospectus concerning EchoStar and Merger Sub has been furnished by EchoStar.

JOINT INFORMATION STATEMENT/PROSPECTUS

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FREQUENTLY USED TERMS
Certain terms that are defined in and frequently used throughout this joint information statement/prospectus may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this joint information statement/prospectus:
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“Beneficial Owners’ Record Date” means September 29, 2023.

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“Closing” means the consummation of the Merger.

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“Closing Date” means the date on which the Closing occurs.

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“Code” means the Internal Revenue Code of 1986, as amended.

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“DISH DBS” means DISH DBS Corporation, a Colorado corporation and wholly owned subsidiary of DISH Network.

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“DISH Hedging Instruments” mean the instruments representing rights to purchase shares of DISH Network Class A Common Stock from the applicable dealer issued under the DISH Hedging Instruments Agreements.

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“DISH Hedging Instruments Agreements” mean those certain Base Note Hedge Transaction Confirmations, dated as of August 2, 2016, and Additional Note Hedge Transaction Confirmations, dated as of August 3, 2016, between DISH Network and each of Deutsche Bank AG, London Branch, Barclays Bank PLC, JPMorgan Chase Bank, National Association, London Branch and Goldman, Sachs & Co. with respect to the issuance of instruments representing rights to purchase shares of DISH Network Class A Common Stock from the applicable dealer entered into in connection with the issuance of DISH Network’s 3 3∕8% Convertible Notes due 2026, as each may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.

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“DISH Network Articles of Incorporation” means the articles of incorporation of DISH Network in effect as of the date of the Merger Agreement.

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“DISH Network Board” means the board of directors of DISH Network.

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“DISH Network Bylaws” means the bylaws of DISH Network in effect as of the date of the Merger Agreement.

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“DISH Network Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of DISH Network.

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“DISH Network Class A Stockholders” means the holders of DISH Network Class A Common Stock as of the Effective Time.

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“DISH Network Class B Common Stock” means the Class B Common Stock, par value $0.01 per share of DISH Network.

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“DISH Network Class C Common Stock” means the Class C Common Stock, par value $0.01 per share, of DISH Network, no shares of which are outstanding as of the date of this joint information statement/prospectus.

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“DISH Network Common Stock” means DISH Network Class A Common Stock, DISH Network Class B Common Stock and DISH Network Class C Common Stock.

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“DISH Network Convertible Notes” means the convertible notes issued under the DISH Network Convertible Notes Indentures.

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“DISH Network Convertible Notes Indentures” mean that certain Indenture, dated as of August 8, 2016, among DISH Network and U.S. Bank National Association, pursuant to which DISH Network issued 3 3∕8% Convertible Notes due 2026; that certain Indenture, dated as of March 17, 2017, among DISH Network and U.S. Bank National Association, pursuant to which DISH Network issued 2 3∕8% Convertible Notes due 2024; and that certain Indenture, dated as of December 21, 2020, among DISH Network and U.S. Bank National Association, pursuant to which DISH Network issued 0% Convertible Notes due 2025, as each may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.
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“DISH Network Options” means options to purchase shares of DISH Network Class A Common Stock from DISH Network.

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“DISH Network RSU Awards” means restricted stock units representing the right to vest in and be issued shares of DISH Network Class A Common Stock from DISH Network.

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“DISH Network Special Committee” means the special transaction committee of independent and disinterested directors established by the DISH Network Board to, among other things, evaluate the advisability of a potential transaction between EchoStar and DISH Network and, if appropriate, review, evaluate and negotiate the Merger Agreement and the transactions contemplated thereby.

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“DISH Network Warrants” means the warrants to purchase shares of DISH Network Class A Common Stock from DISH Network issued under the DISH Network Warrants Agreements.

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“DISH Network Warrants Agreements” mean those certain Base Warrant Transaction Confirmations, dated as of August 2, 2016, and Additional Warrant Transaction Confirmations, dated as of August 3, 2016, between DISH Network and each of Deutsche Bank AG, London Branch, Barclays Bank PLC, JPMorgan Chase Bank, National Association, London Branch and Goldman, Sachs & Co. with respect to the issuance of warrants to purchase shares of DISH Network Class A Common Stock from DISH Network entered into in connection with the issuance of DISH Network’s 3 3∕8% Convertible Notes due 2026, as each may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.

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“EchoStar Articles of Incorporation” means the articles of incorporation of EchoStar in effect as of the date of the Merger Agreement, as may be amended from time to time.

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“EchoStar Board” means the board of directors of EchoStar.

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“EchoStar Bylaws” means the bylaws of EchoStar in effect as of the date of the Merger Agreement, as may be amended from time to time.

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“EchoStar Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of EchoStar.

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“EchoStar Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of EchoStar.

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“EchoStar Class C Common Stock” means the Class C Common Stock, par value $0.001 per share, of EchoStar, no shares of which are outstanding as of the date of this prospectus.

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“EchoStar Class D Common Stock” means the Class D Common Stock, par value $0.001 per share, of EchoStar, no shares of which are outstanding as of the date of this prospectus.

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“EchoStar Common Stock” means the EchoStar Class A Common Stock and EchoStar Class B Common Stock.

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“EchoStar Options” means options to purchase shares of EchoStar Class A Common Stock from EchoStar.

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“EchoStar RSU Award” means each award of restricted stock units representing the right to vest in and be issued shares of EchoStar Class A Common Stock by EchoStar.

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“EchoStar Share Issuance” means the issuance of EchoStar Common Stock in connection with the Merger on the terms and subject to the conditions set forth in Merger Agreement.

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“EchoStar Special Committee” means the special transaction committee of independent and disinterested directors established by the EchoStar Board to, among other things, explore, review, consider and evaluate a potential corporate transaction between EchoStar and DISH Network, including by exploring, reviewing, considering and evaluating any alternative to a potential corporate transaction between EchoStar and DISH Network that the special transaction committee deemed appropriate, and if the special transaction committee determines that it is advisable to further investigate or pursue a potential corporate transaction between EchoStar and DISH Network, conduct negotiations concerning a potential corporate transaction between EchoStar and DISH Network.
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“Effective Time” means the time at which the Merger becomes effective pursuant to the terms of the Merger Agreement.

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“Ergen DISH Stockholders” means Charles W. Ergen, Cantey M. Ergen, Ergen Two-Year December 2021 DISH GRAT, Ergen Two-Year December 2022 DISH GRAT, Ergen Two-Year May 2023 DISH GRAT, Ergen Two-Year June 2023 DISH GRAT and Telluray Holdings, LLC.

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“Ergen DISH Written Consent” means the written consent delivered by the Ergen DISH Stockholders in accordance with DISH Network’s bylaws and the NRS approving and adopting the Merger Agreement.

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“Ergen EchoStar Stockholders” means Charles W. Ergen, Cantey M. Ergen, Ergen Two-Year March 2022 SATS GRAT, Ergen Two-Year June 2022 SATS GRAT, Ergen Two-Year December 2022 SATS GRAT, Ergen Two-Year June 2023 SATS GRAT and Telluray Holdings, LLC.

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“Ergen EchoStar Written Consent” means the written consent delivered by the Ergen EchoStar Stockholders in accordance with EchoStar’s bylaws and the NRS approving the EchoStar Share Issuance in connection with the Merger on the terms and subject to the conditions set forth in the Merger Agreement.

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“Ergen Stockholders” means the Ergen EchoStar Stockholders and the Ergen DISH Stockholders.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Ratio” means 0.350877.

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“Evercore” means Evercore Group L.L.C., financial advisor to the EchoStar Special Committee.

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“J.P. Morgan” means J.P. Morgan Securities LLC, financial advisor to the DISH Network Special Committee.

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“Merger” means the acquisition of DISH Network by EchoStar by means of a merger of Merger Sub with and into DISH Network pursuant to the terms and subject to the conditions set forth in the Merger Agreement, with DISH Network surviving as a wholly owned subsidiary of EchoStar.

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“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger dated October 2, 2023 by and among DISH Network, EchoStar and Merger Sub.

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“Merger Consideration” means (i) with respect to each share of DISH Network Class A Common Stock and DISH Network Class C Common Stock, a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio (with all shares of DISH Network Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Network Class A Common Stock at the effective conversion rate set forth in the DISH Network Articles of Incorporation); and (ii) with respect to each share of DISH Network Class B Common Stock, a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock equal to the Exchange Ratio.

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“Merger Sub” means EAV Corp., a Nevada corporation and wholly owned subsidiary of EchoStar.

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“NASDAQ” means the Nasdaq Global Select Market.

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“NRS” means the Nevada Revised Statutes.

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“Original Merger Agreement” means the Agreement and Plan of Merger entered into by and among EchoStar, DISH Network and Eagle Sub Corp., a Nevada corporation and a wholly owned subsidiary of DISH Network, on August 8, 2023.

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“prospectus” means this joint information statement/prospectus.

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“Required EchoStar Stockholder Vote” means the affirmative vote of a majority of the votes cast in person, by proxy at a meeting of EchoStar stockholders or by written consent in lieu of a special meeting to the extent permitted by applicable legal requirements, in each case by the holders of EchoStar Common Stock entitled to vote thereon with respect to the EchoStar Share Issuance.
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“Required DISH Network Stockholder Vote” means the affirmative vote of the holders of a majority of the voting power of the DISH Network Common Stock outstanding on the record date for a meeting of DISH Network stockholders duly called and held for such purpose by the holders of DISH Network Common Stock entitled to vote to adopt and approve the Merger Agreement and to approve the Merger or the written consent of such holders of DISH Network Common Stock in lieu of a meeting of DISH Network stockholders to the extent permitted by applicable legal requirements.

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“Securities Act” means the Securities Act of 1933, as amended.

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“Special Committee” means the DISH Network Special Committee or the EchoStar Special Committee, as the context requires.

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“Support Agreement” means the Amended and Restated Support Agreement, dated as of October 2, 2023, by and among DISH Network, EchoStar and the Ergen Stockholders.

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“Transaction Agreements” means the Merger Agreement and the Support Agreement.

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“U.S. GAAP” means U.S. Generally Accepted Accounting Principles.

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are some of the questions that stockholders of DISH Network and EchoStar may have regarding the Merger and answers to those questions. These questions and answers, as well as the summary section that follows, are not meant to be a substitute for the information contained in the remainder of this prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this prospectus. You are urged to read this prospectus in its entirety. Additional important information is also contained in the Annexes to this prospectus. You should pay special attention to the “Risk Factors” beginning on page 22 and “Special Note Regarding Forward-Looking Statements” beginning on page 30.
Why am I receiving this prospectus?
On October 2, 2023, DISH Network, EchoStar and Merger Sub entered into the Merger Agreement, pursuant to which EchoStar would acquire DISH Network by means of a merger of Merger Sub with and into DISH Network, with DISH Network surviving the Merger as a wholly owned subsidiary of EchoStar subject to the terms and conditions of the Merger Agreement.
On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (i) each share of DISH Network Class A Common Stock and DISH Network Class C Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio (with all shares of DISH Network Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Network Class A Common Stock at the effective conversion rate set forth in the DISH Network Articles of Incorporation) and (ii) each share of DISH Network Class B Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock equal to the Exchange Ratio. No shares of DISH Network Class C Common Stock are outstanding as of the date of this prospectus.
We have included in this prospectus important information about the Merger, the Merger Agreement (a copy of which is attached as Annex A) and the Support Agreement (a copy of which is attached as Annex B). You should carefully read this information and the documents referred to therein in their entirety.
Please note that, pursuant to the NRS, the Bylaws of EchoStar and the Bylaws of DISH Network, as applicable, the delivery of the Ergen EchoStar Written Consent is sufficient to approve the EchoStar Share Issuance on behalf of stockholders of EchoStar, and the delivery of the Ergen DISH Written Consent is sufficient to adopt and approve the Merger Agreement on behalf of the stockholders of DISH Network. You are not being asked for a proxy, and you are requested not to send a proxy.
Why did the DISH Network Board and the EchoStar Board form special committees of independent directors?
Certain of DISH Network’s and EchoStar’s directors, executive officers and employees have interests in the Merger that are different from, or in addition to, the interests of the DISH Network stockholders and EchoStar stockholders, respectively. DISH Network and EchoStar are commonly controlled by Charles W. Ergen, who also serves as the Chairman of both companies. Mr. Ergen beneficially owns all of the outstanding shares of DISH Network Class B Common Stock and EchoStar Class B Common Stock. As a result, and taking into account his ownership of DISH Network Class A Common Stock and EchoStar Class A Common Stock, Mr. Ergen beneficially owns approximately 90.3% of the total voting power of DISH Network (assuming no conversion of the shares of DISH Network Class B Common Stock and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date) and approximately 93.4% of the total voting power of EchoStar (assuming no conversion of the shares of EchoStar Class B Common Stock and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date), respectively, as of the Beneficial Owners’ Record Date.
Cantey Ergen, Mr. Ergen’s spouse, is a director of and senior advisor to DISH Network. Mrs. Ergen beneficially owns all of the outstanding shares of DISH Network Class B Common Stock and EchoStar

Class B Common Stock. As a result, and taking into account her ownership of DISH Network Class A Common Stock and EchoStar Class A Common Stock, Mrs. Ergen beneficially owns approximately 90.3% of the total voting power of DISH Network (assuming no conversion of the shares of DISH Network Class B Common Stock and after giving effect to the exercise of Mrs. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date) and approximately 93.4% of the total voting power of EchoStar (assuming no conversion of the shares of EchoStar Class B Common Stock), respectively, as of the Beneficial Owners’ Record Date.
The DISH Network Board established the DISH Network Special Committee to, among other things, evaluate the advisability of a potential transaction between EchoStar and DISH Network and, if appropriate, review, evaluate and negotiate the Merger Agreement. In forming the DISH Special Committee and authorizing it to evaluate a potential transaction, the DISH Network Board also resolved that it would not recommend any contemplated transaction with EchoStar without a prior favorable recommendation by the DISH Network Special Committee.
Similarly, the EchoStar Board established the EchoStar Special Committee to, among other things, explore, review, consider and evaluate a potential corporate transaction between EchoStar and DISH Network and, if the EchoStar Special Committee determines that it is advisable to investigate further or pursue such a transaction, conduct the negotiations concerning such transaction. The EchoStar Board also resolved that it would not approve any transaction with DISH Network that the EchoStar Special Committee elects not to pursue. See “The Merger — Background of the Merger” beginning on page 32.
What will DISH Network stockholders receive in the Merger?
Upon consummation of the Merger, existing shares of DISH Network Common Stock will be converted into shares of EchoStar Common Stock. On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (i) each share of DISH Network Class A Common Stock and DISH Network Class C Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio (with all shares of DISH Network Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Network Class A Common Stock at the effective conversion rate set forth in the DISH Network Articles of Incorporation) and (ii) each share of DISH Network Class B Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock equal to the Exchange Ratio. No shares of DISH Network Class C Common Stock are outstanding as of the date of this prospectus.
Will fractional shares of EchoStar Common Stock be issued in the Merger?
No. No fractional shares of EchoStar Common Stock will be issued to DISH Network stockholders. Following the Merger, DISH Network stockholders will receive cash in lieu of any fractional share of EchoStar Common Stock. See “The Merger — Merger Consideration” beginning on page 31.
Why are DISH Network stockholders not being asked to vote on the Merger?
Pursuant to the Merger Agreement and the NRS, the Merger must be approved, and the Merger Agreement must be adopted and approved, by the affirmative vote of the holders of a majority of DISH Network Common Stock entitled to vote thereon. This condition was satisfied following the execution and delivery of the Merger Agreement through the subsequent execution and delivery of the Ergen DISH Written Consent. No further approval of DISH Network stockholders is required to adopt the Merger Agreement or to approve the Merger. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy. This prospectus is being provided to you for informational purposes only.
Did the DISH Network Board approve the Merger Agreement?
Yes. After careful consideration, the DISH Network Special Committee unanimously (i) determined that the Transaction Agreements and the transactions contemplated by the Transaction Agreements,

including the Merger, are fair to and in the best interests of DISH Network and its stockholders (other than the Ergen DISH Stockholders); and (ii) recommended that the DISH Network Board adopt resolutions approving, adopting and declaring advisable the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, and recommending that DISH Network’s stockholders approve and adopt the Merger Agreement. The DISH Network Board, acting upon the unanimous recommendation of the DISH Network Special Committee, unanimously (i) duly and validly authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger by DISH Network; (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of DISH Network and its stockholders, (iii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Merger Agreement be submitted to a vote of DISH Network’s stockholders and recommended in accordance with NRS 92A.120 that the DISH Network stockholders approve and adopt the Merger Agreement. See “The Merger — Background of the Merger” beginning on page 32 and “The Merger — DISH Network’s Reasons for the Merger; Recommendation of the DISH Network Special Committee; Approval by the DISH Network Board” beginning on page 54.
Do any of the DISH Network directors or officers have interests in the Merger that may differ from or be in addition to the interests of DISH Network stockholders?
Yes. Some of DISH Network’s directors and officers have interests in the Merger that may be different from, or in addition to, the interests of DISH Network stockholders generally. The members of the DISH Network Special Committee and the DISH Network Board were aware of and considered these interests, among other matters, in deciding to recommend and approve, respectively, the terms of the Merger Agreement and the Merger. For a further discussion of these interests, please see “Interests of Affiliates in the Merger” beginning on page 141.
Will I be paid any dividends in respect of my shares of DISH Network Common Stock prior to the Merger?
Neither DISH Network nor EchoStar has historically paid regular dividends to its stockholders, and neither anticipates doing so prior to the Closing. The Merger Agreement prohibits each of DISH Network and EchoStar from declaring, setting aside or paying any dividends in respect of its capital stock without the prior written consent of the other party before the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.
How will shares of EchoStar Common Stock be distributed to DISH Network stockholders?
Holders of DISH Network Common Stock will receive shares of EchoStar Common Stock in book-entry form in exchange for the shares of DISH Network Common Stock that they hold immediately prior to the Effective Time. The exchange agent will send to you or your brokerage firm, bank, broker-dealer or other similar organization a letter of transmittal and instructions relating to your receipt of the Merger Consideration. After receiving proper documentation from you or your brokerage firm, bank, broker-dealer or other similar organization, the exchange agent will send book-entry statements evidencing your ownership of EchoStar Common Stock, cash payment in lieu of a fractional share (if any) and related tax information regarding the receipt of shares of EchoStar Common Stock and any such cash payment in lieu of a fractional share you received in the Merger. See “The Merger Agreement — Exchange of Shares” beginning on page 93.
What is the estimated total value of the consideration to be paid by EchoStar in the Merger?
Subject to adjustment under certain circumstances as set forth in the Merger Agreement and based on the estimated number of shares of EchoStar Common Stock and DISH Network Common Stock outstanding on October 2, 2023, EchoStar expects to issue approximately 103,662,473 shares of EchoStar Class A Common Stock and 83,661,430 shares of EchoStar Class B Common Stock in the Merger (with cash payments to any holder of DISH Network Common Stock in lieu of any fractional shares of EchoStar Common Stock). Based upon the reported closing sale price of $16.06 per share for EchoStar Class A

Common Stock on the NASDAQ on October 2, 2023 (the last full trading day before the public announcement of the signing of the Merger Agreement), the total value of the shares of EchoStar Class A Common Stock to be issued by EchoStar in the Merger would be approximately $1,664,700,000. The actual value of the EchoStar Class A Common Stock to be issued in the Merger will depend on the market price of shares of EchoStar Class A Common Stock at the time of the Merger. EchoStar Class B Common Stock and DISH Network Class B Common Stock are not listed or traded on a national securities exchange.
The EchoStar Common Stock to be issued to the Ergen DISH Stockholders as part of the Merger Consideration will be issued through a private placement exemption from registration under the Securities Act, and are not being registered on the registration statement of which this prospectus forms a part.
What percentage of EchoStar’s common stock will EchoStar stockholders and DISH Network stockholders own following the Merger?
Based on the estimated number of shares of EchoStar Common Stock and DISH Network Common Stock outstanding on the date of the Merger Agreement, DISH Network and EchoStar estimate that, upon completion of the Merger, former DISH Network stockholders will own approximately 69.1% of the outstanding EchoStar Common Stock and current EchoStar stockholders will own approximately 30.9% of the outstanding EchoStar Common Stock. DISH Network and EchoStar estimate that, upon completion of the Merger, former DISH Network stockholders and current EchoStar stockholders (in each case, other than the Ergen Stockholders) will hold approximately 73.1% and 26.9%, respectively, of the outstanding EchoStar Class A Common Stock held by all stockholders other than the Ergen Stockholders.
DISH Network and EchoStar estimate that, based on the estimated number of shares of EchoStar Common Stock and DISH Network Common Stock outstanding on October 2, 2023, the Ergen Stockholders’ ownership and voting power of EchoStar will change from approximately 59.5% of the outstanding EchoStar Common Stock and approximately 93.4% of the total voting power prior to the Merger to approximately 53.5% of the outstanding EchoStar Common Stock and approximately 91.3% of the total voting power upon completion of the Merger. Pursuant to the Support Agreement, the Ergen Stockholders agreed, for a period of three years following the Closing, not to vote or cause or direct to be voted any of their EchoStar Class A Common Stock that they owned as of the Closing except on matters where holders of EchoStar Class B Common Stock are not entitled to vote such that the Ergen Stockholders’ voting power of EchoStar will be approximately 90.4% for such three-year period.
Are there possible adverse effects on the value of EchoStar Class A Common Stock to be received by DISH Network Class A Stockholders?
The issuance of shares of EchoStar Class A Common Stock in connection with the Merger may negatively affect the market price of EchoStar Class A Common Stock. The market price of EchoStar Class A Common Stock will also be affected by, among other things, the performance of the post-Merger combined company and other risks associated with the Merger. You should be aware that because the number of shares being issued as consideration in the Merger is fixed, the market value of the consideration DISH Network Class A Stockholders will receive in the Merger will fluctuate as the market price of EchoStar Class A Common Stock changes.
These risks and other risk factors associated with the Merger are described in more detail in the section of this prospectus entitled “Risk Factors” beginning on page 22.
Are there risks associated with the Merger?
Yes. The material risks and uncertainties associated with the Merger are discussed in the section of this prospectus entitled “Risk Factors” beginning on page 22 and the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements” beginning on page 30. Those risks include, among others, the possibility that the Merger will not be completed on the contemplated timeline or at all, the possibility that integration may not be successful or that the anticipated benefits of the Merger may not be realized and the uncertainty about the impact of the Merger and related costs on the value of EchoStar Class A Common Stock.

Are there any conditions to the consummation of the Merger?
Yes. The respective obligations of DISH Network and EchoStar to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of a number of conditions, including:
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the Required EchoStar Stockholder Vote having been obtained;

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the Required DISH Network Stockholder Vote having been obtained;

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the effectiveness of a registration statement on Form S-4 to register the issuance of EchoStar Class A Common Stock in connection with the Merger;

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the expiration of a 20-day period (or such longer period as required by the applicable SEC rules and regulations) following the mailing of a prospectus to DISH Network’s and EchoStar’s stockholders;

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no statute, rule or regulation that makes illegal the consummation of the Merger having been enacted, issued, enforced, promulgated or enacted and remaining in effect, and no order or injunction of a court of competent jurisdiction being in effect that prohibits the consummation of the Merger;

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the satisfaction of the notification requirement under Section XVI of the Final Judgment in U.S. and Plaintiff States v. Deutsche Telekom AG, et al. of April 1, 2020 (Case No. 1:19-cv-02232-TJK);

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the receipt of specified approvals required under domestic satellite and communication laws and regulations;

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the shares of EchoStar Class A Common Stock to be issued pursuant to the Merger being approved for listing on the NASDAQ;

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the accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement;

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the compliance with the other party’s obligations under the Merger Agreement in all material respects; and

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the absence of a material adverse effect on the other party since August 8, 2023.

The first condition was satisfied following the execution and delivery of the Merger Agreement through the execution and delivery thereafter of the Ergen EchoStar Written Consent by the Ergen EchoStar Stockholders. The second condition was satisfied following the execution and delivery of the Merger Agreement through the execution and delivery of the Ergen DISH Written Consent by the Ergen DISH Stockholders.
For a discussion of the conditions to the consummation of the Merger, see “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 107.
When will the Merger be completed?
Assuming timely satisfaction or waiver of the necessary closing conditions, as described in this prospectus, the parties expect the consummation of the Merger to occur as soon as the fourth quarter of 2023. The Closing Date will be at least 20 business days after the mailing of this prospectus to DISH Network stockholders and EchoStar stockholders, in accordance with the applicable SEC rules and regulations. The Merger will become effective at the time when the articles of merger have been duly filed with the Secretary of State of the State of Nevada or at such later time as may be agreed to by the parties in writing and specified in the articles of merger.
For a discussion of the conditions to the consummation of the Merger, see “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 107.
Can the Merger be terminated under the Merger Agreement?
The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of DISH Network and EchoStar. Additionally, the Merger Agreement provides that either DISH

Network or EchoStar may terminate the Merger Agreement under certain circumstances, including, subject to specified qualifications and exceptions, if: (a) the Merger is not completed by April 2, 2024, which will automatically be extended for an additional three-month period in the event that any required satellite and communications approvals have not been obtained or a legal restraint (solely in respect of any antitrust law or satellite and communications law) is in effect, but all other closing conditions have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of such date; (b) a governmental entity of competent jurisdiction issues a final, non-appealable order or takes any other action that makes the Merger illegal or otherwise prohibited; (c) the other party has not provided the Ergen EchoStar Written Consent or Ergen DISH Written Consent, as the case may be, by 11:59 p.m. New York City Time, one day after the date of the Merger Agreement (provided, that this termination right is no longer available, as each of the Ergen EchoStar Written Consent and Ergen DISH Written Consent were delivered in a timely manner following entry into the Merger Agreement); or (d) the other party breaches its representations, warranties or covenants in the Merger Agreement in a way that would cause certain closing conditions not to be satisfied, subject to the right of the breaching party to cure the breach within 30 days. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 109.
Where will the shares of EchoStar Common Stock to be issued in the Merger be listed?
EchoStar Class A Common Stock is listed on the NASDAQ under the symbol “SATS.” After the consummation of the Merger, all shares of EchoStar Class A Common Stock issued in the Merger, and all other outstanding shares of EchoStar Class A Common Stock, will continue to be listed on the NASDAQ and trade under the same symbol.
EchoStar Class B Common Stock is not listed or traded on a national securities exchange, and the shares of EchoStar Class B Common Stock issued in the Merger will not be listed in connection with the Merger but will continue to be exchangeable for shares of EchoStar Class A Common Stock that are so listed in accordance with the EchoStar Articles of Incorporation.
What will EchoStar stockholders receive in connection with the Merger?
EchoStar stockholders will not receive any consideration in the Merger. All shares of EchoStar Common Stock issued and outstanding immediately before the Merger will remain issued and outstanding immediately after the consummation of the Merger. Immediately after consummation of the Merger, pre-Merger EchoStar stockholders will continue to own shares in EchoStar, which will also reflect the ownership of DISH Network and its subsidiaries.
No additional shares of EchoStar Common Stock will be issued to EchoStar stockholders (who are not also DISH Network stockholders) in connection with the Merger. After the consummation of the Merger, EchoStar stockholders will receive the expected commercial benefit of EchoStar’s ownership of DISH Network and its subsidiaries, subject to, among other things, the risk factors described herein. Please read “Risk Factors” beginning on page 22.
Will there be any change to the EchoStar Board or management after the consummation of the Merger?
Pursuant to the terms of the Merger Agreement, at the Effective Time, the EchoStar Board will consist of 11 directors, comprised of seven individuals who were members of the DISH Network Board immediately prior to the Effective Time, three individuals who were independent directors of the EchoStar Board immediately prior to the Effective Time and the President and Chief Executive Officer of EchoStar immediately following the Effective Time. DISH Network and EchoStar will consult with each other to select the EchoStar directors who will continue serving on the EchoStar Board.
Mr. Hamid Akhavan, EchoStar’s Chief Executive Officer and President, will serve as President and Chief Executive Officer of EchoStar following completion of the Merger.
Mr. John W. Swieringa, DISH Network’s current President, Technology and Chief Operating Officer, is expected to serve as President, Technology and Chief Operating Officer of EchoStar following the completion of the Merger.
See “Directors and Management of EchoStar After the Merger” beginning on page 139.

Can EchoStar stockholders or DISH Network stockholders dissent and require appraisal of their shares?
No. Neither EchoStar stockholders nor DISH Network stockholders will have dissenters’ rights to be paid the value of their shares in cash in connection with the Merger. See “The Merger — No Dissenters’ Rights” beginning on page 90.
Why are EchoStar stockholders not being asked to vote on the Merger or the EchoStar Share Issuance in connection therewith?
In accordance with, among other things, the NRS and applicable Nevada law, the NASDAQ rules and the Merger Agreement, approval of the Merger and adoption and approval of the Merger Agreement by EchoStar does not require the affirmative vote or consent of EchoStar stockholders. The issuance of shares of EchoStar Class A Common Stock in connection with the Merger must be approved by the affirmative vote of a majority of the votes cast by the holders of EchoStar Common Stock entitled to vote thereon, which condition was satisfied following the execution and delivery of the Merger Agreement through the execution and delivery of the Ergen EchoStar Written Consent. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy. This prospectus is being provided to you for informational purposes only.
Did the EchoStar Board approve the Merger?
Yes. After careful consideration, the EchoStar Special Committee unanimously (i) declared and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders), (ii) recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, and recommending that EchoStar’s stockholders approve the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement and (iii) declared and determined the Support Agreement and the transactions contemplated by the Support Agreement to be advisable and recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Support Agreement and the transactions contemplated by the Support Agreement. The EchoStar Board, acting upon the unanimous recommendation of the EchoStar Special Committee, unanimously (i) duly and validly authorized the execution, delivery and performance of the Merger Agreement and the consummation of the Merger by EchoStar, (ii) declared and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders), (iii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iv) directed that the EchoStar Share Issuance be submitted to a vote of EchoStar’s stockholders, (v) recommended the approval of the EchoStar Share Issuance for purposes of the rules and regulations of NASDAQ by the holders of shares of EchoStar Common Stock and (vi) approved, adopted and declared advisable the Support Agreement and the transactions contemplated by the Support Agreement. See “The Merger — Background of the Merger” beginning on page 32 and “The Merger — EchoStar’s Reasons for the Merger; Recommendation of the EchoStar Special Committee; Approval by the EchoStar Board” beginning on page 70.
Do any of the EchoStar directors or officers have interests in the Merger that may differ from or be in addition to my interests as an EchoStar stockholder?
Yes. EchoStar stockholders should be aware that some of EchoStar’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of EchoStar stockholders generally. The members of the EchoStar Special Committee and EchoStar Board were aware of and considered these interests, among other matters, in deciding to recommend and approve, respectively, the terms of the Merger Agreement and the Merger. For a further discussion of these interests, please see “Interests of Affiliates in the Merger — Interests of Directors and Officers of EchoStar in the Merger” beginning on page 142.

Will I owe U.S. federal income taxes as a result of the Merger?
For U.S. federal income tax purposes, the Merger is intended to be treated as a “reorganization” under Section 368(a) of the Code, and as discussed more fully under “Material U.S. Federal Income Tax Consequences” beginning on page 113, DISH Network expects to receive an opinion of counsel, to be filed by amendment as Exhibit 8.1 to this prospectus, that based on customary assumptions, representations and covenants, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the Merger so qualifies, for U.S. federal income tax purposes, U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences”) will not recognize any gain or loss as a result of the Merger, except with respect to any cash received in lieu of a fractional share of EchoStar Common Stock.
For additional information, please read the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 113. The discussion of the material U.S. federal income tax consequences contained in this prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Such consequences may vary with, or be dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.
Where can I find more information about DISH Network and EchoStar?
DISH Network stockholders and EchoStar stockholders can find more information about the parties in “Information about DISH Network” beginning on page 127 and “Information about EchoStar” beginning on page 132, as well as from the various sources described in “Where You Can Find More Information” beginning on page 157.
Is there anything I should do now?
As described above, your vote is not being sought and you are requested not to send a proxy. However, you are urged to read this prospectus carefully and in its entirety, as it contains important information about the Merger.
If you are DISH Network stockholder, after the Merger is completed, your shares of DISH Network Common Stock will be converted into shares of EchoStar Common Stock. DISH Network Class A Stockholders will receive instructions at that time regarding exchanging your shares for shares of EchoStar Class A Common Stock. You do not need to take any action at this time.
If you are an EchoStar stockholder, you are not required to take any action with respect to your shares of EchoStar Common Stock. You will continue to hold your shares of EchoStar Common Stock after the Merger.

SUMMARY
This summary highlights selected information included in this prospectus. You should carefully read this entire prospectus and its Annexes and the other documents referred to in this prospectus. Additional important information about DISH Network, EchoStar, and their respective subsidiaries is also contained in the Annexes to, and the documents incorporated by reference into, this prospectus. For a description of, and instructions as to how to obtain, this information, see “Where You Can Find More Information” on page 157 of this prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.
Parties to the Merger Agreement (pages 127, 132 & 138)
DISH Network Corporation
DISH Network Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
Phone: (303) 723-1000
DISH Network Corporation was organized in 1995 as a corporation under the laws of the State of Nevada. DISH Network started offering the DISH® branded pay-TV service in March 1996, the SLING® branded pay-TV service in January 2015 and retail wireless services in July 2020.
DISH Network Class A Common Stock is listed on the NASDAQ under the symbol “DISH.”
Additional information about DISH Network and its subsidiaries is included in the documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 157.
EchoStar Corporation
EchoStar Corporation
100 Inverness Terrace East
Englewood, Colorado 80112
Phone: (303) 706-4000
EchoStar Corporation is a holding company that was organized in October 2007 as a corporation under the laws of the State of Nevada. EchoStar is an industry leader in both networking technologies and services, innovating to deliver the global solutions that power a connected future for people, enterprises and things everywhere. EchoStar provides internet services to consumer customers, which include home and small to medium-sized businesses, and satellite and multi-transport technologies and managed network services to enterprise customers, telecommunications providers, aeronautical service providers and government entities, including the U.S. Department of Defense.
EchoStar Class A Common Stock is listed on the NASDAQ under the symbol “SATS.”
Additional information about EchoStar and its subsidiaries is included in the section entitled “Information about EchoStar” beginning on page 132 and in the documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 157.
EAV Corp.
EAV Corp.
100 Inverness Terrace East
Englewood, Colorado 80112
Phone: (303) 706-4000
EAV Corp., a wholly owned subsidiary of EchoStar, is a Nevada corporation that was formed on August 25, 2023 for the purpose of effecting the Merger. Upon completion of the Merger, Merger Sub will be merged with and into DISH Network, with DISH Network surviving as a wholly owned subsidiary of

EchoStar. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement in connection with the Merger.
The Merger and the Merger Agreement (pages 31 and 91)
The terms and conditions of the Merger described below are contained in the Merger Agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.
Pursuant to the Merger Agreement, among other things, subject to the satisfaction or waiver of the conditions set forth therein, EchoStar will acquire DISH Network by means of a merger of Merger Sub with and into DISH Network, with DISH Network surviving the Merger as a wholly owned subsidiary of EchoStar. At the Effective Time, (i) each share of DISH Network Class A Common Stock and DISH Network Class C Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio (with all shares of DISH Network Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Network Class A Common Stock at the effective conversion rate set forth in the DISH Network Articles of Incorporation) and (ii) each share of DISH Network Class B Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock equal to the Exchange Ratio. No shares of DISH Network Class C Common Stock are outstanding as of the date of this prospectus.
DISH Network’s Reasons for the Merger; Recommendation of the DISH Network Special Committee; Approval by the DISH Network Board (page 54)
After careful consideration, the DISH Network Special Committee unanimously: (i) determined that the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, are fair to and in the best interests of DISH Network and its stockholders (other than the Ergen DISH Stockholders); and (ii) recommended that the DISH Network Board adopt resolutions approving, adopting and declaring advisable the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, and recommending that DISH Network’s stockholders approve and adopt the Merger Agreement. The DISH Network Board, acting upon the unanimous recommendation of the DISH Network Special Committee, unanimously (i) duly and validly authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger by DISH Network; (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of DISH Network and its stockholders, (iii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Merger Agreement be submitted to a vote of DISH Network’s stockholders and recommended in accordance with NRS 92A.120 that the DISH Network stockholders approve and adopt the Merger Agreement.
For the factors considered by the DISH Network Special Committee and DISH Network Board in reaching the decision to recommend and approve the Transaction Agreements and the transactions contemplated thereby, including the Merger, see “The Merger — DISH Network’s Reasons for the Merger; Recommendation of the DISH Network Special Committee; Approval by the DISH Network Board” beginning on page 54.
Opinion of J.P. Morgan Securities LLC, Financial Advisor to the DISH Network Special Committee (page 60)
The DISH Network Special Committee retained J.P. Morgan to act as its financial advisor to provide an opinion solely as to the fairness, from a financial point of view, to DISH Network of the Exchange Ratio. On October 2, 2023, J.P. Morgan rendered its oral opinion (which was subsequently confirmed by delivery of a written opinion dated as of October 2, 2023) to the DISH Network Special Committee and the DISH Network Board, respectively, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of DISH Network Class A Common Stock (other than the Ergen DISH Stockholders).
The summary of the written opinion of J.P. Morgan set forth in this prospectus is qualified in its entirety by reference to the full text of such opinion, a copy of which is attached as Annex C and is incorporated by reference into this prospectus. J.P. Morgan’s written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion. DISH Network stockholders are urged to read the opinion in its entirety.
J.P. Morgan’s written opinion was addressed to the DISH Network Special Committee and the DISH Network Board in connection with and for the purposes of its evaluation of the Merger, was directed only to the Exchange Ratio in the Merger and did not address any other aspect of the Merger.
J.P. Morgan acted as financial advisor to the DISH Network Special Committee with respect to providing its opinion in connection with the DISH Network Special Committee’s review of the Merger. DISH Network has agreed to pay J.P. Morgan a total transaction fee of $5.0 million, $2.0 million of which became payable to J.P. Morgan in connection with delivery by J.P. Morgan of its opinion to the DISH Network Special Committee and the DISH Network Board on August 7, 2023, and the remainder of which becomes payable upon the completion of the Merger. In addition, DISH Network may, in its sole discretion, based on its assessment of J.P. Morgan’s performance of its services, pay J.P. Morgan an additional fee of up to $5.0 million upon the completion of the Merger. In addition, DISH Network has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
EchoStar’s Reasons for the Merger; Recommendation of the EchoStar Special Committee; Approval by the EchoStar Board (page 70)
After careful consideration, the EchoStar Special Committee unanimously (i) declared and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders), (ii) recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, and recommending that EchoStar’s stockholders approve the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement and (iii) declared and determined the Support Agreement and the transactions contemplated by the Support Agreement to be advisable and recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Support Agreement and the transactions contemplated by the Support Agreement. The EchoStar Board, acting upon the unanimous recommendation of the EchoStar Special Committee, unanimously (i) duly and validly authorized the execution, delivery and performance of the Merger Agreement and the consummation of the Merger by EchoStar, (ii) declared and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders), (iii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (iv) directed that the EchoStar Share Issuance be submitted to a vote of EchoStar’s stockholders, (v) recommended the approval of the EchoStar Share Issuance for purposes of the rules and regulations of NASDAQ by the holders of shares of EchoStar Common Stock and (vi) approved, adopted and declared advisable the Support Agreement and the transactions contemplated by the Support Agreement.
For the factors considered by the EchoStar Special Committee and EchoStar Board in reaching the decision to recommend and approve the Transaction Agreements and the transactions contemplated thereby, including the Merger, see “The Merger — EchoStar’s Reasons for the Merger; Recommendation of the EchoStar Special Committee; Approval by the EchoStar Board” beginning on page 70.

Opinion of Evercore Group L.L.C., Financial Advisor to the EchoStar Special Committee (page 74)
The EchoStar Special Committee retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the EchoStar Special Committee’s evaluation of strategic and financial alternatives, including the Merger. As part of this engagement, the EchoStar Special Committee requested that Evercore evaluate the fairness of the Exchange Ratio pursuant to the Merger Agreement, from a financial point of view, to EchoStar. At a meeting of the EchoStar Special Committee held on October 1, 2023, Evercore rendered to the EchoStar Special Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated October 1, 2023, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio was fair, from a financial point of view, to EchoStar.
The full text of the written opinion of Evercore, dated October 1, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D and is incorporated herein by reference into this prospectus in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the EchoStar Special Committee (solely in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the EchoStar Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of EchoStar Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to EchoStar, nor does it address the underlying business decision of EchoStar to engage in the Merger.
For further information, see the section entitled “The Merger — Opinion of Evercore Group L.L.C., Financial Advisor to the EchoStar Special Committee” beginning on page 16 and the full text of the written opinion of Evercore attached as Annex D to this prospectus.
Regulatory Approvals (page 89)
In connection with the Merger, the parties intend to make all required filings with the SEC and NASDAQ, as well as filings necessary to obtain specified approvals required under domestic satellite and communication laws and regulations. The completion of the Merger is contingent on making these filings and obtaining these regulatory approvals or consents, to the extent such approvals or consents are required.
The Merger is not reportable under the Hart-Scott-Rodino (“HSR”) Antitrust Improvements Act of 1976, as amended, and therefore no HSR filings with respect to the Merger are required with the United States Federal Trade Commission or the United States Department of Justice Antitrust Division.
Conditions to the Completion of the Merger (page 107)
The completion of the Merger is subject to the satisfaction or waiver of certain customary closing conditions, including:
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the Required EchoStar Stockholder Vote having been obtained;

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the Required DISH Network Stockholder Vote having been obtained;

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the effectiveness of a registration statement on Form S-4 to register the issuance of EchoStar Class A Common Stock in connection with the Merger;

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the expiration of a 20-day period (or such longer period as required by the applicable SEC rules and regulations) following the mailing of a prospectus to DISH Network’s and EchoStar’s stockholders;

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no statute, rule or regulation that makes illegal the consummation of the Merger having been enacted, issued, enforced, promulgated or enacted and remaining in effect, and no order or injunction of a court of competent jurisdiction being in effect that prohibits the consummation of the Merger;

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the satisfaction of the notification requirement under Section XVI of the Final Judgment in U.S. and Plaintiff States v. Deutsche Telekom AG, et al. of April 1, 2020 (Case No. 1:19-cv-02232-TJK);

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the receipt of specified approvals required under domestic satellite and communication laws and regulations;

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the shares of EchoStar Class A Common Stock to be issued pursuant to the Merger being approved for listing on the NASDAQ;

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the accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement;

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the compliance with the other party’s obligations under the Merger Agreement in all material respects; and

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the absence of a material adverse effect on the other party since August 8, 2023.

The first condition was satisfied following the execution and delivery of the Merger Agreement through the execution and delivery thereafter of the Ergen EchoStar Written Consent by the Ergen EchoStar Stockholders. The second condition was satisfied following the execution and delivery of the Merger Agreement through the execution and delivery of the Ergen DISH Written Consent by the Ergen DISH Stockholders.
Termination of the Merger Agreement (page 109)
The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of DISH Network and EchoStar. The Merger Agreement may also be terminated by either DISH Network or EchoStar if the Merger has not been consummated by April 2, 2024, subject to certain exceptions. Further, either party may terminate the Merger Agreement, subject to specified qualifications and exceptions, if there has been a breach of any representation, warranty, covenant or agreement made by the other party in the Merger Agreement, or any such representation and warranty shall have become untrue (subject to certain materiality qualifiers) after the date of the Merger Agreement.
Interests of Directors and Executive Officers (page 141)
Certain directors and executive officers of DISH Network and EchoStar have interests in the Merger that may be different from, or in addition to, the interests of DISH Network and EchoStar stockholders generally. The DISH Network Special Committee and DISH Network Board and the EchoStar Special Committee and EchoStar Board were aware of and considered these interests, among other matters, in deciding to recommend and approve, as applicable, the terms of the Merger Agreement and the Merger. See “Interests of Affiliates in the Merger” beginning on page 141.
Mr. and Mrs. Ergen each beneficially own approximately 90.3% of the total voting power of all classes of DISH Network’s outstanding equity securities entitled to vote on matters brought before DISH Network stockholders and approximately 93.4% of the total voting power of all classes of EchoStar’s outstanding equity securities entitled to vote on matters brought before EchoStar stockholders.
Other than Mr. and Mrs. Ergen, the directors and executive officers of DISH Network and their affiliates collectively hold less than 1% of the total voting power of all classes of DISH Network’s outstanding equity securities entitled to vote on matters brought before DISH Network stockholders. Similarly, other than Mr. Ergen, directors and executive officers of EchoStar and their affiliates collectively hold less than 1% of the total voting power of all classes of EchoStar’s outstanding equity securities entitled to vote on matters brought before EchoStar stockholders. See “Information about DISH Network — Security Ownership of Certain Beneficial Owners and Management of DISH Network” beginning on page 128 and “Information about EchoStar — Security Ownership of Certain Beneficial Owners and Management of EchoStar” beginning on page 134.
The Merger must be approved, and the Merger Agreement must be adopted and approved, by the Required DISH Network Stockholder Vote, which condition was satisfied following the execution and delivery of the Merger Agreement through the execution and delivery thereafter of the Ergen DISH Written Consent by the Ergen DISH Stockholders.
The approval of the Merger Agreement and the Merger by EchoStar does not require the affirmative vote or consent of EchoStar stockholders. The EchoStar Share Issuance must be approved by the Required

EchoStar Stockholder Vote, which condition was satisfied following the execution and delivery of the Merger Agreement through the execution and delivery thereafter of the Ergen EchoStar Written Consent by the Ergen EchoStar Stockholders.
Comparison of Rights of DISH Network Stockholders and EchoStar Stockholders (page 145)
At the Effective Time, stockholders of DISH Network will become stockholders of EchoStar. DISH Network and EchoStar are both organized under the laws of the State of Nevada. The rights of the DISH Network stockholders receiving the Merger Consideration will continue to be governed by the NRS, but will also be governed by the EchoStar Articles of Incorporation and the EchoStar Bylaws. These EchoStar documents are in some respects different than the terms of the DISH Network Articles of Incorporation and the DISH Network Bylaws, which currently govern the rights of DISH Network stockholders. The key differences are described in the section titled “Comparison of Rights of DISH Network Stockholders and EchoStar Stockholders” beginning on page 145.
Holders of EchoStar Common Stock will continue to own the shares of EchoStar Common Stock that such holders owned prior to the Merger, subject to the same rights as prior to the Merger, except that their shares of EchoStar Common Stock will represent an interest in EchoStar that also reflects the ownership of DISH Network and its subsidiaries.
Accounting Treatment of the Merger (page 90)
DISH Network and EchoStar prepare their respective financial statements in accordance with U.S. GAAP.
Mr. and Mrs. Ergen are the controlling stockholders of each of EchoStar and DISH Network. Therefore, the Merger is being accounted for as a transaction between entities under common control in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, Subtopic 50, Related Issues, with EchoStar considered as the receiving entity because EchoStar will issue equity in connection with the Merger. Accordingly, as of the Closing, EchoStar will record DISH Network’s net assets at their carrying value, with no additional goodwill or other intangible assets recognized.
Upon the Closing, the net assets of DISH Network will be combined with those of EchoStar at their historical carrying amounts and DISH Network and EchoStar will be presented on a combined basis for all historical periods that the companies were under common control. Shares of EchoStar Common Stock issued to holders of DISH Network Common Stock in exchange for the outstanding shares of DISH Network Common Stock will be recorded at par value and historical weighted average basic and the diluted shares of DISH Network will be adjusted by the Exchange Ratio. Intercompany transactions between EchoStar and DISH Network will be eliminated from all historical periods.
Material U.S. Federal Income Tax Consequences (page 113)
For U.S. federal income tax purposes, the Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the Merger so qualifies, for U.S. federal income tax purposes, U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences”) will not recognize any gain or loss as a result of the Merger, except with respect to any cash received in lieu of a fractional share of EchoStar Common Stock. For additional information, please read the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 113.
The discussion of the material U.S. federal income tax consequences contained in this prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Such consequences may vary with, or be dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.
Tax matters are complicated and the tax consequences of the Merger will depend on the facts of your own situation. You are urged to consult your own tax advisor as to the specific tax consequences to you as a result of the Merger in your particular circumstances.

No Dissenters’ Rights (page 156)
Neither DISH Network stockholders nor EchoStar stockholders will have dissenters’ rights to be paid the value of their shares in cash in connection with the Merger.
Summary of Risk Factors (page 22)
You should consider carefully all the risk factors together with all of the other information included in this prospectus. Some of these risks include, but are not limited to, those described below and in more detail in the section titled “Risk Factors” beginning on page 22.
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While the Merger is pending, DISH Network and EchoStar will be subject to business uncertainties as well as contractual restrictions under the Merger Agreement that may have an adverse effect on their respective businesses.

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EchoStar and DISH Network will incur significant expenses in connection with the Merger, which may adversely affect each company’s business, financial condition and results of operation.

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The Merger Agreement restricts DISH Network’s and EchoStar’s ability to pursue alternatives to the Merger.

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Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger.

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Certain of DISH Network’s and EchoStar’s directors, executive officers and employees have interests in the Merger that may be different from, or in addition to, the interests of the DISH Network stockholders and EchoStar stockholders, respectively.

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DISH Network and EchoStar may be subject to lawsuits relating to the Merger, which may impact the timing of the Closing and the parties’ ability to close the Merger and may adversely impact their respective businesses.

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The market value of DISH Network Class A Common Stock and EchoStar Class A Common Stock may vary significantly prior to the Merger, and DISH Network Class A Stockholders therefore cannot be sure of the value of the consideration they will receive in the Merger.

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The Merger is subject to a number of conditions, including receipt of certain regulatory approvals. Failure to complete the Merger could adversely affect the market price of EchoStar Class A Common Stock and/or DISH Network Class A Common Stock, as well as EchoStar’s and/or DISH Network’s business, financial condition and results of operations.

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DISH Network currently has significant indebtedness as compared to EchoStar. Following the Merger, EchoStar stockholders will hold equity interests in a company with substantially higher leverage than EchoStar had prior to the Merger.

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EchoStar may operate DISH Network’s business different from how it has been operated in the past.

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The unaudited pro forma condensed combined financial data for EchoStar and unaudited prospective financial information in this prospectus is presented for illustrative purposes only, and EchoStar’s actual financial position and operations after the Merger may differ materially from the unaudited pro forma financial data included in this prospectus.

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The respective opinions of the financial advisors to the DISH Network Special Committee and the EchoStar Special Committee will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

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If the Merger does not qualify as a tax-free merger under the Code, then the DISH Network stockholders may be required to pay substantial U.S. federal income taxes.

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The businesses of DISH Network and EchoStar may not be integrated successfully or such integration may be more difficult, time consuming or costly than expected. Operating costs, customer loss and business disruption, including, but not limited to, difficulties in maintaining relationships with employees, customers, suppliers or vendors, may be greater than expected following the Merger. Synergies from the Merger may not be realized within expected timeframes or at all.

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The market price for shares of EchoStar Class A Common Stock after the completion of the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of DISH Network Class A Common Stock and EchoStar Class A Common Stock.

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Following the Merger, EchoStar will continue to be controlled by one principal stockholder.

In addition, each of DISH Network and EchoStar is subject to various risks associated with its business. Please carefully read this prospectus, the documents incorporated herein by reference and the documents to which you are referred. See “Risk Factors” beginning on page 22 and “Where You Can Find More Information” beginning on page 157.

COMPARATIVE MARKET PRICE DATA
Shares of DISH Network Class A Common Stock currently trade on the NASDAQ under the symbol “DISH.” Shares of DISH Network Class B Common Stock and DISH Network Class C Common Stock are not listed or traded on a national securities exchange. As of            , 2023, the latest practicable trading day before the date of this prospectus, there were             shares of DISH Network Class A Common Stock outstanding,             shares of DISH Network Class B Common Stock outstanding and no shares of DISH Network Class C Common Stock outstanding.
Shares of EchoStar Class A Common Stock currently trade on the NASDAQ under the symbol “SATS.” Shares of EchoStar Class B Common Stock, EchoStar Class C Common Stock and EchoStar Class D Common Stock are not listed or traded on a national securities exchange. As of            , 2023, the latest practicable trading day before the date of this prospectus, there were             shares of EchoStar Class A Common Stock outstanding,             shares of EchoStar Class B Common Stock outstanding and no shares of either EchoStar Class C Common Stock or EchoStar Class D Common Stock outstanding.
The following table presents trading information for DISH Network Class A Common Stock and EchoStar Class A Common Stock on October 2, 2023, the last trading day before public announcement of the Merger Agreement, and            , 2023, the latest practicable trading day before the date of this prospectus. There is no public market for shares of DISH Network Class B Common Stock or shares of EchoStar Class B Common Stock.
	DISH Network Class A Common Stock						EchoStar Class A Common Stock
Date	High		Low		Close		High		Low		Close
October 2, 2023		$5.92		$5.57		$5.59		$16.87		$15.99		$16.06
, 2023	$		$		$		$		$		$
For illustrative purposes, the following table provides EchoStar Class A Common Stock equivalent per share information on each of the specified dates. DISH Network Class A Common Stock equivalent per share amounts are calculated by multiplying the per share price of each share of DISH Network Class A Common Stock by the Exchange Ratio, and rounded up or down to the nearest cent.
	EchoStar Class A Common Stock						DISH Network Class A Common Stock
Date	High		Low		Close		High		Low		Close
October 2, 2023		$16.87		$15.99		$16.06		$5.92		$5.61		$5.64
, 2023	$		$		$		$		$		$

RISK FACTORS
In reviewing the Merger described in this prospectus, you should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this prospectus. In addition, you should read and consider the risks associated with the businesses of DISH Network and EchoStar. These risks can be found in each of DISH Network’s and EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2022, respectively, as well as each of their respective Quarterly Reports on Form 10-Q for the quarters ending March 31, 2023 and June 30, 2023, all of which are incorporated by reference herein. Please see the section titled “Where You Can Find More Information” beginning on page 157. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read the section titled “Special Note Regarding Forward-Looking Statements” beginning on page 30.
The risks described below are the material risks, although not the only risks, relating to the Merger and each of DISH Network and EchoStar in relation to the Merger. The risks described below are not the only risks that DISH Network and EchoStar currently face or that EchoStar will face after the consummation of the Merger. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect EchoStar’s business, financial condition or results of operations or the market price of EchoStar Class A Common Stock following the consummation of the Merger.
Risks Related to the Merger
While the Merger is pending, DISH Network and EchoStar will be subject to business uncertainties as well as contractual restrictions under the Merger Agreement that may have an adverse effect on their respective businesses.
The Merger will occur only if stated conditions are met, many of which are outside of DISH Network’s and EchoStar’s control. In addition, each of DISH Network and EchoStar has the right to terminate the Merger Agreement under specified circumstances. Accordingly, there may be uncertainty regarding the completion of the Merger. Further, there may be uncertainty about the effect of the Merger on employees, commercial partners and customers. Such uncertainty could cause customers and others to defer or decline entering into or extending contracts with, or making other decisions concerning, DISH Network and/or EchoStar, or to seek to change existing business relationships with either of them. Such uncertainty also may impair DISH Network’s and/or EchoStar’s ability to retain and motivate key personnel. These uncertainties may have an adverse effect on the companies’ respective businesses and, consequently, on EchoStar following the completion of the Merger.
In addition, the Merger Agreement contains customary covenants which restrict each of DISH Network and EchoStar, without the consent of the other party, from taking certain specified actions until the Merger closes or the Merger Agreement terminates. These restrictions may prevent DISH Network and EchoStar from pursuing otherwise attractive business opportunities that may arise prior to the completion of the Merger or termination of the Merger Agreement. For further information, see “The Merger Agreement — Conduct of Business Prior to the Merger’s Completion” beginning on page 100.
EchoStar and DISH Network will incur significant expenses in connection with the Merger, which may adversely affect each company’s business, financial condition and results of operation.
EchoStar and DISH Network each expect to incur significant, nonrecurring costs in connection with the completion of the Merger and the integration of the operations of the two companies, and may incur additional costs to maintain employee morale and to retain key employees. These nonrecurring costs include significant fees and expenses relating to legal, accounting and financial advisory fees, regulatory filings and other costs associated with the Merger. These expenses, certain of which are payable whether or not the Merger is completed, may not be offset by any benefits ultimately realized as a result of the Merger and could adversely affect the business, financial condition and results of operations of each of EchoStar and DISH Network.
The Merger Agreement restricts DISH Network’s and EchoStar’s ability to pursue alternatives to the Merger.
The Merger Agreement contains provisions that make it more difficult for DISH Network and EchoStar to enter into alternative transactions with third parties. The Merger Agreement prohibits DISH

Network and EchoStar from soliciting alternative acquisition proposals from third parties, providing information to third parties in connection with an alternative acquisition proposal and engaging in discussions with third parties regarding alternative acquisition proposals. These provisions could discourage a potential third-party acquirer that might have an interest in DISH Network or EchoStar from considering or pursuing an alternative transaction with DISH Network or EchoStar, respectively, or proposing such a transaction, even if it were prepared to pay consideration with a higher per share value than the total value proposed to be paid in the Merger. Further, because the Required DISH Network Stockholder Vote and the Required Echo Stockholder Vote, respectively, was obtained by virtue of the delivery of the Ergen DISH Written Consent and Ergen EchoStar Written Consent, respectively, no other action by DISH Network stockholders and EchoStar stockholders is required to complete the Merger, and therefore DISH Network and EchoStar cannot solicit, initiate, facilitate or otherwise take any further action relating to any alternative acquisition proposal. For further information, please see “The Merger Agreement — No Solicitation of Acquisition Proposals” beginning on page 102.
Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger.
The success of the Merger will depend in part on the retention of personnel critical to the business and operations of DISH Network and EchoStar due to, for example, their technical skills or management expertise. Competition for qualified personnel can be intense and qualified personnel can be in high demand. Current and prospective employees of DISH Network and EchoStar may experience uncertainty about their future role with DISH Network and EchoStar until strategies with regard to these employees are announced or executed, which may impair DISH Network’s and EchoStar’s ability to attract, retain and motivate key management, technical and other personnel prior to and following the Merger. Employee retention may be particularly challenging during the pendency of the Merger. If DISH Network and EchoStar are unable to retain personnel, including key management, who are critical to the successful integration and future operations of the companies, DISH Network and EchoStar could face, among other risks, disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Merger.
Certain of DISH Network’s and EchoStar’s directors, executive officers and employees have interests in the Merger that may be different from, or in addition to, the interests of the DISH Network stockholders and EchoStar stockholders, respectively.
Certain of DISH Network’s and EchoStar’s directors, executive officers and employees have interests in the Merger that may be different from, or in addition to, the interests of the DISH Network stockholders and EchoStar stockholders, respectively. These interests include, among others, Mr. Ergen’s continuation as director and Chairman of EchoStar after the Merger, Hamid Akhavan, the Chief Executive Officer and President of EchoStar, serving as President and Chief Executive Officer of the combined company following the Merger, the continued employment of certain other executive officers of DISH Network and EchoStar after the Merger, the continued positions of certain directors of DISH Network and EchoStar as directors of EchoStar after the Merger, and directors’, executive officers’ and employees’ equity holdings in both DISH Network and EchoStar. With respect to DISH Network’s directors and executive officers, these interests also include the treatment of previously granted equity awards in the Merger and the rights to continuing indemnification and directors’ and officers’ liability insurance. For further discussion please see “Interests of Affiliates in the Merger — Interests of Directors and Executive Officers of DISH Network in the Merger” beginning on page 141 and “Interests of Affiliates in the Merger — Interests of Directors and Executive Officers of EchoStar in the Merger” beginning on page 142. The DISH Network Special Committee and the EchoStar Special Committee and the DISH Network Board and the EchoStar Board were aware of and considered these interests, among other matters, in deciding to recommend and approve, respectively, the terms of the Merger Agreement and the Merger.
DISH Network and EchoStar may be subject to lawsuits relating to the Merger, which may impact the timing of the Closing and the parties’ ability to close the Merger and may adversely impact their respective businesses.
DISH Network and EchoStar and their respective directors, officers and advisors may be subject to lawsuits relating to the Merger. Litigation is very common in connection with the sale of public companies, and lawsuits are often brought in an effort to enjoin the relevant merger or seek monetary relief. In particular, the interests of DISH Network’s and EchoStar’s respective directors, executive officers and employees in the Merger may increase the risk of litigation intended to enjoin or prevent the Merger and the risk of other dissident stockholder activity related thereto. In the past, and in particular following the announcement of a significant transaction, periods of volatility in the overall market or declines in the market price of a company’s securities, stockholder litigation and dissident stockholder proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated or related persons and entities. The affiliation between DISH Network and EchoStar and the interests of their respective directors, executive officers and employees in the Merger may precipitate such activities by dissident stockholders and, if instituted against DISH Network or EchoStar and/or their respective directors or officers, such activities could result in substantial costs, a material delay or prevention of the Merger and a diversion of management’s attention, even if the stockholder action is without merit or ultimately unsuccessful.
DISH Network and EchoStar cannot predict whether such lawsuits will be brought against DISH Network or EchoStar and/or their respective directors, executive officers and employees, or the outcome of such lawsuits or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Transaction Agreements and the Merger could delay or prevent the completion of the Merger, which may adversely affect DISH Network’s and/or EchoStar’s business, financial condition and results of operations. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows following the Merger.
The market value of DISH Network Class A Common Stock and EchoStar Class A Common Stock may vary significantly prior to the Merger, and DISH Network Class A Stockholders therefore cannot be sure of the value of the consideration they will receive in the Merger.
On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (i) each share of DISH Network Class A Common Stock and DISH Network Class C Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio (with all shares of DISH Network Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Network Class A Common Stock at the effective conversion rate set forth in the DISH Network Articles of Incorporation) and (ii) each share of DISH Network Class B Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock equal to the Exchange Ratio.
DISH Network Class B Common Stock and EchoStar Class B Common Stock are not listed or traded on a national securities exchange, and there are no shares of DISH Network Class C Common Stock outstanding. The market value of DISH Network Class A Common Stock and EchoStar Class A Common Stock at the Effective Time may vary significantly from the market value of such stock on October 2, 2023 (the last full trading day before the public announcement of the signing of the Merger Agreement), the date the Merger Agreement was executed or the date of this prospectus. Because the Exchange Ratio will not be adjusted to reflect any changes in the market price of DISH Network Class A Common Stock or EchoStar Class A Common Stock, the market price of EchoStar Class A Common Stock issued to DISH Network Class A Stockholders in the merger and the market value of DISH Network Class A Common Stock converted in the Merger may each be higher or lower than the values of those shares on earlier dates. Accordingly, at any time prior to the completion of the Merger, the DISH Network Class A Stockholders will not know or be able to determine the value of EchoStar Class A Common Stock they will receive as consideration at the Effective Time. Similarly, EchoStar will not know or be able to determine the value of the EchoStar Class A Common Stock that will be paid to DISH Network Class A Stockholders as consideration at the Effective Time.
Changes in the market price of DISH Network Class A Common Stock and EchoStar Class A Common Stock may result from a variety of factors that are beyond the companies’ control, including, but not limited to, changes in their respective businesses, operations and prospects, governmental actions, legal proceedings and developments and other matters generally affecting the securities market. Market assessments of the benefits of the Merger, the likelihood that the Merger will be completed and general and industry-specific market and economic conditions may also have an effect on the market price of DISH Network Class A Common Stock and EchoStar Class A Common Stock. Neither DISH Network nor EchoStar is permitted to terminate the Merger Agreement solely because of changes in the market prices of DISH Network Class A Common Stock or EchoStar Class A Common Stock. You are urged to obtain up-to-date prices for DISH Network Class A Common Stock and EchoStar Class A Common Stock.
The Merger is subject to a number of conditions, including receipt of certain regulatory approvals. Failure to complete the Merger could adversely affect the market price of EchoStar Class A Common Stock and/or DISH Network Class A Common Stock, as well as EchoStar’s and/or DISH Network’s business, financial condition and results of operations.
The respective obligations of DISH Network and EchoStar to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of a number of conditions, including, among others, the receipt of certain regulatory approvals. As a condition to granting the necessary approvals or clearances, governmental authorities may impose requirements, limitations or costs or place restrictions on the conduct of the business of the combined company after the completion of the Merger. Any one of these requirements, limitations, costs, or restrictions could jeopardize or delay the completion, or reduce the anticipated benefits, of the Merger. In addition, there is no guarantee that the conditions to closing will be satisfied (or, if applicable, validly waived) in a timely manner or at all, in which case the Closing may be delayed or may not occur and the benefits expected to result from the Merger may not be achieved. If the Merger is not completed for any reason, the ongoing businesses of DISH Network and EchoStar may be adversely affected, and DISH Network and EchoStar will be subject to several risks and consequences, including, but not limited to, the following:
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each of DISH Network and EchoStar will be required to pay certain costs relating to the Merger regardless of whether the Merger is completed, such as significant fees and expenses relating to financial advisory, legal, accounting, consulting and other advisory fees and expenses and regulatory filings; and

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matters relating to the Merger may require substantial commitments of time and resources by EchoStar management and DISH Network management and the expenditure of significant funds in the form of fees and expenses, which could otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to DISH Network and EchoStar as separate companies, as the case may be.

In addition, if the Merger is not completed, DISH Network and/or EchoStar may experience negative reactions from the financial markets and from their respective employees, commercial partners and customers.
DISH Network and EchoStar also could be subject to litigation, including litigation related to failure to complete the Merger, or to enforce the other parties’ obligations under the Merger Agreement.
If the Merger is not completed, DISH Network and EchoStar cannot assure their respective stockholders that the risks described above will not materially affect the stock price, business, financial condition and results of operations of EchoStar and/or DISH Network
DISH Network currently has significant indebtedness as compared to EchoStar. Following the Merger, EchoStar stockholders will hold equity interests in a company with substantially higher leverage than EchoStar had prior to the Merger.
As of June 30, 2023, EchoStar had consolidated long-term debt outstanding of $1.5 billion in principal amount and total assets of approximately $6.2 billion, and DISH Network had consolidated long-term debt outstanding of approximately $21.3 billion in principal amount and total assets of approximately $53.7 billion. After giving effect to the Merger, EchoStar and its subsidiaries will have consolidated long-term debt of approximately $22.8 billion in principal amount on a combined basis and total consolidated assets of approximately $59.8 billion. Therefore, after the completion of the Merger, EchoStar stockholders will hold equity interests in a company with substantially higher leverage than EchoStar had prior to the Merger. DISH Network’s indebtedness could have significant consequences, including, but not limited to:
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making it more difficult for EchoStar to satisfy its obligations;

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a dilutive effect on EchoStar’s outstanding equity capital or future earnings;

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increasing EchoStar’s vulnerability to general adverse economic conditions, including, but not limited to, changes in interest rates;

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requiring EchoStar to devote a substantial portion of its cash toward making interest and principal payments on its indebtedness, thereby reducing the amount of cash available for other purposes, resulting in limited financial and operating flexibility to changing economic and competitive conditions;

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limiting EchoStar’s ability to raise additional capital because it may be more difficult for it to obtain debt financing on attractive terms or at all; and

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placing EchoStar at a disadvantage compared to its competitors that are less leveraged.

EchoStar may operate DISH Network’s business different from how it has been operated in the past.
After the completion of the Merger, DISH Network will be a wholly owned subsidiary of EchoStar and will no longer be a publicly traded company. EchoStar may operate DISH Network’s business in a manner different from how DISH Network has operated in the past, and may pursue different strategic objectives than DISH Network has pursued to date as a separate public company. As a result, DISH Network’s prior results may not be indicative of DISH Network’s future performance as a subsidiary of EchoStar, and such results should not be relied upon as an indicator of DISH Network’s performance after the completion of the Merger.
The unaudited pro forma condensed combined financial data for EchoStar and unaudited prospective financial information in this prospectus is presented for illustrative purposes only, and EchoStar’s actual financial position and operations after the Merger may differ materially from the unaudited pro forma financial data included in this prospectus.
The unaudited condensed combined pro forma financial data for EchoStar and the unaudited prospective financial information included in this prospectus are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Specifically, the preparation of the pro forma financial information includes transaction accounting adjustments that are based on estimates and assumptions. These transaction accounting adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences will exist between these preliminary estimates and the final Merger accounting, expected to be completed after the Closing, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements EchoStar’s future results of operations and financial position. EchoStar has elected not to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur and has only presented transaction accounting adjustments in the pro forma financial statements. Therefore, the pro forma financial statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies or other restructuring that may result from the Merger. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.
The actual financial positions and results of operations of DISH Network and EchoStar prior to the Merger and that of EchoStar following the Merger may be different, possibly materially, from the unaudited pro forma combined financial statements or unaudited prospective financial information included in this prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial statements and unaudited prospective financial information included in this prospectus may not prove to be accurate and may be affected by other factors. For more information see the sections entitled “The Merger — Certain Unaudited Prospective Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on pages 86 and 117, respectively.

The respective opinions of the financial advisors to the DISH Network Special Committee and the EchoStar Special Committee will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.
The DISH Network Special Committee and the EchoStar Special Committee have received opinions from their respective financial advisors in connection with the signing of the Merger Agreement, but have not obtained updated opinions from their respective financial advisors as of the date of this prospectus. Changes in the operations and prospects of DISH Network or EchoStar, general market and economic conditions and other factors that may be beyond the control of DISH Network or EchoStar, and on which the financial advisors’ opinions were based, may significantly alter the value of DISH Network or EchoStar or the prices of the shares of DISH Network Class A Common Stock or of the shares of EchoStar Class A Common Stock by the Closing. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Because neither the DISH Network Special Committee nor the EchoStar Special Committee currently anticipates asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the Merger Consideration or the Exchange Ratio, as applicable, from a financial point of view at the Closing. For a description of the opinions that the DISH Network Special Committee and the EchoStar Special Committee received from their respective financial advisors, see the sections entitled “The Merger — Opinion of J.P. Morgan Securities LLC, Financial Advisor to the DISH Network Special Committee” beginning on page 14 and “The Merger — Opinion of Evercore Group L.L.C., Financial Advisor to the EchoStar Special Committee” beginning on page 16. Copies of the opinions of J.P. Morgan and Evercore are attached as Annexes C and D, respectively, to this prospectus, and each is incorporated by reference herein in its entirety.
If the Merger does not qualify as a tax-free merger under the Code, then the DISH Network stockholders may be required to pay substantial U.S. federal income taxes.
Pursuant to the Merger Agreement, DISH Network and EchoStar will cooperate in good faith and use their respective reasonable best efforts to obtain an opinion of DISH Network’s (or the DISH Network Special Committee’s) tax counsel to be issued to DISH Network with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code (a “Tax Opinion”), but the receipt of such Tax Opinion is not a condition to the completion of the Merger. DISH Network expects to receive a Tax Opinion, to be filed by amendment as Exhibit 8.1 to this prospectus, that based on customary assumptions, representations and covenants, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Even if DISH Network receives such Tax Opinion, if any of the assumptions, representations or covenants on which the Tax Opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the Tax Opinion may be adversely affected and the tax consequences of the Merger could differ from those described herein. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. The parties do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and there can be no assurance that the IRS will not assert, or a court would not sustain, a position contrary to the intended tax treatment of the Merger described above.
If the Merger were taxable, DISH Network stockholders would be considered to have made a taxable sale of their DISH Network Common Stock to EchoStar and, consequently, DISH Network stockholders would recognize taxable gain or loss on their receipt of EchoStar Common Stock (and cash in lieu of fractional shares) in the Merger.
For a more detailed description of the U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 18.
Risks Related to the Business of EchoStar Following the Merger
The businesses of DISH Network and EchoStar may not be integrated successfully or such integration may be more difficult, time consuming or costly than expected. Operating costs, customer loss and business disruption, including, but not limited to, difficulties in maintaining relationships with employees, customers, suppliers or vendors, may be greater than expected following the Merger. Synergies from the Merger may not be realized within expected timeframes or at all.
The Merger involves the combination of two companies that, although under common control and subject to existing commercial relationships, currently operate as separate public companies. The combination of two separate companies is complex, costly and time-consuming and may require significant management attention and resources which may divert attention from DISH Network’s and EchoStar’s respective ongoing businesses and operations. The failure to meet the challenges involved in combining the two companies and to realize the anticipated benefits of the Merger could cause an interruption of, or a loss of momentum in, the activities of DISH Network and/or EchoStar and could adversely affect the results of operations of the combined company following the Merger. The overall combination of the two companies may also result in material unanticipated problems, expenses, liabilities, competitive responses and loss of customer and other business relationships. The difficulties of combining the operations of the companies include, among others:
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the diversion of management and employee attention to integration matters;

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difficulties in integrating operations and systems, including, but not limited to, communications systems, administrative and information technology infrastructure and financial reporting and internal control systems;

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challenges in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

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difficulties in integrating employees and teams of the respective businesses, and attracting and retaining key personnel;

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challenges in retaining and obtaining customers, suppliers and other commercial relationships;

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difficulties in managing the expanded operations of a larger and more complex company; and

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potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Merger.

Many of these factors are outside of DISH Network’s and EchoStar’s control and any one of them could result in lower revenues, higher costs and diversion of management time and energy, which could materially impact the business, financial condition and results of operations of EchoStar after the Merger. In addition, even if the operations of the companies are integrated successfully, the full benefits of the Merger may not be realized, including, among others, the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. All of these factors could negatively impact the price of the EchoStar Class A Common Stock following the Merger. As a result, it cannot be assured that the combination of the two companies will result in the realization of the full benefits expected from the Merger within the anticipated time frames, or at all.
The market price for shares of EchoStar Class A Common Stock after the completion of the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of DISH Network Class A Common Stock and EchoStar Class A Common Stock.
Upon consummation of the Merger, DISH Network Class A Stockholders will become holders of EchoStar Class A Common Stock. The businesses of DISH Network and its subsidiaries are different from those of EchoStar and its subsidiaries. Accordingly, after the consummation of the Merger, the results of operations of each company will be affected by some factors that are different from those currently or historically affecting the results of operations of EchoStar and those currently or historically affecting the results of operations of DISH Network. The results of operations of each company may also be affected by factors different from those that currently affect or have historically affected either company. For a discussion of the businesses of each of DISH Network and EchoStar and some important factors to consider in connection with those businesses, please see the sections entitled “Information about DISH Network” beginning on page 127 and “Information about EchoStar” beginning on page 132 and the documents and information included elsewhere in this prospectus or incorporated by reference into this prospectus and listed under the section entitled “Where You Can Find More Information” beginning on page 157.
Following the Merger, EchoStar will continue to be controlled by one principal stockholder.
DISH Network and EchoStar are each controlled by Mr. Ergen, who also serves as the Chairman of both companies and will continue to serve as the Chairman of EchoStar following the consummation of the Merger. As of the Beneficial Owners’ Record Date, Mr. Ergen beneficially owns approximately 51.5% of the outstanding shares of DISH Network Class A Common Stock and 100% of the outstanding shares of DISH Network Class B Common Stock (which together constitute approximately 90.3% of the total voting power of DISH Network equity securities (assuming no conversion of the shares of DISH Network Class B Common Stock and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date)), and also beneficially owns approximately 59.8% of the EchoStar Class A Common Stock and 100% of the EchoStar Class B Common Stock (which together constitute approximately 93.4% of the total voting power of EchoStar equity securities (assuming no conversion of the shares of EchoStar Class B Common Stock and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date)).
Pursuant to the Support Agreement, Mr. Ergen and the other Ergen Stockholders have agreed not to vote, or cause or direct to be voted, the shares of DISH Network Class A Common Stock owned by them, other than with respect to any matter presented to the holders of EchoStar Class A Common Stock on which holders of EchoStar Class B Common Stock are not entitled to vote, for three years following the Closing, such that the Ergen Stockholders’ voting power of EchoStar will be approximately 90.4% for such three-year period. Through his beneficial ownership of DISH Network’s and EchoStar’s equity securities, Mr. Ergen has the ability to elect a majority of the directors and to control all other matters requiring the approval of DISH Network or EchoStar stockholders, and will continue to have such ability as to EchoStar following completion of the Merger. As a result of Mr. Ergen’s voting power, DISH Network and EchoStar currently each are, and following the Merger EchoStar will continue to be, a “controlled company” as defined in the NASDAQ listing rules and, therefore, not subject to certain NASDAQ requirements relating to director independence and nomination and board committee composition.
Following the Merger, EchoStar will continue to be controlled by its principal stockholder and it will be difficult for a third party to acquire EchoStar without Mr. Ergen’s approval, even if doing so may be beneficial to stockholders.
In addition, pursuant to the Support Agreement, prior to the Closing and at the request of the Ergen Stockholders, EchoStar and the Ergen Stockholders will enter into a registration rights agreement reasonably acceptable to the parties providing for the registration of the Ergen Stockholders’ shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock received as part of the Merger Consideration and/or EchoStar Class B Common Stock held by such stockholders immediately prior to the Closing.
Other Risk Factors of DISH Network and EchoStar
In addition to the risks detailed herein, DISH Network and EchoStar are, and will continue to be, subject to the risks described in DISH Network’s and EchoStar’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, as, in each case, updated by any subsequent Current Reports on Form 8-K, all of which are filed with the SEC and are incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 157.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, in particular, statements about plans, objectives and strategies, growth opportunities in a company’s industries and businesses, its expectations regarding future results, financial condition, liquidity and capital requirements, estimates regarding the impact of regulatory developments and legal proceedings, and other trends and projections. Forward-looking statements are not historical facts and may be identified by words such as “future,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “estimate,” “expect,” “predict,” “will,” “would,” “could,” “can,” “may,” and similar terms. These forward-looking statements are based on information available to DISH Network and EchoStar as of the date of this prospectus and represent management’s current views and assumptions. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of DISH Network or EchoStar. Accordingly, actual performance, events or results could differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including, but not limited to, the following:
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the impact of certain potential events on the timing of the Closing;

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the outcome of any lawsuits relating to the Merger that may be instituted against DISH Network or EchoStar following the announcement of the Merger Agreement;

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the inability to close the Merger, including due to failure to obtain regulatory approvals or to satisfy other conditions to the Closing;

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the risk that the Merger disrupts the business, financial condition and/or results of operations of DISH Network or EchoStar;

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the ability to realize synergies from the Merger within expected time-frames or at all, and the potential impact of the Merger on operating costs, customer loss and business disruption to, among other things, relationships with employees, customers, suppliers or vendors;

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costs related to the Merger;

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the tax treatment of the Merger;

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the inability to attract, motivate and retain executives and other key employees of DISH Network and/or EchoStar;

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other risks and uncertainties indicated from time to time in this prospectus relating to the Merger, including those specified in DISH Network’s and EchoStar’s respective filings with the SEC.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in each of DISH Network’s and EchoStar’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All cautionary statements made or referred to herein should be read as being applicable to all forward-looking statements wherever they appear. You should consider the risks and uncertainties described or referred to herein and should not place undue reliance on any forward-looking statements. The forward-looking statements speak only as of the date made, and DISH Network and EchoStar expressly disclaim any obligation to update these forward-looking statements.

THE MERGER
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
Structure of the Merger
The Merger Agreement provides for the acquisition of DISH Network by EchoStar by means of a merger of Merger Sub with and into DISH Network, with DISH Network surviving the Merger as a wholly owned subsidiary of EchoStar. See “The Merger Agreement — Structure of the Merger” beginning on page 91.
The following diagram illustrates in simplified terms the current EchoStar structure and the expected structure of EchoStar following the completion of the Merger.
Current Structure of EchoStar
Post-Merger Structure of EchoStar
Merger Consideration
On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (i) each share of DISH Network Class A Common Stock and DISH Network Class C Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio (with all shares of DISH Network Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Network Class A Common Stock at the effective conversion rate set forth in the DISH Network Articles of Incorporation) and (ii) each share of DISH Network Class B Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock equal to the Exchange Ratio. There are no shares of DISH Network Class C Common Stock outstanding as of the date of this prospectus. Following the Merger, DISH Network stockholders will receive cash in lieu of any fractional share of EchoStar Common Stock.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the DISH Network Board, EchoStar Board, their respective Special Committees or the representatives of each company, their respective advisors or any other persons. The dates noted below occurred in the year 2023 unless otherwise indicated.
The management and boards of directors of DISH Network and EchoStar regularly review the performance, strategy, competitive position, opportunities and prospects of their respective companies in light of, among other factors, the then-current business and economic environments, as well as developments in the industries in which the companies operate, and the opportunities and challenges facing participants in those industries. These reviews have included discussion and consideration of industry developments and potential strategic transactions, including business combinations, joint ventures, technology sharing and other strategic alternatives, and have provided opportunities for the boards of directors of DISH Network and EchoStar to make any and all inquiries they deem necessary and advisable.
On January 9, the DISH Network Board held a meeting. At the meeting, the DISH Network Board discussed potential business opportunities, including among others, opportunities that could arise or be enabled by working with EchoStar, whether effected through commercial arrangements, a combination with or acquisition of EchoStar or otherwise. The DISH Network Board discussed the possible rationale behind a potential transaction and the potential strategic synergies and certain potential conflicts of interest between DISH Network and EchoStar, including that Charles Ergen served as Chairman of each of the DISH Network Board and the EchoStar Board and owned, along with the other Ergen Stockholders, a controlling equity interest in each company. DISH Network management agreed to consult with counsel to determine whether the formation of a special transaction committee of independent directors was appropriate at this time.
On February 7, the DISH Network Board held a meeting. At the meeting, the DISH Network Board discussed potential business opportunities that could arise or be enabled by working with EchoStar, whether effected through commercial arrangements, a combination with or acquisition of EchoStar or otherwise. The DISH Network Board discussed the possible rationale behind a potential transaction with EchoStar and the potential strategic synergies and certain potential conflicts of interest between DISH Network and EchoStar, including that Mr. Ergen served as Chairman of each of the DISH Network Board and the EchoStar Board and owned, along with the other Ergen Stockholders, a controlling equity interest in each company. During the discussion, Mr. Ergen noted that he and the other Ergen Stockholders would consider supporting such a transaction if it had been vetted, negotiated and recommended by committees of independent directors of each of DISH Network and EchoStar. DISH Network management noted that, after review with counsel, management recommended forming a special transaction committee of independent directors at this time. Following discussion, the DISH Network Board resolved to form the DISH Network Special Committee, which consisted of three independent directors, Kathleen Abernathy, George Brokaw and Joseph Proietti, in order to, among other things, evaluate the prospect of working with EchoStar, including through a potential combination with or acquisition of EchoStar and, if it deemed advisable or appropriate, oversee the negotiation of the price, structure, form, terms and conditions of a potential combination with or acquisition of EchoStar. The DISH Network Board also authorized the committee to retain independent legal, financial and other advisors as it deemed appropriate.
On February 7, the DISH Network Special Committee instructed DISH Network management to conduct a preliminary analysis of EchoStar’s business based on publicly available information and present to the DISH Network Special Committee the results of their preliminary analysis of the EchoStar business and potential areas for further collaboration between DISH Network and EchoStar, including what nonpublic information was needed from EchoStar for DISH Network management to be able to complete its analysis.

On February 24, the DISH Network Special Committee held a meeting. Representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), counsel to the DISH Network Special Committee, and members of DISH Network management, Timothy Messner, Executive Vice President, General Counsel and Corporate Secretary of DISH Network, and Thomas Cullen, Executive Vice President, Corporate Development of DISH Network, were present at the meeting by invitation of the DISH Network Special Committee. Mr. Cullen reviewed with the DISH Network Special Committee, based on an analysis of publicly available information, the potential business rationales in support of pursuing a potential strategic transaction between DISH Network and EchoStar at that time, information regarding EchoStar’s and DISH Network’s respective businesses, including, but not limited to, their respective S-Band portfolios, an analysis of potential synergies and dissynergies associated with a potential strategic transaction and open questions which would be helpful for DISH Network management to complete its analysis of a potential strategic transaction between DISH Network and EchoStar.
On February 27, the DISH Network Special Committee held a meeting. Representatives of Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. At the meeting, the DISH Network Special Committee discussed the presentation from DISH Network management at the prior meeting and discussed the potential benefits and risks of pursuing a strategic transaction involving EchoStar at that time, nonpublic information that may be needed in order for the DISH Network Special Committee to complete its analysis regarding the advisability of a strategic transaction, whether to engage financial or other advisors and the form and timing of outreach to EchoStar regarding a potential transaction. The DISH Network Special Committee also discussed with representatives of Wachtell Lipton the terms of a potential non-disclosure agreement that would be entered into with EchoStar if EchoStar were amenable to exploring the advisability of a potential strategic transaction involving the two companies. Members of the DISH Network Special Committee also noted that a transaction with EchoStar might take various forms, from a joint venture or asset purchase or another strategic transaction relating to the respective companies’ S-Band portfolios, to a full business combination, and that the DISH Network Special Committee should consider a range of alternatives. Following discussion, the DISH Network Special Committee determined to instruct management to inform EchoStar that DISH Network had formed a special transaction committee to consider the advisability of a potential strategic transaction and that the exchange of nonpublic information was needed in order for the DISH Network Special Committee to complete its analysis. The DISH Network Special Committee also determined to wait until the process had progressed further before deciding whether to engage a financial advisor.
On March 7, Ms. Abernathy, on behalf of the DISH Network Special Committee, indicated to W. Erik Carlson, President and Chief Executive Officer of DISH Network, and Mr. Messner that the DISH Network Special Committee’s work to date suggested there may be strategic benefits to a business combination involving DISH Network and EchoStar and that the DISH Network Special Committee understood, based on the February 7 meeting of the DISH Network Board, that Mr. Ergen would consider supporting a transaction if recommended by independent committees of both companies’ boards of directors. On that basis, Ms. Abernathy instructed Mr. Carlson and/or Mr. Messner to contact EchoStar senior management and discuss with them the potential formation of a special transaction committee of independent directors at EchoStar to review and, if appropriate, negotiate a transaction with the DISH Network Special Committee, subject to final board approval based on a committee recommendation. Ms. Abernathy requested that, in the event that the EchoStar special committee was formed, representatives of the EchoStar special committee contact either Ms. Abernathy or representatives of Wachtell Lipton to discuss potential next steps.
On March 7, Messrs. Messner and Carlson contacted Hamid Akhavan, Chief Executive Officer and President of EchoStar, and Dean Manson, Chief Legal Officer of EchoStar, to indicate that the DISH Network Board had formed the DISH Network Special Committee to, among other things, evaluate the prospect of a potential combination or other strategic transaction with EchoStar and, if appropriate, negotiate such a transaction with a special transaction committee of independent directors of the EchoStar Board.
From March 7 through March 14, each member of the DISH Network Special Committee completed and executed a questionnaire confirming his or her independence from DISH Network, EchoStar and the Ergen Stockholders and returned the questionnaire to representatives of Wachtell Lipton.
On March 8, Messrs. Akhavan and Manson informed the independent directors on the EchoStar Board that they had been contacted by Messrs. Messner and Carlson, and suggested that such directors convene a meeting to further discuss the matters. Later on March 8, Messrs. Akhavan and Manson held a meeting with Stanton Dodge, Lisa Hershman, Michael Schroeder, Jeffrey Tarr and William Wade, each independent directors on the EchoStar Board. At the meeting, Messrs. Akhavan and Manson informed the independent directors that Messrs. Messner and Carlson had contacted them to indicate that the DISH Network Board had formed the DISH Network Special Committee to, among other things, evaluate the prospect of a potential combination or other strategic transaction with EchoStar and, if appropriate, negotiate such a transaction with a special transaction committee of the EchoStar Board. The independent directors discussed, among other matters, that it could be advisable for them to potentially engage outside counsel and consider the potential formation of a special transaction committee of the EchoStar Board.
On March 21, Messrs. Dodge, Schroeder and Wade, each independent directors on the EchoStar Board, met with representatives of Cravath, Swaine & Moore LLP (“Cravath”). Mr. Manson and representatives of White & Case LLP (“White & Case”), counsel to EchoStar, were also present by invitation for certain portions of the meeting. The independent directors and Cravath discussed Cravath’s potential engagement as counsel to the special transaction committee of the EchoStar Board that was expected to be formed in connection with the exploration of a potential transaction with DISH Network.
From March 24 to March 29, representatives of Cravath conducted interviews with each of Messrs. Dodge, Schroeder, Tarr and Wade and Ms. Hershman to confirm his or her independence from EchoStar, DISH Network and the Ergen Stockholders.
On March 31, Messrs. Dodge, Schroeder, Tarr and Wade and Ms. Hershman, each independent directors on the EchoStar Board, met with representatives of Cravath. The independent directors discussed with Cravath considerations relating to the potential formation of a special transaction committee of the EchoStar Board and the potential retention of a financial advisor by such committee.
On April 3, the EchoStar Board held a meeting. Messrs. Akhavan and Manson and representatives of White & Case and Cravath were present at the meeting, by invitation of the EchoStar Board. At the meeting, a representative of White & Case reviewed with the EchoStar Board its fiduciary duties in the context of considering a potential strategic transaction between EchoStar and DISH Network. A representative of Cravath presented the EchoStar Board with the results of the interviews conducted by Cravath regarding the independence of each of Messrs. Dodge, Schroeder, Tarr and Wade and Ms. Hershman from EchoStar, DISH Network and the Ergen Stockholders. The EchoStar Board then discussed its preliminary thoughts regarding the potential rationale of a strategic transaction with DISH Network. Following discussion, the EchoStar Board resolved to form the EchoStar Special Committee, consisting of five independent directors, Messrs. Dodge, Schroeder, Tarr and Wade and Ms. Hershman, each of whom was determined by the EchoStar Board to be independent and disinterested under applicable law for purposes of a potential transaction with DISH Network, to, among other things, explore, review, consider and evaluate a potential transaction with DISH Network, including by exploring, reviewing, considering and evaluating any alternative to a potential transaction with DISH Network that the EchoStar Special Committee deems appropriate, and if the EchoStar Special Committee determines that it is advisable to investigate further or pursue the potential transaction with DISH Network, conduct negotiations with respect thereto.
Following the April 3 meeting of the EchoStar Board, representatives of Cravath, counsel to the EchoStar Special Committee, contacted representatives of six internationally recognized investment banks, including Evercore, about potentially advising the EchoStar Special Committee and scheduled meetings with each to present their respective qualifications to the EchoStar Special Committee.
On April 5, a representative of Cravath contacted representatives of Wachtell Lipton to discuss potential next steps with respect to exploring a potential transaction. Representatives of Wachtell Lipton noted they intended to share a draft non-disclosure agreement in short order and as a next step the DISH Network Special Committee expected that there would be a mutual exchange of key business due diligence information in order to inform the respective Special Committees’ review of the advisability of a strategic transaction between DISH Network and EchoStar.
Also on April 5, Mr. Brokaw, on behalf of the DISH Network Special Committee, contacted representatives of J.P. Morgan and another internationally recognized investment bank (“Investment Bank B”) about potentially advising the DISH Network Special Committee, and scheduled meetings with each investment bank to present their respective qualifications to the DISH Network Special Committee.

From April 6 to April 13, the EchoStar Special Committee, with representatives of Cravath present by invitation of the EchoStar Special Committee (and with Messrs. Akhavan and Manson present for certain portions of the meeting by invitation of the EchoStar Special Committee), conducted interviews of the six internationally recognized investment banks previously contacted by Cravath to act as financial advisor to the EchoStar Special Committee. As part of these interviews, the EchoStar Special Committee requested disclosure from each potential financial advisor of any relationships or previous engagements with EchoStar, DISH Network or Mr. Ergen.
Also on April 6, Wachtell Lipton, on behalf of the DISH Network Special Committee, shared a draft non-disclosure agreement with Cravath, on behalf of the EchoStar Special Committee.
From April 13 to April 24, the EchoStar Special Committee held a number of meetings at which representatives of Cravath presented the terms of engagement proposed by each of the potential financial advisors, and at which Messrs. Akhavan and Manson were also present for certain portions by invitation of the EchoStar Special Committee. During the course of such meetings, the EchoStar Special Committee directed Mr. Dodge, Mr. Akhavan and representatives of Cravath to request revised proposals for terms of engagement and/or further information.
On April 14, DISH Network and EchoStar executed a non-disclosure agreement, which had been negotiated between representatives of Wachtell Lipton and Cravath on behalf of the respective Special Committees, to facilitate the parties’ exchange of certain non-public information and respective evaluation of a potential transaction.
On April 18, the DISH Network Special Committee held a meeting. Representatives of Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Mr. Cullen and representatives of J.P. Morgan and Investment Bank B were also present by invitation for certain portions of the meeting. Following discussions with representatives of each investment bank regarding such investment bank’s qualifications to be retained by the DISH Network Special Committee and from Mr. Cullen regarding DISH Network management’s preliminary assessment of the opportunity for a potential strategic transaction between DISH Network and EchoStar, the DISH Network Special Committee determined that it would be appropriate to engage a financial advisor and instructed the representatives of Wachtell Lipton to negotiate the terms of such engagement with J.P. Morgan, subject to final approval by the DISH Network Special Committee.
On April 26 and April 27, the EchoStar Special Committee held meetings. Representatives of Cravath were present at the meetings by invitation of the EchoStar Special Committee. Messrs. Akhavan and Manson were also present by invitation for certain portions of the meetings. The EchoStar Special Committee discussed the interviews of the potential financial advisors, including the merits of each such prospective financial advisor, with input from Messrs. Akhavan and Manson. Following the discussions, the EchoStar Special Committee determined that it would be appropriate and advisable to retain Evercore as financial advisor to the EchoStar Special Committee and instructed the representatives of Cravath to negotiate the terms of such engagement with Evercore, subject to final approval by the EchoStar Special Committee. Thereafter, Evercore and the EchoStar Special Committee executed an engagement letter on May 3.
On April 28, the DISH Network Board held a regularly scheduled meeting. During the meeting, members of the DISH Network Special Committee provided an update to the DISH Network Board on the activities of the DISH Network Special Committee, including that the DISH Network Special Committee had engaged with independent counsel and met with prospective financial advisers. The members of the DISH Network Special Committee discussed, among other things, the benefits to be derived from, and the potential risks associated with, a potential strategic transaction with EchoStar, including, but not limited to, certain synergies, business initiatives and long-term strategic plans between DISH Network and EchoStar.
On May 4, the DISH Network Special Committee held a meeting. Representatives of Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Representatives of Wachtell Lipton presented an overview of the terms of the potential engagement of J.P. Morgan and J.P. Morgan’s disclosure regarding its relationships with DISH Network, EchoStar and the Ergen Stockholders. After discussion, the DISH Network Special Committee determined to approve the engagement of J.P. Morgan on the terms discussed. J.P. Morgan, DISH Network and the DISH Network Special Committee executed an engagement letter on June 1.

Also on May 4, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Representatives of Cravath relayed an update, received from Wachtell Lipton, that the DISH Network Special Committee intended to engage J.P. Morgan as its financial advisor and that the EchoStar Special Committee could expect to receive a preliminary request for information from the DISH Network Special Committee in the near term. The EchoStar Special Committee authorized Evercore to liaise directly with EchoStar management in order to begin conducting financial and business due diligence on EchoStar in preparation for any potential request for information from the DISH Network Special Committee and for purposes of Evercore’s independent financial analyses in connection with the EchoStar Special Committee’s evaluation of potential strategic alternatives available to EchoStar. Thereafter, representatives of Evercore met with members of EchoStar management on May 5, with representatives of Cravath in attendance, to begin such financial and business due diligence.
On May 9, representatives of Wachtell Lipton, at the direction of the DISH Network Special Committee, sent representatives of Cravath a list of key business due diligence requests for EchoStar (the “DISH Initial RFI”) as well as a draft potential timeline for the exchange of information in the coming weeks.
Also on May 9, at the EchoStar Special Committee’s direction, representatives of Cravath shared the DISH Initial RFI and the draft potential timeline with EchoStar management, and EchoStar management began to gather information responsive to the DISH Initial RFI.
On May 10, representatives of Evercore, with representatives of Cravath in attendance, met with members of EchoStar management to discuss the initial financial information provided by EchoStar management to Evercore.
On May 11, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Messrs. Akhavan and Manson and representatives of White & Case were also present by invitation for certain portions of the meeting. Representatives of Evercore provided the EchoStar Special Committee with an update on progress made to date in providing DISH Network with information responsive to the DISH Initial RFI. Representatives of Evercore also presented a draft of key business due diligence requests for DISH Network and, after reviewing, the EchoStar Special Committee directed Cravath to send such requests to Wachtell Lipton, on behalf of the DISH Network Special Committee. Mr. Akhavan also provided the EchoStar Special Committee with an update on EchoStar’s standalone strategy.
Later on May 11, representatives of Cravath, at the direction of the EchoStar Special Committee, sent representatives of Wachtell Lipton the list of key business due diligence requests for DISH Network (the “EchoStar Initial RFI”).
On May 15, representatives of J.P. Morgan, Wachtell Lipton and DISH Network management held an introductory call to discuss the EchoStar Initial RFI and the confidential financial information available.
On May 16, representatives of Evercore, at the direction of the EchoStar Special Committee, opened a virtual data room (the “EchoStar VDR”) to facilitate the provision of information responsive to the DISH Initial RFI.
On May 24, J.P. Morgan, at the direction of the DISH Network Special Committee, opened a virtual data room (the “DISH VDR”) to facilitate the provision of information responsive to the EchoStar Initial RFI.
On May 25, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Messrs. Akhavan and Manson were also present by invitation of the EchoStar Special Committee for certain portions of the meeting. Representatives of Evercore provided an update on the provision by EchoStar and DISH Network of information responsive to the DISH Initial RFI and the EchoStar Initial RFI, respectively. Mr. Akhavan also provided the EchoStar Special Committee with an update on EchoStar’s standalone strategy.
On June 1, the EchoStar Special Committee held a meeting. Representatives of Cravath were present at the meeting by invitation of the EchoStar Special Committee. Messrs. Akhavan and Manson, Jeffrey Boggs,

Senior Vice President, Finance, of EchoStar, Paul Gaske, Chief Operating Officer of EchoStar, and representatives of Evercore, were also present by invitation of the EchoStar Special Committee for certain portions of the meeting. Representatives of Evercore provided an update on the provision by DISH Network of information responsive to the EchoStar Initial RFI. Messrs. Akhavan, Boggs and Gaske reviewed with the EchoStar Special Committee a draft five-year standalone business plan and financial model of EchoStar and then responded to questions from the EchoStar Special Committee regarding such business plan and financial model. The EchoStar Special Committee then asked Messrs. Akhavan, Boggs and Gaske to further refine the five-year standalone business plan and financial model in light of such discussions.
On June 6 and June 13, the EchoStar Special Committee held meetings. Representatives of Cravath were present at the meeting on June 6, and representatives of each of Cravath and Evercore were present at the meeting on June 13, in each case, by invitation of the EchoStar Special Committee. Over the course of such meetings, the EchoStar Special Committee continued to discuss EchoStar’s five-year standalone business plan and financial model.
On June 14, representatives of Cravath contacted representatives of Wachtell Lipton to inquire as to the DISH Network Special Committee’s contemplated next steps. Representatives of Wachtell Lipton indicated that the DISH Network Special Committee would like to receive additional information and analysis regarding potential benefits, risks, synergies and dissynergies associated with a strategic transaction, and also to evaluate financial due diligence, and was not yet prepared to make a determination as to whether to make a proposal regarding any transaction.
On June 15, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Messrs. Akhavan and Manson were also present by invitation for certain portions of the meeting. The EchoStar Special Committee discussed with Evercore and Mr. Akhavan the five-year standalone business plan and financial model of EchoStar, which had been refined following the June 1 meeting of the EchoStar Special Committee, and asked Mr. Akhavan to further refine the five-year standalone business plan and financial model in light of such discussions and to prepare a model relating to EchoStar’s S-Band business (the “S-Band Model”).
On June 16, representatives of Wachtell Lipton, at the direction of the DISH Network Special Committee, sent representatives of Cravath an updated potential timeline for the exchange of information in the coming weeks.
On June 19, representatives of J.P. Morgan, at the direction of the DISH Network Special Committee, sent representatives of Evercore a list of key synergy-related due diligence requests.
On June 20, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Messrs. Akhavan and Manson were also present by invitation for certain portions of the meeting, and Ms. Abernathy and Mr. Brokaw, as representatives of the DISH Network Special Committee, were also present by invitation for certain other portions of the meeting. The EchoStar Special Committee, Ms. Abernathy and Mr. Brokaw discussed the progress of the ongoing mutual due diligence process between the EchoStar Special Committee and the DISH Network Special Committee, and plans to continue engaging in discussions regarding a potential transaction, including progressing diligence over the next week. Following the exit of Ms. Abernathy and Mr. Brokaw from the meeting, Mr. Akhavan presented EchoStar’s five-year standalone business plan and financial model (the “EchoStar Core Business Model”) and the S-Band Model to the EchoStar Special Committee. Following discussion, the EchoStar Special Committee approved the EchoStar Core Business Model for use by Evercore and to be provided to the DISH Network Special Committee.
Later on June 20, the DISH Network Special Committee held a meeting. Representatives of Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Ms. Abernathy and Mr. Brokaw provided an update on the EchoStar Special Committee meeting from earlier that day, noting that the EchoStar Special Committee had been focused on the expected timeline for continued due diligence and that Ms. Abernathy and Mr. Brokaw had conveyed the DISH Network Special Committee’s expectation that the companies would share projections with each other in the coming days, and that their respective management teams and financial advisors would meet in order to refine their respective analyses.

Later on June 20, at the direction of the DISH Network Special Committee, Mr. Cullen contacted Mr. Akhavan to discuss next steps for the ongoing mutual diligence process between the EchoStar Special Committee and the DISH Network Special Committee, and together scheduled in-person diligence sessions between the two management teams (with representatives of Evercore and J.P. Morgan to be in attendance) for the following week.
On June 21, representatives of Evercore, at the direction of the EchoStar Special Committee, uploaded the EchoStar Core Business Model to the EchoStar VDR.
On June 22, representatives of J.P. Morgan, at the direction of the DISH Network Special Committee, uploaded a financial model for DISH Network, which included a five-year plan and certain other internal projected financial data relating to DISH Network (the “DISH Model”) to the DISH VDR.
Later on June 22, the EchoStar Special Committee held a meeting. Mr. Manson and representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. The EchoStar Special Committee reviewed and discussed, and Evercore and Mr. Manson (on behalf of himself and Mr. Akhavan) presented their views on, the DISH Model and the S-Band Model.
On June 26, the DISH Network Special Committee held a meeting. Representatives of J.P. Morgan and Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Representatives of J.P. Morgan discussed the status of due diligence and an illustrative timeline for the completion of financial due diligence and the commencement of any discussions between the DISH Network Special Committee and the EchoStar Special Committee of potential strategic transactions between the companies if the DISH Network Special Committee determined to pursue discussions. The representatives of J.P. Morgan then discussed with the DISH Network Special Committee EchoStar’s business, DISH Network’s and EchoStar’s respective management forecasts and J.P. Morgan’s preliminary valuation analysis of a potential exchange ratio. The J.P. Morgan representatives indicated that, as previewed by Ms. Abernathy and Mr. Brokaw at the previous DISH Network Special Committee meeting, they were presently onsite to attend meetings with representatives of DISH Network management, EchoStar management and Evercore. After discussion, the DISH Network Special Committee determined to reconvene following the completion of the management meetings.
On June 26, June 27 and June 28, members of DISH Network management, including Mr. Cullen, and EchoStar management, including Mr. Akhavan, met, with representatives of J.P. Morgan and Evercore also present, to discuss the respective companies’ management forecasts, outstanding business due diligence items and sources of potential synergies and dissynergies in connection with a potential strategic transaction.
On June 27, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Messrs. Akhavan and Manson were also present by invitation for certain portions of the meeting. Representatives of Cravath noted that the EchoStar Special Committee had previously authorized Evercore via e-mail on June 23 to share the S-Band Model with the DISH Network Special Committee and its advisors as a working draft. Mr. Akhavan and Evercore shared views on the DISH Model, informed by discussions with DISH Network management and J.P. Morgan on June 26, including, among other matters, the cost and availability of the capital required to finance the DISH Model. Mr. Akhavan also summarized discussions with DISH Network management and J.P. Morgan regarding the EchoStar Core Business Model.
On June 29, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Messrs. Akhavan and Manson were also present by invitation for certain portions of the meeting. The EchoStar Special Committee received an update on the process of the ongoing mutual due diligence process between the EchoStar Special Committee and the DISH Network Special Committee. The representatives of Evercore presented a preliminary assessment of strategic alternatives available to EchoStar, including options for the potential monetization of EchoStar’s S-Band assets. The representatives of Evercore also provided their views on the DISH Model, informed by the information gathered by the management diligence sessions held on June 26 to June 28, and presented their analysis of the potential synergies which may arise from a strategic transaction between EchoStar and DISH Network.

On June 30, the DISH Network Special Committee held a meeting. Representatives of J.P. Morgan and Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Mr. Cullen was also present by invitation of the DISH Network Special Committee for a portion of the meeting. Representatives of J.P. Morgan discussed with the DISH Network Special Committee DISH Network management’s preliminary view on potential synergies associated with a range of strategic transactions involving DISH Network and EchoStar, and also reviewed with the DISH Network Special Committee the projections presented by the respective management teams. Representatives of J.P. Morgan indicated that the DISH Network management team, together with the EchoStar management team, had developed a preliminary estimate of potential synergies across several categories: (a) cost synergies, including variable cost efficiencies, overhead and general & administrative expense savings and other cost opportunities; and (b) top-line revenue synergy opportunities. J.P. Morgan also summarized the management teams’ discussions about jointly developing a S-Band-dependent worldwide non-terrestrial-networks wireless business plan. The J.P. Morgan representatives discussed these potential synergies under different potential strategic transactions involving DISH Network and EchoStar. The J.P. Morgan representatives also discussed with the DISH Network Special Committee potential financial synergies in connection with a potential strategic transaction. In addition, the J.P. Morgan representatives noted that Evercore, on behalf of the EchoStar Special Committee, had shared the S-Band Model, which J.P. Morgan had reviewed with members of DISH Network and EchoStar management, as well as representatives of Evercore. Mr. Cullen then joined the meeting and discussed with the DISH Network Special Committee DISH Network management’s views on potential synergies and the S-Band Model. The DISH Network Special Committee asked questions of Mr. Cullen and the J.P. Morgan representatives throughout, and discussed the potential synergies (including potential financial synergies), the S-Band Model and preliminary pro forma analysis, and concluded that, based on, among other considerations, the information provided to date (including, but not limited to, at the prior meetings), the potential strategic benefits of a transaction involving DISH Network and EchoStar would best be captured through a merger of DISH Network and EchoStar as opposed to other potential strategic transactions. At the end of the meeting, the DISH Network Special Committee agreed to reconvene once outstanding valuation diligence items had been completed.
On July 3 and July 6, the DISH Network Special Committee held meetings. Representatives of Wachtell Lipton and J.P. Morgan were present at each meeting by invitation of the DISH Network Special Committee. At each meeting, the DISH Network Special Committee and J.P. Morgan discussed potential synergies (including potential financial synergies), the S-Band Model and J.P. Morgan’s preliminary valuation analysis of a potential exchange ratio. At the July 6 meeting, representatives of Wachtell Lipton provided an overview of potential key legal terms of a combination of DISH Network and EchoStar through an all-stock merger, including combined governance of the post-closing company, expected transaction approvals (stockholder and regulatory), conditions to closing and commitments that could be requested from the Ergen Stockholders.
On July 6, during trading hours, a media outlet, citing anonymous sources, reported that DISH Network and EchoStar had engaged advisers to evaluate a merger between DISH Network and EchoStar (the “media report”).
Later on July 6 and on July 11, the EchoStar Special Committee held meetings. Representatives of Cravath and Evercore were present at the meetings by invitation of the EchoStar Special Committee. On July 6, representatives of Evercore provided a summary of the market’s reaction to the media report as well as an overview of EchoStar’s recent stock performance and financial profile. Representatives of Evercore confirmed that their assessment of each of the EchoStar Core Business Model and the DISH Model was well-advanced and that they would be prepared to quickly react to any proposal received by the EchoStar Special Committee from the DISH Network Special Committee. On July 6 and July 11, the EchoStar Special Committee discussed the S-Band Model with Evercore, and representatives of Evercore provided views on the amount of capital required to finance the S-Band Model as a standalone company versus as a combined company following a potential merger with DISH Network. The EchoStar Special Committee further discussed and considered strategic alternatives available to EchoStar. The EchoStar Special Committee and Evercore also discussed various factors that may be considered in connection with an evaluation of the future financial performance and prospect of DISH Network on a standalone basis, including the potential refinancing of DISH Network’s debt with near-term maturities and the impact of certain EBITDA-related line items in the DISH Model.

Also on July 11, the DISH Network Special Committee held a meeting. Representatives of Wachtell Lipton and J.P. Morgan were present at the meeting by invitation of the DISH Network Special Committee. Representatives of J.P. Morgan and Wachtell Lipton discussed with the DISH Network Special Committee the potential indicative terms to be conveyed to the EchoStar Special Committee to facilitate further discussion with respect to a potential merger transaction involving DISH Network and EchoStar. After discussion, the DISH Network Special Committee determined to instruct J.P. Morgan to convey to Evercore the following indicative terms (the “July 11 Discussion Terms”): (a) a fixed exchange ratio of 2.5379 shares of DISH Network Class A Common Stock or DISH Network Class B Common Stock, as applicable, for each share of EchoStar Class A Common Stock or EchoStar Class B Common Stock, as applicable; (b) proportionate board representation based on pro forma equity split; and (c) approval of the transaction by each company’s board of directors, the Special Committees and the Ergen Stockholders, but no other stockholders.
On July 12, representatives of Evercore, at the direction of the EchoStar Special Committee, provided a list of diligence questions relating to the DISH Model to representatives of J.P. Morgan, on behalf of the DISH Network Special Committee, in advance of a meeting between representatives of Evercore and members of DISH Network management on July 13.
On July 13, representatives of J.P. Morgan, at the direction of the DISH Network Special Committee, conveyed the July 11 Discussion Terms to representatives of Evercore, on behalf of the EchoStar Special Committee. Representatives of Evercore promptly informed the EchoStar Special Committee of the July 11 Discussion Terms.
On July 13, representatives of Evercore met with members of DISH Network management to discuss potential synergies which may arise as a result of a combination of DISH Network and EchoStar and subsequently with Mr. Ergen, in his capacity as Chairman of the DISH Network Board, and K. Jason Kiser, Vice President and Treasurer of DISH Network, to discuss DISH Network’s go-forward financing and capital allocation plans.
Later on July 13, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Representatives of Evercore provided an update on their discussions with DISH Network management and with Mr. Ergen. The EchoStar Special Committee reviewed and discussed the July 11 Discussion Terms with representatives of Cravath and Evercore. Representatives of Evercore noted that they were continuing to analyze the DISH Model, including sensitizing the underlying assumptions, so that the EchoStar Special Committee could conduct an informed review of the July 11 Discussion Terms.
On July 18, Mr. Kiser met with representatives of Evercore in order to answer follow-up questions regarding DISH Network’s go-forward financing and capital allocation plans. Following the discussion, Mr. Kiser met with representatives of J.P. Morgan to discuss the same.
On July 18, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. At the meeting, Representatives of Evercore presented a preliminary financial analysis in respect of the potential combination of DISH Network and EchoStar. The EchoStar Special Committee continued to review and discuss the July 11 Discussion Terms.
On July 19, with the authorization of the EchoStar Special Committee, representatives of Evercore met with members of DISH Network management to discuss the DISH Model.
On July 20, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. At the meeting, Evercore continued its presentation of a preliminary financial analysis in respect of the potential combination of DISH Network and EchoStar. The EchoStar Special Committee continued to review and discuss the July 11 Discussion Terms.
On July 26, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Messrs. Akhavan and Manson were also present by invitation of the EchoStar Special Committee for certain portions of the meeting. Representatives of Evercore presented preliminary financial analysis with respect to the DISH Model and discussed the impact of such analysis on the potential valuation of DISH Network and the hypothetical implied exchange ratio. The EchoStar Special Committee continued to discuss the July 11 Discussion Terms. Mr. Akhavan responded to questions from the EchoStar Special Committee regarding the DISH Model (including with respect to the assumptions underlying the revenue and adjusted operating income before depreciation and amortization (“OIBDA”) figures in light of the competitive environment in which DISH Network operates) and the fair market value of EchoStar’s S-Band assets. Following discussion, the EchoStar Special Committee directed Evercore to also use an adjusted version of the DISH Model in its financial analysis of DISH Network, as further discussed in the section entitled “The Merger — Certain Unaudited Prospective Financial Information — Summary of the DISH Network Management Forecasts”.
Later on July 26, the EchoStar Special Committee held a further meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Following the presentation by representatives of Evercore of a preliminary financial analysis in respect of the potential combination of DISH Network and EchoStar, the EchoStar Special Committee determined to instruct Evercore to convey to J.P. Morgan the following indicative terms (the “July 27 Discussion Terms”) to facilitate further discussion with respect to a potential all-stock merger: (a) a fixed exchange ratio of 3.0762 shares of DISH Network Class A Common Stock or DISH Network Class B Common Stock, as applicable, for each share of EchoStar Class A Common Stock or EchoStar Class B Common Stock, as applicable; (b) proportionate board representation based on pro forma equity split, with proportionate EchoStar representation to be rounded up to the nearest director; and (c) approval of the transaction by each company’s board, the Special Committees, the Ergen Stockholders and a majority of the EchoStar stockholders excluding the Ergen Stockholders (the “majority-of-the-minority approval condition”).
On July 27, representatives of Evercore, at the direction of the EchoStar Special Committee, conveyed the July 27 Discussion Terms to representatives of J.P. Morgan, on behalf of the DISH Network Special Committee. Representatives of J.P. Morgan promptly informed the DISH Network Special Committee of the July 27 Discussion Terms.
On July 28, the DISH Network Special Committee held a meeting. Representatives of Wachtell Lipton and J.P. Morgan were present at the meeting by invitation of the DISH Network Special Committee. At the meeting, the DISH Network Special Committee discussed the July 27 Discussion Terms, the value attributable to EchoStar’s S-Band portfolio and the majority-of-the-minority approval condition, including the requirements under Nevada law, and potential responses. The DISH Network Special Committee also asked questions of representatives of Wachtell Lipton regarding the potential terms of definitive documentation with respect to the potential transaction, including the conditions to closing, post-closing board composition, termination rights, restrictions on each party between signing and closing, the Ergen Stockholders’ potential commitment to support the transaction, the treatment of EchoStar equity awards, certain employee matters and certain other provisions. At the conclusion of the meeting, the DISH Network Special Committee agreed to reconvene following further financial due diligence regarding EchoStar’s S-Band portfolio and other items.
On July 28, the DISH Network Board held a regularly scheduled meeting. Mr. Messner and representatives of J.P. Morgan were present at the meeting by invitation of the DISH Network Board. During the meeting, representatives of J.P. Morgan presented an update on the status of negotiations and J.P. Morgan’s preliminary analysis of the transaction. Ms. Abernathy and Messrs. Brokaw and Proietti provided an update to the DISH Network Board regarding the status of the DISH Network Special Committee’s consideration of the potential transaction, including, among other considerations, the potential cost-of-capital synergies based on the pro forma credit profile of the combined company, and the DISH Network Special Committee’s preliminary conclusion that the potential transaction would be strategically beneficial to DISH Network. Ms. Abernathy and Messrs. Brokaw and Proietti also discussed the DISH Network Special Committee’s considerations related to the potential inclusion of the majority-of-the-minority approval condition.
On July 30, representatives of EchoStar management, DISH Network management, Evercore, J.P. Morgan, Cravath and Wachtell Lipton, each with the support of their respective Special Committees, met to further discuss the S-Band Model and the underlying assumptions related thereto.

On July 30, the DISH Network Special Committee held a meeting. Representatives of J.P. Morgan and Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Representatives of J.P. Morgan discussed with the DISH Network Special Committee the July 27 Discussion Terms, potential exchange ratios using different valuation methodologies, potential valuations of EchoStar’s S-Band portfolio and market reaction to the media report. Next, representatives of Wachtell Lipton presented regarding the terms of an initial draft merger agreement and support agreement for the transaction, including the conditions to closing, post-closing board composition, termination rights, restrictions on each party between signing and closing, the Ergen Stockholders’ commitment to support the transaction, the treatment of EchoStar equity awards, certain employee matters, the contemplated transaction structure (and different structuring alternatives) and certain other provisions. The DISH Network Special Committee also discussed with Wachtell Lipton and J.P. Morgan the consideration proposed to be paid to EchoStar stockholders and potential mechanisms to ensure that the Ergen Stockholders’ voting power at DISH Network would not materially increase as a result of the transaction. After discussion, the DISH Network Special Committee determined to provide an update to the remaining independent director of the DISH Network Board, Tom Ortolf, on the transaction process the following day and determined that, following such update, if Mr. Ortolf was supportive, representatives of Wachtell Lipton would share draft transaction documentation with Cravath (reflecting input from DISH Network management and Sullivan & Cromwell LLP, counsel to DISH Network (“S&C”)), and J.P. Morgan would inform Evercore that the DISH Network Special Committee would not continue further discussions with respect to a potential transaction based on the July 27 Discussion Terms but would instead propose the following indicative terms to facilitate further discussions (the “July 31 Discussion Terms”): (a) 2.7 shares of DISH Network Class A Common Stock or DISH Network Class B Common Stock, as applicable, for each share of EchoStar Class A Common Stock or EchoStar Class B Common Stock, as applicable; (b) acceptance of the terms that the post-closing board would have proportionate representation based on pro forma equity split, with proportionate EchoStar representation to be rounded up to the nearest director; and (c) no majority-of-the-minority approval condition.
On July 31, the non-employee directors of the DISH Network Board, including the members of the DISH Network Special Committee, held a meeting. Representatives of J.P. Morgan, S&C and Wachtell Lipton were present at the meeting by invitation of the non-employee directors of the DISH Network Board. The members of the DISH Network Special Committee and representatives of J.P. Morgan discussed the to-date analyses that had been conducted by and on behalf of the DISH Network Special Committee in order to evaluate a merger with EchoStar, the July 11 Discussion Terms, the July 27 Discussion Terms and the planned July 31 Discussion Terms, including an overview of potential synergies, the potential pro forma impact of financial synergies and the S-Band Model, and answered questions from Mr. Ortolf. Following discussion and deliberation, Mr. Ortolf indicated his support of the work being done by the DISH Network Special Committee and proceeding with the July 31 Discussion Terms and further work regarding a potential strategic transaction.
Later on July 31, representatives of J.P. Morgan, at the instruction of the DISH Network Special Committee, conveyed the July 31 Discussion Terms to Evercore. Representatives of Evercore promptly informed the EchoStar Special Committee of the July 31 Discussion Terms.
Also on July 31, representatives of Wachtell Lipton, at the instruction of the DISH Network Special Committee, sent a draft merger agreement, which structured the transaction as an acquisition by DISH Network of EchoStar, and a draft support agreement to representatives of Cravath, consistent with the terms discussed with the DISH Network Special Committee.
On August 1, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. The EchoStar Special Committee reviewed and discussed the July 31 Discussion Terms. Representatives of Cravath also informed the EchoStar Special Committee that Wachtell Lipton had sent a draft merger agreement and a draft support agreement to accompany the July 31 Discussion Terms. The EchoStar Special Committee instructed representatives of Evercore to propose the following indicative terms to facilitate further discussion (the “EchoStar August 1 Discussion Terms”): (a) a fixed exchange ratio of 2.90 shares of DISH Network Class A Common Stock or DISH Network Class B Common Stock, as applicable, for each share of EchoStar Class A Common Stock or EchoStar Class B Common Stock; (b) proportionate representation based on pro forma equity split on the post-closing board, with proportionate EchoStar representation to be rounded up to the nearest director, with the proviso that Mr. Ergen, if appointed to the post-closing board, would not be counted towards the EchoStar representation; and (c) the majority-of-the-minority approval condition. The EchoStar Special Committee also instructed representatives of Cravath to begin preparing revised drafts of the merger agreement and support agreement. The EchoStar Special Committee also discussed the potential timing and public announcement of any transaction with DISH Network, including in relation to the upcoming earnings release for each of DISH Network and EchoStar.
Later on August 1, representatives of Evercore, at the instruction of the EchoStar Special Committee, conveyed to representatives of J.P. Morgan the EchoStar August 1 Discussion Terms. Representatives of J.P. Morgan promptly informed the DISH Network Special Committee of the EchoStar August 1 Discussion Terms.
On August 1, following receipt of the EchoStar August 1 Discussion Terms, the DISH Network Special Committee held a meeting. Representatives of J.P. Morgan and Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. The DISH Network Special Committee discussed with representatives of J.P. Morgan and Wachtell Lipton the EchoStar August 1 Discussion Terms, a range of exchange ratios that could be potentially acceptable to the DISH Network Special Committee and considerations with respect to the majority-of-the-minority approval condition. After discussion, the DISH Network Special Committee determined to instruct the representatives of J.P. Morgan to relay the following indicative terms to facilitate further discussion (the “DISH Network August 1 Discussion Terms”): (a) a fixed exchange ratio of 2.75 shares of DISH Network Class A Common Stock or DISH Network Class B Common Stock, as applicable, for each share of EchoStar Class A Common Stock or EchoStar Class B Common Stock; (b) proportionate representation based on pro forma equity split on the post-closing board, with proportionate EchoStar representation to be rounded up to the nearest director, with the proviso that Mr. Akhavan, if appointed to the post-closing board, would be counted towards the EchoStar representation; and (c) no majority-of-the-minority approval condition. At the meeting, the DISH Network Special Committee also discussed other matters relating to the transaction, including the potential timing and public announcement (including in relation to the upcoming earnings release for each of DISH Network and EchoStar), as well as the timing of decisions regarding certain senior management positions at the post-closing combined company. The DISH Network Special Committee determined that it would be in the best interest of DISH Network to provide the market and employees with clarity on the subject of post-closing leadership of the combined company. In that regard, the DISH Network Special Committee believed it would be important to consult with Mr. Ergen regarding the post-closing combined company senior management and, accordingly, instructed Mr. Brokaw, as Chairman of the Executive Compensation Committee of DISH Network and a member of the DISH Network Special Committee, to seek Mr. Ergen’s perspective on who should serve as the combined company President and Chief Executive Officer if a transaction were to proceed.
On August 1, representatives of J.P. Morgan, at the instruction of the DISH Network Special Committee, promptly informed Evercore of the DISH Network August 1 Discussion Terms. Representatives of Evercore promptly informed the EchoStar Special Committee of the DISH Network August 1 Discussion Terms.
On August 2, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. The EchoStar Special Committee discussed with representatives of Cravath and Evercore the DISH Network August 1 Discussion Terms, noting in particular: (a) the notional value attributed to EchoStar’s S-band assets by the exchange ratio proposed in the DISH Network August 1 Discussion Terms; and (b) in light of the significant amount of due diligence conducted in respect of DISH Network to date, the EchoStar Special Committee’s belief that DISH Network would be able to execute on its business plan to fulfill its financial obligations, which would ultimately be expected to benefit EchoStar’s stockholders if a transaction were consummated between the parties. Representatives of Cravath provided the EchoStar Special Committee with an overview of the terms of the draft merger agreement and support agreement. The EchoStar Special Committee determined to continue to progress negotiations in respect of the draft merger agreement and support agreement shared by Wachtell Lipton on August 1 prior to responding to the DISH Network August 1 Discussion Terms. The EchoStar Special Committee instructed representatives of Cravath to continue to progress such negotiations and instructed Evercore to seek a discussion with J.P. Morgan, on behalf of the

DISH Network Special Committee, regarding the management and board composition of the combined company, including any considerations relating to the potential involvement of Mr. Akhavan in the management and/or board of directors of the post-closing combined company. In the meantime, the EchoStar Special Committee determined to continue considering, and instructed Evercore to continue to consider, the DISH Network August 1 Discussion Terms and an appropriate response thereto.
On August 2, members of EchoStar management, including Mr. Manson, participated in a conference call with representatives of DISH Network management, including Mr. Messner, Cravath, S&C, White & Case, and Wachtell Lipton to discuss due diligence requests from DISH Network and its representatives, with a focus on legal due diligence.
On August 3, members of DISH Network management, including Mr. Messner, participated in a conference call with members of EchoStar management, including Mr. Manson, and representatives of Cravath, White & Case, Wachtell Lipton and S&C to discuss due diligence requests from EchoStar and its representatives, with a focus on legal due diligence.
On August 3, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Representatives of Evercore noted that, as directed by the EchoStar Special Committee, they had held high-level discussions regarding the management and board composition of the post-closing combined company with J.P. Morgan and reported that J.P. Morgan had indicated that the DISH Network Special Committee would view Mr. Akhavan, if appointed to the board of the post-closing combined company, as an appointee of EchoStar for the purposes of calculating pro forma board composition as between EchoStar and DISH Network. The EchoStar Special Committee reviewed and discussed the DISH Network August 1 Discussion Terms and potential responses thereto, including the terms that would need to be reflected in the subsequent draft of the merger agreement (such as the EchoStar Special Committee’s expectations regarding the inclusion of a majority-of-the-minority approval condition and certain restrictions on the operation of DISH Network’s business between signing and closing of the transaction).
Later on August 3, representatives of Cravath provided Mr. Tarr, who had been unable to attend the meeting of the EchoStar Special Committee earlier in the day, with an update regarding the discussions at such meeting. Following discussion, Mr. Tarr expressed his support for the views of the EchoStar Special Committee.
On August 3, representatives of Cravath, at the instruction of EchoStar Special Committee, sent comments on the draft merger agreement and support agreement (reflecting input from EchoStar management and White & Case, as was the case for subsequent drafts of such agreements delivered by Cravath) to representatives of Wachtell Lipton. The comments indicated that the EchoStar Special Committee expected there would be a majority-of-the-minority approval condition and also introduced, among other things, additional restrictions on the operation of DISH Network’s business between signing and closing of the transaction.
On August 3, Mr. Brokaw contacted Mr. Ergen, as previously directed by the DISH Network Special Committee at its August 1 meeting. Mr. Ergen indicated that, assuming a transaction were to be recommended by each Special Committee, supported by the Ergen Stockholders and ultimately consummated, he believed that Mr. Akhavan would be most qualified to serve as the President and Chief Executive Officer of the combined company.
On August 3 and 4, representatives of Wachtell Lipton discussed with members of the DISH Network Special Committee the comments to the draft merger agreement received from representatives of Cravath on August 3.
On August 4, members of EchoStar management, including Mr. Akhavan, participated in a conference call with members of the DISH Network Special Committee, Mr. Cullen and representatives of J.P. Morgan and Wachtell Lipton to discuss the launch of the JUPITER™ 3 ultra-high throughput satellite (“JUPITER 3”), the operation of which had been assumed in the EchoStar Core Business Model. Participants of the meeting discussed, among other things, the status of the JUPITER 3 launch, the likelihood of success of the launch and EchoStar’s insurance coverage with respect to JUPITER 3.

On August 4, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Representatives of Evercore provided the EchoStar Special Committee with a brief update on the bring-down due diligence session regarding JUPITER 3 earlier in the day on August 4. Following discussion, the EchoStar Special Committee determined to instruct representatives of Evercore to relay the following indicative terms to facilitate further discussion (the “August 4 Discussion Terms”): (a) a fixed exchange ratio of 2.85 shares of DISH Network Class A Common Stock or DISH Network Class B Common Stock, as applicable, for each share of EchoStar Class A Common Stock or EchoStar Class B Common Stock; (b) no majority-of-the-minority approval condition; (c) Mr. Akhavan’s appointment as the President and Chief Executive Officer of the post-closing combined company; and (d) if Mr. Akhavan is appointed to serve on the post-closing combined company’s board, Mr. Akhavan would not be counted towards the EchoStar representation on such board. The EchoStar Special Committee determined that it would not require a majority-of-the-minority approval condition if the DISH Network Special Committee agreed to the exchange ratio proposed by the EchoStar Special Committee in the August 4 Discussion Terms and certain terms in the draft merger agreement as last proposed by the EchoStar Special Committee, including certain interim operating covenants on DISH Network, being largely retained and directed Evercore to relay this position to J.P. Morgan.
On August 4, representatives of Evercore, at the instruction of the EchoStar Special Committee, conveyed to representatives of J.P. Morgan the August 4 Discussion Terms. The representatives of Evercore also conveyed that the EchoStar Special Committee was prepared to accept the DISH Network Special Committee’s position that there be no majority-of-the-minority approval condition, but only if the DISH Network Special Committee were willing to transact at the exchange ratio set forth in the August 4 Discussion Terms and the EchoStar Special Committee’s proposed amendments to certain terms in the draft merger agreement, including certain interim operating covenants, were largely accepted. Representatives of J.P. Morgan promptly informed the DISH Network Special Committee of the August 4 Discussion Terms.
On the night of August 4, representatives of Wachtell Lipton, at the instruction of the DISH Network Special Committee, sent comments on the draft merger agreement to representatives of Cravath.
Also on the night of August 4, representatives of Wachtell Lipton, at the instruction of the DISH Network Special Committee, sent drafts of the merger agreement, support agreement and Ergen Stockholder written consents to counsel for the Ergen Stockholders. Representatives of Wachtell Lipton discussed with counsel for the Ergen Stockholders that the drafts reflected the current state of negotiations between the DISH Network Special Committee and the EchoStar Special Committee and that, while there was no assurance that terms would be agreed upon, the DISH Network Special Committee was requesting the Ergen Stockholders’ input on the draft documentation at this stage in order to inform the committee on whether there were additional issues from the Ergen Stockholders’ perspective that needed to be addressed were a transaction to be agreed upon.
On August 5, EchoStar management discussed with representatives of Cravath the concept of amending the structure of the potential transaction such that EchoStar would be the acquiring entity (instead of DISH Network). Between August 5 and August 7, representatives of Cravath discussed with EchoStar management and, subsequently, with representatives of Wachtell Lipton the feasibility of amending the transaction structure and the possibility of the parties potentially exploring alternative structures following the announcement of a transaction.
On August 5, the DISH Network Special Committee held a meeting. Representatives of J.P. Morgan and Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Representatives of J.P. Morgan discussed with the DISH Network Special Committee the August 4 Discussion Terms and J.P. Morgan’s preliminary financial analysis of the valuation implied by the exchange ratio in the August 4 Discussion Terms. Additionally, representatives of J.P. Morgan and Wachtell Lipton provided an overview of the status of the due diligence that had been conducted to date by each of them and DISH Network management, highlighting key financial due diligence and legal findings. The DISH Network Special Committee also discussed Mr. Ergen’s recommendation that, should a deal proceed, Mr. Akhavan be the President and Chief Executive Officer of the combined company, as indicated by Mr. Ergen on August 3 (subject to the conditions outlined by Mr. Ergen). The DISH Network Special Committee also discussed with representatives of Wachtell Lipton, among other things, potential terms of the President and Chief

Executive Officer’s post-closing employment (including a discussion of the current terms of Mr. Carlson’s and Mr. Akhavan’s respective employment arrangements) and the potential timing of negotiating such employment arrangements. The DISH Network Special Committee also discussed whether, at this stage of the negotiations, it was appropriate to provide Mr. Ergen and the full DISH Network board with an update on the status of the proposed transaction and confirm with Mr. Ergen whether the Ergen Stockholders would likely be supportive of the proposed transaction. After discussion, the DISH Network Special Committee determined to update Mr. Ergen regarding the status of the negotiations and inquire whether Mr. Ergen may be supportive, and to request a meeting to update the full DISH Network Board. The DISH Network Special Committee also agreed that they were prepared to recommend in support of the August 4 Discussion Terms pending resolution of open issues in the definitive documentation and receipt of J.P. Morgan’s fairness opinion.
On August 5, following the meeting of the DISH Network Special Committee, representatives of J.P. Morgan, at the instruction of the DISH Network Special Committee, indicated to representatives of Evercore that the DISH Network Special Committee was prepared to accept the August 4 Discussion Terms, subject to agreeing on the terms of the definitive documentation.
On August 5, the EchoStar Special Committee held two meetings. Representatives of Cravath and Evercore were present at the meetings by invitation of the EchoStar Special Committee. Representatives of Evercore reported that representatives of J.P. Morgan had conveyed, at the direction of the DISH Network Special Committee, that the DISH Network Special Committee accepted the 2.85 exchange ratio. Representatives of Cravath also provided an update on the negotiation of terms of the draft merger agreement and support agreement, including with respect to certain interim operating covenants of DISH Network. Representatives of Cravath also noted to the EchoStar Special Committee that EchoStar management had suggested that the EchoStar Special Committee explore an alternative transaction structure whereby EchoStar would be the acquiring entity (instead of DISH Network). Following discussion, the EchoStar Special Committee expressed support for EchoStar management, Cravath and Evercore to continue discussions with respect thereto.
On August 5, representatives of Wachtell Lipton met with Mr. Ergen to discuss the potential terms of Mr. Akhavan’s employment as the President and Chief Executive Officer of the combined company, including as to base salary, bonus opportunity, equity awards and relocation. Representatives of Wachtell Lipton indicated to Mr. Ergen, at the instruction of the DISH Network Special Committee that, once the key terms of the transaction had been largely agreed between the DISH Network Special Committee and the EchoStar Special Committee, the DISH Network Special Committee desired that Mr. Ergen meet with Mr. Akhavan to discuss potential terms of his post-closing employment. Representatives of Wachtell Lipton also informed representatives of Cravath of the status of these discussions.
On August 5, representatives of Cravath, at the instruction of the EchoStar Special Committee, sent comments on the draft merger agreement and support agreement to representatives of Wachtell Lipton.
On August 6, the EchoStar Special Committee held a meeting. Representatives of Cravath, Evercore, White & Case and Messrs. Akhavan and Manson were present at the meeting by invitation of the EchoStar Special Committee. EchoStar’s management provided an overview of developments related to JUPITER 3. Representatives of Cravath provided an overview of the legal due diligence that had been undertaken in respect of DISH Network, including a description of certain outstanding litigation matters involving DISH Network.
On August 6, members of the DISH Network Special Committee contacted Mr. Ergen as directed by the DISH Network Special Committee at its previous meeting, and provided Mr. Ergen with an update regarding the transaction discussions to date. The members of the DISH Network Special Committee inquired as to whether Mr. Ergen, on behalf of the Ergen Stockholders, would support the transaction as currently proposed, if it were recommended by the DISH Network Special Committee and approved by the DISH Network Board, and advised Mr. Ergen that it would not recommend the proposed transaction to the DISH Network Board without securing support from the Ergen Stockholders. Mr. Ergen indicated that the Ergen Stockholders were prepared to negotiate the terms of the support requested by the DISH Network Special Committee in connection with the proposed transaction.

On August 6, the DISH Network Board held a meeting. Mr. Messner and representatives of J.P. Morgan, S&C and Wachtell Lipton were present at the meeting by invitation of the DISH Network Board. Ms. Abernathy and Messrs. Brokaw and Proietti presented an overview of the process of their review of a potential strategic transaction with EchoStar, the status of the negotiations with the EchoStar Special Committee regarding a potential merger and the August 4 Discussion Terms. Next, representatives of S&C reviewed with the DISH Network Board its fiduciary duties, both generally and in the context of considering the potential merger, and presented an overview of the terms of the draft merger agreement and draft support agreement. Next, representatives of J.P. Morgan discussed with the DISH Network Board DISH Network management’s projections for DISH Network, EchoStar management’s projections for EchoStar, the status of due diligence and DISH Network management’s view of potential synergy opportunities, including potential financial synergies and J.P. Morgan’s preliminary financial analysis of the transaction. After discussion, Mr. and Mrs. Ergen left the meeting and the DISH Network Board (other than Mr. and Mrs. Ergen) met in executive session. In executive session, the DISH Network Board (other than Mr. and Mrs. Ergen) discussed the presentation and benefits and drawbacks of pursuing the potential transaction at this time and asked questions of the representatives of J.P. Morgan, S&C and Wachtell Lipton. After additional discussion, the DISH Network board determined to meet the next day after the next scheduled meeting of the DISH Network Special Committee, at which time it was expected the draft transaction documentation would be near final, in order to consider the recommendation, if any, of the DISH Network Special Committee in respect of the potential transaction.
On August 6, Mr. Ergen met with Mr. Akhavan to discuss the terms of Mr. Akhavan’s appointment as President and Chief Executive Officer of the combined company following closing of the transaction. Mr. Ergen indicated to Mr. Akhavan that, if a transaction were to be agreed upon, Mr. Ergen would be supportive of Mr. Akhavan serving as the President and Chief Executive Officer of the combined company. Mr. Ergen and Mr. Akhavan discussed potential terms of Mr. Akhavan’s employment, based on Mr. Ergen’s prior discussion with representatives of Wachtell Lipton, which terms Mr. Ergen noted would be subject to the review and approval of the DISH Network Board and the Executive Compensation Committee of the DISH Network Board.
On August 7, members of EchoStar management, including Mr. Manson, participated in a conference call with Mr. Messner and representatives of Cravath, J.P. Morgan, S&C, White & Case and Wachtell Lipton to further discuss the launch of JUPITER 3, including the status of the deployment of JUPITER 3.
On August 7, counsel for the Ergen Stockholders sent comments to representatives of Wachtell Lipton on the draft support agreement and draft written consents. Counsel for the Ergen Stockholders indicated that the Ergen Stockholders were willing to agree to a mechanism to ensure the Ergen Stockholders’ voting power in DISH Network did not materially increase as a result of the transaction. Specifically, the Ergen Stockholders would be willing to agree not to vote the shares of DISH Network Class A Common Stock owned by them on matters where holders of DISH Network Class A Common Stock and DISH Network Class B Common Stock were entitled to vote for a period of three years following closing of the merger. In addition, counsel for the Ergen Stockholders requested that the Ergen Stockholders would have registration rights with respect to the unregistered shares of DISH Network Common Stock they would receive in connection with the closing of the merger.
On August 7, the EchoStar Special Committee held a meeting. Representatives of Cravath were present at the meeting by invitation of the EchoStar Special Committee. Representatives of Evercore and Ballard Spahr LLP, Nevada counsel to the EchoStar Special Committee (“Ballard Spahr”), were also present by invitation of the EchoStar Special Committee for certain portions of the meeting. Representatives of Cravath led a discussion regarding the fiduciary duties of the EchoStar Special Committee in connection with the proposed transaction and summarized the key terms and provisions of the transaction documents. Prior to the meeting, representatives of Cravath had met with Mr. Tarr, who had been unable to attend this portion of the meeting, and discussed the fiduciary duties of the EchoStar Special Committee in connection with the proposed transaction and summarized the key terms and provisions of the transaction documents. Representatives of Evercore presented their financial analyses relating to the transaction. During the presentation, the EchoStar Special Committee asked questions relating to, and discussed with representatives of Evercore, the positive performance of EchoStar Class A Common Stock on August 7, the closing price of which was approximately 21% higher than the closing price of the EchoStar Class A Common Stock on

August 4. After such presentation and discussion, representatives of Evercore rendered Evercore’s oral opinion to the EchoStar Special Committee, which was subsequently confirmed by delivery of a written opinion dated August 7, that as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the exchange ratio provided for in the initial merger agreement was fair, from a financial point of view, to the holders of EchoStar Class A Common Stock (other than the Ergen EchoStar Stockholders). After discussion, the EchoStar Special Committee unanimously: (a) declared and determined that the initial merger agreement and the transactions contemplated thereby, including the merger contemplated thereby, were fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders); and (b) recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the initial merger agreement and the transactions contemplated thereby, including the merger contemplated thereby, and recommending that the EchoStar stockholders approve and adopt the initial merger agreement.
On August 7, the EchoStar Board held a meeting. Mr. Manson and representatives of each of Cravath, White & Case, Ballard Spahr and Evercore were present at the meeting by invitation of the EchoStar Board. Representatives of White & Case led a discussion regarding the fiduciary duties of the EchoStar Board in connection with the proposed transaction and representatives of Cravath summarized the key terms and provisions of the transaction documents. Representatives of Evercore confirmed that Evercore had rendered its oral opinion to the EchoStar Special Committee, which was subsequently confirmed by delivery of a written opinion dated August 7, that as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the exchange ratio provided for in the initial merger agreement was fair, from a financial point of view, to the holders of EchoStar Class A Common Stock (other than the Ergen EchoStar Stockholders). Representatives of Cravath also informed the EchoStar Board of the EchoStar Special Committee’s recommendation that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the initial merger agreement and the transactions contemplated thereby, including the merger contemplated thereby, and recommending that the EchoStar stockholders approve and adopt the initial merger agreement. Following discussion, the EchoStar Board unanimously: (a) declared and determined that the merger agreement and the transactions contemplated by the initial merger agreement, including the merger contemplated thereby, were fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders), (b) approved, adopted and declared advisable the initial merger agreement and the transactions contemplated by the initial merger agreement, including the merger contemplated thereby, on the terms and subject to the conditions set forth in the initial merger agreement, and (c) directed that the initial merger agreement be submitted to a vote of EchoStar’s stockholders and recommended that the stockholders of EchoStar approve and adopt the initial merger agreement.
On August 7, the DISH Network Special Committee held a meeting. Representatives of J.P. Morgan and Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Representatives of J.P. Morgan rendered J.P. Morgan’s oral opinion to the DISH Network Special Committee, which was subsequently confirmed by J.P. Morgan’s written opinion to the DISH Network Special Committee and the DISH Network Board, dated August 7 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the Transaction was fair, from a financial point of view, to DISH Network. Next, representatives of Wachtell Lipton provided an overview of the merger agreement and support agreement. Representatives of J.P. Morgan and Wachtell Lipton also provided an update on due diligence regarding the JUPITER 3 launch and the manner in which certain due diligence items were addressed in the merger agreement. After discussion, the DISH Network Special Committee unanimously (a) determined that the initial merger agreement and the transactions contemplated by the initial merger agreement, including the merger contemplated thereby, were fair to and in the best interests of DISH Network and its stockholders (other than the Ergen Stockholders); and (b) recommended that the DISH Network Board adopt resolutions approving and declaring advisable the initial merger agreement and the transactions contemplated by the initial merger agreement, including the merger contemplated thereby, and recommending that DISH Network’s stockholders approve the issuance of shares of DISH Network Common Stock in connection with the merger on the terms and subject to the conditions set forth in the initial merger agreement.

On August 7, following the meeting of the DISH Network Special Committee, the Executive Compensation Committee of the DISH Network Board held a meeting. Mr. Messner and representatives of Wachtell Lipton were present at the meeting by invitation of the Executive Compensation Committee of the DISH Network Board. Representatives of Wachtell Lipton presented the proposed terms of Mr. Akhavan’s post-closing employment as President and Chief Executive Officer of DISH Network. After discussion, the Executive Compensation Committee of the DISH Network Board determined to approve the proposed terms of Mr. Akhavan’s post-closing employment as President and Chief Executive Officer of DISH Network, conditioned on the closing of the merger contemplated by the initial merger agreement.
On August 7, following the meeting of the DISH Network Special Committee and the meeting of the Executive Compensation Committee of the DISH Network Board, the DISH Network Board held a meeting. Mr. Messner and representatives of J.P. Morgan, S&C and Wachtell Lipton were present at the meeting by invitation of the DISH Network Board. Representatives of J.P. Morgan rendered J.P. Morgan’s oral opinion to the DISH Network Board, which was subsequently confirmed by J.P. Morgan’s written opinion to the DISH Network Special Committee and the DISH Network Board, dated August 7 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the Transaction was fair, from a financial point of view, to DISH Network. Next, representatives of Wachtell Lipton and S&C answered questions regarding the initial merger agreement and support agreement and related matters. Ms. Abernathy then presented to the rest of the DISH Network Board regarding the DISH Network Special Committee’s review of the advisability of the proposed transaction and its recommendation that the DISH Network Board adopt resolutions approving and declaring advisable the initial merger agreement and the transactions contemplated by the initial merger agreement, including the merger contemplated thereby, and recommending that DISH Network’s stockholders approve the issuance of shares of DISH Network Common Stock in connection with the merger on the terms and subject to the conditions set forth in the initial merger agreement. The members of the DISH Network Special Committee answered questions from the other directors regarding the proposed transaction throughout the presentation. After discussion, acting upon the recommendation of the DISH Network Special Committee, the DISH Network Board unanimously: (a) determined that the initial merger agreement and the transactions contemplated by the initial merger agreement, including the merger contemplated thereby, are fair to and in the best interests of DISH Network and its stockholders; (b) approved and declared advisable the initial merger agreement and the transactions contemplated by the initial merger agreement, including the merger contemplated thereby, on the terms and subject to the conditions set forth in the initial merger agreement; and (c) recommended that DISH Network’s stockholders approve the issuance of shares of DISH Network Common Stock in connection with the merger on the terms and subject to the conditions set forth in the initial merger agreement. The DISH Network Board further determined, subject to approval by the Executive Compensation Committee of the DISH Network Board of the relevant terms, to approve the appointment of Mr. Akhavan as the President and Chief Executive Officer of DISH Network, conditioned upon the closing of the merger contemplated by the initial merger agreement.
Throughout the day and night on August 7 and early in the morning on August 8, representatives of Wachtell Lipton and Cravath exchanged comments to the draft initial merger agreement, support agreement and the disclosure letters of each of DISH Network and EchoStar on behalf of the DISH Network Special Committee and EchoStar Special Committee, respectively.
Early in the morning on August 8, each of DISH Network, Eagle Sub Corp., EchoStar and the Ergen Stockholders executed and delivered the initial merger agreement and support agreement, as applicable.
In the morning on August 8, following the execution and delivery of the initial merger agreement and support agreement, the applicable Ergen Stockholders executed and delivered the Ergen DISH Written Consent and the Ergen EchoStar Written Consent, and Mr. Akhavan and DISH Network entered into an employment letter agreement, pursuant to which Mr. Akhavan would serve as President and Chief Executive Officer of DISH Network, effective as of the closing of the merger contemplated by the initial merger agreement.
In the morning on August 8, DISH Network and EchoStar issued a joint press release announcing the two companies had entered into the initial merger agreement and related agreements.

On August 11, members of DISH Network management and EchoStar management began discussing and considering, as contemplated by the parties prior to signing of the initial merger agreement, certain alternative structures and their potential benefits as compared to the structure provided for in the initial merger agreement. As a result of such discussions, management identified potential issues with the contemplated transaction structure, including (a) the need under the initial merger agreement either to manage DISH Network to ensure compliance with a leverage test necessary to incur EchoStar’s existing indebtedness under the DISH Network indentures or to designate EchoStar as an unrestricted subsidiary, which would impose operational restrictions, complicate the combined group’s integration efforts and impede its ability to fully realize potential synergies; (b) the possibility that subsequent developments in the ongoing negotiations and legal proceedings between DISH Network and T-Mobile relating to DISH Network’s option to purchase certain 800 MHz spectrum from T-Mobile, including developments since the announcement of the initial merger agreement, could affect the carrying value of that option and could also factor into the calculation of the leverage test; and (c) the potential impact on the availability and cost of future financings due to the need to meet the leverage tests in the DISH Network indentures at the time of such financings, and the resulting potential impact on DISH Network’s plans to invest in customer acquisition and 5G network buildout and deployment in DISH Network’s wireless business. The DISH Network and EchoStar management teams recognized that there would be enhanced financial and operational flexibility under the structure in which EchoStar would be the acquiring entity given that EchoStar would not initially be directly subject to financial covenants restricting debt financing that would support the operations of the combined company or other contractual obligations, and that this structure would provide additional structural flexibility to enhance shareholder value through potential future strategic transactions across the portfolio of businesses that will be operated by the combined company as a result of holding those businesses through separate intermediate corporate groups.
During the four weeks following the execution of the initial merger agreement, members of DISH Network management and EchoStar management and representatives of J.P. Morgan, Evercore, Wachtell Lipton, Cravath, S&C, White & Case and Steptoe & Johnson LLP, regulatory counsel to DISH Network, met to discuss alternative transaction structures in order to maximize financial and operational flexibility and value to stockholders of the combined company, including a structure whereby a wholly owned subsidiary of EchoStar would merge with and into DISH Network, upon consummation of which DISH Network would survive as a wholly owned subsidiary of EchoStar (the “revised structure”).
On August 24, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Messrs. Akhavan and Manson were also present by invitation of the EchoStar Special Committee for certain portions of the meeting. Representatives of Cravath updated the EchoStar Special Committee on the discussions being held with respect to the alternative transaction structures in the prior weeks, and there was a discussion regarding the potential benefits and drawbacks of pursuing an alternative transaction structure, including the revised structure. Representatives of Cravath confirmed that any change in structure would not be expected to change any of the previously agreed economic or governance terms of the transaction. Representatives of the EchoStar Special Committee directed representatives of Evercore and Cravath to work to continue to analyze the potential benefits and drawbacks of pursuing an alternative structure, including the revised structure, and directed representatives of Cravath to work on preparing and negotiating revised transaction documents reflecting the revised structure.
On August 30, Messrs. Cullen, Messner and Kiser, Paul Orban, Executive Vice President and Chief Financial Officer of DISH Network, and representatives of S&C met with Mr. Ergen to discuss the possibility of revising the transaction structure and the potential merits and considerations associated with doing so. Mr. Akhavan was also present for part of the meeting.
On September 5, the DISH Network Special Committee held a meeting. Messrs. Cullen, Messner and Orban and representatives of J.P. Morgan, S&C and Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Messrs. Cullen, Messner and Orban, together with representatives of S&C, presented regarding the work that had been done to consider alternative structures, including the revised structure, and indicated DISH Network management’s recommendation to amend and restate the merger agreement in order to pursue the revised structure due to, among other reasons, the enhanced financial and operational flexibility provided by the revised structure. Among other factors, Messrs. Cullen, Messner and Orban discussed (a) the need under the initial merger agreement either to manage DISH Network to ensure compliance with a leverage test necessary to incur EchoStar’s existing indebtedness under the DISH Network indentures or to designate EchoStar as an unrestricted subsidiary, which would impose operational restrictions, complicate the combined group’s integration efforts and impede its ability to fully realize potential synergies; (b) the possibility that subsequent developments in the ongoing negotiations and legal proceedings between DISH Network and T-Mobile relating to DISH Network’s option to purchase certain 800 MHz spectrum from T-Mobile, including developments since the announcement of the initial merger agreement, could affect the carrying value of that option and could also factor into the calculation of the leverage test; and (c) the potential impact on the availability and cost of future financings due to the need to meet the leverage tests in the DISH Network indentures at the time of such financings, and the resulting potential impact on DISH Network’s plans to invest in customer acquisition and 5G network buildout and deployment in DISH Network’s wireless business. After discussion in executive session, the DISH Network Special Committee agreed that it needed additional time to consider the revised structure, and resolved to authorize its advisors and DISH Network management to continue working to consider the revised structure, including negotiating the terms of the proposed amendments to the merger agreement and support agreement.
On the evening of September 5, representatives of Cravath, at the instruction of the EchoStar Special Committee, sent a draft of the amended and restated merger agreement to representatives of Wachtell Lipton, which draft generally preserved the terms of the initial merger agreement (including with respect to the Exchange Ratio, which is the inverse of the previously agreed 2.85 exchange ratio (rounded to the nearest sixth decimal)), other than changes necessary to effect the revised structure.
On the evening of September 5, representatives of Wachtell Lipton, at the instruction of the DISH Network Special Committee, sent a draft of the amended and restated support agreement to representatives of Cravath, which draft generally preserved the terms of the initial support agreement, other than changes necessary to effect the revised structure.
On September 6, representatives of Wachtell Lipton, at the instruction of the DISH Network Special Committee, sent a draft of the amended and restated merger agreement and amended and restated support agreement to counsel for the Ergen Stockholders.
From September 6 to October 1, representatives of Wachtell Lipton and Cravath exchanged comments to the amended and restated transaction documents on behalf of the DISH Network Special Committee and EchoStar Special Committee, respectively.
On September 6, the EchoStar Special Committee held a meeting. Representatives of Cravath and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Representatives of Cravath updated the EchoStar Special Committee on the progress made on preparing revised transaction documents to implement the revised structure.
On September 7, the DISH Network Special Committee held a meeting. Representatives of J.P. Morgan and Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Representatives of J.P. Morgan presented J.P. Morgan’s preliminary financial analysis of the transaction reflecting the revised structure, including a valuation analysis of DISH Network and EchoStar and of the revised exchange ratio with respect to the revised structure. Representatives of Wachtell Lipton then provided an overview of the potential terms of the amended and restated merger agreement and amended and restated support agreement and the documentation and other workstreams required to be completed in connection with the revised structure, including due diligence, the potential timing between signing and closing of the proposed amendments (including regulatory approvals) and the communications plan with respect to the proposed amendments. The DISH Network Special Committee asked questions throughout, including as to whether J.P. Morgan expected it would be able to deliver an updated fairness opinion in connection with the revised structure. After discussion, the DISH Network Special Committee agreed that the full DISH Network Board should be provided an update regarding the discussions on the proposed amendments and that the DISH Network Special Committee in the meantime desired additional time to consider the revised structure. The DISH Network Special Committee resolved to authorize its advisors and DISH Network management to continue working to consider the revised structure, including negotiating the terms of the revised structure, and instructed DISH Network management to coordinate scheduling of a meeting of the full DISH Network Board.
On September 8, members of EchoStar management, including Mr. Manson, members of DISH Network management, including Mr. Messner, and representatives of Cravath, S&C, White & Case and Wachtell Lipton participated in a conference call to discuss due diligence requests from each party, with a focus on legal due diligence and changes to due diligence responses since the execution of the initial merger agreement.
Also on September 8, members of EchoStar management and DISH Network management and representatives of J.P. Morgan and Evercore participated in a conference call to discuss due diligence requests from each party, with a focus on financial due diligence and changes to due diligence responses since the execution of the initial merger agreement.
On September 12, the DISH Network Special Committee held a meeting. Representatives of J.P. Morgan and Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Representatives of J.P. Morgan and Wachtell Lipton provided an update on the due diligence being conducted, the progress of negotiation of the amended documentation in connection with the revised structure and planned next steps, including the timing of the meeting with the full DISH Network Board. After discussion, the DISH Network Special Committee resolved to authorize its advisors and DISH Network management to continue working to consider the revised structure, including negotiating the terms of the proposed revised structure. The DISH Network Special Committee also resolved to provide Mr. Ortolf with an update on the work being done to consider the revised structure.
Following the September 12 meeting of the DISH Network Special Committee, a member of the DISH Network Special Committee contacted Mr. Ortolf to provide him with an update on the work being done by the DISH Network Special Committee, DISH Network and their respective advisors to consider the revised structure.
On September 15, members of EchoStar management, including Mr. Manson, members of DISH Network management, including Mr. Messner, and representatives of Cravath, S&C, White & Case and Wachtell Lipton participated in a conference call to discuss due diligence requests from each party, with a focus on legal due diligence and changes to due diligence responses since the prior conference call to discuss due diligence on September 8.
On September 15, the DISH Network Special Committee held a meeting to discuss the progress of negotiations of the amended documentation in connection with the revised structure and planned next steps. Representatives of J.P. Morgan and Wachtell Lipton were present at this meeting by invitation of the DISH Network Special Committee.
On September 30, members of EchoStar management, including Mr. Manson, members of DISH Network management, including Mr. Messner, and representatives of Cravath, S&C, White & Case and Wachtell Lipton participated in a conference call to discuss due diligence requests from each party, with a focus on legal due diligence and changes to due diligence responses since the prior conference call to discuss due diligence on September 15.
On October 1, the EchoStar Special Committee held a meeting. Representatives of each of Cravath, Ballard Spahr and Evercore were present at the meeting by invitation of the EchoStar Special Committee. Mr. Manson was present by invitation of the EchoStar Special Committee for certain portions of the meeting. Representatives of Cravath led a discussion regarding the fiduciary duties of the EchoStar Special Committee in connection with the proposed revised structure and summarized the key terms and provisions of the transaction documents. Also at this meeting, representatives of Evercore presented their financial analysis and rendered to the EchoStar Special Committee Evercore’s oral opinion, subsequently confirmed by delivery of a written opinion dated October 1, that, as of that date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio was fair, from a financial point of view, to EchoStar. After discussion, the EchoStar Special Committee unanimously: (a) declared and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders);

(b) recommended to the EchoStar Board that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, and recommending that EchoStar’s stockholders approve the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement; and (c) declared and determined the Support Agreement and the transactions contemplated thereby, to be advisable and recommended to the EchoStar Board that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Support Agreement and the transactions contemplated by the Support Agreement.
On October 1, the EchoStar Board held a meeting. Mr. Akhavan, Mr. Manson and representatives of each of Cravath, White & Case, Ballard Spahr and Evercore were present at the meeting by invitation of the EchoStar Board. Representatives of White & Case led a discussion regarding the fiduciary duties of the EchoStar Board in connection with the proposed transaction and representatives of Cravath summarized the key terms and provisions of the transaction documents. Representatives of Evercore confirmed that Evercore had rendered its oral opinion to the EchoStar Special Committee, which was subsequently confirmed by delivery of a written opinion dated October 1, that, as of that date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio was fair, from a financial point of view, to EchoStar. A member of the EchoStar Special Committee informed the EchoStar Board of the EchoStar Special Committee’s recommendation that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, and recommending that EchoStar’s stockholders approve the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement. Following discussion, the EchoStar Board unanimously: (a) declared and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders), (b) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement, (c) directed that the EchoStar Share Issuance be submitted to a vote of the stockholders of EchoStar, and (d) recommended that the stockholders of EchoStar approve the EchoStar Share Issuance for purposes of the rules and regulations of Nasdaq. The EchoStar Board further determined, in each case, conditioned upon the closing of the Merger, to approve (a) the terms pursuant to which Mr. Akhavan would continue serving as President and Chief Executive Officer of EchoStar, and (b) the appointment of Mr. Swieringa as President, Technology and Chief Operating Officer of EchoStar, including compensation-related terms in connection with such appointment.
On October 2, the DISH Network Special Committee held a meeting. Representatives of J.P. Morgan and Wachtell Lipton were present at the meeting by invitation of the DISH Network Special Committee. Representatives of J.P. Morgan rendered J.P. Morgan’s oral opinion to the DISH Network Special Committee, which was subsequently confirmed by J.P. Morgan’s written opinion to the DISH Network Special Committee and the DISH Network Board, dated October 2 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the Transaction was fair, from a financial point of view, to the holders of DISH Network Class A Common Stock (other than the Ergen DISH Stockholders). Next, representatives of Wachtell Lipton provided an overview of the Merger Agreement and Support Agreement. After discussion, the DISH Network Special Committee unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were fair to and in the best interests of DISH Network and its stockholders (other than the Ergen DISH Stockholders); and (b) recommended that the DISH Network Board adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommending that the DISH Network stockholders approve and adopt the Merger Agreement and directing that DISH Network submit the Merger Agreement to a vote of the DISH Network stockholders.
On October 2, following the meeting of the DISH Network Special Committee, the DISH Network Board held a meeting. Mr. Messner and representatives of J.P. Morgan, S&C and Wachtell Lipton were present at the meeting by invitation of the DISH Network Board. Representatives of J.P. Morgan rendered

J.P. Morgan’s oral opinion to the DISH Network Board, which was subsequently confirmed by J.P. Morgan’s written opinion to the DISH Network Special Committee and the DISH Network Board, dated October 2 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the Transaction was fair, from a financial point of view, to the holders of DISH Network Class A Common Stock (other than the Ergen DISH Stockholders). Next, representatives of Wachtell Lipton and S&C answered questions regarding the Merger Agreement and Support Agreement and related matters. Ms. Abernathy then presented to the rest of the DISH Network Board regarding the DISH Network Special Committee’s review of the advisability of the proposed transaction and its recommendation that the DISH Network Board adopt resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and recommending that DISH Network’s stockholders approve and adopt the Merger Agreement. The members of the DISH Network Special Committee answered questions from the other directors regarding the proposed transaction throughout the presentation. After discussion, acting upon the recommendation of the DISH Network Special Committee, the DISH Network Board unanimously: (a) duly and validly authorized and approved the execution, delivery and performance of the Transaction Agreements and the consummation of the Merger by DISH Network, (b) determined that the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, are fair to and in the best interests of DISH Network and its stockholders, (c) approved, adopted and declared advisable the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (d) directed that the Merger Agreement be submitted to a vote of DISH Network’s stockholders and recommended in accordance with NRS 92A.120 that DISH Network’s stockholders approve and adopt the Merger Agreement.
Later on October 2, each of DISH Network, EchoStar, Merger Sub and the Ergen Stockholders executed and delivered the amended and restated merger agreement and amended and restated support agreement, as applicable. Following such execution and delivery, the applicable Ergen Stockholders executed and delivered the Ergen DISH Written Consent and the Ergen EchoStar Written Consent, and Mr. Akhavan and EchoStar entered into an employment letter agreement, which superseded his previous employment letter with DISH Network in its entirety and pursuant to which Mr. Akhavan would serve as President and Chief Executive Officer of EchoStar, effective as of the closing of the merger.
DISH Network’s Reasons for the Merger; Recommendation of the DISH Network Special Committee; Approval by the DISH Network Board
On February 7, 2023, at a meeting of the DISH Network Board, the DISH Network Board resolved to form the DISH Network Special Committee consisting of three independent directors, Kathleen Abernathy, George Brokaw and Joseph Proietti, in order to, among other things, evaluate the advisability of enhancing commercial relationships with EchoStar including through a potential combination with or acquisition of EchoStar and, if it deemed advisable or appropriate, oversee the negotiation of the price, structure, form, terms and conditions of a potential combination with or acquisition of EchoStar.
On October 2, 2023, at a meeting of the DISH Network Special Committee, the DISH Network Special Committee unanimously: (a) determined that the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, are fair to and in the best interests of DISH Network and its stockholders (other than the Ergen DISH Stockholders); and (b) recommended that the DISH Network Board adopt resolutions approving, adopting and declaring advisable the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, and recommending that DISH Network’s stockholders approve and adopt the Merger Agreement.
On October 2, 2023, at a meeting of the DISH Network Board, acting upon the unanimous recommendation of the DISH Network Special Committee, the DISH Network Board unanimously: (A) duly and validly authorized and approved the execution, delivery and performance of the Transaction Agreements and the consummation of the Merger by DISH Network, (B) determined that the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, are fair to and in the best interests of DISH Network and its stockholders, (C) approved, adopted and declared advisable the Transaction Agreements and the transactions contemplated by the Transaction Agreements, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (D) directed that the Merger Agreement be submitted to a vote of DISH Network’s stockholders and recommended in accordance with NRS 92A.120 that DISH Network’s stockholders approve and adopt the Merger Agreement. See “The Merger — Background of the Merger” beginning on page 32 and “The Merger — DISH Network’s Reasons for the Merger; Recommendation of the DISH Network Special Committee; Approval by the DISH Network Board” beginning on page 54. In arriving at its determinations and recommendations, the DISH Network Special Committee reviewed and discussed a significant amount of information and consulted with members of DISH Network management and the DISH Network Special Committee’s independent legal advisors and financial advisors. The following are some of the significant factors that supported the DISH Network Special Committee’s recommendation that the DISH Network Board approve and declare advisable the Merger Agreement (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the DISH Network Special Committee and are not exhaustive):
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the expected business, assets, financial condition, results of operations, business plan and prospects following the Merger with EchoStar, including the enhanced operating profile of the combined company;

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the DISH Network Special Committee’s belief that the overall potential long-term stockholder value creation potential for DISH Network stockholders of a Merger with EchoStar would exceed the value of DISH Network as a standalone company, given, among other things, the expectation that the Merger combining DISH Network’s satellite technology, streaming services and nationwide 5G network with EchoStar’s satellite communications solutions would strengthen the combined company’s go-to-market capability for private 5G networks, enhance retail wireless offerings (i.e., through EchoStar’s narrowband and IoT capability) and diversify the combined company’s portfolio of terrestrial and non-terrestrial wireless connectivity businesses;

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the enhanced credit profile of the combined company, which should substantially lower the cost of capital for future debt financings for DISH Network and/or DISH DBS;

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the enhanced credit flexibility for the combined company (vis-à-vis DISH Network prior to the Merger), including, but not limited to, the ability to avoid and/or delay refinancing certain portions of DISH Network’s and DISH DBS’s debt, or to refinance such debt on more attractive terms;

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the enhanced financial and operational flexibility afforded by the revised transaction structure;

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the creation of operational synergies and cost savings from the Merger, including, but not limited to, the specific savings associated with reducing procurement costs and optimizing headcount and the combined company’s ability to eliminate certain public company costs at DISH Network;

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the potential for significant cost, capex, revenue and cost of capital synergies;

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the geographic reach of the combined company’s S-Band portfolio;

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the ability for the combined company to own certain in-orbit satellites (along with the governmental rights) that are operational and functional without the need for additional expenditures to develop and launch or lease satellites (which may not already be functional and/or in-orbit), including the recent successful launch of JUPITER-3;

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the potential for the combined company to avoid certain costs associated with DISH Network’s ability to provide service at a number of its existing satellite broadcast locations, without disruption, in the event of the combined company desiring to migrate certain of its satellite operations from certain broadcast locations to other broadcast locations;

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the benefits of adding long-lived satellite assets to the combined company’s portfolio (vis-à-vis DISH Network’s current portfolio), many of which have significant fuel life remaining and can be positioned to better meet the needs of DISH Network’s business and customers, and which provide increased redundancy for DISH Network’s broadcast operations (for example, certain of the EchoStar satellites have the ability to operate in a number of different configurations and have a number of years of remaining estimated useful life, which ultimately may provide the combined company with enhanced operational flexibility and cost-savings over the long term);

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the opportunities for the combined company to sell (and upsell) to existing EchoStar and DISH Network customers, including government entities;

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the belief of the DISH Network Special Committee that, at this time, the Merger is more favorable to DISH Network stockholders than the potential value that might result from the other strategic alternatives reasonably available to DISH Network (including joint ventures, commercial partnerships or obtaining additional capital by other means, which may require foregoing certain corporate opportunities by both DISH Network and EchoStar, governance, exit and monetization right considerations, multi-party agreements and yield limited overall impact);

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the limited integration risks due to the particular nature of the assets and the specific role that they serve when utilized by the combined company;

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the results of the due diligence review of EchoStar conducted by DISH Network management and the DISH Network Special Committee’s and DISH Network management’s advisors;

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the likelihood of a streamlined integration resulting from overlapping ownership, governance and services already in place;

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the fact that, because the Ergen Stockholders control both EchoStar and DISH Network, the Merger would not involve a change of control under the terms of each company’s significant contracts and obligations;

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the fact that upon completion of the Merger, former DISH Network stockholders will own approximately 69.1% of the common stock of the combined company (based on the outstanding shares of DISH Network Common Stock and EchoStar Common Stock as of the date of the Merger Agreement), which will provide former DISH Network stockholders with an opportunity to participate, proportionate to their ownership of the combined company, in the future equity value of the combined company and the expected synergies resulting from the Merger;

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the terms of the proposed Merger Agreement with EchoStar and Support Agreement with the Ergen DISH Stockholders, including the expectation that the Ergen DISH Stockholders who collectively own approximately 90.3% of the total voting power of DISH Network and approximately 93.4% of the total voting power of EchoStar, respectively, as of August 7, 2023 would deliver the requisite stockholder vote on each side shortly following signing of the Merger Agreement and the fact that no other stockholder approvals were required, providing DISH Network with strong deal certainty, and the limited restrictions on DISH Network’s ability to operate following signing of the Merger Agreement outside the ordinary course and the fact that if EchoStar were to receive an acquisition proposal, EchoStar may not engage with any person or entity making such acquisition proposal or their representatives due to the receipt of the Ergen EchoStar Written Consent;

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the fact that the Ergen DISH Stockholders have agreed, pursuant to the terms and conditions of the Support Agreement as more fully described in the section entitled “The Support Agreement,” not to vote the shares of EchoStar Class A Common Stock owned by them (except on matters where holders of EchoStar Class B Common Stock are not entitled to vote) upon the Closing for three years, the intention of which was to ensure that, as a result of the Merger, the Ergen Stockholders’ voting power in EchoStar would not materially increase relative to current levels (as of the date of the Merger Agreement);

•
the DISH Network Special Committee’s assessment of the likelihood that the proposed Merger would be completed without undue delay based on, among other factors and after consulting with counsel, the timeline to obtain required regulatory approvals and satisfy the other conditions to closing;

•
the benefits that DISH Network was able to obtain as a result of the DISH Network Special Committee’s negotiations with the EchoStar Special Committee and the belief of the DISH Network Special Committee that this was the best-achievable exchange ratio to which EchoStar Special Committee would be willing to agree;

•
the risks associated with deferring or ceasing engagement with EchoStar;

•
the procedural safeguards and processes implemented to enable the DISH Network Special Committee to determine the fairness of the proposed Merger, including, but not limited to:

•
the independence of the DISH Network Special Committee members and its delegated power and responsibilities;

•
the confidential deliberations of the DISH Network Special Committee;

•
the DISH Network Board’s determination that it would not approve a Merger with EchoStar unless the DISH Network Special Committee recommended it;

•
the DISH Network Special Committee’s ability to reject a transaction with EchoStar if the DISH Network Special Committee determined to do so in its sole discretion;

•
the receipt of J.P. Morgan’s oral opinion to the DISH Network Special Committee, dated October 2, 2023, which was subsequently confirmed by J.P. Morgan’s written opinion to the DISH Network Special Committee and the DISH Network Board, dated as of October 2, 2023, attached hereto as Annex C, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to the DISH Network Class A Stockholders (other than the Ergen DISH Stockholders), as more fully described below in the section titled “The Merger — Opinion of J.P. Morgan Securities LLC, Financial Advisor to DISH Network Special Committee”;

•
the DISH Network Special Committee’s extensive deliberations, access to information and participation in connection with its consideration, evaluation, and negotiation of the proposed Merger;

•
the terms and conditions of the Merger Agreement and the Support Agreement, which were determined through arm’s-length negotiation between the DISH Network Special Committee and the EchoStar Special Committee and their respective representatives and advisors; and

•
the fact that the members of the DISH Network Special Committee are not receiving any compensation that is contingent on, or related to, their approval of any transaction.

•
the frequency and extent of the DISH Network Special Committee’s deliberations, and its access to DISH Network’s management and its advisors in connection with its evaluation of the Merger;

•
the fact that for U.S. federal income tax purposes, the Merger is intended to be treated as a “reorganization” under Section 368(a) of the Code, and the expectation that U.S. holders of DISH Network Common Stock generally will not recognize any gain or loss, except with respect to any cash received in lieu of a fractional share of EchoStar Common Stock; and

•
the DISH Network Special Committee’s determination that the potential benefits (including potential synergies) that it anticipates DISH Network and EchoStar stockholders could realize as a result of the Merger outweigh the uncertainties, risks and potentially negative factors relevant to the Merger considered by the DISH Network Special Committee (as described below).

These beliefs and expectations are based in part on the following factors that the DISH Network Special Committee considered (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the DISH Network Special Committee and are not exhaustive):
•
the DISH Network Special Committee’s knowledge and understanding of DISH Network’s business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects;

•
information and discussions with DISH Network management, in consultation with the DISH Network Special Committee’s advisors, regarding EchoStar’s business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects, and the results of DISH Network management’s and the DISH Network Special Committee’s advisors’ due diligence review of EchoStar;

•
the historical, unaffected and then-current trading prices and volumes of the DISH Network Class A Common Stock and the EchoStar Class A Common Stock;

•
the publicly available financial and stock market data of certain other publicly traded companies in the media and communications and satellite industries that the DISH Network Special Committee, in consultation with the DISH Network Special Committee’s advisors, considered to be comparable to each of DISH Network and EchoStar;
•
the DISH Network Special Committee’s assessment that, even in the event that DISH Network management’s financial plan could not be realized, the combined company would be equally if not more capable of realizing those improvements for the benefit of DISH Network through its position of greater scale and stability;

•
the DISH Network Special Committee’s determination that, after taking into consideration the above and other factors, the prospects of the combined company were more favorable than the standalone prospects for DISH Network;

•
the fixed exchange ratio in the Merger Agreement, which will not be reduced or increased in the event of a change in the trading price of DISH Network Class A Common Stock or EchoStar Class A Common Stock or the performance of each of DISH Network and EchoStar independently and relative to one another; and

•
the likelihood that the Merger would be completed based on, among other things, the conditions to closing and the assessment of the DISH Network Special Committee, after consulting with counsel, of the likelihood of obtaining all required regulatory approvals, and of the termination and remedy provisions under the Merger Agreement in the event that the Merger is not completed due to the failure to obtain required regulatory approvals or otherwise.

The DISH Network Special Committee weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Merger, including, among others, the following (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the DISH Network Special Committee):
•
that the fixed exchange ratio represented a 0.89% premium to DISH Network stockholders based on the closing prices of EchoStar Class A Common Stock and DISH Network Class A Common Stock on October 2, 2023 (the last full trading day before the public announcement of the signing of the Merger Agreement);

•
the challenges inherent in the combination of two business enterprises of the size and scope of DISH Network and EchoStar, including the possibility that anticipated synergies and other anticipated benefits of the Merger might not be achieved in the time frame contemplated or at all;

•
the inherent uncertainty of achieving, due to the scale, available capital and other factors that would be required in order to attain, DISH Network’s and EchoStar’s respective management’s internal financial projections, including those set forth in the section entitled “The Merger — Certain Unaudited Prospective Financial Information,” and the fact that EchoStar’s actual financial results in future periods could differ materially and adversely from the projected results;

•
the other numerous risks and uncertainties that could adversely affect DISH Network’s and EchoStar’s operating performance and financial results;

•
the operational and environmental risks relating to the JUPITER-3 satellite;

•
the risk that the Merger may not be completed, and the risk that announcing the Merger or the failure to complete the Merger could lead to negative effects on the business, financial results and stock price of DISH Network and EchoStar, or to negative perceptions of DISH Network and EchoStar among investors, customers, employees and other stakeholders;

•
the fact that changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the Merger;

•
the potential implications for the process to obtain regulatory approval due to the revised transaction structure;

•
the adverse impact that business uncertainty prior to the closing and during the post-closing integration period could have on the ability of both DISH Network and EchoStar prior to the closing, and EchoStar following the closing, to attract, retain and motivate key personnel, retain customers and maintain business relationships;
•
the significant costs involved in connection with completing the Merger and the risk that the Merger may divert management and employee focus and resources from operating DISH Network’s business, as well as other strategic opportunities, and that combining and integrating DISH Network and EchoStar may result in potential disruption;

•
the fact that the opinion of J.P. Morgan to the DISH Network Special Committee and the DISH Network Board as to the fairness to DISH Network Class A Stockholders (other than the Ergen DISH Stockholders), from a financial point of view, of the Exchange Ratio pursuant to the Merger Agreement speak only as of the date of the fairness opinion and does not take into account events occurring, or information that has become available, after such date, including any changes in the operations and prospects of DISH Network and EchoStar, general market and economic conditions and other factors which may be beyond the control of DISH Network and EchoStar and on which the fairness opinions were based, any of which may be material;

•
the restrictions in the Merger Agreement on the conduct of DISH Network’s business during the period between execution of the Merger Agreement and consummation of the Merger;

•
the fact that pursuant to the terms of the Merger Agreement, prior to the earlier of the effective time and the termination of the Merger Agreement, DISH Network is restricted from soliciting, initiating or knowingly facilitating or encouraging the submission of certain acquisition proposals with respect to DISH Network;

•
the interests, including financial interests, of the Ergen DISH Stockholders with respect to the Merger that are in addition to, or that may be different from, the interests of the DISH Network stockholders unaffiliated with the Ergen DISH Stockholders;

•
the interests, including financial interests, of DISH Network’s directors, officers and employees with respect to the Merger that may be in addition to, or that may be different from, their interests as DISH Network stockholders;

•
the risk that DISH Network may incur significant expenses in connection with the Merger; and

•
the risks of the type and nature described in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

The DISH Network Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits that it expected DISH Network and DISH Network stockholders would achieve as a result of the Merger.
DISH Network stockholders should be aware that certain of DISH Network’s directors and officers have interests in the Merger that may be different from, or in addition to, the interests of DISH Network stockholders generally. For a further discussion of these interests, please see “Interests of Affiliates in the Merger” beginning on page 141.
This discussion of the information and factors considered by the DISH Network Special Committee includes the principal positive and negative factors considered by the DISH Network Special Committee, but is not intended to be exhaustive and may not include all of the factors considered. In view of the wide variety of factors considered in connection with its evaluation of the Merger, and the complexity of these matters, the DISH Network Special Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that the DISH Network Special Committee considered in reaching its determinations to approve the Merger Agreement, and the Merger, and to make its recommendations to the DISH Network Board (and, in turn, the DISH Network Board’s recommendation to the DISH Network stockholders). Rather, the DISH Network Special Committee viewed its decision to recommend the transaction as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the DISH Network Special Committee may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the DISH Network Special Committee and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 30.
This explanation of DISH Network’s reasons for the Merger and other information presented in this section is forward-looking in nature and should be read in light of the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” beginning on pages 22 and 30, respectively.
Opinion of J.P. Morgan Securities LLC, Financial Advisor to the DISH Network Special Committee
Pursuant to an engagement letter, the DISH Network Special Committee retained J.P. Morgan as its financial advisor in connection with the proposed Merger.
At the meeting of the DISH Network Special Committee and the DISH Network Board on October 2, 2023, J.P. Morgan rendered its oral opinion to the DISH Network Special Committee and the DISH Network Board, respectively, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of DISH Network Class A Common Stock (other than the Ergen DISH Stockholders). J.P. Morgan has confirmed its October 2, 2023 oral opinion by delivering its written opinion to the DISH Network Special Committee and the DISH Network Board, dated October 2, 2023, that, as of such date, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of DISH Network Class A Common Stock (other than the Ergen DISH Stockholders).
The full text of the written opinion of J.P. Morgan, dated October 2, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this prospectus is qualified in its entirety by reference to the full text of such opinion. DISH Network stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the DISH Network Special Committee and the DISH Network Board in connection with and for the purposes of its evaluation of the Merger, was directed only to the Exchange Ratio in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of the DISH Convertible Notes or the DISH Warrants (each as defined in the Merger Agreement) or of any other class of securities, creditors or other constituencies of DISH Network or as to the underlying decision by DISH Network to engage in the Merger. J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of DISH Network or any alternative transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of DISH Network as to how such stockholder should vote with respect to the Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•
reviewed the Merger Agreement;

•
reviewed certain publicly available business and financial information concerning DISH Network and EchoStar and the industries in which they operate;

•
compared the financial and operating performance of DISH Network and EchoStar with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the DISH Network Class A Common Stock and EchoStar Class A Common Stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the managements of DISH Network and EchoStar relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of DISH Network and EchoStar with respect to certain aspects of the Merger, and the past and current business operations of DISH Network and EchoStar, the financial condition and future prospects and operations of DISH Network and EchoStar, the effects of the Merger on the financial condition and future prospects of DISH Network and EchoStar, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by DISH Network and EchoStar or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with DISH Network, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of DISH Network, Merger Sub or EchoStar under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of DISH Network and EchoStar to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by DISH Network, Merger Sub and EchoStar in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to DISH Network and the DISH Network Special Committee with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on DISH Network or EchoStar or on the contemplated benefits of the Merger.
The projections with respect to DISH Network and EchoStar furnished to J.P. Morgan were prepared by DISH Network management and EchoStar management, respectively, as discussed more fully under the section entitled “Certain Unaudited Prospective Financial Information,” which in each case were discussed with, and approved for J.P. Morgan’s use in connection with its financial analyses by, the DISH Network Special Committee and DISH Network management. DISH Network and EchoStar do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of DISH Network management and EchoStar management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “Certain Unaudited Prospective Financial Information.”
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of DISH Network Class A Common Stock (other than the Ergen DISH Stockholders) of the Exchange Ratio in the Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of the DISH Convertible Notes or the DISH Warrants (each as defined in the Merger Agreement) or of any other class of securities, creditors or other constituencies of DISH Network or as to the underlying decision by DISH Network to engage in the Merger. J.P. Morgan also expressed no opinion as to the Support Agreement or any voting, governance or other rights of the Ergen DISH Stockholders or the Ergen EchoStar Stockholders, whether pursuant thereto, pursuant to the other documentation entered into in connection with the Merger, or otherwise (and did not take any such rights into account in its analysis). Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Exchange Ratio applicable to the holders of the DISH Network Class A Common Stock (other than the Ergen DISH Stockholders) in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which DISH Network Class A Common Stock, EchoStar Class A Common Stock or any other class of securities of DISH Network or EchoStar will trade at any future time.
The terms of the Merger Agreement, including the Exchange Ratio, were determined through arm’s length negotiations between the DISH Network Special Committee and the EchoStar Special Committee, and the decision to enter into the Merger Agreement was solely that of the DISH Network Special Committee and the DISH Network Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the DISH Network Special Committee and the DISH Network Board in their evaluation of the Merger and should not be understood as determinative of the views of the DISH Network Special Committee, the DISH Network Board or management of DISH Network with respect to the Merger or the Exchange Ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the DISH Network Special Committee and the DISH Network Board on October 2, 2023 and in the financial analyses presented to the DISH Network Special Committee and DISH Network Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the DISH Network Special Committee and the DISH Network Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
EchoStar Analysis
Public Trading Multiples
For each of the following analyses, using publicly available information, J.P. Morgan compared selected financial data of EchoStar with similar data for certain publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the business of EchoStar. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, were, in J.P. Morgan’s judgment, considered sufficiently similar to that of EchoStar based on business sector participation, financial metrics, form of operations, and stage of commercialization, including the following selected companies:
•
ViaSat, Inc.

•
Eutelsat Communications SA

•
SES SA

•
Telesat Corporation

•
Al Yah Satellite Communications Company PJSC (YahSat)

None of the selected companies reviewed is identical to EchoStar and certain of these companies may have characteristics that are materially different from those of EchoStar. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect EchoStar. In all instances, multiples were based on closing stock prices on September 29, 2023.
With respect to the selected companies, the information J.P. Morgan presented included the multiple of firm value (calculated as equity value plus or minus, as applicable, net debt or net cash, non-controlling interests, unconsolidated investments, pension obligations, lease liabilities and NPV of C-band proceeds and reimbursement receivables) to estimates of calendar year 2023 adjusted EBITDA (calculated after taking into account stock-based compensation expense) for the applicable company, which we refer to as Adj. FV / 23E EBITDA in this section entitled “Opinion of J.P. Morgan Securities LLC, Financial Advisor to the DISH Network Special Committee.” Financial data for the selected companies was based on the selected companies’ filings with the SEC, publicly available equity research analysts’ consensus estimates for calendar year 2023 and FactSet Research Systems. Results of this analysis were presented as indicated in the following table:
Company	2023 Adj. FV/EBITDA
EchoStar Corp (street – unaffected)(1)	1.8x
ViaSat, Inc.	6.3x
Eutelsat Communications SA/OneWeb Holdings Ltd (pro forma)(2)(3)	7.6x
SES SA (adjusted)(3)	4.6x
Eutelsat Communications SA (unaffected)(3)(4)	5.1x
Telesat Corporation (adjusted)(3)(5)	4.1x
Al Yah Satellite Communications Company PJSC (YahSat)	6.5x
Mean	5.7x
Median	5.7x

(1)
As of 07/05/2023 unaffected date

(2)
Includes impact of OneWeb combination announced on 07/25/2022

(3)
FV excludes post-tax C-band proceeds and reimbursement receivables

(4)
Unaffected as of 07/22/2022, the last full trading day prior to media speculation regarding a potential Eutelsat combination with OneWeb

(5)
Removes from FV the estimated investment to date in the Lightspeed LEO program

Based on the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan then derived an Adj. FV/ 23E EBITDA reference range for EchoStar of 4.50x to 6.50x. J.P. Morgan then applied that range to EchoStar’s 2023 EBITDA (calculated after taking into account stock-based compensation expense) as provided in the EchoStar projections used by J.P. Morgan described in the section entitled “The Merger — Certain Unaudited Prospective Financial Information — EchoStar Unaudited Prospective Financial Information” beginning on page 87, adjusted for the net debt, non-controlling interests and investments in affiliates balances as of June 30, 2023, the estimated net present value of EchoStar’s tax attributes, as well as the estimated value of EchoStar’s S-Band assets, using a midpoint value of the range determined on the basis of due diligence discussions with management of EchoStar and management of DISH Network regarding the estimated value of the assets in the event of a third-party sale, as well as publicly available equity research analyst estimates, at the direction of the DISH Network Special Committee, and derived implied equity value per share price ranges for EchoStar Class A Common Stock. The analysis indicated a range of implied equity values per share for EchoStar Class A Common Stock of $39.07 to $54.49, as compared to the closing price per share of EchoStar Class A Common Stock as of September 29, 2023 of $16.75 and to the closing price per share of EchoStar Class A Common Stock as of July 5, 2023, the last full trading day prior to media speculation regarding a potential transaction with DISH Network, of $17.07.
Discounted Cash Flow Analysis.
J.P. Morgan conducted discounted cash flow analyses for the purpose of determining the implied fully diluted equity value per share of EchoStar Class A Common Stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” For the purposes of J.P. Morgan’s analysis, “unlevered free cash flows” were calculated by taking earnings before interest and taxes, subtracting cash taxes, adding back depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital. For purposes of the J.P. Morgan opinion, “present value” refers to the current value of one or more future unlevered free cash flows from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account certain macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. For purposes of J.P. Morgan’s opinion, “terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final projection period.
J.P. Morgan calculated the unlevered free cash flows for EchoStar for calendar years 2023 through 2027, as reflected in the EchoStar projections. J.P. Morgan also calculated a range of terminal values for EchoStar at the end of this period by applying a terminal growth rate estimated by management of DISH Network ranging from 0.00% to 1.00% for EchoStar during the terminal period of the projections. The unlevered free cash flows and the ranges of terminal values were discounted to present values as of June 30, 2023 using a range of discount rates from 8.50% to 9.50% for EchoStar. The discount rates for EchoStar were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of EchoStar. The present value of the unlevered free cash flows and the range of terminal values for EchoStar were then adjusted for net debt, non-controlling interests and investments in affiliates, the estimated net present value of EchoStar’s tax attributes, as well as the estimated value of EchoStar’s S-Band assets, using a midpoint value of the range determined on the basis of due diligence discussions with management of EchoStar and management of DISH Network regarding the estimated value of the assets in the event of a third-party sale, as well as publicly available equity research analyst estimates, at the direction of the DISH Network Special Committee, to indicate the ranges of implied equity values per share set forth in the table below.
J.P. Morgan also calculated the unlevered free cash flows related to the different components of Synergies summarized below, taking into account the costs to achieve such Synergies, for calendar years 2023 through 2027 (other than where described below) based on the DISH Network and EchoStar projections. J.P. Morgan also calculated a range of terminal values for such Synergies at the end of this period by applying a terminal growth rate as outlined below. The unlevered free cash flows and the range of terminal values for the Synergies were discounted to present values as of June 30, 2023 using a range of discount rates as outlined below:
•
Operating Expenses Synergies:   J.P. Morgan applied a terminal growth rate ranging from (0.50)% to 0.50%. The unlevered free cash flows and the range of terminal values were discounted to present values using a range of discount rates from 11.00% to 12.00%, equal to the weighted average of the DISH Network Pay-TV business segment discount rate and the EchoStar discount rate.

•
Revenue Synergies:   J.P. Morgan applied a terminal growth rate ranging from (0.50)% to 0.50%. The unlevered free cash flows and the range of terminal values were discounted to present values using a range of discount rates from 15.00% to 16.00%, equal to the weighted average of the DISH Network weighted average discount rate and the EchoStar discount rate.

•
Tax Synergies:   J.P. Morgan calculated the difference between (1) the net present value of the tax savings resulting from the combined DISH Network and EchoStar tax attributes as estimated by management of DISH Network for the calendar years 2023 through 2037, and (2) the net present value of the sum of the tax savings resulting from (a) the DISH Network tax attributes on a standalone basis as estimated by management of DISH Network for the calendar years 2023 through 2037, and (b) the EchoStar tax attributes on a standalone basis, as estimated by management of EchoStar for the calendar years 2023 through 2025, and approved by management of DISH Network for use in J.P. Morgan’s analysis. The tax savings resulting from the DISH Network standalone tax attributes were discounted to present values using a range of discount rates from 15.75% to 16.75%, equal to the weighted average of the Pay-TV business segment and Retail Wireless and 5G Network business unit discount rates. The tax savings resulting from the EchoStar standalone tax attributes were discounted to present values using a range of discount rates from 8.50% to 9.50%. The tax savings resulting from the combined DISH Network and EchoStar tax attributes were discounted to present values using a range of discount rates from 15.00% to 16.00%, equal to the weighted average of the DISH Network weighted average discount rate and the EchoStar discount rate.

•
Cost of Capital Synergies:   J.P. Morgan estimated the potential impact of the combination on the respective discount rates of DISH Network and EchoStar based on an analysis of certain financial metrics for each company on a standalone basis compared to the corresponding financial metrics estimated for the combined business. J.P. Morgan calculated the cost of capital synergies as the difference between (1) the sum of (a) the DISH Network discounted cash flow analysis using a range of discount rates from 11.50% to 12.50% for the Pay-TV business segment, and from 18.50% to 20.50% for both the Retail Wireless and 5G Network business units, and (b) the EchoStar discounted cash flow analysis using a range of discount rates from 8.50% to 9.50%, and (2) the sum of (a) the DISH Network discounted cash flow analysis using a range of discount rates from 9.75% to 10.75% for the Pay-TV business segment beginning January 1, 2025, and from 16.75% to 18.75% for both the Retail Wireless and 5G Network business units beginning January 1, 2025, and (b) the EchoStar discounted cash flow analysis using a range of discount rates from 11.75% to 12.75% until December 31, 2024, and from 10.00% to 11.00% beginning January 1, 2025.
The table below shows the ranges of implied equity values per share for EchoStar Class A Common Stock, with and without such Synergies, calculated based on the fully diluted number of shares outstanding using the treasury stock method, and after accounting for net debt, non-controlling interests and investments in affiliates, each as provided by management of EchoStar and approved to use for purposes of J.P. Morgan’s analysis by management of DISH Network.
Implied Equity Value per Share
EchoStar
Standalone	$37.34 to $46.34
Standalone plus operating expense, revenue and tax synergies	$47.01 to $57.27
Standalone plus operating expense, revenue, tax synergies and 50% of cost of capital synergies	$77.22 to $107.96
Standalone plus operating expense, revenue, tax synergies and 100% of cost of capital synergies	$107.42 to $158.64
The range of implied equity values per share for EchoStar Class A Common Stock was compared to the closing price per share of EchoStar Class A Common Stock as of September 29, 2023 of $16.75 and to the closing price per share of EchoStar Class A Common Stock as of July 5, 2023, the last full trading day prior to media speculation regarding a potential transaction, of $17.07.
DISH Network Analysis
DISH Network Sum of the Parts Trading Multiples Analyses
J.P. Morgan performed a sum of the parts trading multiples comparable analysis for DISH Network. That is, J.P. Morgan separately derived an implied firm value range for DISH Network’s Pay-TV business segment, its Retail Wireless business unit and its 5G Network business unit, and calculated a range of implied firm values for DISH Network as a sum of such ranges and subsequently derived a range of implied equity values for DISH Network. For each of DISH Network’s Pay-TV business segment, Retail Wireless business unit and 5G Network business unit, using publicly available information, J.P. Morgan compared selected financial data of each such business with similar data for certain publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the applicable business. The companies selected by J.P. Morgan to be used for reference for DISH Network’s Pay-TV business were as follows (which are referred to in this prospectus as the “Pay-TV Companies”):
Pay-TV Companies:
•
SES SA

•
Cyfrowy Polsat SA

•
Digi Communications N.V.

•
Sun TV Network Ltd

•
Astro Malaysia Holdings Bhd

The companies selected by J.P. Morgan to be used for reference for DISH Network’s Retail Wireless and 5G Network business units were as follows (which are referred to in this prospectus as the “Wireless Companies”):
Wireless Companies:
•
Verizon Communications Inc.

•
AT&T, Inc.

•
T-Mobile US, Inc.

•
United States Cellular Corporation

For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies’ filings with the SEC and information J.P. Morgan obtained from FactSet Research Systems and selected equity research reports. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. The Pay-TV Companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, were, in J.P. Morgan’s judgment, considered sufficiently similar to as DISH Network’s Pay-TV business, based on business sector participation, financial metrics, form of operations, and stage of commercialization. The Wireless Companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, were, in J.P. Morgan’s judgment, considered sufficiently similar to DISH Network’s Retail Wireless and 5G Network businesses, based on business sector participation, financial metrics and form of operations. None of the selected companies reviewed is identical to DISH Network or the applicable business and certain of these companies may have characteristics that are materially different from those of DISH Network or such applicable business. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies and businesses involved and other factors that could affect the companies differently than would affect DISH Network or its businesses. Multiples were based on closing stock prices on September 29, 2023 in all instances other than for United States Cellular Corporation, which multiple was based on the closing stock price as of the August 3, 2023 unaffected date.
With respect to the selected companies, the information J.P. Morgan presented included the multiple of firm value (calculated as equity value plus, or minus, as applicable, net debt, net cash, unconsolidated investments and/or non-controlling interests) to estimates of calendar year 2023 adjusted EBITDA (calculated after taking into account stock-based compensation expense) for the applicable company, which we refer to as Adj. FV/ 23E EBITDA in this section entitled “Opinion of J.P. Morgan Securities LLC, Financial Advisor to the DISH Network Special Committee.”
Results of the analysis for the Pay-TV Companies were presented as indicated in the following table:
Trading Multiples — Pay-TV Companies
Adj. Firm Value to EBITDA Ratio
2023 Estimated
SES SA (Adjusted)(1)	4.6x
Cyfrowy Polsat SA	5.3x
Digi Communications N.V.	4.1x
Sun TV Network Ltd	7.8x
Astro Malaysia Holdings Bhd	4.6x
Mean	5.3x
Median	4.6x

(1)
FV excludes post-tax C-band proceeds and reimbursement receivables

Results of the analysis for the Wireless Companies were presented as indicated in the following table:
Trading Multiples — Wireless Companies
Adj. Firm Value to EBITDA Ratio
2023 Estimated
Verizon Communications Inc	6.2x
AT&T, Inc.	5.9x
T-Mobile US Inc(1)	8.5x
United States Cellular Corporation (unaffected)(2)(3)	5.5x
Mean	6.5x
Median	6.1x

(1)
EBITDA reflects Adjusted EBITDA, less device lease revenues (Core Adjusted EBITDA)

(2)
Unaffected as of 08/03/2023, the last full trading day prior to Telephone and Data Systems, Inc. and United States Cellular Corporation announcing a process to explore a range of strategic alternatives for United States Cellular Corporation

(3)
Uses adjusted OIBDA to exclude income from unconsolidated entities

Based on these analyses and on other factors J.P. Morgan considered appropriate, J.P. Morgan then derived a reference range of 4.00x – 5.25x for Adj. FV/ 23E EBITDA for DISH Network’s Pay-TV business segment, 5.50x – 7.00x Adj. FV/ 31E EBITDA for DISH Network’s Retail Wireless business unit and 6.00x – 8.50x for Adj. FV/ 27E EBITDA for DISH Network’s 5G Network business unit, respectively. The resulting values for DISH Network’s Retail Wireless business unit and DISH Network’s 5G Network business unit were discounted back to present value at the midpoint of their respective weighted average costs of capital from the period to which the reference range was applied.
After applying these ranges as described above to the OIBDA for the applicable DISH Network business as provided in the DISH Network projections used by J.P. Morgan described in the section entitled “The Merger — Certain Unaudited Prospective Financial Information — DISH Network Unaudited Prospective Financial Information” beginning on page 86, adjusted for the net debt, non-controlling interests and investments in affiliates balances as of June 30, 2023 and the estimated net present value of DISH Network’s tax attributes, the analysis indicated a range of implied equity values per share for DISH Network Class A Common Stock of $2.64 to $15.25, as compared to the closing price per share of DISH Network Class A Common Stock as of September 29, 2023 of $5.86 and to the closing price per share of DISH Network Class A Common Stock as of July 5, 2023, the last full trading day prior to media speculation regarding a potential transaction, of $6.76.
Sum-of-the-Parts Discounted Cash Flow Analysis.
Given the nature of the businesses in which DISH Network participates, J.P. Morgan analyzed DISH Network as the sum of its Pay-TV business segment, its Retail Wireless business unit and its 5G Network business unit, or as the “sum-of-the-parts,” and performed a discounted cash flow analysis on each of such constituent businesses. J.P. Morgan performed separate sum-of-the-parts discounted cash flow analyses on each such business to estimate the present value of the total unlevered free cash flows that DISH Network was projected to generate on a standalone basis for fiscal years 2023 through 2028 for the Pay-TV business segment, and for fiscal years 2023 through 2033 for the Retail Wireless and 5G Network business units (excluding the expected synergies and other pro forma adjustments) based on the DISH Network management projections. For the purposes of J.P. Morgan’s analysis, “unlevered free cash flows” were calculated by taking earnings before interest and taxes, subtracting cash taxes, adding back depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital. The free cash flows and range of terminal values were discounted to present values as of June 30, 2023 using a range of discount rates which were chosen by J.P. Morgan based upon analysis of the weighted average cost of capital applicable to comparable companies and businesses. The sum-of-the-parts discounted cash flow analyses do not imply the value at which the individual DISH Network businesses could be sold. The present value of the unlevered free cash flows and the range of terminal values for DISH Network businesses, including corporate expenses, were summed and then adjusted for net debt, non-controlling interests and investments in affiliates, as well as the estimated net present value of DISH Network’s tax attributes.
For the DISH Network valuation analysis, J.P. Morgan performed discounted cash flow analyses on the following businesses with the assumptions and considerations noted below:
•
For DISH Network’s Pay-TV business segment, J.P. Morgan calculated a range of terminal values at the end of the projection period by applying a terminal growth rate estimated by management of DISH Network to the segment’s projected 2028 cash flows, which were adjusted to capture run-rate unlevered free cash flows. The terminal growth rate range used was (3.00%) to (2.00%). The unlevered free cash flows and ranges of terminal values of the Pay-TV business were then discounted to present value using a discount rate range of 11.5% to 12.5%.

•
For DISH Network’s Retail Wireless business unit, J.P. Morgan calculated a range of terminal values at the end of the projection period by applying a terminal growth rate estimated by management of DISH Network to the unit’s projected 2033 cash flows, which were adjusted to capture run-rate unlevered free cash flows. The terminal growth rate range used was 6.00% to 8.00%. The unlevered free cash flows and ranges of terminal values of the Retail Wireless business were then discounted to present value using a discount rate range of 18.5% to 20.5%.

•
For DISH Network’s 5G Network business unit, J.P. Morgan calculated a range of terminal values at the end of the projection period by applying a terminal growth rate estimated by management of DISH Network to the unit’s projected 2033 cash flows, which were adjusted to capture run-rate unlevered free cash flows. The terminal growth rate range used was 6.75% to 8.25%. The unlevered free cash flows and ranges of terminal values of the 5G Network business were then discounted to present value using a discount rate range of 18.5% to 20.5%.

The DISH Network sum-of-the-parts discounted cash flow analysis indicated a range of implied equity values per share for DISH Network Class A Common Stock of $15.32 to $30.89, as compared to the closing price per share of DISH Network Class A Common Stock as of September 29, 2023 of $5.86 and to the closing price per share of DISH Network Class A Common Stock as of July 5, 2023, the last full trading day prior to media speculation regarding a potential transaction, of $6.76.
Relative Value Analysis
Based upon (i) the implied equity values per share of DISH Network Class A Common Stock and EchoStar Class A Common Stock calculated in the public trading multiples analysis described above, and (ii) the implied equity values per share of DISH Network Class A Common Stock and EchoStar Class A Common Stock calculated in the discounted cash flow analysis described above, J.P. Morgan calculated an implied range of exchange ratios. For each comparison, J.P. Morgan compared the highest equity value for DISH Network to the lowest equity value for EchoStar to derive the highest implied exchange ratio for holders of DISH Network Class A Common Stock implied by each set of reference ranges. J.P. Morgan also compared the lowest equity value for DISH Network to the highest equity value for EchoStar to derive the lowest implied exchange ratio for holders of DISH Network Class A Common Stock implied by each set of reference ranges. The implied ranges of exchange ratios resulting from this analysis were:
Implied Exchange Ratio
	Low	High
Public Trading Multiples Analysis	0.048386x	0.390221x
Discounted Cash Flow Analysis
Standalone (sum of parts) before synergies	0.330704x	0.827346x
Standalone plus operating expense, revenue and tax synergies	0.267584x	0.657142x
Standalone plus operating expense, revenue, tax synergies and 50% of cost of capital synergies	0.141954x	0.400018x
Standalone plus operating expense, revenue, tax synergies and 100% of cost of capital synergies	0.096601x	0.287573x

The resulting implied ranges of exchange ratios were then compared to the Exchange Ratio of 0.350877x in the Merger.
Illustrative Value Creation Analysis
Intrinsic Value.   J.P. Morgan conducted an illustrative value creation analysis that compared the implied equity value per share of DISH Network Class A Common Stock derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value per share. J.P. Morgan determined the pro forma combined company implied equity value per share including expected operational synergies by calculating: (1) the sum of (a) the implied equity value of DISH Network using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, (b) the implied equity value of EchoStar using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, plus the estimated value of EchoStar’s S-Band assets, using a midpoint value of the range determined on the basis of due diligence discussions with management of EchoStar and management of DISH Network regarding the estimated value of the assets in the event of a third-party sale, as well as publicly available equity research analyst estimates, at the direction of the DISH Network Special Committee, (c) the estimated present value of the Operating Expenses, Revenue, and Tax Synergies estimated by management of DISH Network, discounted to present value using the respective discount rates and terminal growth rates described above, and (d) the estimated present value of the Cost-of-Capital synergies as described above, excluding any transaction expenses, divided by (2) the pro forma diluted number of shares outstanding as provided by management of DISH Network, based upon the Exchange Ratio of 0.350877x provided for in the Merger. The analysis indicated, on an illustrative basis, that the Merger created incremental implied value for the holders of DISH Network Class A Common Stock.
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of DISH Network or EchoStar. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to DISH Network or EchoStar. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of DISH Network and EchoStar. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to DISH Network and EchoStar.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the DISH Network Special Committee with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with DISH Network, EchoStar and the industries in which they operate.
DISH Network has agreed to pay J.P. Morgan a total transaction fee of $5.0 million, $2.0 million of which became payable to J.P. Morgan in connection with delivery by J.P. Morgan of its opinion to the DISH Network Special Committee and the DISH Network Board on August 7, 2023, and the remainder of which becomes payable upon the completion of the Merger. In addition, DISH Network may, in its sole discretion, based on its assessment of J.P. Morgan’s performance of its services, pay J.P. Morgan an additional fee of up to $5.0 million upon the completion of the Merger. In addition, DISH Network has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two (2) years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with DISH Network for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on a DISH Network subsidiary’s offering of debt securities in November 2021 and as joint lead bookrunner on DISH Network’s offering of debt securities in November 2022. The compensation paid to J.P. Morgan for these services was approximately $2 million. During the two (2) years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with EchoStar nor any of the following Charlie Ergen affiliated entities: Ergen Two-Year December 2020 DISH GRAT, Ergen Two-year March 2021 DISH GRAT, Ergen Two-Year June 2021 DISH GRAT, Ergen Two-Year December 2021 DISH GRAT, Ergen Two-Year May 2022 DISH GRAT, Ergen Two-Year June 2022 DISH GRAT, Ergen Two-Year June 2021 SATS GRAT, Ergen Two-Year March 2022 SATS GRAT, Ergen Two-Year June 2022 SATS GRAT, Ergen Two-Year December 2022 SATS GRAT, Ergen Two-Year December 2022 DISH GRAT, Ergen Two-Year May 2023 DISH GRAT and Telluray Holdings, LLC. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of DISH Network and EchoStar. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of DISH Network or EchoStar for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
EchoStar’s Reasons for the Merger; Recommendation of the EchoStar Special Committee; Approval by the EchoStar Board
On April 3, 2023, at a meeting of the EchoStar Board, the EchoStar Board resolved to form the EchoStar Special Committee, consisting of five independent directors, Stanton Dodge, Lisa Hershman, Michael Schroeder, Jeffrey Tarr and William Wade, each of whom were determined by the EchoStar Board to be independent and disinterested under applicable law for purposes of a potential transaction with DISH Network, to, among other things, explore, review, consider and evaluate a potential transaction with DISH Network, including by exploring, reviewing, considering and evaluating any alternative to a potential transaction with DISH Network that the EchoStar Special Committee deems appropriate, and if the EchoStar Special Committee determines that it is advisable to investigate further or pursue the potential transaction with DISH Network, conduct negotiations with respect thereto.
As discussed in more detail in the section entitled “The Merger — Background of the Merger” beginning on page 32, on August 8, 2023, EchoStar and DISH Network entered into the Original Merger Agreement following the approval thereof by the EchoStar Board and the DISH Network Board (acting upon the unanimous recommendation of the EchoStar Special Committee and the DISH Network Special Committee, respectively). Following entry into the Original Merger Agreement, the parties thereto proposed to amend and restate the Original Merger Agreement to provide for a transaction structure whereby EchoStar would become the ultimate parent company following closing of the Merger.
On October 1, 2023, at a meeting of the EchoStar Special Committee, the EchoStar Special Committee unanimously: (a) declared and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders); (b) recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, and recommending that EchoStar’s stockholders approve the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement; and (c) declared and determined the Support Agreement and the transactions contemplated by the Support Agreement to be advisable and recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable the Support Agreement and the transactions contemplated by the Support Agreement.
Subsequently, at a duly convened meeting of the EchoStar Board, the EchoStar Board, acting upon the unanimous recommendation of the EchoStar Special Committee, unanimously: (a) duly and validly authorized the execution, delivery and performance of the Merger Agreement and the consummation of the Merger by EchoStar; (b) declared and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders); (c) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EchoStar Share Issuance, on the terms and subject to the conditions set forth in the Merger Agreement; (d) directed that the EchoStar Share Issuance be submitted to a vote of EchoStar’s stockholders, (e) recommended the approval of the EchoStar Share Issuance for purposes of the rules and regulations of NASDAQ by the holders of shares of EchoStar Common Stock; and (f) approved, adopted and declared advisable the Support Agreement and the transactions contemplated by the Support Agreement. See the section entitled “The Merger — Background of the Merger” beginning on page 32.
In arriving at its determinations and recommendations, the EchoStar Special Committee reviewed and discussed a significant amount of information and consulted with members of EchoStar management and the EchoStar Special Committee’s independent legal advisors and financial advisors. The following are some of the significant factors that supported the EchoStar Special Committee’s recommendation that the EchoStar Board approve and declare advisable the Merger Agreement (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the EchoStar Special Committee and are not exhaustive):
•
the EchoStar Special Committee’s knowledge of, and discussions with EchoStar management regarding, EchoStar’s business, operations, financial condition, earnings and prospects;

•
the EchoStar Special Committee’s knowledge of DISH Network’s business, operations, financial condition, earnings and prospects, taking into account the results of the due diligence review of DISH Network, which included a review of the projected future growth prospects of DISH Network and DISH Network’s ability to continue to finance its ongoing operations;

•
the fixed Exchange Ratio, which will not be reduced in the event of a change in the trading price of DISH Network Class A Common Stock or EchoStar Class A Common Stock or the performance of each of DISH Network or EchoStar independently and relative to one another during the time from the date of the Merger Agreement until the completion of the Merger;

•
the fact that, as more fully described in the section entitled “The Merger — Background of the Merger”, EchoStar as the ultimate parent company following the Merger would provide for a more optimal organizational structure, which would enable more efficient capital allocation and allow for greater strategic flexibility to pursue future transactions and facilitate integration thereof, and provide the combined company with greater financial and operational flexibility, including by virtue of the parent holding company being less burdened by material contractual obligations and indebtedness;

•
the fact that because Mr. Ergen controls both DISH Network and EchoStar the Merger would not involve a change of control under the terms of each company’s significant contracts and obligations;

•
the initial exchange ratio of 2.8500 under the Original Merger Agreement (the “Initial Exchange Ratio”) represented a 12% premium to the 30-day trading VWAP implied exchange ratio based on the closing prices of EchoStar Class A Common Stock and DISH Network Class A Common Stock on July 5, 2023 (the last full trading day prior to media speculation of a potential transaction between the two companies) and a 13% premium to the spot implied exchange ratio based on the closing prices of EchoStar Class A Common Stock and DISH Network Class A Common Stock on July 5, 2023, and the Exchange Ratio, by virtue of being the inverse of the Initial Exchange Ratio (rounded to the nearest sixth decimal), would preserve the proportional ownership of existing EchoStar and DISH Network stockholders in the combined company upon the consummation of the Merger;
•
following the Merger, EchoStar stockholders will continue to have the opportunity to participate in the future growth of the combined company;

•
the combined company’s ability to potentially realize meaningful cost and capital expenditure synergies, as well as revenue and financial synergies from expanded enterprise opportunities;

•
the expectation that the Merger will allow EchoStar to potentially monetize its S-Band business through its access to DISH Network’s satellite technology and unencumbered North America spectrum assets;

•
the opportunities to access DISH Network’s existing customer base;

•
the oral opinion of Evercore rendered to the EchoStar Special Committee on October 1, 2023, which was subsequently confirmed by delivery of a written opinion dated October 1, 2023, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio was fair, from a financial point of view, to EchoStar, as more fully described in the section entitled “The Merger — Opinion of Evercore Group L.L.C., Financial Advisor to the EchoStar Special Committee”;

•
the current and historical market prices of EchoStar Class A Common Stock, including the market performance of EchoStar Class A Common Stock relative to DISH Network Class A Common Stock and general market indices;

•
the size and scale of the combined company and the expected pro forma effect of the Merger, including the opportunity to invest EchoStar’s existing cash and cash flow into the combined company;

•
the Exchange Ratio (as the inverse of the Initial Exchange Ratio (rounded to the nearest sixth decimal)) was achieved by the EchoStar Special Committee through extensive, arm’s-length negotiations with the DISH Network Special Committee, as more fully described in the section entitled “The Merger — Background of the Merger”, and the Exchange Ratio would preserve the proportional ownership of existing EchoStar and DISH Network stockholders in the combined company upon the consummation of the Merger;

•
the EchoStar Special Committee retained independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, as well as substantial experience advising other companies with respect to similar transactions and, in the of case of Evercore, extensive experience with transactions in the satellite communications industry;

•
the review by the EchoStar Special Committee, together with the EchoStar Special Committee’s legal and financial advisors, of the structure of the proposed Merger and the financial and other terms of the Merger Agreement, including the representations, warranties and covenants, the conditions to the consummation of the Merger and the termination provisions, as well as the likelihood of consummation of the Merger;

•
the fact that the Ergen EchoStar Stockholders would be entering into the Support Agreement with both EchoStar and DISH Network, as more fully described below under the section entitled “The Support Agreement”; and

•
the EchoStar Special Committee’s determination that, after taking into consideration the above and other factors, the prospects of the combined company were more favorable than the standalone prospects for EchoStar.

The EchoStar Special Committee also considered the following specific aspects of the Merger Agreement (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the EchoStar Special Committee and are not exhaustive):

•
the EchoStar Special Committee’s belief that the terms of the Merger Agreement, including each party’s representations, warranties and covenants and the conditions to the consummation of the Merger, are reasonable;

•
the fact that EchoStar and DISH Network had committed to provide the written consents of the Ergen DISH Stockholders and the Ergen EchoStar Stockholders, respectively, approving and adopting the Merger Agreement and the transactions contemplated thereby, including the Merger, or approving the EchoStar Share Issuance in the Merger, as applicable, by 11:59 pm on the date that is one day after the date of the Merger Agreement, and that there were no other stockholder actions required on the part of DISH Network stockholders or EchoStar stockholders, respectively, to approve the Merger;

•
the likelihood of the consummation of the Merger, in light of, among other things, the conditions to the Merger, the absence of a financing condition, the covenants by the parties to use their respective reasonable best efforts to obtain all necessary regulatory approvals and the likelihood of obtaining required regulatory approvals prior to April 2, 2024;

•
the fact that, following the completion of the Merger, Mr. Hamid Akhavan would serve as President and Chief Executive Officer of the combined company and a member of the EchoStar Board; and

•
the fact that, following the completion of the Merger, three independent directors of the current EchoStar Board would remain on the board of directors of the combined company.

In the course of its deliberations, the EchoStar Special Committee also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the EchoStar Special Committee and are not exhaustive):
•
the risks and costs to EchoStar if the Merger Agreement were entered into but the Merger were not completed, including the diversion of management and employee attention, potential employee attrition, the potential effect on EchoStar’s business and relations with investors, customers and other stakeholders and the potential impact on its stock price, and that, while the Merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and, as a result, it is possible that the Merger might not be completed;

•
the fact that the Initial Exchange Ratio, upon which the Exchange Ratio was based, represented an approximately 7% discount to the spot implied exchange ratio based on the closing prices of DISH Network Class A Common Stock and EchoStar Class A Common Stock on August 7, 2023, the last trading day prior to announcement of the entry into the Original Merger Agreement;

•
the fact that the opinion of Evercore as to the fairness of the Exchange Ratio, from a financial point of view, to EchoStar, speaks only as of the date of the fairness opinion and does not take into account events occurring, or information that has become available, after such date, including any changes in the operations and prospects of EchoStar and DISH Network, general market and economic conditions and other factors which may be beyond the control of EchoStar and DISH Network and on which the fairness opinion was based, any of which could be material;

•
the fact that the consummation of the Merger is not conditioned on the affirmative vote of a majority of the votes cast by the holders of EchoStar Common Stock entitled to vote thereon, excluding the shares of EchoStar Common Stock held by the Ergen EchoStar Stockholders;

•
the possibility that regulatory agencies may not approve the Merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company, as more fully described in the section entitled “The Merger — Regulatory Approvals”;

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the substantial costs to be incurred in connection with the Merger, including those incurred regardless of whether the Merger is consummated;

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the fact that the Merger Agreement contains restrictions on the conduct of EchoStar’s business prior to completion of the Merger as more fully described in the section entitled “The Merger Agreement”, including the requirement that EchoStar conduct its business only in the ordinary course, subject to specific, pre-disclosed exceptions, which could delay or prevent EchoStar from undertaking business opportunities that may arise pending completion of the Merger and could negatively affect EchoStar’s ability to attract and retain employees, and could negatively affect decisions of EchoStar’s customers and business relationships;
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the restrictions imposed by the Merger Agreement on EchoStar’s ability to solicit or consider acquisition proposals from third parties, although EchoStar’s ability to solicit or consider such proposals was already limited by the Ergen EchoStar Stockholders’ ability to use their voting power to prevent the approval of any such proposals;

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the possibility that the public announcements concerning the Merger could have an adverse effect on EchoStar, including on its customers and operations and its ability to attract and retain key management and personnel during the pendency of the Merger;

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the possibility that the combined company will not realize all of the anticipated strategic and other benefits of the Merger, including as a result of the challenges of combining the businesses, operations and workforces of DISH Network and EchoStar and the risk that the expected performance of the combined company may not be realized;

•
the risks presented by DISH Network’s outstanding debt and leverage ratios and the challenges that may pose to the operation and financing of the combined company following the closing of the Merger;

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the limited voting control that current EchoStar stockholders (other than the Ergen Stockholders) will have in the combined company following the closing of the Merger, although noting that current EchoStar stockholders currently have limited voting control in EchoStar as a result of the voting control of the Ergen EchoStar Stockholders;

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the fact that the Ergen EchoStar Stockholders may have interests in the Merger that are different from, or in addition to, those of unaffiliated EchoStar stockholders generally;

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the fact that EchoStar’s directors, officers and employees may have interests in the Merger that are different from, or in addition to, those of EchoStar stockholders generally, including certain interests arising from the employment and compensation arrangements of EchoStar’s officers, and the manner in which they would be affected by the Merger as more fully described in the section entitled “Interests of Affiliates in the Merger — Interests of Directors and Executive Officers of EchoStar in the Merger”; and

•
various other risks described in the section entitled “Risk Factors.”

The EchoStar Special Committee considered all of these factors as a whole in reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders). The foregoing discussion of the information and factors considered by the EchoStar Special Committee is not exhaustive. In view of the wide variety of factors considered by the EchoStar Special Committee in connection with its evaluation of the Merger and the complexity of these matters, the EchoStar Special Committee did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, the individual members of the EchoStar Special Committee may have viewed factors differently or given different weight or merit to different factors.
The foregoing discussion of the information and factors considered by the EchoStar Special Committee is forward-looking in nature. This information should be read in light of the factors described in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 30.
Opinion of Evercore Group L.L.C., Financial Advisor to the EchoStar Special Committee
The EchoStar Special Committee retained Evercore to act as its financial advisor in connection with the EchoStar Special Committee’s evaluation of strategic and financial alternatives, including the Merger. As part of this engagement, the EchoStar Special Committee requested that Evercore evaluate the fairness of the Exchange Ratio pursuant to the Merger Agreement, from a financial point of view, to EchoStar. At a meeting of the EchoStar Special Committee held on October 1, 2023, Evercore rendered to the EchoStar

Special Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated October 1, 2023, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Exchange Ratio was fair, from a financial point of view, to EchoStar.
The full text of the written opinion of Evercore, dated October 1, 2023, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex D to this prospectus and is incorporated herein by reference in its entirety. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the EchoStar Special Committee (solely in its capacity as such) in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the EchoStar Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of EchoStar Common Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to EchoStar, nor does it address the underlying business decision of EchoStar to engage in the Merger.
In connection with rendering its opinion, Evercore, among other things:
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reviewed certain publicly available business and financial information relating to EchoStar and DISH Network that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

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reviewed certain internal projected financial data relating to DISH Network prepared and furnished to Evercore by management of DISH Network (the “DISH Network Management Forecasts”, as defined and summarized in the section entitled “The Merger — Certain Unaudited Prospective Financial Information — DISH Network Unaudited Prospective Financial Information”), such projected financial data relating to DISH Network as adjusted and furnished to Evercore by the management of EchoStar (the “EchoStar Management Adjusted DISH Network Management Forecasts”, as defined and summarized in the section entitled “The Merger — Certain Unaudited Prospective Financial Information — DISH Network Unaudited Prospective Financial Information”) and certain internal projected financial data relating to EchoStar and furnished to Evercore by the management of EchoStar (the “EchoStar Management Forecasts”, as defined and summarized in the section entitled “The Merger — Certain Unaudited Prospective Financial Information — EchoStar Unaudited Prospective Financial Information”, and together with the DISH Network Management Forecasts and the EchoStar Management Adjusted DISH Network Management Forecasts, the “Forecasts”), each as approved for Evercore’s use by the EchoStar Special Committee, including certain estimates prepared by the managements of EchoStar and DISH Network of the synergies expected to result from the Merger (referred to in this section as the “Synergies”), certain estimates prepared by the management of EchoStar (referred to in this section as the “S-Band Estimates”) relating to the development by EchoStar of a global S-Band mobile satellite service network (referred to in this section as the “S-Band Project”), and certain estimates prepared by the managements of EchoStar and DISH Network regarding the amount, timing and use of certain tax attributes of EchoStar and DISH Network, respectively (referred to in this section as the “Tax Attributes”), each as approved for Evercore’s use by the EchoStar Special Committee;

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discussed with managements of EchoStar and DISH Network their assessment of the past and current operations of DISH Network, the current financial condition and prospects of DISH Network, and the Forecasts relating to DISH Network, and discussed with management of EchoStar its assessment of the past and current operations of EchoStar, the current financial condition and prospects of EchoStar and the Forecasts;

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discussed with management of DISH Network its assessment as to the financing alternatives available to DISH Network (referred to in this section as the “Financing Alternatives”);

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reviewed the reported prices and the historical trading activity of the DISH Network Class A Common Stock and the EchoStar Class A Common Stock;

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compared the financial performance of DISH Network and EchoStar and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

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reviewed the financial terms and conditions of an execution version of the Merger Agreement; and

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performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the managements of EchoStar and DISH Network that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Synergies, the S-Band Estimates and the Tax Attributes, and the Financing Alternatives, Evercore assumed with the consent of the EchoStar Special Committee, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of EchoStar or DISH Network, as applicable, as to the future financial performance of EchoStar, DISH Network and the other matters covered thereby, as applicable. Evercore relied, at the direction of the EchoStar Special Committee, on the assessments of the managements of EchoStar and DISH Network as to EchoStar’s ability to achieve the Synergies and was advised by EchoStar and DISH Network, and assumed with the consent of the EchoStar Special Committee, that the Synergies would be realized in the amounts and at the times projected. Evercore expressed no view as to the Forecasts, including the Synergies, the S-Band Estimates and the Tax Attributes, and the Financing Alternatives, or the assumptions on which they were based.
For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the execution version of the Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on EchoStar, DISH Network or the consummation of the Merger or reduce the contemplated benefits to EchoStar of the Merger.
Evercore did not conduct a physical inspection of the properties or facilities of EchoStar or DISH Network and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of EchoStar or DISH Network, nor was Evercore furnished with any such valuations or appraisals, other than a prior report of a third party provided to DISH Network with respect to its spectrum licenses, nor did Evercore evaluate the solvency or fair value of EchoStar or DISH Network under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. Developments subsequent to Evercore’s opinion could affect its opinion and Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to EchoStar, from a financial point of view, of the Exchange Ratio. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of DISH Network, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of EchoStar or DISH Network, or any class of such persons, whether relative to the Exchange Ratio or otherwise. Evercore was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, the allocation of the consideration among the various class of shares of DISH Network Common Stock, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the

Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to EchoStar, nor did it address the underlying business decision of EchoStar to engage in the Merger. Evercore did not express any view on, and its opinion did not address, what the value of EchoStar Class A Common Stock actually would be when issued or the prices at which EchoStar Class A Common Stock or DISH Network Class A Common Stock would trade at any time, including following announcement or consummation of the Merger. Evercore’s opinion did not constitute a recommendation to the EchoStar Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of EchoStar Common Stock should vote or act in respect of the Merger. Evercore did not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on EchoStar, DISH Network or the Merger or as to the impact of the Merger on the solvency or viability of EchoStar or DISH Network or the ability of EchoStar or DISH Network to obtain necessary financing or pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by EchoStar and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the material financial analyses reviewed by Evercore with the EchoStar Special Committee on October 1, 2023 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before September 29, 2023, and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of EchoStar and DISH Network. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Selected Public Company Trading Analyses
EchoStar
Evercore reviewed and compared certain financial information of EchoStar to corresponding financial information for the following selected publicly traded companies that Evercore deemed to have certain characteristics that are similar to EchoStar (the “EchoStar selected companies”):
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Al Yah Satellite Communications Company PJSC;

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Comtech Telecommunications Corp.;

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Eutelsat Communications S.A.;

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Gilat Satellite Networks Ltd.;

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Globalstar, Inc.;

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Iridium Communications Inc.;

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KVH Industries, Inc.;

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SES S.A.;

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Telesat Corporation; and

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ViaSat, Inc.

For each of the EchoStar selected companies, Evercore calculated enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interests, less unconsolidated assets, cash and cash equivalents) as a multiple of (i) estimated operating income excluding depreciation, amortization and certain non-recurring or non-operational items (“Adjusted EBITDA”) for calendar year 2023, which is referred to in this section as “CY23E Adjusted EBITDA”, and (ii) estimated Adjusted EBITDA for calendar year 2024, which is referred to in this section as “CY24E Adjusted EBITDA”, in each case based on closing share prices as of September 29, 2023. Estimated financial data of the EchoStar selected companies were based on publicly available research analysts’ estimates. The analysis indicated the following:
Methodology	Mean	Median
Enterprise Value / CY23E Adjusted EBITDA	9.4x	6.9x
Enterprise Value / CY24E Adjusted EBITDA	8.9x	6.8x
Based on the multiples it derived for the EchoStar selected companies and based on its professional judgment and experience, Evercore applied enterprise value to Adjusted EBITDA multiple reference ranges of 2.5x to 4.5x to EchoStar’s CY23E Adjusted EBITDA and 2.25x to 4.25x to EchoStar’s CY24E Adjusted EBITDA, based on the EchoStar Management Forecasts, to derive an implied enterprise value reference range for EchoStar. Evercore then subtracted EchoStar’s estimated net debt (inclusive of minority interests and unconsolidated assets) as of June 30, 2023, and divided the results by the number of fully diluted outstanding shares of EchoStar Common Stock as of June 30, 2023, in each case as provided to Evercore by EchoStar management, to calculate a reference range of implied equity values per share of EchoStar Common Stock. This analysis indicated a range of implied equity values per share of EchoStar Common Stock as follows, compared to the closing price of EchoStar Class A Common Stock of $17.07 on July 5, 2023 and $16.75 on September 29, 2023:
Methodology	Implied Equity Values Per Share
Enterprise Value / 2023E Adjusted EBITDA Multiple	$22.86 – $35.27
Enterprise Value / 2024E Adjusted EBITDA Multiple	$20.15 – $31.69
Although none of the EchoStar selected companies is directly comparable to EchoStar, Evercore selected these companies because they are publicly traded companies in the global satellite communication services and equipment industries that Evercore, in its professional judgment and experience, considered generally relevant to EchoStar for purposes of its financial analyses. In evaluating the EchoStar selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the EchoStar selected companies and other matters, as well as differences in the EchoStar selected companies’ financial, business and operating characteristics in determining the appropriate range of multiples. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the EchoStar selected companies and the multiples derived from the EchoStar selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the EchoStar selected companies.
DISH Network
Evercore reviewed and compared certain financial information of DISH Network to corresponding financial information for the following selected publicly traded companies that Evercore deemed to have certain characteristics that are similar to DISH Network (the “DISH Network selected companies”):
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AT&T Inc.;

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Cable One, Inc.;

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Charter Communications, Inc.;

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Comcast Corporation;

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T-Mobile US, Inc.;

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United States Cellular Corporation;

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Verizon Communications Inc.; and

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WideOpen West, Inc.

For each of the DISH Network selected companies, Evercore calculated enterprise value as a multiple of (i) CY23E Adjusted EBITDA and (ii) CY24E Adjusted EBITDA, in each case based on closing share prices as of September 29, 2023 (excluding United States Cellular Corporation, which was based on its closing share price as of August 3, 2023, the last full day of trading prior to its announcement that it will initiate a process to explore strategic alternatives). Estimated financial data of the DISH Network selected companies were based on publicly available research analysts’ estimates. The analysis indicated the following:
Methodology	Mean	Median
Enterprise Value / 2023E Adjusted EBITDA	6.7x	6.5x
Enterprise Value / 2024E Adjusted EBITDA	6.4x	6.4x
Based on the multiples it derived for the DISH Network selected companies and based on its professional judgment and experience, Evercore applied enterprise value to OIBDA multiple reference ranges of 4.0x to 5.0x to DISH Network’s estimated 2023 OIBDA attributed to its Pay-TV business segment, and of 3.5x to 4.5x to DISH Network’s estimated 2024 OIBDA attributed to its Pay-TV business segment, in each case based on the DISH Network Management Forecasts, and in each case Evercore added 50 – 100% of the cost basis of DISH Network’s spectrum holdings to the implied value of DISH Network’s Pay-TV business segment to derive an implied enterprise value reference range for DISH Network. Evercore then subtracted DISH Network’s estimated net debt as of June 30, 2023, and divided the results by the number of fully diluted outstanding shares of DISH Network Common Stock as of June 30, 2023, in each case as provided to Evercore by DISH Network’s management, as approved by the EchoStar Special Committee for use by Evercore, to calculate a reference range of implied equity values per share of DISH Network Common Stock. This analysis indicated a range of implied equity values per share of DISH Network Common Stock as follows, compared to the closing price of DISH Network Class A Common Stock of $6.76 on July 5, 2023 and $5.86 on September 29, 2023:
Methodology	Implied Equity Values Per Share
Enterprise Value / 2023E Pay-TV OIBDA Multiple	$12.86 – $44.72
Enterprise Value / 2024E Pay-TV OIBDA Multiple	$8.72 – $40.73
Although none of the DISH Network selected companies is directly comparable to DISH Network, Evercore selected these companies because they are publicly traded companies in the wireless and pay-TV industries that Evercore, in its professional judgment and experience, considered generally relevant to DISH Network for purposes of its financial analyses. In evaluating the DISH Network selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the DISH Network selected companies and other matters, as well as differences in the DISH Network selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the DISH Network selected companies and the multiples derived from the DISH Network selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the DISH Network selected companies.

Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for EchoStar by application of the midpoint of the multiple reference ranges selected for EchoStar as described above, and the approximate implied per share equity value derived for DISH Network by application of the midpoint and low and high ends of the multiple reference ranges selected for DISH Network as described above, Evercore calculated the following implied exchange ratio ranges, compared to the Exchange Ratio of 0.350877x pursuant to the Merger Agreement:
Implied Exchange Ratio
Year	DISH Network Midpoint / EchoStar Midpoint	DISH Network Low & High / EchoStar Midpoint
2023	1.003396x	0.441721x – 1.536571x
2024	0.962513x	0.335439x – 1.567248x
Discounted Cash Flow Analyses
EchoStar — Standalone
Evercore performed a discounted cash flow analysis of EchoStar to calculate ranges of implied present values of EchoStar on a standalone basis excluding the S-Band Project, utilizing estimates of the standalone unlevered, after-tax free cash flows, defined as Adjusted EBITDA, less cash taxes, less capital expenditures and less changes in net working capital, that EchoStar was forecasted to generate over the period from July 1, 2023 through December 31, 2027 based on the EchoStar Management Forecasts, excluding cash flows that the S-Band Project was forecasted to generate based on the S-Band Estimates. Evercore calculated a range of terminal values for EchoStar using two methods: (i) a perpetuity growth method — under which Evercore calculated a range of terminal values for EchoStar by applying a range of perpetuity growth rates of 0.0% to 2.0%, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that EchoStar was forecasted to generate in the terminal year based on the EchoStar Management Forecasts and (ii) a terminal multiple method — under which Evercore calculated a range of terminal values for EchoStar by applying a range of enterprise values to Adjusted EBITDA multiples of 3.5x to 4.5x, which range was selected based on Evercore’s professional judgment and experience, to an estimate of EchoStar’s terminal year Adjusted EBITDA based on the EchoStar Management Forecasts. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2023, using discount rates ranging from 8.5% to 9.5%, representing an estimate of EchoStar’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience. Based on these ranges of implied enterprise values, EchoStar’s net cash, minority interests and other assets, in each case as of June 30, 2023, the present value of EchoStar’s Tax Attributes and the number of fully diluted outstanding shares of EchoStar Common Stock as of June 30, 2023, in each case as provided by EchoStar’s management, as approved by the EchoStar Special Committee for use by Evercore, this analysis indicated ranges of implied equity values per share of EchoStar Common Stock as follows, compared to the closing price of EchoStar Class A Common Stock of $17.07 on July 5, 2023 and $16.75 on September 29, 2023:
Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method	$34.33 – $43.47
Terminal Multiple Method	$36.07 – $42.40
DISH Network — Standalone
Evercore performed separate discounted cash flow analyses of DISH Network to calculate ranges of implied present values of DISH Network on a standalone basis, utilizing estimates of the standalone unlevered, after-tax free cash flows, defined as OIBDA, less cash taxes, less other expenses, less capital expenditures and less changes in net working capital, that DISH Network was forecasted to generate over the period from July 1, 2023 through December 31, 2033 based on each of (i) the DISH Network Management Forecasts and (ii) the EchoStar Management Adjusted DISH Network Management Forecasts. In each case, Evercore calculated a range of terminal values for DISH Network using two methods: (a) a perpetuity growth method — under which Evercore calculated a range of terminal values for DISH Network by applying a range of perpetuity growth rates of 3.25% to 4.75%, which range was selected based on Evercore’s professional judgment and experience, to estimates of the unlevered, after-tax free cash flows that DISH Network was forecasted to generate in the terminal year based on each of the DISH Network Management Forecasts and the EchoStar Management Adjusted DISH Network Management Forecasts and (b) a terminal multiple method — under which Evercore calculated a range of terminal values for DISH Network by applying (I) a range of enterprise value to OIBDA multiples of 7.0x to 8.0x, which range was selected based on Evercore’s professional judgment and experience, to an estimate of DISH Network’s terminal year OIBDA attributed to its wireless business segment and (II) a range of enterprise value to OIBDA multiples of 4.0x to 5.0x, which range was selected based on Evercore’s professional judgment and experience, to an estimate of DISH Network’s terminal year OIBDA attributed to its to its Pay-TV business segment, in each case, based on each of the DISH Network Management Forecasts and the EchoStar Management Adjusted DISH Network Management Forecasts. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2023 using discount rates ranging from 14.5% to 18.5%, representing an estimate of DISH Network’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience. Based on these ranges of implied enterprise values, DISH Network’s estimated net debt, minority interests and other assets, in each case as of June 30, 2023, the present value of DISH Network’s Tax Attributes and the number of fully diluted outstanding shares of DISH Network Common Stock as of June 30, 2023, in each case as provided by DISH Network’s management, as approved by the EchoStar Special Committee for use by Evercore, these analyses indicated ranges of implied equity values per share of DISH Network Common Stock as follows, compared to the closing price of DISH Network Class A Common Stock of $6.76 on July 5, 2023 and $5.86 on September 29, 2023:
Methodology	Implied Equity Values Per Share
Perpetuity Growth Rate Method (DISH Network Management Forecasts)	$14.96 – $49.84
Terminal Multiple Method (DISH Network Management Forecasts)	$19.75 – $44.79
Perpetuity Growth Rate Method (EchoStar Management Adjusted DISH Network Management Forecasts)	$8.97 – $41.08
Terminal Multiple Method (EchoStar Management Adjusted DISH Network Management Forecasts)	$13.09 – $36.00
Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for EchoStar by application of the midpoint of the relevant reference ranges selected for EchoStar as described above, and the approximate implied per share equity value derived for DISH Network by application of the midpoint and the low and high ends of the relevant reference ranges selected for DISH Network as described above, Evercore calculated the following implied exchange ratio ranges, compared to the Exchange Ratio of 0.350877x pursuant to the Merger Agreement:
Implied Exchange Ratio
Methodology	DISH Network Midpoint / EchoStar Midpoint	DISH Network Low & High / EchoStar Midpoint
Perpetuity Growth Rate Method (DISH Network Management Forecasts)	0.762718x	0.392954x – 1.308915x
Terminal Multiple Method (DISH Network Management Forecasts)	0.795085x	0.503876x – 1.142797x
Perpetuity Growth Rate Method (EchoStar Management Adjusted DISH Network Management Forecasts)	0.570300x	0.235654x – 1.078781x
Terminal Multiple Method (EchoStar Management Adjusted DISH Network Management Forecasts)	0.598937x	0.334069x – 0.918479x
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Pro Forma “Has — Gets” Discounted Cash Flow Analysis
Evercore reviewed the implied aggregate equity value of EchoStar attributable to holders of EchoStar Common Stock on a pro forma basis giving effect to the Merger based on a discounted cash flow analysis. The pro forma implied equity value attributable to holders of EchoStar Common Stock was equal to the product obtained by multiplying 31.0% (EchoStar stockholders’ pro forma ownership of the combined company immediately following the completion of the Merger based on the closing prices of EchoStar Class A Common Stock and DISH Network Class A Common Stock as of July 5, 2023 and the Exchange Ratio of 0.350877x set forth in the Merger Agreement) by an amount equal to the implied aggregate equity value of EchoStar on a pro forma basis giving effect to the Merger, calculated as (i) EchoStar’s standalone implied aggregate equity value calculated using the discounted cash flow analysis summarized above under the caption “— Discounted Cash Flow Analyses — EchoStar — Standalone” (calculated using the midpoint discount rate of 9.0% and midpoint terminal multiple of 4.0x from the ranges of each such metric that Evercore had previously selected), plus (ii) DISH Network’s standalone implied aggregate equity value calculated using the discounted cash flow analysis based on the DISH Network Management Forecasts summarized above under the caption “— Discounted Cash Flow Analyses — DISH Network — Standalone” (calculated using the midpoint discount rate of 16.5% and midpoint perpetuity growth rate of 4.0% from the ranges of each such metric that Evercore had previously selected), plus (iii) the net present value, as of June 30, 2023, of the Synergies (using the discount rate of 16.5%) and plus (iv) the net present value, as of June 30, 2023, of the Tax Attributes. This analysis resulted in an implied incremental aggregate equity value of EchoStar on a pro forma basis attributable to holders of EchoStar Common Stock of approximately $2.753 billion relative to EchoStar’s standalone implied aggregate equity value calculated using the discounted cash flow analysis summarized above under the caption “— Discounted Cash Flow Analyses — EchoStar — Standalone” (calculated using the midpoint discount rate of 9.0% and midpoint terminal multiple of 4.0x from the ranges of each such metric that Evercore had previously selected) (excluding transaction expenses and any potential change in discount rate from a pro forma combination).
Present Value of Future Share Price Analyses
EchoStar
Evercore performed an illustrative analysis of the implied present value of the future price per share of EchoStar Common Stock, which is designed to provide an indication of the present value of a theoretical future value of EchoStar as a function of EchoStar’s estimated future Adjusted EBITDA and its assumed multiple of enterprise value to next-twelve-months (which is referred to in this section as “NTM”) Adjusted EBITDA.
In calculating the implied present value of the future price per share of EchoStar Common Stock, Evercore first calculated ranges of implied enterprise values of EchoStar by multiplying EchoStar’s estimated NTM Adjusted EBITDA as of the end of calendar year 2026 based on the EchoStar Management Forecasts by an illustrative enterprise value to NTM Adjusted EBITDA multiple range of 2.5x to 4.5x, which range was selected based on Evercore’s professional judgment and experience, to derive an implied future enterprise value reference range for EchoStar. Evercore then added to this range of implied enterprise values EchoStar’s unconsolidated assets, cash and cash equivalents, less total debt, preferred equity and minority interests, in each case, as based on the EchoStar Management Forecasts to calculate a reference range of implied future equity values for EchoStar. Evercore then divided the implied future equity values of EchoStar by an estimate of the number of fully diluted outstanding shares of EchoStar Common Stock as of the end of calendar year 2026, based on information provided by EchoStar’s management as approved by the EchoStar Special Committee for use by Evercore, to calculate a reference range of implied future equity values per share for EchoStar. Evercore then discounted the implied future equity values per share to June 30, 2023 using discount rates ranging from 10.5% to 11.5%, which were based on an estimate of EchoStar’s cost of equity, as estimated by Evercore based on its professional judgment and experience. This analysis indicated a range of implied equity values per share of EchoStar Common Stock of $24.90 to $36.57, compared to the closing price of EchoStar Class A Common Stock of $17.07 on July 5, 2023 and $16.75 on September 29, 2023.
DISH Network
Evercore performed an illustrative analysis of the implied present value of the future price per share of DISH Network Common Stock, which is designed to provide an indication of the present value of a theoretical future value of DISH Network as a function of DISH Network’s estimated future OIBDA and its assumed multiple of enterprise value to NTM OIBDA.
In calculating the implied present value of the future price per share of DISH Network Common Stock, Evercore first calculated a range of implied enterprise values of DISH Network by (i) multiplying DISH Network’s estimated NTM OIBDA attributed to its wireless business segment as of the end of 2032 based on the DISH Network Management Forecasts by an illustrative enterprise value to OIBDA multiple reference range of 7.0x to 8.0x, which range was selected based on Evercore’s professional judgment and experience, and (ii) multiplying DISH Network’s estimated NTM OIBDA attributed to its Pay-TV business segment as of the end of 2032 based on the DISH Network Management Forecasts by an illustrative enterprise value to OIBDA multiple reference range of 4.0x to 5.0x, which range was selected based on Evercore’s professional judgment and experience. Evercore then added to this range of implied enterprise values DISH Network’s unconsolidated assets, cash and cash equivalents, less total debt, preferred equity and minority interests in each case, based on the DISH Network Management Forecasts, to calculate a reference range of implied future equity values for DISH Network. Evercore then divided the implied future equity values of DISH Network by an estimate of the number of fully diluted outstanding shares of DISH Network Common Stock as of the end of 2032, based on information provided by DISH Network’s management as approved by the EchoStar Special Committee for use by Evercore, to calculate a reference range of implied future equity values per share for DISH Network. Evercore then discounted the implied future equity values per share to June 30, 2023 using discount rates ranging from 22.0% to 27.5%, which were based on an estimate of DISH Network’s cost of equity, as estimated by Evercore based on its professional judgment and experience. This analysis indicated a range of implied equity values per share of DISH Network Common Stock of $16.55 to $28.97, compared to the closing price of DISH Network Class A Common Stock of $6.76 on July 5, 2023 and $5.86 on September 29, 2023.
Implied Exchange Ratio
Utilizing the approximate implied per share equity value derived for EchoStar by application of the midpoint of the relevant reference ranges selected for EchoStar as described above, and the approximate low and high ends of the relevant reference ranges selected for DISH Network as described above, Evercore calculated an implied exchange ratio range of 0.539409x to 0.944291x, compared to the Exchange Ratio of 0.350877x pursuant to the Merger Agreement.
Discounted Cash Flow Analysis — EchoStar Including S-Band Project
Evercore performed an illustrative discounted cash flow analysis of EchoStar’s S-Band Project to calculate ranges of implied present values of EchoStar including the S-Band Project on an illustrative basis, utilizing (i) the analysis summarized above under the caption “— Discounted Cash Flow Analyses — EchoStar — Standalone” and (ii) estimates of the standalone unlevered, after-tax free cash flows that the S-Band Project was forecasted to generate over the period from January 1, 2024 through December 31, 2036 based on the S-Band Estimates. Evercore calculated a range of terminal values for the S-Band Project by applying a range of S-Band Project enterprise values to Adjusted EBITDA multiples ranging from 8.0x to 12.0x, which range was selected based on Evercore’s professional judgment and experience, to an estimate of the S-Band Project’s terminal year Adjusted EBITDA based on the S-Band Estimates. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2023 using discount rates ranging from 20.0% to 25.0%, which range was selected based on Evercore’s professional judgment and experience. Based on these ranges of implied S-Band Project enterprise values, the estimated debt available to fund the project, the estimated potential payments in connection with financing the S-Band Project, the estimated value of EchoStar’s ownership of the S-Band Project, and the ranges of implied equity values per share derived under the analyses summarized above under the caption “— Discounted Cash Flow Analyses — EchoStar — Standalone”, this analysis indicated a range of implied equity values per share of EchoStar Common Stock as follows, compared to the closing price of EchoStar Class A Common Stock of $17.07 on July 5, 2023 and $16.75 on September 29, 2023:
Methodology	Implied Equity Values Per Share
EchoStar Perpetuity Growth Rate DCF + S-Band Project	$21.10 – $68.92
EchoStar Terminal Multiple DCF + S-Band Project	$22.84 – $67.85
52-Week Trading Range Analysis
EchoStar and DISH Network
Evercore reviewed historical trading prices of shares of EchoStar Class A Common Stock and shares of DISH Network Class A Common Stock during the 52-week period ended July 5, 2023, noting that low and high prices (based on intraday values) during such period ranged from (i) $14.67 to $21.06 per share of EchoStar Class A Common Stock and (ii) $5.83 to $20.35 per share of DISH Network Class A Common Stock.
Implied Exchange Ratio
Utilizing the low and high ends of historical trading prices of shares of EchoStar Class A Common Stock and shares of DISH Network Class A Common Stock from the 52-week period ended July 5, 2023, in each case as described above, Evercore calculated an implied exchange ratio range of 0.351841x to 1.102052x, compared to the Exchange Ratio of 0.350877x pursuant to the Merger Agreement.
Equity Research Analysts’ Price Targets
EchoStar and DISH Network
Evercore reviewed selected publicly available share price targets of research analysts’ estimates known to Evercore as of July 5, 2023, noting that the low and high share price targets ranged from (i) $20.00 to $28.00 for EchoStar Class A Common Stock and (ii) $5.00 to $32.00 for DISH Network Class A Common Stock. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of EchoStar Class A Common Stock and DISH Network Class A Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of EchoStar, DISH Network and future general industry and market conditions.
Implied Exchange Ratio
Utilizing the midpoint of the price target reference range derived for EchoStar of $24.00 and the low and high ends of the price target reference ranges derived for DISH Network, in each case as described above, Evercore calculated an implied exchange ratio range of 0.208333x to 1.333333x, compared to the Exchange Ratio of 0.350877x pursuant to the Merger Agreement.
Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the EchoStar Special Committee. In connection with the review of the Merger by the EchoStar Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of EchoStar Common Stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EchoStar or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the EchoStar Special Committee as to the fairness, from a financial point of view, of the Exchange Ratio to EchoStar. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the EchoStar Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the EchoStar Special Committee or EchoStar’s management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of EchoStar Common Stock.
Pursuant to the terms of Evercore’s engagement letter with EchoStar, EchoStar has agreed to pay Evercore a fee for its services in the aggregate amount of up to $9.5 million, of which (i) $500,000 was paid as an initial fee upon execution of Evercore’s engagement letter with EchoStar and is fully creditable against any fee payable upon the consummation of the Merger, (ii) $1.5 million was paid upon delivery of Evercore’s opinion and is fully creditable against any fee payable upon the consummation of the Merger, (iii) $4.5 million of which will be payable contingent upon the consummation of the Merger, and (iv) an additional discretionary fee in an amount up to $5 million, payable at the sole discretion of the EchoStar Special

Committee. EchoStar has also agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to EchoStar and Evercore has not received any compensation from EchoStar during such period. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to DISH Network and Evercore has not received any compensation from DISH Network during such period. Evercore may provide financial advisory or other services to EchoStar and DISH Network in the future, and in connection with any such services Evercore may receive compensation. Following the signing of the Original Merger Agreement, Evercore was approached by EchoStar regarding a potential engagement for Evercore to provide advisory services to EchoStar in connection with potential financing opportunities following the consummation of the Merger.
Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to EchoStar, DISH Network, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of EchoStar or DISH Network.
EchoStar engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Certain Unaudited Prospective Financial Information
DISH Network Unaudited Prospective Financial Information
DISH Network does not as a matter of course publicly disclose long-term projections as to future performance, revenues, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates, especially in respect of projections covering extended periods of time. However, in connection with the DISH Network Special Committee’s evaluation of the Merger, DISH Network’s management prepared and provided to the DISH Network Special Committee and its financial advisor certain unaudited prospective financial information regarding DISH Network’s anticipated future operations as a standalone company without giving effect to the Merger, and as if the Merger had not been contemplated by DISH Network, for the fiscal years ending December 31, 2023 through December 31, 2033 based on assumptions that DISH Network’s management believed to be reasonable at the time of such preparation (the “DISH Network Management Forecasts”). DISH Network has included below a summary of the DISH Network Management Forecasts to provide its stockholders access to certain formerly non-public information that was considered by the DISH Network Special Committee and its financial advisor in connection with their respective financial analyses. In connection with the due diligence review of DISH Network by EchoStar, the DISH Network Special Committee also provided the DISH Network Management Forecasts to the EchoStar Special Committee for its use in connection with its evaluation of the Merger and to the EchoStar Special Committee’s financial advisor, Evercore, for its use and reliance, as approved by the EchoStar Special Committee, in connection with Evercore’s opinion and financial analyses described above under the section entitled “The Merger — Opinion of Evercore Group L.L.C., Financial Advisor to the EchoStar Special Committee.”

Summary of the DISH Network Management Forecasts
	Fiscal Year
($ in millions)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue(1)	$16,571	$18,278	$19,293	$20,504	$22,767	$25,904	$28,946	$32,114	$35,433	$38,652	$41,732
OIBDA(2)	$1,056	$2,396	$2,628	$2,759	$3,488	$4,614	$6,377	$8,378	$10,587	$12,679	$14,623
EBIT(3)	$(130)	$840	$959	$1,089	$1,818	$2,943	$4,704	$6,703	$8,910	$10,999	$12,939

(1)
For purposes of Evercore’s opinion and financial analyses, EchoStar management adjusted the DISH Network Management Forecasts (the “EchoStar Management Adjusted DISH Network Management Forecasts”) by adjusting Revenue and OIBDA, which resulted in the following figures ($ in millions):

	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$16,571	$18,228	$19,143	$20,204	$22,267	$25,154	$27,946	$30,864	$33,933	$37,027	$40,107
OIBDA	$1,056	$2,351	$2,493	$2,489	$3,038	$3,939	$5,477	$7,253	$9,237	$11,217	$13,161
The EchoStar Management Adjusted DISH Network Management Forecasts were provided by EchoStar management to the EchoStar Special Committee and to Evercore for its use and reliance, as approved by the EchoStar Special Committee.
(2)
OIBDA is defined as operating income plus depreciation and amortization. OIBDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(3)
EBIT is defined as OIBDA minus depreciation and amortization. EBIT is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

EchoStar Unaudited Prospective Financial Information
EchoStar does not as a matter of course publicly disclose long-term projections as to future performance, revenues, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates, especially in respect of projections covering extended periods of time. However, in connection with the EchoStar Special Committee’s evaluation of the Merger, EchoStar’s management prepared and provided to the EchoStar Special Committee and its financial advisor, Evercore, certain unaudited prospective financial information regarding EchoStar’s anticipated future operations as a standalone company without giving effect to the Merger, and as if the Merger had not been contemplated by EchoStar, for the fiscal years ending December 31, 2023 through December 31, 2027 based on assumptions that EchoStar’s management believed to be reasonable at the time of such preparation (the “EchoStar Management Forecasts”). EchoStar has included below a summary of the EchoStar Management Forecasts to provide its stockholders access to certain formerly non-public information that was provided to the EchoStar Special Committee for its use in connection with its consideration and evaluation of the Merger and to the EchoStar Special Committee’s financial advisor, Evercore, for its use and reliance, as approved by the EchoStar Special Committee, in connection with Evercore’s opinion and financial analyses described above under the section entitled “The Merger — Opinion of Evercore Group L.L.C., Financial Advisor to the EchoStar Special Committee.” In connection with the due diligence review of EchoStar by DISH Network, the EchoStar Special Committee also provided the EchoStar Management Forecasts to the DISH Network Special Committee for its use in connection with its consideration and evaluation of the Merger and to DISH Network’s financial advisor, J.P. Morgan, for its use and reliance, as approved by the DISH Network Special Committee, in connection with J.P. Morgan’s financial analyses and opinion described above under the section entitled “The Merger — Opinion of J.P. Morgan, Financial Advisor to the DISH Network Special Committee.”

Summary of the EchoStar Management Forecasts
	Fiscal Year
($ in millions)	2023E	2024E	2025E	2026E	2027E
Revenue	$1,832	$1,883	$2,018	$2,202	$2,324
Adjusted EBITDA(1)	$536	$494	$539	$629	$684
Capital Expenditures	$290	$286	$286	$264	$252

(1)
Adjusted EBITDA is defined as operating income excluding depreciation, amortization, and certain non-recurring or non-operational items. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

Cautionary Statement Regarding Unaudited Prospective Financial Information
The inclusion of information about the DISH Network Management Forecasts, the EchoStar Management Forecasts and the EchoStar Management Adjusted DISH Network Management Forecasts (collectively, the “Management Forecasts”) in this prospectus should not be regarded as an indication that any of DISH Network, EchoStar or any other recipient of this information considered, or now considers, such information necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such projections.
The Management Forecasts are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Management Forecasts and numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to DISH Network’s and EchoStar’s businesses, including the factors listed under “Risk Factors,” all of which are difficult to predict and many of which are beyond DISH Network’s or EchoStar’s control. Neither DISH Network nor EchoStar can provide any assurance that the assumptions underlying the Management Forecasts will be realized.
Many of the assumptions reflected in the Management Forecasts are subject to change and such projections do not reflect revised prospects for DISH Network’s or EchoStar’s businesses, changes in general, business, economic, market or financial conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Neither DISH Network nor EchoStar has updated and does not intend to update or otherwise revise the Management Forecasts. There can be no assurance that the results reflected in any of the Management Forecasts will be realized or that actual results will not materially vary from such projections. In addition, the Management Forecasts cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the Management Forecasts included in this prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.
DISH Network stockholders and EchoStar stockholders are urged to review DISH Network’s and EchoStar’s most recent SEC filings for a description of risk factors with respect to DISH Network’s and EchoStar’s businesses. You should read “Special Note Regarding Forward-Looking Statements” and “Where You Can Find More Information” for additional information regarding the risks inherent in forward-looking information such as the EchoStar Management Forecasts and the DISH Network Management Forecasts.
The Management Forecasts were not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither EchoStar’s nor DISH Network’s independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined, reviewed or performed any agreed-upon procedures with respect to the Management Forecasts, nor have they expressed any opinion or any other form of assurance on such projections or the achievability of the results reflected in such projections, and they assume no responsibility for, and disclaim any association with, such projections. The reports of DISH Network’s and EchoStar’s independent registered public accounting firm incorporated by reference into this prospectus relate only to DISH Network’s and EchoStar’s historical financial information, respectively, and no such report extends to the prospective financial information or should be read to do so. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Management Forecasts may not be comparable to similarly titled amounts used by other companies or persons.
The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Neither DISH Network nor EchoStar is providing a quantitative reconciliation of the forward-looking non-GAAP financial measures. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. DISH Network and EchoStar do not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations, or to quantify the probable significance of these items at this time. DISH Network and EchoStar cannot accurately forecast the adjustments required for any such reconciliation of their respective forward-looking non-GAAP financial measures, and therefore the reconciliations have been omitted.
For the reasons described above, readers of this prospectus are cautioned not to place undue, if any, reliance on the Management Forecasts. Neither DISH Network nor EchoStar has made any representation to the other in the Merger Agreement concerning any such projections.
The information about the Management Forecasts set forth above does not give effect to the Merger and also does not take into account the effect of any failure of the Merger to be consummated.
EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, NEITHER DISH NETWORK NOR ECHOSTAR INTEND TO, AND DISCLAIM ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE ABOVE MANAGEMENT FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT-TERM).
Regulatory Approvals
In connection with the Merger, the parties intend to make all required filings with the SEC and NASDAQ, as well as filings necessary to obtain specified approvals required under domestic satellite and communication laws and regulations. The completion of the Merger is contingent on making these filings and obtaining these regulatory approvals or consents, to the extent such approvals or consents are required.
The Merger is not reportable under the Hart-Scott-Rodino (“HSR”) Antitrust Improvements Act of 1976, as amended, and therefore no HSR filings with respect to the Merger are required with the United States Federal Trade Commission or the United States Department of Justice Antitrust Division.
Written Consent of the Holders of EchoStar Common Stock
In accordance with applicable Nevada law, the NASDAQ rules and the Merger Agreement, approval of the Merger and adoption and approval of the Merger Agreement by EchoStar does not require the affirmative vote or consent of EchoStar stockholders. The EchoStar Share Issuance must be approved by the affirmative vote of a majority of the votes cast by the holders of EchoStar Common Stock entitled to vote thereon, which condition was satisfied following the execution and delivery of the Merger Agreement through the execution and delivery of the Ergen EchoStar Written Consent. Therefore, a vote of EchoStar stockholders is not required and is not being sought.
Written Consent of the Holders of DISH Network Common Stock
Pursuant to the Merger Agreement, the Merger must be approved, and the Merger Agreement must be adopted and approved, by the affirmative vote of the holders of a majority of DISH Network Common

Stock entitled to vote thereon. This condition was satisfied following the execution and delivery of the Merger Agreement through the execution and delivery thereafter of the Ergen DISH Written Consent.
Listing of EchoStar Class A Common Stock
EchoStar expects to obtain approval to list the shares of EchoStar Class A Common Stock to be issued pursuant to the Merger Agreement on the NASDAQ, which approval is a condition to the completion of the Merger.
Delisting and Deregistration of DISH Network Class A Common Stock
After the Merger is completed, the DISH Network Class A Common Stock will no longer be listed on the NASDAQ and will be deregistered under the Exchange Act. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholder meetings, no longer applicable to DISH Network.
No Dissenters’ Rights
Neither DISH Network stockholders nor EchoStar stockholders will have dissenters’ rights to be paid the value of their shares in cash in connection with the Merger.
Accounting Treatment of the Merger
DISH Network and EchoStar prepare their respective financial statements in accordance with U.S. GAAP. The Merger will be accounted for as a transaction between entities under common control in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, Subtopic 50, Related Issues, with EchoStar considered as the receiving entity because EchoStar will issue equity in connection with the Merger. Accordingly, as of the Closing, EchoStar will record DISH Network’s net assets at their carrying value, with no additional goodwill or other intangible assets recognized.
Upon the Closing, the net assets of DISH Network will be combined with those of EchoStar at their historical carrying amounts, and DISH Network and EchoStar will be presented on a combined basis for all historical periods that DISH Network and EchoStar were under common control. Shares of EchoStar Common Stock issued to holders of DISH Network Common Stock in exchange for the outstanding shares of DISH Network Common Stock in connection with the Merger will be recorded at par value and historical weighted average basic, and the diluted shares of DISH Network Common Stock will be adjusted by the Exchange Ratio. Intercompany transactions between EchoStar and DISH Network will be eliminated from all historical periods.
The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information included in this prospectus are those set out in DISH Network’s and EchoStar’s audited consolidated financial statements as of and for the year ended December 31, 2022, and interim condensed consolidated financial statements for the six months ended June 30, 2023. Certain adjustments are necessary to eliminate transactions between the companies and to conform the accounting policies used by the companies, which adjustments are described in the notes to the unaudited pro forma condensed combined financial information. DISH Network and EchoStar continue to evaluate the pro forma adjustments necessary to conform the accounting policies of the companies and advise that further adjustments may be necessary as a more detailed review of the accounting policies occurs.

THE MERGER AGREEMENT
This section describes the material terms of the Merger Agreement, which was executed on October 2, 2023. The description of the Merger Agreement in this section and elsewhere in this prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger. This summary of the Merger Agreement has been included to provide information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this prospectus.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms have been included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about DISH Network, EchoStar, Merger Sub or any of their respective subsidiaries or affiliates contained in this prospectus or DISH Network’s or EchoStar’s public reports filed with the SEC may supplement, update or modify the factual disclosures about DISH Network and EchoStar, respectively, contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by DISH Network, EchoStar and Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and are qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, and were negotiated with the principal purposes of establishing certain circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. The representations and warranties in the Merger Agreement will not survive the completion of the Merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this prospectus, may have changed since the date of the Merger Agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this prospectus and in the public filings DISH Network and EchoStar make with the SEC.
Additional information about DISH Network and EchoStar may be found elsewhere in this prospectus and in the public filings DISH Network and EchoStar make with the SEC. See “Where You Can Find More Information” beginning on page 157.
Structure of the Merger
At the Effective Time, Merger Sub will be merged with and into DISH Network in accordance with the NRS and upon the terms and subject to the conditions set forth in the Merger Agreement, whereupon the separate existence of Merger Sub will cease. From and after the Effective Time, DISH Network will be the surviving corporation and a wholly owned subsidiary of EchoStar and the separate corporate existence of DISH Network with all of its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger as provided in the NRS.
Completion and Effectiveness of the Merger
The consummation of the Merger will take place remotely by exchange of documents and signatures (or their electronic counterparts) or, if agreed in writing by DISH Network and EchoStar, at the offices of

DISH Network or such other place agreed to in writing by DISH Network and EchoStar at 9:00 a.m. (Mountain Time) on the second business day after the satisfaction or waiver of all conditions to the Merger set forth the Merger Agreement, other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing, unless another time or date is agreed to in writing by DISH Network and EchoStar.
At the Closing, subject to the provisions of the Merger Agreement, the parties to the Merger Agreement will cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the Nevada Secretary of State as provided in NRS 92A.200 and NRS 92A.230 and make all other filings or recordings required by the NRS in connection with effecting the Merger. The Merger will become effective on the date and time when the Articles of Merger have been duly filed with and accepted by the Nevada Secretary of State or at such later time as may be mutually agreed to by DISH Network and EchoStar and specified in the Articles of Merger.
Merger Consideration
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, automatically, by virtue of the Merger and without any further action on the part of EchoStar, Merger Sub, DISH Network or any stockholder of DISH Network:
•
all shares of DISH Network Common Stock that are held in DISH Network’s treasury or held directly by EchoStar or Merger Sub immediately prior to the Effective Time will be cancelled and cease to exist and no consideration will be paid or payable in respect thereof;

•
except as described in the preceding bullet, each share of DISH Network Class A Common Stock and DISH Network Class C Common Stock that is outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio (with all shares of DISH Network Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Network Class A Common Stock at the effective conversion rate set forth in the DISH Network Articles of Incorporation);

•
except as described in the first bullet, each share of DISH Network Class B Common Stock that is outstanding immediately prior to the Effective Time will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock equal to the Exchange Ratio; and

•
each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the surviving corporation.

Treatment of Fractional Shares
No fractional shares of EchoStar Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of EchoStar. Any holder of DISH Network Common Stock who would otherwise have been entitled to receive a fraction of a share of EchoStar Common Stock pursuant to the Merger Agreement will be entitled to receive a cash payment in lieu thereof, without interest, in an amount equal to the product of (a) the average of the closing prices per share of EchoStar Class A Common Stock on the NASDAQ, as reported in the Wall Street Journal for the five full trading days ending on the second trading day immediately preceding the Closing Date multiplied by (b) the fraction of a share of EchoStar Common Stock (after taking into account all shares of DISH Network Common Stock held by that holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) to which that holder would otherwise be entitled. No dividends, voting rights or any other rights will be available in respect of any fractional shares of EchoStar Common Stock that would have otherwise been issuable as part of the Merger Consideration.

Exchange of Shares
Exchange Agent
Prior to the Closing Date, EchoStar will select its transfer agent or another reputable bank or trust company reasonably satisfactory to DISH Network and EchoStar to act as exchange agent with respect to the Merger (the “Exchange Agent”). Prior to or substantially concurrent with the Effective Time, EchoStar will deposit with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the shares of EchoStar Common Stock issuable pursuant to the Merger Agreement; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with the Merger Agreement. The stock and cash amounts deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of DISH Network Common Stock are referred to collectively as the “Exchange Fund”.
Exchange of DISH Network Stock Certificates and DISH Network Book-Entry Shares
With respect to certificates representing shares of DISH Network Common Stock (“DISH Network Stock Certificates”), as promptly as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of each such DISH Network Stock Certificate (a) a notice advising such holder of the effectiveness of the Merger, (b) a letter of transmittal and (c) instructions for surrendering a DISH Network Stock Certificate (or affidavit of loss in lieu of a DISH Network Stock Certificate) to the Exchange Agent.
Upon surrender to the Exchange Agent of a DISH Network Stock Certificate (or affidavit of loss in lieu of a DISH Network Stock Certificate) together with a duly executed and completed letter of transmittal and such other documents as may reasonably be required pursuant to the surrender instructions, the Exchange Agent will mail to each holder of record of any such DISH Network Stock Certificate in exchange therefor, as promptly as reasonably practicable thereafter:
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a statement reflecting the number of whole shares of EchoStar Common Stock that such holder is entitled to receive in non-certificated book-entry form pursuant to the Merger Agreement in the name of that record holder; and

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a check in the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares plus (b) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement. Any DISH Network Stock Certificate that has been so surrendered will be cancelled by the Exchange Agent.

With respect to book-entry positions representing non-certificated shares of DISH Network Common Stock (“DISH Network Book-Entry Shares”) not held through The Depositary Trust Company (“DTC”), the Exchange Agent will pay and deliver to each holder of record of any such share as promptly as reasonably practicable after the Effective Time, but in any event within three business days thereafter:
•
the Merger Consideration; and

•
a check in the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of (a) any cash in lieu of fractional shares as calculated pursuant to the Merger Agreement plus (b) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the Merger Agreement. The Exchange Agent will promptly cancel each such non-DTC book-entry share.

With respect to DISH Network Book-Entry Shares held through DTC, DISH Network and EchoStar will cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures:
•
the Merger Consideration;

•
cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends; and

•
any other dividends or other distributions, in each case, that the holder has the right to receive pursuant to the Merger Agreement.

Lost, Stolen or Destroyed Certificates
In the event that any DISH Network Stock Certificate has been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming that DISH Network Stock Certificate to be lost, stolen or destroyed and the posting by that person of a bond in customary amount and upon such terms as may be reasonably required as indemnity against any claim that may be made against it with respect to that DISH Network Stock Certificate, the Exchange Agent will issue in exchange for that lost, stolen or destroyed DISH Network Stock Certificate, the Merger Consideration, cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to the Merger Agreement, as if such lost, stolen or destroyed DISH Network Stock Certificate had been surrendered.
Dividends and Distributions with Respect to Unexchanged Shares of DISH Network Common Stock
No dividends or other distributions declared or made with respect to EchoStar Common Stock with a record date after the Effective Time will be paid or otherwise delivered to the holder of any unsurrendered DISH Network Stock Certificate or DISH Network Book-Entry Shares with respect to the shares of EchoStar Common Stock that such holder has the right to receive in the Merger until the later to occur of:
•
the date on which the holder surrenders such DISH Network Stock Certificate or DISH Network Book-Entry Shares in accordance with the Merger Agreement; and

•
the payment date for such dividend or distribution with respect to EchoStar Common Stock (at which time such holder will be entitled, subject to the effect of any applicable abandoned property law, escheat law or other similar legal requirement, to receive all such dividends and distributions, without interest).

Rights of DISH Network Stockholders Following the Effective Time and Transfers Following the Effective Time
At the Effective Time, all shares of DISH Network Common Stock outstanding immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and all holders of DISH Network Stock Certificate and of DISH Network Book-Entry Shares that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of DISH Network, except the right to receive the Merger Consideration, cash in lieu of any fractional share of EchoStar Common Stock and any dividends or other distributions pursuant to the Merger Agreement.
The stock transfer books of DISH Network will be closed with respect to all shares of DISH Network Common Stock outstanding immediately prior to the Effective Time and no further transfer of any such shares of DISH Network Common Stock will be made on such stock transfer books from and after the Effective Time.
Undistributed Fund
Any portion of the Exchange Fund that remains undistributed to holders of DISH Network Stock Certificates or DISH Network Book-Entry Shares as of the date that is 12 months after the date of the Effective Time will be delivered to EchoStar upon demand. Any holders of DISH Network Stock Certificates or DISH Network Book-Entry Shares who have not theretofore surrendered their DISH Network Stock Certificates or DISH Network Book-Entry Shares in accordance with the Merger Agreement will thereafter be entitled to look to EchoStar for, and be entitled to receive from EchoStar, the Merger Consideration, cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to the Merger Agreement.
Merger Consideration Delivered to Public Official
Neither EchoStar nor the surviving corporation will be liable to any holder or former holder of shares of DISH Network Common Stock or to any other person with respect to any portion of the Merger

Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar legal requirement. If any DISH Network Stock Certificate or DISH Network Book-Entry Share has not been surrendered prior to the date on which any portion of the Merger Consideration, cash in lieu of any fractional shares of EchoStar Common Stock and any dividends or distributions, in each case, that a holder of such DISH Network Stock Certificate or DISH Network Book-Entry Share has the right to receive pursuant to the Merger Agreement in respect of such DISH Network Stock Certificate or DISH Network Book-Entry Share would otherwise escheat to or become property of any governmental entity, any such shares, cash, dividends or distributions in respect of such DISH Network Stock Certificate or DISH Network Book-Entry Share will, to the extent permitted by applicable legal requirements, become the property of EchoStar, free and clear of all claims or interests of any person previously entitled thereto.
Withholding Rights
Each of DISH Network, the Exchange Agent, Merger Sub, EchoStar and the surviving corporation, as applicable, will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable legal requirement relating to taxes. To the extent that amounts are so deducted and withheld and, if required, paid over to the appropriate governmental entity, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding were made.
Treatment of Equity Awards
DISH Network Stock Options
At the Effective Time, each DISH Network Option that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time will cease to represent a right to acquire shares of DISH Network Common Stock and will be converted automatically into an EchoStar Option on substantially the same terms and conditions (including applicable vesting (including, if applicable, any performance-based vesting, subject to certain adjustments that may be made pursuant to the terms of the Merger Agreement and to the extent necessary to reflect the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and vesting acceleration), exercise and expiration provisions) as applied to the corresponding DISH Network Option immediately prior to the Effective Time, except that:
•
the number of shares of EchoStar Class A Common Stock subject to each EchoStar Option will be determined by multiplying:

•
the number of shares of DISH Network Common Stock subject to the corresponding DISH Network Option immediately prior to the Effective Time; by

•
the Exchange Ratio, and rounding such product down to the nearest whole number of shares; and

•
the per share exercise price for the shares of EchoStar Class A Common Stock issuable upon exercise of each EchoStar Option will be determined by dividing:

•
the per share exercise price for the shares of DISH Network Common Stock otherwise purchasable pursuant to the corresponding DISH Network Option immediately prior to the Effective Time; by

•
the Exchange Ratio, and rounding such quotient up to the nearest whole cent. The exercise price and the number of shares of EchoStar Class A Common Stock purchasable pursuant to the EchoStar Options into which DISH Network Options are converted will be determined in a manner consistent with the requirements of Section 409A of the Code.

DISH Network Restricted Stock Unit Awards
At the Effective Time, each DISH Network RSU Award that is outstanding as of immediately prior to the Effective Time will be converted automatically into an EchoStar RSU Award on substantially the same terms and conditions (including applicable vesting provisions (including, if applicable, vesting acceleration))

that applied to the corresponding DISH Network RSU Award as of immediately prior to the Effective Time, except that the number of shares of EchoStar Class A Common Stock subject to each such EchoStar RSU Award will be determined by multiplying: (i) the number of shares of DISH Network Common Stock subject to the corresponding DISH Network RSU Award immediately prior to the Effective Time; by (ii) the Exchange Ratio, and rounding such product to the nearest whole number of shares.
As soon as practicable following the Effective Time, but in no event later than five business days following the Effective Time, EchoStar will file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form relating to shares of EchoStar Common Stock issuable with respect to all EchoStar Options and EchoStar RSU Awards delivered pursuant to the Merger Agreement, and will cause such registration statement to remain in effect for so long as such EchoStar Options and EchoStar RSU Awards remain outstanding.
Employee Stock Purchase Plan
With respect to DISH Network’s 2023 Amended and Restated Employee Stock Purchase Plan, as amended (the “DISH Network ESPP”), DISH Network is required to take the necessary actions to provide that: (a) no new purchase period will be commenced following the date of the Merger Agreement under the DISH Network ESPP, (b) there will be no increase in the amount of participants’ payroll deduction elections under the DISH Network ESPP during the current purchase period from those in effect as of the date of the Merger Agreement, (c) no individuals will commence participation in the DISH Network ESPP during the period from the date of the Merger Agreement through the Effective Time, (d) each purchase right issued pursuant to the DISH Network ESPP will be fully exercised not later than five business days prior to the Effective Time, in which case any shares of DISH Network Common Stock so purchased will be treated the same as shares of DISH Network Common Stock in accordance with the Merger Agreement, and (e) immediately prior to, and subject to the occurrence of, the Effective Time, the DISH Network ESPP will terminate and no further rights will be granted or exercised under the DISH Network ESPP thereafter.
With respect to EchoStar’s 2017 Amended and Restated Employee Stock Purchase Plan, as amended (the “EchoStar ESPP”), EchoStar is required to take the necessary actions to provide that: (a) no new purchase period will be commenced following August 8, 2023 until the day after the Closing Date under the EchoStar ESPP, (b) there will be no increase in the amount of participants’ payroll deduction elections under the EchoStar ESPP during the current purchase period from those in effect as of August 8, 2023, (c) no individuals will commence participation in the EchoStar ESPP during the period from August 8, 2023 through the Effective Time, and (d) each purchase right issued pursuant to the EchoStar ESPP will be fully exercised not later than five business days prior to the Effective Time.
DISH Network Convertible Notes, DISH Network Warrants and DISH Network Hedging Instruments
The Merger Agreement requires DISH Network and EchoStar to cooperate and take all steps that are required to supplement or amend the terms and conditions of the DISH Network Convertible Notes, the DISH Network Warrants and the DISH Network Hedging Instruments, including by executing (and using reasonable best efforts to cause the relevant trustee, dealer or any other counterparty thereto to execute) any supplemental indentures, amendments or other documentation required under the DISH Network Convertible Notes Indentures, the DISH Network Warrants Agreements or the DISH Network Hedging Instruments Agreements, as applicable, in each case, on terms and conditions reasonably acceptable to DISH Network and EchoStar, such that:
•
each DISH Network Convertible Note that is issued and outstanding immediately prior to the Effective Time remains issued and outstanding at the Effective Time but represents a right, on substantially the same terms and conditions as applied to the corresponding DISH Network Convertible Note immediately prior to the Effective Time, to convert into shares of EchoStar Common Stock; provided that the conversion rate underlying each such right to convert into shares of EchoStar Class A Common Stock as of the Effective Time will be determined by multiplying (A) the conversion rate underlying each such right to convert into shares of DISH Network Class A Common Stock immediately prior to the Effective Time by (B) the Exchange Ratio;

•
each DISH Network Warrant that is issued and unexercised immediately prior to the Effective Time remains issued and unexercised but is converted into a right, on substantially the same terms and conditions as applied to the corresponding DISH Network Warrant immediately prior to the Effective Time, to acquire shares of EchoStar Class A Common Stock; provided that:
•
the number of shares of EchoStar Class A Common Stock subject to each such DISH Network Warrant will be determined by multiplying (A) the number of shares of DISH Network Class A Common Stock subject to the corresponding DISH Network Warrant immediately prior to the Effective Time by (B) the Exchange Ratio, subject to any adjustments to the terms of the DISH Network Warrants required or permitted pursuant to the terms of the DISH Network Warrants Agreements; and

•
the per share exercise price for the shares of EchoStar Class A Common Stock issuable upon exercise of each such DISH Network Warrant will be determined by dividing (A) the per share exercise price for the shares of DISH Network Class A Common Stock otherwise purchasable pursuant to the corresponding DISH Network Warrant immediately prior to the Effective Time by (B) the Exchange Ratio, subject to any adjustments to the terms of the DISH Network Warrants required or permitted pursuant to the terms of the DISH Network Warrants Agreements; and

•
corresponding modifications are made to the terms and conditions of the DISH Network Hedging Instruments to reflect the forgoing treatment of the DISH Network Convertible Notes and DISH Network Warrants.

Organizational Documents and Directors and Officers of the Surviving Corporation
Subject to the requirements described in “Indemnification; Directors’ and Officers’ Insurance” beginning on page 106:
•
as of the Effective Time, by virtue of the Merger and without any further action on the part of EchoStar, Merger Sub or any other person, the DISH Network Articles of Incorporation will be amended to read in its entirety as the articles of incorporation of the surviving corporation until thereafter amended as provided therein or by applicable legal requirements; and

•
the parties will take all requisite actions so that, from and after the Effective Time, the DISH Network Bylaws will be amended to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended will be the bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable legal requirements.

From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable legal requirements, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the surviving corporation (or such other individuals designated by DISH Network).
EchoStar Directors and Chief Executive Officer Upon the Effective Time
Upon the Effective Time, the EchoStar Board will consist of 11 directors, comprised of seven individuals who were members of the DISH Network Board as of immediately prior to the Effective Time, three individuals who were independent directors on the EchoStar Board as of immediately prior to the Effective Time and the post-Closing Chief Executive Officer of EchoStar. DISH Network and EchoStar will consult with each other in connection with selecting directors of the EchoStar Board who will continue on the EchoStar Board pursuant to the Merger Agreement.
Mr. Hamid Akhavan will serve as the President and Chief Executive Officer of EchoStar after the Merger, so long as he is willing and able to serve.
Representations and Warranties
The Merger Agreement contains customary and, in certain cases, reciprocal, representations and warranties by DISH Network, EchoStar and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and qualified by certain information filed by the parties with the SEC, excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature.
The reciprocal representations and warranties relate to, among other things:
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organization, good standing and qualification to do business;

•
corporate authority and approval relating to the execution, delivery and performance of the Merger Agreement, including from the respective Special Committees;

•
the absence of conflicts with the parties’ governing documents, applicable laws and contracts;

•
regulatory filings in connection with the Merger;

•
capitalization;

•
SEC filings and Sarbanes-Oxley Act compliance;

•
the maintenance of internal controls and procedures;

•
the absence of undisclosed liabilities;

•
the absence of a material adverse effect in the parties’ respective businesses;

•
compliance with applicable laws and the holding of necessary permits;

•
investigations, litigations and proceedings;

•
compliance with anti-corruption laws;

•
tax matters;

•
required stockholder approval;

•
no beneficial ownership of shares of the other party;

•
opinions of financial advisors;

•
broker’s and finder’s fees;

•
information provided by a party for inclusion in this prospectus; and

•
related party transactions.

The Merger Agreement also contains additional representations and warranties by EchoStar relating to, among other things, the following:
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the conduct of businesses consistent with past practice and the absence of action that would require DISH Network’s consent under certain interim operation covenants of the Merger Agreement;

•
intellectual property and information technology;

•
title to assets and real property;

•
EchoStar’s material transmitting and/or receiving radio frequency facilities;

•
EchoStar’s material contracts and agreements;

•
employee benefit plan and labor matters;

•
compliance with environmental laws and regulations;

•
EchoStar’s insurance policies; and

•
the inapplicability of state anti-takeover statutes.

Material Adverse Effect
A material adverse effect, with respect to DISH Network or EchoStar, as applicable, means any state of fact, event, change, effect, circumstance, occurrence or development that has a material adverse effect on

(a) the business, results of operations or financial condition of the party and its subsidiaries, taken as a whole, or (b) the ability of the party to consummate the transactions contemplated by the Merger Agreement, including the Merger, excluding, solely with respect to (a), any fact, event, change, effect, circumstance, occurrence or development to the extent arising from:
•
changes after August 8, 2023 in U.S. GAAP (except to the extent that such changes have a disproportionate adverse impact on the party and its subsidiaries relative to other participants in the industries in which the party and its subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect for such party);

•
changes after August 8, 2023 in applicable legal requirements (except to the extent that such changes have a disproportionate adverse impact on the party and its subsidiaries relative to other participants in the industries in which the party and its subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect for such party);

•
general economic, business, financial, market or political conditions (except to the extent that such changes have a disproportionate adverse impact on the party and its subsidiaries relative to other participants in the industries in which the party and its subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect for such party);

•
changes generally affecting the industry in which the party and its subsidiaries participate (except to the extent that such changes have a disproportionate adverse impact on the party and its subsidiaries relative to other participants in the industries in which the party and its subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect for such party);

•
the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions (or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions), any hurricane, flood, tornado, earthquake or other weather or natural disaster, any outbreak of illness or other public health event or pandemic (including Covid-19 and the continuation or worsening thereof) or any other force majeure event (except to the extent that such changes have a disproportionate adverse impact on the party and its subsidiaries relative to other participants in the industries in which the party and its subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect for such party);

•
the negotiation, announcement or pendency of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement (except that this exception does not apply to any representation or warranty of the applicable party to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the consummation of the Merger);

•
the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (except that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect, to the extent otherwise permitted by the definition of material adverse effect);

•
any decline in stock price or any decline in the market price or trading volume of the party’s common stock on NASDAQ, in and of itself, or the suspension of trading in or delisting of the party’s common stock on NASDAQ (except that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect, to the extent otherwise permitted by the definition of material adverse effect);

•
any action taken or omitted to be taken at the written request of the other party or the taking of any action required by the Merger Agreement; and

•
any lawsuit commenced by a stockholder of the party (in his, her or its capacity as a stockholder) alleging breach of fiduciary duty in connection with the execution of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.

Conduct of Business Prior to the Merger’s Completion
DISH Network and EchoStar have agreed that, during the period from August 8, 2023 through the earlier of the Closing or the date of termination of the Merger Agreement, except to the extent the other party gives its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth in the disclosure letters, as required by applicable legal requirements or as expressly required by the Merger Agreement, DISH Network or EchoStar, as applicable, will, and will cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects and in a manner consistent with past practice, and use reasonable best efforts to:
•
maintain and preserve intact its business organization;

•
maintain satisfactory relationships with governmental entities, customers, suppliers, distributors and other commercial counterparties;

•
maintain its material assets and properties in their current condition (normal wear and tear excepted); and

•
in the case of EchoStar, keep available the services of key employees.

EchoStar has also agreed that, during the period from August 8, 2023 through the earlier of the Closing or the date of termination of the Merger Agreement, except to the extent DISH Network gives its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth in EchoStar’s disclosure letter, as required by applicable legal requirements or as expressly required by the Merger Agreement, EchoStar will not (and will not permit any of its subsidiaries to), among other things:
•
amend the organizational documents of EchoStar or any of its subsidiaries, other than certain immaterial amendments with respect to its subsidiaries;

•
split, combine, subdivide, amend the terms of or reclassify the capital stock of EchoStar or any of its subsidiaries (other than any wholly owned subsidiary);

•
declare, set aside, make or pay any dividend or other distribution, except from any wholly owned subsidiary of EchoStar to EchoStar or its wholly owned subsidiaries;

•
form any subsidiary or make any capital contributions to or investments in any other person, other than wholly owned subsidiaries that are not Hughes Satellite Systems Corporation or any “restricted subsidiaries” under its indentures, or acquire: (a) any other person, (b) any equity interest in any other person, (c) any business, or (d) any assets, except for acquisitions under certain thresholds;

•
issue, sell, grant or otherwise permit to become outstanding any additional shares of its or its subsidiaries’ capital stock, including through convertible securities, options, warrants or rights to acquire, subject to certain exceptions, including for the issuance of shares of EchoStar Common Stock pursuant to EchoStar Options or EchoStar RSU Awards in accordance with their terms;

•
sell, assign, transfer, lease or license to any third party, or encumber (other than permitted encumbrances), or otherwise dispose of, any of EchoStar’s intellectual properties or material assets, subject to certain exceptions, including grants of non-exclusive licenses or disposal of certain immaterial registered intellectual properties in the ordinary course of business;

•
directly or indirectly repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable for any securities of EchoStar subject to certain exceptions;

•
incur or guarantee any indebtedness, issue or sell any debt securities or rights to acquire any debt securities, make any loans or advances to any other person, incur any lien on any of its material property or assets (except for permitted encumbrances), or enter into any transactions that amend or otherwise alter available capacity under its indentures;

•
adopt, terminate or materially amend any employee benefit plan or any collective bargaining or other labor agreement except as required by applicable law;

•
for any director, independent contractor or employee of EchoStar or any of its subsidiaries, increase, or accelerate the vesting or payment of, any compensation or benefits (other than (a) in the event the Closing has not occurred by March 1, 2024, increases in base salary up to 5% in the aggregate for individuals who are not directors or officers, or (b) increases in connection with promotions permitted under the Merger Agreement, in each case in the ordinary course of business consistent with past practice), except as required by the terms of any employee benefit plan as in effect on August 8, 2023, or grant any rights to severance, retention, change in control or termination pay;

•
hire or promote any employee to a position, or terminate the employment of any employee of EchoStar or any of its subsidiaries (other than for cause), with an annual rate of base salary in excess of $300,000 or a title of Senior Vice President or higher;

•
enter into, amend, supplement or otherwise modify or terminate any material contracts or waive, release or assign any material rights under any material contracts other than in the ordinary course of business consistent with past practice except for expirations and extensions pursuant to the terms thereof;

•
change accounting practices in any material respect other than as required by changes in U.S. GAAP;

•
(a) make, change or revoke any material tax election, (b) change or adopt any tax accounting period or material method of tax accounting, (c) amend any material tax return, (d) settle or compromise any liability for material taxes or any tax audit, claim, or other proceeding relating to any material taxes, (e) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar legal requirement), (f) request any tax ruling from any governmental entity, (g) surrender any right to claim a refund of material taxes or (h) extend or waive (other than automatically granted extensions and waivers) of the statute of limitations with respect to a material amount of taxes;

•
make any capital expenditure that is not contemplated by the capital expenditure budget set forth in EchoStar’s disclosure letter, except a capital expenditure that, when added to all other such capital expenditures made since August 8, 2023, would not exceed $5,000,000, individually, or $10,000,000, in the aggregate;

•
convene, adjourn or postpone any annual or special meeting of its stockholders;

•
enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity interests;

•
liquidate, dissolve, merge or reorganize;

•
commence, settle or compromise any litigation or other legal proceeding, except for settlements or compromises that (a) involve solely monetary remedies with the payment of no more than $5,000,000 in the aggregate, (b) do not impose any material restriction on its or its subsidiaries’ businesses, (c) do not relate to any litigation or other legal proceeding by its stockholders in connection with the Merger and (d) do not include an admission of liability or fault on the part of EchoStar or any of its subsidiaries;

•
materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;

•
amend, terminate or allow to lapse any permit in a manner that will have a material adverse impact on its ability to conduct business;

•
fail to make any payments with respect to its intellectual property or otherwise abandon, cancel, or permit to lapse any material intellectual property or license agreement, other than the abandonment at the end of the applicable statutory term or otherwise in the ordinary course of business consistent with past practice;

•
disclose to any third party any trade secret other than pursuant to a non-disclosure agreement restricting the disclosure and use of such trade secret, in connection with any regulatory filing or any publication of any patent application;

•
except in the ordinary course of business, enter into any contract agreeing to grant any right or pay any royalties with respect to any intellectual property;

•
enter into any material new line of business or line of business competitive with DISH Network and its subsidiaries;

•
take or knowingly fail to take any action that could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•
authorize, enter into any contract or make any commitment to do any of the foregoing.

DISH Network has also agreed that, during the period from August 8, 2023 through the earlier of the Closing or the date of termination of the Merger Agreement, except to the extent EchoStar gives its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth in DISH Network’s disclosure letter, as required by applicable legal requirements, or as expressly required by the Merger Agreement, DISH Network will not (and will not permit any of its subsidiaries to), among other things:
•
amend its organizational documents in any manner which would reasonably be expected to materially delay or prevent the consummation of the Closing or would be adverse in any material respect to the holders of EchoStar Class A Common Stock relative to holders of DISH Network Class A Common Stock;

•
split, combine, subdivide, amend the terms of or reclassify the capital stock of DISH Network or any of its subsidiaries (other than any wholly owned subsidiary);

•
declare, set aside, make or pay any dividend or other distribution, except from any wholly owned subsidiary of DISH Network to DISH Network or its wholly owned subsidiaries;

•
directly or indirectly repurchase, redeem or otherwise acquire any shares of DISH Network Common Stock (excluding securities convertible into shares of DISH Network Common Stock) except for certain exceptions;

•
change accounting practices in any material respect other than as required by changes in U.S. GAAP;

•
issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchange for, or options, warrants or rights to acquire, any shares of its or its subsidiaries’ capital stock, subject to certain exceptions, including for the issuance of shares of DISH Network Common Stock pursuant to DISH Network Options or DISH Network RSU Awards or the issuance, sale or grant of shares of DISH Network Common Stock in a bona fide arm’s-length transaction for or in excess of fair market value;

•
take or knowingly fail to take any action that could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
liquidate, dissolve, merge or reorganize, other than transactions between DISH Network and any of its wholly owned subsidiaries or between its wholly owned subsidiaries; or

•
authorize, enter into any contract or make any commitment to do any of the foregoing.

DISH Network has also agreed that, during the period from August 8, 2023 through the earlier of the Closing or the date of termination of the Merger Agreement, upon request of EchoStar, subject to the limitations set forth in the Merger Agreement, DISH Network and its subsidiaries will keep EchoStar reasonably informed of any material capital raising or refinancing opportunities DISH Network or any of its subsidiaries are pursuing.
No Solicitation of Acquisition Proposals
DISH Network and EchoStar have agreed that, from and following the execution and delivery of Ergen EchoStar Written Consent or the Ergen DISH Written Consent, as applicable, neither DISH Network nor EchoStar, will, and that they will cause each of their affiliates and their and each of their affiliates’ respective representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the submission or announcement of, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

•
furnish any information in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, an Acquisition Proposal;

•
engage in or otherwise participate in any discussions or negotiations with any person with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal; or

•
approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to any Acquisition Proposal.

An “Acquisition Proposal” means any inquiry, offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of the other party or its subsidiaries) contemplating or otherwise relating to any of the following transactions (in the case of DISH Network, solely so long as such transaction would reasonably be expected to prevent or materially delay the Closing or would otherwise be prohibited by the requirements of DISH Network’s conduct of business prior to the Merger’s completion pursuant to the Merger Agreement):
•
any merger, consolidation, amalgamation, share exchange, business combination, reorganization, tender offer, exchange offer or other similar transaction involving DISH Network or EchoStar, as applicable;

•
any acquisition or transaction in which a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of DISH Network or EchoStar, as applicable, or in which DISH Network or EchoStar, as applicable, issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of DISH Network or EchoStar, as applicable;

•
any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of 25% or more of the consolidated assets of EchoStar and its subsidiaries or DISH Network and its subsidiaries, as applicable, taken as a whole, or of any business or businesses (or the assets of any business or businesses) that constitute or account for 25% or more of the net revenues or net income of EchoStar and its subsidiaries or DISH Network and its subsidiaries, as applicable, taken as a whole;

•
any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of EchoStar or any of its subsidiaries or DISH Network or any of its subsidiaries, as applicable; or

•
any combination of the foregoing types of transaction if the sum of the percentage of the voting power of DISH Network or EchoStar, as applicable, is 25% or more or the net revenues, net income or assets of EchoStar and its subsidiaries or DISH Network and its subsidiaries, as applicable, taken as a whole, involved are 25% or more.

Notice Regarding Acquisition Proposals; Existing Discussions or Negotiations
DISH Network and EchoStar have agreed that if either of them or any of their affiliates receives an Acquisition Proposal or an inquiry or request for information with respect to an Acquisition Proposal or that is reasonably likely to lead to an Acquisition Proposal, then such party and/or such affiliate will promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or request) notify the other party in writing of such Acquisition Proposal or request (which notification will include the identity of the person making or submitting such request or Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and will, in accordance with the Merger Agreement, not engage with the person making such Acquisition Proposal or their representatives. Thereafter, such party and/or such affiliate will keep the other party reasonably informed, on a current basis (and, in any event, within 24 hours), of the status of such Acquisition Proposal or request, including any material change to the terms of such Acquisition Proposal.

DISH Network and EchoStar have also agreed that promptly following the execution and delivery of the Merger Agreement, they will, and will cause each of their affiliates and its and their respective representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any person relating to any Acquisition Proposal made prior to August 8, 2023, including by terminating access of any third party (other than the other party and its representatives) to any electronic data room or similar platform granted in connection with any Acquisition Proposal.
Notwithstanding anything herein to the contrary, the restrictions of non-solicitation under the Merger Agreement will not apply to any transaction whereby DISH Network or any of its subsidiaries enters into definitive documentation with respect to such transaction and consummates such transaction, in each case following the Closing as long as any such action would not reasonably be expected to prevent or materially delay the Closing.
Regulatory Approvals
Each of DISH Network and EchoStar have agreed to cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to:
•
take all actions and do all things necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the End Date (as defined below)) and to consummate, as promptly as practicable, the transactions contemplated by the Merger Agreement, including making all filings, notifications and similar requirements (including any required or recommended filings under applicable antitrust laws and under applicable satellite and communications laws) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the Merger Agreement;

•
obtain as promptly as reasonably practicable (and in any event no later than the End Date) all approvals and other confirmations from any governmental entity or third party that are or may become necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement; and

•
obtain all necessary consents, approvals or waivers from third parties.

Each of DISH Network, EchoStar and Merger Sub have also agreed to:
•
use their respective reasonable best efforts to file, as soon as practicable, all notices, reports and other documents required to be filed with any governmental entity with respect to the Merger and the other transactions contemplated by the Merger Agreement, and to submit as promptly as reasonably practicable any additional information requested by any governmental entity;

•
in consultation and cooperation with the other, as promptly as practicable, prepare and file, or pre-file with regard to any governmental entity that requires such pre-filing prior to any formal filing of, all notifications required under any legal requirement with respect to any antitrust laws or satellite and communications laws;

•
use their respective reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests for additional information or documentary material received from any state attorney general, antitrust authority or other governmental entity in connection with antitrust, FCC, state- or foreign-licensing or related matters; and

•
promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to the Merger Agreement.

Each of DISH Network and EchoStar, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “outside counsel only” or with similar restrictions, and make redactions as necessary for privilege, confidentiality obligations and legal compliance reasons.
Except where prohibited by applicable legal requirements or any governmental entity, and subject to the confidentiality agreement, each of DISH Network and EchoStar will:
•
consult with the other in good faith prior to taking a position with respect to any filing required by the Merger Agreement;

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permit the other to review and discuss and consider in good faith the views of the other in connection with, any appearances, arguments, proposals and other interactions with any governmental entity in connection with any filing or legal proceeding in connection with the Merger;

•
coordinate with the other in preparing and exchanging filing information;

•
promptly provide the other party’s counsel with copies of all filings and other submissions (and a summary of any oral presentations) made or submitted with or to any governmental entity in connection with any filing required in connection with the Merger; and

•
consult with the other party in advance of any meeting or teleconference with any governmental entity or private party, and, to the extent not prohibited, give the other party the opportunity to attend and participate in such meetings and teleconferences.

Without limiting the foregoing, in the event of a disagreement between the parties, the parties agree that it is DISH Network’s right to devise the strategy for obtaining clearances, approvals and waiting-period expirations under antitrust laws and satellite and communications laws provided that DISH Network will consider in good faith any comments of EchoStar.
Each of DISH Network and EchoStar have also agreed to notify and provide written copies to the other promptly upon receipt of:
•
any material communication from any government official in connection with the Merger or any related filings, or any other person alleging that the consent of such person is or may be required;

•
knowledge of any legal proceeding by or before any governmental entity with respect to the Merger (and will keep the other party informed as to the status thereof); and

•
any request by any governmental official for any amendment or supplement to any filing made pursuant to the Merger Agreement or for any information in connection with their review or consideration of any filings related to the Merger Agreement.

Without the prior written consent of DISH Network, neither EchoStar nor any of its subsidiaries or affiliates will grant or offer to grant any accommodation, concession or payment to any third party in connection with obtaining its consent to the Merger.
Access to Information
Subject to certain limitations, prior to the Effective Time, each of DISH Network and EchoStar will, and will cause each of their respective subsidiaries to, afford to the other party and its representatives reasonable access, during normal business hours upon prior notice, to their respective personnel, properties, contracts, filings with governmental entities and books and records and, during such period, each of DISH Network and EchoStar will furnish promptly to the other party all available information concerning its business as DISH Network or EchoStar, as the case may be, may reasonably request.
Publicity
DISH Network and EchoStar will consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to the Merger Agreement or the transactions contemplated thereby and will not issue any such public announcement, statement or disclosure prior to such consultation, except as may be required by applicable legal requirement or by the rules and regulations of NASDAQ (in which event the disclosing party will endeavor to provide a meaningful opportunity to the other party to review and comment upon such public announcement, statement or disclosure in advance, and will give due consideration to suggested changes). However, the parties may make public announcements, statements or other disclosures concerning the Merger Agreement or the transactions contemplated thereby that consist solely of information previously disclosed in previous public announcements, statements or other disclosures made by EchoStar and/or DISH Network in compliance with the Merger Agreement. In addition, each of DISH Network and EchoStar may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by EchoStar and/or DISH Network in compliance with the Merger Agreement.
Certain Employee Matters
During the 12-month period commencing on the Closing Date, EchoStar will provide each employee of EchoStar, DISH Network or any of their subsidiaries who continues employment with EchoStar or any of its subsidiaries after the Effective Time with:
•
an annual base salary or wage rate that is no less favorable than provided to such employee immediately prior to the Effective Time; and

•
employee benefits that are substantially comparable in the aggregate to those employee benefits provided to similarly situated employees of DISH Network and its subsidiaries.

EchoStar will also cause DISH Network or the applicable plan sponsor to provide service credit to continuing EchoStar employees for purposes of determining eligibility, level of benefits and vesting and benefits accrual (excluding any defined benefit or retiree medical plans) under DISH Network’s employee benefits plan. In addition, EchoStar will, or will cause one of its Affiliates (as defined in the Merger Agreement) to, cause each DISH Network plan that is a welfare benefit plan to (a) waive all limitations as to preexisting conditions, exclusions and waiting periods, other than those in effect and not waived prior to the Effective Time, and (b) credit annual deductibles, co-payments and out-of-pocket maximums paid under analogous EchoStar benefit plans during the applicable plan year.
If requested by DISH Network at least 10 business days before the Closing Date, EchoStar will adopt resolutions to terminate its 401(k) plan. Upon the termination of its 401(k) plan, the assets will be distributed to the participants, and EchoStar will permit continuing employees to make rollover contributions to DISH Network’s 401(k) plan, in an amount equal to the account balance distributed to such continuing employees. If EchoStar’s 401(k) plan is terminated prior to the Closing Date, each continuing employee will be eligible to participate in DISH Network’s 401(k) plan on the Closing Date, subject to the plan terms.
Certain Tax Matters
None of the parties will (and each will cause its subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The parties intend to report and will report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by a governmental entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.
Indemnification; Directors’ and Officers’ Insurance
For a period of no less than six years after the Effective Time:
•
EchoStar will (and, in the case of the DISH Indemnified Parties (as defined below), will cause the surviving corporation to) indemnify and hold harmless, and provide advancement of expenses to, any person (together with such person’s heirs, executors, administrators or representatives) who is now, has been or becomes at any time prior to the Effective Time, an officer or director of DISH Network or EchoStar or any of their respective subsidiaries or serving at the request of DISH Network or EchoStar or any of their respective subsidiaries as an officer or director of or in any similar capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (which individuals are referred to as the “Indemnified Parties”) to the fullest extent permitted by applicable legal requirements; and

•
EchoStar will maintain in effect (to the fullest extent permitted under applicable legal requirements) the provisions in the organizational documents of EchoStar and each of its subsidiaries (or, in the case of the DISH Indemnified Parties, DISH Network or any of its subsidiaries) and any other agreements of EchoStar or any of its subsidiaries (or, in the case of the DISH Indemnified Parties, DISH Network or any of its subsidiaries) with any Indemnified Party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that were in existence on August 8, 2023 as set forth in DISH Network’s disclosure letter, and no such provision will be amended, modified or repealed in any respect, except as required by applicable legal requirements or with the prior written consent of such Indemnified Party.
Furthermore, for a period of no less than six years following the Effective Time, EchoStar will maintain in effect the coverage provided by the existing policy of EchoStar’s (or, in the case of the DISH Indemnified Parties, of DISH Network’s) directors’ and officers’ liability insurance (each, a “D&O Policy”) covering (through successor coverage) claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement) and covering (through successor coverage) each of EchoStar’s (or, in the case of the DISH Indemnified Parties, of DISH Network’s) current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on August 8, 2023. In lieu of the foregoing obligation, EchoStar (and, in the case of the DISH Indemnified Parties, DISH Network) may, prior to the Effective Time, purchase a six-year “tail” prepaid policy on the applicable D&O Policy from a carrier with comparable or better credit ratings to EchoStar’s (or, in the case of the DISH Indemnified Parties, to DISH Network’s) existing D&O Policy carrier and on terms and conditions no less favorable to the Indemnified Parties than the terms and conditions of EchoStar’s (or, in the case of the DISH Indemnified Parties, of DISH Network’s) existing D&O Policy. However, in no event will DISH Network, EchoStar or the surviving corporation be required to pay an annual premium for such insurance in excess of 300% of the current annual premium paid by it for such insurance.
Each of the Indemnified Parties or other persons who are beneficiaries under the applicable D&O Policy or “tail” policy and any of such person’s heirs, executors, administrators or representatives are intended to be third party beneficiaries of the Merger Agreement’s indemnification provisions, with full rights of enforcement as if a party thereto.
“DISH Indemnified Parties” means any person (together with such person’s heirs, executors, administrators or representatives) who is now, has been or becomes at any time prior to the Effective Time, (a) an officer or director of DISH Network or any of its subsidiaries or (b) serving at the request of DISH Network or any of its subsidiaries as an officer or director of or in any similar capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
Certain Additional Covenants
The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this prospectus, the delisting of shares of DISH Network Class A Common Stock from NASDAQ and deregistration of DISH Network under the Exchange Act (which are described in the section entitled “The Merger — Listing of EchoStar Class A Common Stock” and “The Merger — Delisting and Deregistration of DISH Network Class A Common Stock” beginning on page 90), the Ergen EchoStar Written Consent and the Ergen DISH Written Consent, reporting requirements under Section 16 of the Exchange Act, stockholder litigation matters, director resignations, takeover statutes and financing cooperation between the parties.
Conditions to the Completion of the Merger
The obligations of each of DISH Network and EchoStar to complete the Merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable legal requirements), at or prior to the Closing, of each of the following conditions:
•
the Form S-4 Registration Statement must have become effective in accordance with the provisions of the Securities Act, no stop order may have been issued by the SEC and remain in effect with respect to the Form S-4 Registration Statement and no proceedings for that purpose may have been commenced or be threatened in writing by the SEC that has not been withdrawn;

•
20 days (or such longer period as required by the applicable SEC rules and regulations) must have passed following the commencement of mailing of this prospectus to the stockholders of DISH Network and EchoStar;

•
the Required EchoStar Stockholder Vote must have been obtained;

•
the Required DISH Network Stockholder Vote must have been obtained;

•
the notification requirement under Section XVI of the Final Judgment in U.S. and Plaintiff States v. Deutsche Telekom AG, et al. of April 1, 2020 (Case No. 1:19-cv-02232-TJK) must have been satisfied;

•
the shares of EchoStar Class A Common Stock to be issued pursuant to the Merger must have been approved for listing (subject to notice of issuance) on NASDAQ;

•
no legal requirement or order preventing, enjoining or making illegal the consummation of the Merger may have been issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction and remain in effect; and

•
any governmental authorizations required to be obtained prior to the consummation of the Merger in connection with the transfer of control of the relevant DISH Network permit as a result of the transactions contemplated by the Merger Agreement under the satellite and communications laws of the jurisdictions set forth in DISH Network’s disclosure letter must have been obtained and remain in full force and effect.

The obligation of DISH Network to complete the Merger is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
•
EchoStar’s representations and warranties regarding the absence of a material adverse effect and the absence of action requiring DISH Network’s consent under certain interim operation covenants must have been true and accurate at and as of August 8, 2023 and the Closing Date as if made at and as of such time;

•
EchoStar’s certain representations and warranties regarding capitalization must been true and accurate, other than de minimis inaccuracies, at and as of August 8, 2023 and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty will be so true and accurate as of such particular date or period of time);

•
EchoStar’s representations and warranties regarding authority, required stockholder approval, inapplicability of state anti-takeover statutes, opinion of financial advisor and broker’s and finder’s fees, certain representations and warranties regarding organization and good standing, absence of conflicts with governing documents, applicable laws and contracts and capitalization, must have been true and accurate in all material respects at and as of August 8, 2023 and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty will be so true and accurate as of such particular date or period of time), without giving effect to any materiality or material adverse effect qualifications contained therein;

•
EchoStar’s remaining representations and warranties must have been true and accurate in all respects at and as of August 8, 2023 and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and accurate as of such particular date or period of time), except where the failure to be true and accurate would not, individually or in the aggregate, constitute or reasonably be expected to constitute, a material adverse effect, without giving effect to any materiality or material adverse effect qualifications contained therein;

•
EchoStar’s and Merger Sub’s covenants required to be complied with or performed at or prior to the Closing must have been complied with and performed in all material respects;

•
since August 8, 2023, no material adverse effect has occurred with respect to EchoStar; and

•
DISH Network must have received a certificate executed by an executive officer of EchoStar confirming that the conditions described in the preceding six bullets have been duly satisfied.

The obligation of EchoStar to complete the Merger is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

•
DISH Network’s representations and warranties regarding the absence of material adverse effect must have been true and accurate at and as of August 8, 2023 and the Closing Date as if made at and as of such time;

•
DISH Network’s certain representations and warranties regarding capitalization must been true and accurate, other than de minimis inaccuracies, at and as of August 8, 2023 and the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and accurate as of such particular date or period of time);

•
DISH Network’s representations and warranties regarding organization and good standing, authority, opinion of financial advisor, broker’s and finder’s fees, required stockholder approval, certain representations and warranties regarding absence of conflicts with governing documents, applicable laws and contracts and capitalization must have been true and accurate in all material respects at and as of August 8, 2023 and the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and accurate as of such particular date or period of time), without giving effect to any materiality or material adverse effect qualifications contained therein;

•
DISH Network’s remaining representations and warranties must have been true and accurate in all respects at and as of August 8, 2023 and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and accurate as of such particular date or period of time), except where the failure to be true and accurate would not, individually or in the aggregate, constitute or reasonably be expected to constitute, a material adverse effect, without giving effect to any materiality or material adverse effect qualifications contained therein;

•
DISH Network’s covenants required to be complied with or performed at or prior to the Closing must have been complied with and performed in all material respects;

•
since August 8, 2023, no material adverse effect has occurred with respect to DISH Network; and

•
EchoStar must have received a certificate executed by an executive officer of DISH Network confirming that the conditions described in the preceding six bullets have been duly satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger abandoned:
•
by mutual written consent of DISH Network and EchoStar at any time prior to the Effective Time;

•
by DISH Network or EchoStar if the Merger has not been consummated by the close of business on April 2, 2024 (the “End Date”); however

•
if all conditions have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the End Date other than conditions relating to absence of legal restraints (solely in respect of any antitrust law or satellite and communications law) and approval of license transfers, then the End Date will be automatically extended for one three-month period to July 2, 2024;

•
a party will not be permitted to terminate the Merger Agreement pursuant to this provision if the material breach by such party (or any affiliate of such party) of any of such party’s obligations under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred on or before the End Date; and

•
if all conditions have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the End Date other than the conditions regarding compliance with Rule 14c-2 and SEC Rules, then the End Date will be automatically extended until the date that is three business days following the expiration of the 20-day period;

•
by DISH Network or EchoStar at any time prior to the Effective Time if a court of competent jurisdiction or other governmental entity of competent jurisdiction has issued any legal requirement or order permanently preventing, enjoining or making illegal the consummation of the Merger that has become final and non-appealable; however, a party will not be permitted to terminate the Merger Agreement pursuant to this provision if the material breach by such party (or any subsidiary of such party) of any of such party’s obligations under the Merger Agreement has been the primary cause of, or primarily resulted in, the issuance or continued existence of such legal requirement or order; or

•
by either DISH Network or EchoStar if: (i) any of the other party’s representations and warranties contained in the Merger Agreement is inaccurate such that the condition regarding the accuracy of representations would not be satisfied; or (ii) any of the other party’s covenants contained in the Merger Agreement has been breached such that the condition regarding the performance of covenants would not be satisfied (however, if an inaccuracy in any of the other party’s representations and warranties or a breach of a covenant is curable by such other party by the End Date and such other party is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then either DISH Network or EchoStar, as applicable, may not terminate the Merger Agreement under this provision on account of such inaccuracy or breach unless such inaccuracy or breach will remain uncured for a period of 30 days commencing on the date that the other party receives written notice of such inaccuracy or breach from DISH Network or EchoStar, as applicable). However, the terminating party will not have the right to exercise this termination right if it is then in material breach of any of its representations, warranties or agreements contained in the Merger Agreement.

Special Committee Approval Requirements
DISH Network and EchoStar may take the following actions only with the prior approval of, and will take any such action if directed to do so by, their respective Special Committees:
•
amending, restating, modifying or otherwise changing any provision of the Merger Agreement or the Support Agreement;

•
waiving any right under the Merger Agreement or the Support Agreement or extending the time for the performance of any obligation of the other party hereunder or any other party under the Support Agreement;

•
terminating the Merger Agreement or the Support Agreement;

•
making any decision or determination, or taking any action under or with respect to the Merger Agreement or the Support Agreement; and

•
agreeing to do any of the foregoing.

No decision or determination may be made, or action taken, by the DISH Network Board or the EchoStar Board, as applicable, under or with respect to the Merger Agreement or the Support Agreement without first obtaining the approval of the applicable Special Committee. In the event either Special Committee ceases to exist, any consents, determinations, actions or other rights or obligations afforded to such Special Committee will be afforded to a majority of the remaining independent and disinterested members of the DISH Network Board or the EchoStar Board, as applicable.
Subject to the requirement of Special Committee approval, the Merger Agreement may be amended at any time prior to the Effective Time by an instrument in writing signed on behalf of each of the parties, except that no amendment will be made which by applicable legal requirement or regulation of NASDAQ requires further approval of the stockholders of DISH Network or EchoStar without the further approval of such stockholders. Pursuant to the Ergen EchoStar Written Consent and Ergen DISH Written Consent, the Merger Agreement may be amended in accordance with its terms so long as any such amendment is not adverse to the interests of the Ergen Stockholders, in their capacity as such, in any material respect, in which case the written consent of the Ergen Stockholders will be required.
Subject to the requirement of Special Committee approval and except as otherwise provided in the Merger Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition therein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver will not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under the Merger Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the Merger Agreement, may operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy may preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
Third-Party Beneficiaries
DISH Network, EchoStar and Merger Sub agree that their respective representations and warranties set forth in the Merger Agreement are solely for the benefit of the other parties, in accordance with and subject to the terms of the Merger Agreement, and the Merger Agreement is not intended to, and does not, confer upon any person other than DISH Network, EchoStar and Merger Sub and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in the Merger Agreement, except with respect to the parties’ respective successors and permitted assigns. The representations and warranties in the Merger Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the Merger Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Merger Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties in the Merger Agreement as characterizations of actual facts or circumstances.
Assignment
The Merger Agreement is binding upon, and will be enforceable by and inure to the benefit of, the parties and their respective successors and permitted assigns. The Merger Agreement may not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties.
Jurisdiction; Specific Performance
The Merger Agreement is made under, and will be construed and enforced in accordance with, the laws of the State of Nevada applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of DISH Network, EchoStar and Merger Sub has consented to and submits to the exclusive personal jurisdiction of the Eighth Judicial District Court of Clark County, Nevada (or, if that court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada, or, if that court does not have jurisdiction, a federal court sitting in Clark County, Nevada or Washoe County, Nevada) in any action, proceeding or other legal proceeding arising out of or relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement.
Each of DISH Network, EchoStar and Merger Sub has also agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in addition to any other remedy that a party may have under law or in equity, in the event of any breach or threatened breach of any covenant or obligation of such party, the other parties will be entitled to a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and an injunction restraining such breach or threatened breach. Each party has also irrevocably waived any requirement for the obtaining, furnishing or posting of any bond in connection with such injunctions.

THE SUPPORT AGREEMENT
In connection with the Merger Agreement, on October 2, 2023, DISH Network and EchoStar entered into the Support Agreement with the Ergen Stockholders with respect to their shares of EchoStar Common Stock and DISH Network Common Stock. As of the date of the Support Agreement, the Ergen Stockholders beneficially owned approximately 90.3% of the voting power of DISH Network and approximately 93.4% of the total voting power of EchoStar.
Pursuant to the Support Agreement, the Ergen Stockholders agreed, among other things and subject to certain conditions and exceptions, until the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement and (c) the written agreement to terminate the Support Agreement by the parties thereto, to:
•
not solicit, initiate or knowingly encourage or facilitate any acquisition proposal for DISH Network or EchoStar;

•
not tender into any tender or exchange offer;

•
not sell, transfer, pledge, hypothecate, grant, gift, encumber, assign or otherwise dispose of or convert (collectively “Transfer”), or enter into any contract, option, agreement or other contract to effect the same, all or any portion of the Ergen Stockholders’ shares of DISH Network Common Stock or EchoStar Common Stock and any additional shares of capital stock or other DISH Network or EchoStar voting securities (“Covered Shares”) or beneficial ownership or voting power thereof or therein, except Transfers to Mr. Ergen, Mrs. Ergen, their affiliates (excluding DISH Network and EchoStar and their respective subsidiaries), members of their immediate families, certain entities and trusts and immaterial gifts subject to certain exceptions;

•
not grant any proxies or powers of attorney, deposit any shares of Covered Shares into a voting trust or enter into a voting agreement or similar agreement with respect to with respect to any Covered Shares;

•
not knowingly take any action that would reasonably be expected to make any of the Ergen Stockholders’ representations and warranties in the Support Agreement untrue or incorrect or have the effect of materially preventing, disabling or delaying such Ergen Stockholder from performing its obligations under the Support Agreement; and

•
subject to, and for a period of three years following, the Closing, not vote or cause or direct to be voted any of their EchoStar Class A Common Stock that they owned as of the Closing after giving effect to the Merger, except on matters where holders of EchoStar Class B Common Stock are not entitled to vote.

The parties also agreed that, prior to the Closing and at the request of the Ergen Stockholders, EchoStar and the Ergen Stockholders will enter into a registration rights agreement reasonably acceptable to the parties providing for the registration of the Ergen Stockholders’ shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock received as part of the Merger Consideration and/or EchoStar Class B Common Stock held by such stockholders immediately prior to the Closing.
A copy of the Support Agreement is attached to this prospectus as Annex B.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) that hold shares of DISH Network Class A Common Stock and of the ownership and disposition of shares of EchoStar Class A Common Stock received by such U.S. holders in the Merger. This summary is based on the Code, Treasury Regulations issued under the Code, and judicial and administrative interpretations thereof, each as in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that DISH Network Class A Stockholders hold their DISH Network Class A Common Stock, and will hold their shares of EchoStar Class A Common Stock received in the Merger, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not discuss all of the tax consequences that may be relevant to particular stockholders in light of their individual circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, or all of the different tax consequences that may be relevant to stockholders subject to special treatment under the federal income tax laws (including, but not limited to, insurance companies, financial institutions, tax-exempt organizations, partnerships or other pass-through entities (and persons holding stock through a partnership or other pass-through entity), retirement plans, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding stock as part of a “straddle,” “constructive sale” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, individuals who received DISH Network Class A Common Stock or receives EchoStar Class A Common Stock upon the exercise of employee stock options or otherwise as compensation, persons who own (or are deemed to own) 5% or more of the outstanding stock (by vote or value) of DISH Network or EchoStar, as applicable, “passive foreign investment companies” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax, expatriates or persons whose functional currency for tax purposes is not the U.S. dollar).
If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds shares of DISH Network Class A Common Stock or shares of EchoStar Class A Common Stock received in the Merger, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. A stockholder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger and the ownership and disposition of EchoStar Class A Common Stock.
This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction, or U.S. federal laws other than those pertaining to the U.S. federal income tax (such as estate or gift tax laws).
As used herein, the term “U.S. holder” means a beneficial owner of DISH Network Class A Common Stock or EchoStar Class A Common Stock, as applicable, that is for U.S. federal income tax purposes:
•
an individual that is a citizen or resident of the United States;

•
a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income taxation on its income regardless of its source.

THIS DISCUSSION IS NOT TAX ADVICE AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGER. DISH NETWORK STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND OF OWNING AND DISPOSING OF SHARES OF ECHOSTAR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME

AND OTHER TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW.
It is intended that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and pursuant to the Merger Agreement, DISH Network and EchoStar will cooperate in good faith and use their respective reasonable best efforts to obtain an opinion of DISH Network’s (or the DISH Network Special Committee’s) tax counsel (“Tax Counsel”) to be issued to DISH Network with respect to the qualification of the Merger for the Intended Tax Treatment (i.e., a Tax Opinion), but the receipt of such Tax Opinion is not a condition to the completion of the Merger. DISH Network expects to receive a Tax Opinion, to be filed by amendment as Exhibit 8.1 to this prospectus, that based on customary assumptions, representations and covenants, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Tax Opinion will be based on representation letters to be provided by DISH Network and EchoStar and on any other relevant information as Tax Counsel determines for purposes of rendering such opinion. Even if DISH Network receives such Tax Opinion, if any of the assumptions, representations or covenants on which the Tax Opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the Tax Opinion may be adversely affected and the tax consequences of the Merger could differ from those described herein. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. Neither DISH Network nor EchoStar intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. No assurance can be given that the IRS will not challenge the conclusions reflected herein or in any Tax Opinion, or that a court would not sustain such a challenge. Accordingly, as stated above, stockholders should consult their own tax advisors as to the specific tax consequences to them. The discussion below assumes that the Merger qualifies for the Intended Tax Treatment.
Tax Consequences of the Merger
U.S. Federal Income Tax Treatment of the Merger
Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code in accordance with the Intended Tax Treatment, the U.S. federal income tax consequences of the Merger to a U.S. holder of DISH Network Class A Common Stock will be as follows:
•
No gain or loss will be recognized by such U.S. holder as a result of the Merger (except such U.S. holder will recognize any gain or loss that may result from the receipt of cash, if any, in lieu of fractional shares of EchoStar Class A Common Stock).

•
The aggregate tax basis of the EchoStar Class A Common Stock received in the Merger (including any fractional share of EchoStar Class A Common Stock for which cash is received) in the hands of such U.S. holder after the Merger will be the same as such U.S. holder’s aggregate tax basis of the DISH Network Class A Common Stock held by such U.S. holder immediately before the Merger.

•
The holding period of such U.S. holder’s EchoStar Class A Common Stock received in the Merger (including any fractional share of EchoStar Class A Common Stock for which cash is received) will include the U.S. holder’s holding period of the DISH Network Class A Common Stock at the time of the Merger.

U.S. holders who hold different blocks of DISH Network Class A Common Stock (generally, DISH Network Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. holders who hold different blocks of DISH Network Class A Common Stock.
Cash Received in Lieu of a Fractional Share
A U.S. holder of DISH Network Class A Common Stock who receives cash in lieu of a fractional share of EchoStar Class A Common Stock in the Merger will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in redemption by EchoStar. As a result, such U.S. holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its DISH Network Class A Common Stock exceeds one year at the effective time of the Merger. Under current law, long-term capital gains of certain non-corporate U.S. holders are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Payments of cash to a U.S. holder of DISH Network Class A Common Stock in lieu of a fractional share of EchoStar Class A Common Stock pursuant to the Merger generally will be subject to information reporting and backup withholding (currently, at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9, providing such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder of shares of DISH Network Class A Common Stock under the backup withholding rules may be credited against such U.S. holder’s U.S. federal income tax liability, and may entitle such U.S. holder to a refund, provided that the required information is timely furnished to the IRS.
Tax Consequences of Holding EchoStar Class A Common Stock
The following discussion is a summary of certain U.S. federal income tax consequences of the ownership and disposition of shares of EchoStar Class A Common Stock for U.S. holders who receive EchoStar Class A Common Stock pursuant to the Merger.
Taxation of Dividends
Cash distributions paid on shares of EchoStar Class A Common Stock will be treated as a dividend to the extent paid out of EchoStar’s current or accumulated earnings and profits (as determined for U.S. federal income tax principles) and will be includible in income by the U.S. holder and taxable as ordinary income when received. If a distribution exceeds EchoStar’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the shares of EchoStar Class A Common Stock. Any remaining excess will be treated as capital gain. Dividends received by non-corporate U.S. holders will be eligible to be taxed at reduced rates if the U.S. holders meet certain holding period and other applicable requirements.
Sale or Other Taxable Dispositions of Shares of EchoStar Class A Common Stock
Upon the sale or other taxable dispositions of shares of EchoStar Class A Common Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon such sale or other taxable disposition and the U.S. holder’s tax basis in the EchoStar Class A Common Stock. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of EchoStar Class A Common Stock is more than one year at the time of the sale or other taxable disposition. Under current law, long-term capital gains of certain non-corporate holders are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to payments of dividends on shares of EchoStar Class A Common Stock and to the proceeds of a sale, exchange, redemption or other disposition of a share of EchoStar Class A Common Stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or (in the case of dividend payments) if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules may be credited against such U.S. holder’s U.S. federal income tax liability, and may entitle the U.S. holder to a refund, provided, that the required information is timely furnished to the IRS.

The preceding discussion is intended as an overview of the material U.S. federal income tax consequences of the Merger and of owning and disposing of EchoStar Class A Common Stock received in the Merger and is not tax advice. It is not a complete analysis or discussion of all potential tax considerations that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences to you as a result of the Merger and of owning and disposing of EchoStar Class A Common Stock received in the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following sets forth the unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) of EchoStar after giving effect to the proposed merger. The unaudited pro forma condensed combined statements of operations (the “pro forma statement(s) of operations”) give effect to the merger as if it was consummated on January 1, 2020 (the first day of the earliest period presented). The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) gives effect to the merger as if it was consummated on June 30, 2023. The pro forma balance sheet as of June 30, 2023 combines the consolidated balance sheets of EchoStar and DISH Network as of June 30, 2023. The pro forma statement of operations for the fiscal years ended December 31, 2022, December 31 2021 and December 31, 2020 combine the results of operations of EchoStar and DISH Network for the fiscal years ended December 31, 2022, December 31 2021 and December 31, 2020. The pro forma statement of operations for the six months ended June 30, 2023 combines the results of operations of EchoStar and DISH Network for the six months ended June 30, 2023. Adjustments to the historical consolidated financial information in the pro forma financial statements are limited to adjustments that reflect the accounting for the transaction in accordance with U.S. GAAP.
The Merger is being accounted for as a transaction between entities under common control as a result of the control of EchoStar and DISH Network by Mr. and Mrs. Ergen. Therefore, in the Merger, the net assets of DISH Network will be combined with those of EchoStar at their historical carrying amounts and the companies will be presented on a combined basis for historical periods because they were under common control for all periods presented. The pro forma financial statements reflect this presentation.
EchoStar has elected not to present management’s adjustments and has only presented transaction accounting adjustments in the following pro forma financial statements. Therefore, the pro forma financial statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies or other restructuring that may result from the merger. In addition, historic related party transactions and balances between EchoStar and DISH Network are reclassified as intercompany transactions and the balances are eliminated from all periods presented on these pro forma financial statements.
The preparation of pro forma financial statements includes transaction accounting adjustments that are based on estimates and assumptions further described in the accompanying notes. These transaction accounting adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing pro forma financial statements. Therefore, these pro forma financial statements are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Differences between these preliminary estimates and the final Merger accounting, expected to be completed after the Closing, will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. In addition, future results may vary significantly from those reflected in such statements due to factors discussed in the section entitled “Risk Factors” beginning on page 22 of this prospectus.
The pro forma financial statements have been derived from and should be read in conjunction with the consolidated financial statements and the related notes of EchoStar and DISH Network included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2023, which are incorporated herein by reference.

EchoStar Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2023
(in thousands)
	Historical		Transaction Accounting Adjustments		Intercompany Eliminations (Note 3)		Pro Forma Total
	EchoStar	DISH Network
Assets
Current Assets:
Cash and cash equivalents	$709,055	$1,035,232	$—		$—		$1,744,287
Marketable investment securities	1,211,407	747,749	—		—		1,959,156
Trade accounts receivable, net	165,051	840,533	—		(1,576)		1,004,008
Inventory	151,508	490,674	—		—		642,182
Other current assets, net	159,755	553,840	15,431	2	(11,820)		714,995
					(2,211)	6(a)
Total current assets	2,396,776	3,668,028	15,431		(15,607)		6,064,628
Noncurrent Assets:
Restricted cash, cash equivalents and marketable investment securities	12,828	107,080	—		—		119,908
Property and equipment, net	2,168,376	6,938,614	(14,270)	2	(3,263)		9,089,457
Regulatory authorizations, net	460,310	37,525,457	—		—		37,985,767
Other investments, net	193,432	177,506	—		—		370,938
Operating lease assets	144,055	2,965,682	—		(14,664)		3,095,073
Goodwill	533,295	225,017	—		—		758,312
Intangible assets, net	14,582	249,213	—		—		263,795
Other noncurrent assets, net	313,390	1,832,344	(26,056)	2	(84,807)		2,034,871
Total noncurrent assets	3,840,268	50,020,913	(40,326)		(102,734)		53,718,121
Total assets	$6,237,044	$53,688,941	$(24,895)		$(118,341)		$59,782,749
Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$91,118	$966,064	$—		$(8,403)		$1,048,779
Deferred revenue and other	107,977	602,569	—		—		710,546
Accrued programming	—	1,275,925	—		—		1,275,925
Accrued interest	38,277	259,122	—		—		297,399
Other accrued expenses and liabilities	160,809	1,476,400	40,000	5(a)	(2,532)		1,674,677
Current portion of long-term debt and financing lease obligations	—	1,107,705	—		—		1,107,705
Total current liabilities	398,181	5,687,785	40,000		(10,935)		6,115,031
Long-Term Obligations, Net of Current Portion:
Long-term debt and financing lease obligations, net of current portion	1,497,187	20,201,764	—		—		21,698,951
Deferred tax liabilities, net	432,877	5,066,176	(15,731)	6(b)	—		5,483,322
Operating lease liabilities	128,374	2,995,945	—		(14,524)		3,109,795
Long-term deferred revenue and other long-term liabilities	109,299	819,612	—		(82,309)		846,602
Total long-term liabilities, net of current portion	2,167,737	29,083,497	(15,731)		(96,833)		31,138,670
Total liabilities	2,565,918	34,771,282	24,269		(107,768)		37,253,701
Redeemable noncontrolling interests	—	506,787	—		—		506,787
EchoStar’s Stockholders’ Equity:
Class A common stock	59	2,954	(2,850)	4(a)	—		163
Class B common stock	48	2,384	(2,301)	4(a)	—		131
Additional paid-in capital	3,379,997	4,894,120	5,151	4(a)	—		8,287,294
			8,026	5(b)
Accumulated other comprehensive loss	(153,874)	(2,427)	—		—		(156,301)
Accumulated earnings (deficit)	873,715	13,511,878	(583,014)		(10,573)		13,792,006
Treasury shares, at cost	(525,824)	—	525,824	4(c)	—		—
Total EchoStar stockholders’ equity	3,574,121	18,408,909	(49,164)		(10,573)		21,923,293
Noncontrolling interests	97,005	1,963	—		—		98,968
Total stockholders’ equity(deficit)	3,671,126	18,410,872	(49,164)		(10,573)		22,022,261
Total liabilities and stockholders’ equity(deficit)	$6,237,044	$53,688,941	(24,895)		(118,341)		$59,782,749
The accompanying notes are an integral part of these pro forma financial statements.

EchoStar Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2023
(in thousands, except per share amounts)
	Historical		Transaction Accounting Adjustments		Intercompany Eliminations (Note 3)		Pro Forma Total
	EchoStar	DISH Network
Revenues:
Service and other revenue	$749,037	$7,532,163	$—		$(13,726)		$8,267,474
Equipment sales and other revenue	143,669	336,396	—		(3,412)		476,653
Total Revenue	892,706	7,868,559	—		(17,138)		8,744,127
Costs and Expenses (exclusive of depreciation and amortization):
Cost of services	268,096	4,596,369	—		(6,863)		4,857,602
Cost of sales – equipment and other	107,824	995,279	(89)	2	(2,930)		1,100,084
Selling, general and administrative expenses	232,578	1,235,447	773	2	(9,434)		1,459,364
Depreciation and amortization	208,446	511,707	384	2	(2,150)		718,387
Impairment of long-lived assets	3,142	—	—		—		3,142
Total costs and expenses	820,086	7,338,802	1,068		(21,377)		8,138,579
Operating income (loss)	72,620	529,757	(1,068)		4,239		605,548
Other Income (Expense):
Interest income, net	52,122	72,258	—		(1,886)		122,494
Interest expense, net of amounts capitalized	(26,526)	(17,206)	—		2,034		(41,698)
Other, net	(31,078)	30,771	—		—		(307)
Total other income (expense)	(5,482)	85,823	—		148		80,489
Income (loss) before income taxes	67,138	615,580	(1,068)		4,387		686,037
Income tax (provision) benefit	(30,233)	(149,918)	257	6(a)	(994)	6(a)	(180,888)
Net income (loss)	36,905	465,662	(811)		3,393		505,149
Less: Net income (loss) attributable to noncontrolling interests	(3,293)	42,634	—		—		39,341
Net income (loss) attributable to EchoStar	$40,198	$423,028	$(811)		$3,393		$465,808
Weighted-average common shares outstanding – Class A and B common stock
Basic	83,553		186,721	4(b)			270,274
Diluted	83,594		224,154	4(b)			307,748
Earnings (loss) per share – Class A and B common stock:
Basic net income (loss) per share	$0.48						$1.72
Diluted net income (loss) per share	$0.48						$1.51
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EchoStar Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except per share amounts)
	Historical		Transaction Accounting Adjustments		Intercompany Eliminations (Note 3)		Pro Forma Total
	EchoStar	DISH Network
Revenues:
Service and other revenue	$1,623,931	$16,005,620	$—		$(37,742)		$17,591,809
Equipment sales and other revenue	374,162	673,787	—		(5,516)		1,042,433
Total Revenue	1,998,093	16,679,407	—		(43,258)		18,634,242
Costs and Expenses (exclusive of depreciation and amortization):
Cost of services	569,755	9,558,884	—		(16,426)		10,112,213
Cost of sales – equipment and other	292,318	1,812,191	(78)	2	(6,167)		2,098,264
Selling, general and administrative expenses	488,044	2,545,593	2,982	2	(21,295)		3,063,350
			8,026	5(b)
			40,000	5(a)
Depreciation and amortization	457,621	717,073	5,127	2	(4,927)		1,174,894
Impairment of long-lived assets	711	—	—		—		711
Total costs and expenses	1,808,449	14,633,741	56,057		(48,815)		16,449,432
Operating income (loss)	189,644	2,045,666	(56,057)		5,557		2,184,810
Other Income (Expense):
Interest income, net	50,900	42,776	—		(436)		93,240
Interest expense, net of amounts capitalized	(57,170)	(22,781)	—		733		(79,218)
Other, net	49,849	1,038,982	—		—		1,088,831
Total other income (expense)	43,579	1,058,977	—		297		1,102,853
Income (loss) before income taxes	233,223	3,104,643	(56,057)		5,854		3,287,663
Income tax (provision) benefit	(66,675)	(731,736)	11,516	6(a)	(1,216)	6(a)	(788,111)
Net income (loss)	166,548	2,372,907	(44,541)		4,638		2,499,552
Less: Net income (loss) attributable to noncontrolling interests	(10,503)	69,674	—		—		59,171
Net income (loss) attributable to EchoStar	$177,051	$2,303,233	$(44,541)		$4,638		$2,440,381
Weighted-average common shares outstanding – Class A and B common stock
Basic	84,098		186,005	4(b)			270,103
Diluted	84,123		223,610	4(b)			307,733
Earnings (loss) per share – Class A and B common stock:
Basic net income (loss) per share	$2.10						$9.04
Diluted net income (loss) per share	$2.10						$7.93
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EchoStar Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2021
(in thousands, except per share amounts)
	Historical		Transaction Accounting Adjustments		Intercompany Eliminations (Note 3)		Pro Forma Total
	EchoStar	DISH Network
Revenues:
Service and other revenue	$1,715,287	$16,890,729	$—		$(42,723)		$18,563,293
Equipment sales and other revenue	270,433	990,377	—		(5,424)		1,255,386
Total Revenue	1,985,720	17,881,106	—		(48,147)		19,818,679
Costs and Expenses (exclusive of depreciation and amortization):
Cost of services	551,679	10,185,942	—		(19,810)		10,717,811
Cost of sales – equipment and other	231,975	1,552,341	79	2	(6,403)		1,777,992
Selling, general and administrative expenses	493,482	2,214,936	2,857	2	(24,995)		2,686,280
Depreciation and amortization	491,329	724,852	5,032	2	(7,267)		1,213,946
Impairment of long-lived assets	245	—	—		—		245
Total costs and expenses	1,768,710	14,678,071	7,968		(58,475)		16,396,274
Operating income (loss)	217,010	3,203,035	(7,968)		10,328		3,422,405
Other Income (Expense):
Interest income, net	22,801	11,338	—		(236)		33,903
Interest expense, net of amounts capitalized	(95,512)	(16,174)	—		577		(111,109)
Other, net	(15,952)	20,557	—		—		4,605
Total other income (expense)	(88,663)	15,721	—		341		(72,601)
Income (loss) before income taxes	128,347	3,218,756	(7,968)		10,669		3,349,804
Income tax (provision) benefit	(65,626)	(762,810)	2,156	6(a)	(2,098)	6(a)	(828,378)
Net income (loss)	62,721	2,455,946	(5,812)		8,571		2,521,426
Less: Net income (loss) attributable to noncontrolling interests	(10,154)	45,304	—		—		35,150
Net income (loss) attributable to EchoStar	$72,875	$2,410,642	$(5,812)		$8,571		$2,486,276
Weighted-average common shares outstanding – Class A and B common stock
Basic	89,908		185,208	4(b)			275,116
Diluted	89,941		223,180	4(b)			313,121
Earnings (loss) per share – Class A and B common stock:
Basic net income (loss) per share	$0.81						$9.04
Diluted net income (loss) per share	$0.81						$7.94
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EchoStar Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except per share amounts)
	Historical		Transaction Accounting Adjustments		Intercompany Eliminations (Note 3)		Pro Forma Total
	EchoStar	DISH Network
Revenues:
Service and other revenue	$1,682,304	$14,846,024	$—		$(52,814)		$16,475,514
Equipment sales and other revenue	205,603	647,411	—		(7,758)		845,256
Total Revenue	1,887,907	15,493,435	—		(60,572)		17,320,770
Costs and Expenses (exclusive of depreciation and amortization):
Cost of services	577,943	9,094,007	—		(24,570)		9,647,380
Cost of sales – equipment and other	166,435	939,721	337	2	(6,358)		1,100,135
Selling, general and administrative expenses	504,360	1,806,122	3,764	2	(27,795)		2,286,451
Depreciation and amortization	525,011	714,552	3,727	2	(9,767)		1,233,523
Impairment of long-lived assets	1,685	356,418	—		—		358,103
Total costs and expenses	1,775,434	12,910,820	7,828		(68,490)		14,625,592
Operating income (loss)	112,473	2,582,615	(7,828)		7,918		2,695,178
Other Income (Expense):
Interest income, net	39,982	22,734	—		(1,381)		61,335
Interest expense, net of amounts capitalized	(147,927)	(12,974)	—		1,919		(158,982)
Other, net	(32,363)	(20,164)	—		—		(52,527)
Total other income (expense)	(140,308)	(10,404)	—		538		(150,174)
Income (loss) before income taxes	(27,835)	2,572,211	(7,828)		8,456		2,545,004
Income tax (provision) benefit	(24,069)	(698,275)	1,802	6(a)	(1,985)	6(a)	(722,527)
Net income (loss)	(51,904)	1,873,936	(6,026)		6,471		1,822,477
Less: Net income (loss) attributable to noncontrolling interests	(11,754)	111,263	—		—		99,509
Net income (loss) attributable to EchoStar	$(40,150)	$1,762,673	$(6,026)		$6,471		$1,722,968
Weighted-average common shares outstanding – Class A and B common stock
Basic	97,920		184,127	4(b)			282,047
Diluted	97,920		205,038	4(b)			302,958
Earnings (loss) per share – Class A and B common stock:
Basic net income (loss) per share	$(0.41)						$6.11
Diluted net income (loss) per share	$(0.41)						$5.69
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EchoStar Corporation
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
Note 1.   Basis of Presentation
The pro forma financial statements give effect to the completion of the Merger, which is being accounted for as a transaction between entities under common control. Mr. and Mrs. Ergen, through their ownership of EchoStar Common Stock and DISH Network Common Stock, control each of EchoStar and DISH Network. As of the Beneficial Owners’ Record Date, Mr. and Mrs. Ergen controlled approximately 93.4% and 90.3% of the aggregate voting power of the outstanding EchoStar Common Stock and DISH Network Common Stock, respectively. Therefore, in the Merger, the net assets of DISH Network will be combined with those of EchoStar at their historical carrying amounts and the companies will be presented on a combined basis for historical periods because they were under common control for all periods presented. The pro forma financial statements reflect this presentation.
The pro forma financial statements are derived from EchoStar’s and DISH Network’s respective historical consolidated financial statements for each period presented. Certain prior period amounts presented in the historical consolidated financial statements have been reclassified to conform to the current period presentation. The pro forma statements of operations are presented as if the Merger occurred on January 1, 2020, which is the beginning of the earliest year for which pro forma financial statements are required to be presented in this registration statement. The pro forma balance sheet is presented as if the Merger occurred on June 30, 2023.
The preparation of pro forma financial statements is based on the estimates, assumptions and adjustments that affect the amounts reported in such financial statements and the notes thereto. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing pro forma financial statements. These pro forma financial statements are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Differences between these preliminary estimates and the final Merger accounting, expected to be completed after the Closing, will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.
Note 2.   Reclassifications
As part of the preparation of these unaudited pro forma condensed combined financial statements, management identified differences between certain accounting policies of the entities. These difference relate to the amortization of capitalized dealer commissions and installation costs and are reflected in the transaction accounting adjustments herein.
Note 3.   Intercompany Eliminations
The pro forma financial statements have been adjusted to eliminate transactions between EchoStar and DISH Network. These transactions primarily include revenue and expenses related to certain agreements pursuant to which DISH Network obtains certain products, services and rights from EchoStar and EchoStar obtains certain products, services and rights from DISH Network. See the notes to the historical consolidated financial statements of EchoStar and DISH Network included in their respective Annual Reports on Form 10-K for further information on related party transactions and the respective agreements.
Note 4.   Shares Conversion
DISH Network will survive the Merger as a wholly-owned direct subsidiary of EchoStar. On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (i) each share of DISH

Network Class A Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of EchoStar Class A Common Stock equal to the Exchange Ratio and (ii) each share of DISH Network Class B Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of EchoStar Class B Common Stock equal to the Exchange Ratio.
(a)
The following table details the calculations of the number of shares of EchoStar Common Stock expected to be issued in the Merger and the par value of EchoStar Common Stock outstanding after the Merger, assuming the Merger occurred on June 30, 2023, on the pro forma balance sheet.

	Class A Common Stock		Class B Common Stock
	(in thousands, except share amounts and ratio)
Shares of EchoStar common stock issued at June 30, 2023		59,474,291		47,687,039
Estimated shares of EchoStar common stock to be issued in the merger:
Shares of DISH Network common stock at June 30, 2023	295,386,599		238,435,208
Exchange ratio	0.350877		0.350877
Estimated shares of EchoStar common stock to be issued		103,644,364		83,661,430
Estimated shares of EchoStar common stock after the merger		163,118,655		131,348,469
Estimated par value of EchoStar common stock issued after merger at $0.001 per share		$163		$131
Par value of combined common stock of EchoStar and DISH Network issued prior to the merger:
EchoStar	$59		$48
DISH Network	2,954		2,384
Combined		$3,013		$2,432
Adjustments to common stock and the corresponding amount adjusted to additional paid-in-capital		$(2,850)		$(2,301)

(b)
The pro forma weighted average basic and diluted shares outstanding of DISH Network have been calculated by adjusting the historical weighted average share amounts by the Exchange Ratio as follows:

	Six Months Ended June 30, 2023	Years Ended December 31,
		2022	2021	2020
	(in thousands)
DISH Network historic basic weighted average shares outstanding, in thousands	532,155	530,114	527,844	524,761
Exchange ratio	0.350877	0.350877	0.350877	0.350877
DISH Network pro forma basic weighted average shares outstanding, in thousands	186,721	186,005	185,208	184,127
DISH Network historic diluted weighted average shares outstanding, in thousands	638,838	637,290	636,063	584,360
Exchange ratio	0.350877	0.350877	0.350877	0.350877
DISH Network pro forma diluted weighted average shares outstanding, in thousands	224,154	223,610	223,180	205,038

(c)
In connection with the Merger, EchoStar expects to reissue its 22.3 million treasury shares as part of the EchoStar Share Issuance.

Note 5.   Merger-related Costs
(a)
In connection with the Merger, EchoStar and DISH Network expect to incur approximately $40 million of transaction costs, primarily consisting of financial advisory, legal and other professional fees. Such costs are reflected as an adjustment to “Other accrued liabilities” and “Accumulated deficit” on the pro forma balance sheet as of June 30, 2023 and are also reflected in the pro forma statement of operations for the fiscal year ended December 31, 2022 (i.e., the most recent annual period presented). These transaction expenses are not expected to be incurred beyond 12 months following the Merger.

(b)
The Amended and Restated Letter Agreement between EchoStar and Mr. Akhavan contemplates that a portion of Mr. Akhavan’s unvested EchoStar equity awards will vest at the Effective Time. This amount reflects the estimated stock compensation resulting from the accelerated vesting of these EchoStar equity awards.

(c)
At the Effective Time, each DISH Network Option that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time will cease to represent a right to acquire shares of DISH Network Common Stock and will be converted automatically into an EchoStar Option on substantially the same terms and conditions (including applicable vesting (including, if applicable, any performance-based vesting, subject to certain adjustments that may be made pursuant to the terms of the Merger Agreement and to the extent necessary to reflect the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and vesting acceleration), exercise and expiration provisions) as applied to the corresponding DISH Network Option immediately prior to the Effective Time, with the number of underlying shares and the per share exercise price adjusted based on the Exchange Ratio. At the Effective Time, each DISH Network RSU Award that is outstanding as of immediately prior to the Effective Time will be converted automatically into an EchoStar RSU Award on substantially the same terms and conditions (including applicable vesting provisions (including, if applicable, vesting acceleration)) that applied to the corresponding DISH Network RSU Award as of immediately prior to the Effective Time, except that the number of shares of EchoStar Class A Common Stock subject to each such EchoStar RSU Award will be determined by multiplying: (i) the number of shares of DISH Network Common Stock subject to the corresponding DISH Network RSU Award immediately prior to the Effective Time; by (ii) the Exchange Ratio, and rounding such product to the nearest whole number of shares. EchoStar may be required to record incremental share-based compensation expense as a result of the fair value of the replacement awards upon completion of the Merger being greater than the fair value of the replaced awards. No adjustment for incremental compensation expense has been reflected in the unaudited pro forma condensed combined and consolidated statements of operations because amounts are not yet fully determinable.

Note 6.   Income Taxes
The income taxes are calculated using a separate return approach. Under this method, the tax losses from one entity are not considered available to offset the income of the other entity since they would not be allowed to file a consolidated income tax return. There are historical deferred tax assets related to tax losses with valuation allowances at both entities. The future realizability of these deferred tax assets is not expected to change as a result of the Merger since there is not a material change to the expected sources of future taxable income. The tax adjustments include a deferred tax benefit with regard to estimated merger-related costs for the fiscal year ended December 31, 2022; following the merger such costs will be analyzed to further determine deductibility.

(a)
The adjustments to income tax benefit (expense) for the six months ended June 30, 2023 and for the fiscal years ended December 31, 2022, 2021 and 2020 are as follows:

	Six Months Ended June 30, 2023	Years Ended December 31,
		2022	2021	2020
Historical income tax expense (benefit)	$180,151	$798,411	$828,436	$722,344
Transaction accounting adjustments:
Tax expense for adjustments on intercompany transactions	994	1,216	2,098	1,985
Tax benefit for accounting policy adjustments	(257)	(1,986)	(2,156)	(1,802)
Deferred tax benefit for merger-related costs	—	(9,530)	—	—
Total transaction accounting adjustments on income tax expense (benefit)	737	(10,300)	(58)	183
Pro forma income tax expense (benefit)	$180,888	$788,111	$828,378	$722,527

(b)
The adjustments to deferred tax liabilities, net, with the corresponding adjustments to the accumulated deficit on the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

Historical deferred tax liabilities, net	$(5,499,053)
Transaction accounting adjustments:
Deferred tax asset for accounting policy adjustments	6,201
Deferred tax asset for merger-related costs	9,530
Total transaction accounting adjustments on deferred tax liabilities, net, with the corresponding adjustments to the accumulated deficit	15,731
Pro forma deferred income tax liabilities, net	$(5,483,322)

INFORMATION ABOUT DISH NETWORK
DISH Network Corporation
DISH Network Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
Phone: (303) 723-1000
DISH Network Corporation was organized in 1995 as a corporation under the laws of the State of Nevada. DISH Network started offering the DISH® branded pay-TV service in March 1996, the SLING® branded pay-TV service in January 2015 and retail wireless services in July 2020.
DISH Network Corporation is a holding company. Its subsidiaries operate two primary business segments: (1) Pay-TV; and (2) Wireless. DISH Network’s Wireless business segment consists of two business units, Retail Wireless and 5G Network Deployment.
Pay-TV
DISH Network offers pay-TV services under the DISH® brand and the SLING® brand (collectively “Pay-TV” services). The DISH-branded pay-TV service consists of, among other things, Federal Communications Commission (“FCC”) licenses authorizing DISH Network to use direct broadcast satellite and Fixed Satellite Service spectrum, its owned and leased satellites, receiver systems, broadcast operations, a leased fiber optic network, in-home service and call center operations, and certain other assets utilized in its operations (“DISH TV”). DISH Network also designs, develops and distributes receiver systems and provides digital broadcast operations, including satellite uplinking/downlinking, transmission and other services to third-party pay-TV providers. The SLING branded pay-TV services consist of, among other things, multichannel, live-linear and on-demand streaming over-the-top Internet-based domestic, international and Latino video programming services (“SLING TV”). As of June 30, 2023, DISH Network had 8.904 million Pay-TV subscribers in the United States, including 6.901 million DISH TV subscribers and 2.003 million SLING TV subscribers.
Wireless — Retail Wireless
DISH Network offers nationwide prepaid and postpaid retail wireless services to subscribers primarily under its Boost Mobile®, Boost Infinite® and Gen Mobile® brands (“Retail Wireless” services), as well as a competitive portfolio of wireless devices. Prepaid wireless subscribers generally pay in advance for monthly access to wireless talk, text, and data services. Postpaid wireless subscribers are qualified to pay after receiving wireless talk, text, and data services.
DISH Network is currently operating its Retail Wireless business unit primarily as a mobile virtual network operator (“MVNO”) as it continues its 5G Network Deployment and commercialization of its 5G Network, as defined below. As an MVNO, today DISH Network depends on T-Mobile and AT&T to provide it with network services under the amended Master Network Services Agreement (“MNSA”) and Network Services Agreement (the “NSA”), respectively. Under the NSA, DISH Network expects AT&T will become its primary network services provider. As of June 30, 2023, DISH Network had 7.725 million Wireless subscribers.
Wireless — 5G Network Deployment
DISH Network has invested a total of over $30 billion in Wireless spectrum licenses, which includes over $10 billion in noncontrolling investments in certain entities. The $30 billion of investments related to Wireless spectrum licenses does not include $8 billion of capitalized interest related to the carrying value of such licenses.
These Wireless spectrum licenses are subject to certain interim and final build-out requirements, as well as certain renewal requirements. DISH Network plans to commercialize its Wireless spectrum licenses through the completion of the nation’s first cloud-native, Open Radio Access Network based 5G network

(the “5G Network Deployment”). DISH Network has committed to deploy a facilities-based 5G broadband network (the “5G Network”) capable of serving increasingly larger portions of the U.S. population at different deadlines, including 20% of the U.S. population by June 2022 and 70% of the U.S. population by June 2023. On June 14, 2022, DISH Network announced that it had successfully reached the 20% population coverage requirement. In addition, DISH Network announced and certified to the FCC that as of June 14, 2023, it offers 5G broadband service to over 73% of the U.S. population, or more than 246 million Americans nationwide, and has deployed over 16,000 5G cell sites.
DISH Network Class A Common Stock is publicly traded on the NASDAQ under the symbol “DISH.”
DISH Network’s website is accessed at https://www.dish.com. Information on DISH Network’s website is not incorporated into this prospectus or DISH Network’s other securities filings and is not a part of this prospectus.
Security Ownership of Certain Beneficial Owners and Management of DISH Network
Unless otherwise indicated, the following table sets forth, to the best of DISH Network’s knowledge, the beneficial ownership of DISH Network’s voting securities as of the close of business on the Beneficial Owners’ Record Date by: (i) each person known by DISH Network to be the beneficial owner of more than 5% of any class of DISH Network voting securities; (ii) each of DISH Network’s directors; (iii) DISH Network’s Chief Executive Officer, Principal Financial Officer and three other most highly compensated persons acting as one of DISH Network’s executive officers; and (iv) all of DISH Network’s directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.
Name(1)	Amount and Nature of Beneficial Ownership	Percentage of Class	Total Voting Power(2)
DISH Network Class A Common Stock:
Charles W. Ergen(3)(4)	276,042,403	51.5%	90.3%
Cantey M. Ergen(5)	273,445,065	51.2%	90.3%
Dodge & Cox(6)	39,292,866	13.3%	*
BlackRock, Inc.(7)	35,111,767	11.9%	*
The Vanguard Group(8)	28,220,681	9.6%	*
Loomis Sayles & Co., L.P.(9)	15,426,017	5.2%	*
Invesco Ltd.(10)	15,413,582	5.2%	*
James DeFranco(11)	13,017,515	4.4%	*
W. Erik Carlson(12)	561,708	*	*
Thomas A. Cullen(13)	406,997	*	*
John W. Swieringa(14)	277,016	*	*
Paul W. Orban(15)	166,491	*	*
Tom A. Ortolf(16)	101,964	*	*
George R. Brokaw(17)	30,000	*	*
Kathleen Q. Abernathy(18)	28,750	*	*
Joseph T. Proietti(19)	25,000	*	*
Stephen J. Bye(20)	2,336	*	*
All Directors and Executive Officers as a Group (15 persons)(21)	290,848,835	56.5%	90.3%
DISH Network Class B Common Stock:
Charles W. Ergen	238,435,208	100.0%	90.3%
Cantey M. Ergen	238,435,208	100.0%	90.3%
All Directors and Executive Officers as a Group (15 persons)(21)	238,435,208	100.0%	90.3%

*
Less than 1%.

(1)
Except as otherwise noted below, the address of each such person is 9601 S. Meridian Blvd., Englewood, Colorado 80112. As of the close of business on the Beneficial Owners’ Record Date, there were 295,424,350 outstanding shares of DISH Network Class A Common Stock and 238,435,208 outstanding shares of DISH Network Class B Common Stock.

(2)
Describes the total voting power of each beneficial owner taking into account all classes of shares beneficially owned by the applicable beneficial owner. The calculation assumes no conversion of any shares of DISH Network Class B Common Stock owned by any beneficial owner and gives effect to the exercise of options and vesting of restricted stock units, if any, held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or vest within 60 days after, the Beneficial Owners’ Record Date. Each share of DISH Network Class B Common Stock is entitled to ten votes per share.

(3)
Mr. Ergen is deemed to own beneficially all of the shares of DISH Network Class A Common Stock owned by his spouse, Cantey M. Ergen, except for 20,000 shares of DISH Network Class A Common Stock subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date. Mr. Ergen’s beneficial ownership includes: (i) 85,582 shares of DISH Network Class A Common Stock; (ii) 21,589 shares of DISH Network Class A Common Stock held in DISH Network’s 401(k) Employee Savings Plan (the “DISH Network 401(k) Plan”); (iii) 2,617,338 shares of DISH Network Class A Common Stock subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date; (iv) 448 shares of DISH Network Class A Common Stock held by Mrs. Ergen; (v) 2,817 shares of DISH Network Class A Common Stock held in the DISH Network 401(k) Plan by Mrs. Ergen; (vi) 10,957 shares of DISH Network Class A Common Stock held by one of Mr. and Mrs. Ergen’s children; (vii) 2,168,975 shares of DISH Network Class A Common Stock held by a charitable foundation for which Mr. Ergen is an officer and for which he shares investment and voting power with Mrs. Ergen; (viii) 161,240 shares of DISH Network Class B Common Stock owned beneficially directly by Mr. Ergen, (ix) 63,790,620 shares of DISH Network Class B Common Stock and 6,699,489 shares of DISH Network Class A Common Stock held by Telluray Holdings, LLC (“Telluray Holdings”), for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings; and (x) 26,000,000 shares of DISH Network Class A Common Stock and 174,483,348 shares of DISH Network Class B Common Stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of certain trusts established by Mr. Ergen for the benefit of his family (see (3) below in the notes to the table). Mr. Ergen’s beneficial ownership excludes 677,965 shares of DISH Network Class A Common Stock held by certain trusts established by Mr. Ergen for the benefit of his family.

(4)
Because each share of Class B Common Stock is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of DISH Network representing approximately 90.3% of the voting power of DISH Network (assuming no conversion of the shares of DISH Network Class B Common Stock and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date). Mr. Ergen’s beneficial ownership includes: (i) 1,983,348 shares of DISH Network Class B Common Stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2021 DISH GRAT; (ii) 55,000,000 shares of DISH Network Class B Common Stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2022 DISH GRAT; (iii) 26,000,000 shares of DISH Network Class A Common Stock and 28,000,000 shares of DISH Network Class B Common Stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year May 2023 DISH GRAT; and (iv) 89,500,000 shares of DISH Network Class B Common Stock owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2023 DISH GRAT.

(5)
Mrs. Ergen beneficially is deemed to own all of the shares of DISH Network Class A Common Stock owned by her spouse, Mr. Ergen, except for 2,617,338 shares of DISH Network Class A Common Stock subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date. Mrs. Ergen also beneficially owns 20,000 shares of DISH Network Class A Common Stock subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date.

(6)
The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104. Of the shares of DISH Network Class A Common Stock beneficially owned, Dodge & Cox has sole voting power as to 37,232,062 shares of DISH Network Class A Common Stock and sole dispositive power as to 39,292,866 shares of DISH Network Class A Common Stock. The foregoing information is based solely upon a Schedule 13G filed by Dodge & Cox with the SEC on February 14, 2023.

(7)
The address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, New York 10055. Of the shares of DISH Network Class A Common Stock beneficially owned, BlackRock has sole voting power as to 34,461,046 shares of DISH Network Class A Common Stock and sole dispositive power as to 35,111,767 shares of DISH Network Class A Common Stock. The foregoing information is based solely upon a Schedule 13G filed by BlackRock with the SEC on July 7, 2023.

(8)
The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Of the shares of DISH Network Class A Common Stock beneficially owned, Vanguard has sole dispositive power as to 27,292,830 shares of DISH Network Class A Common Stock. In addition, of the shares of DISH Network Class A Common Stock beneficially owned, Vanguard has shared voting power as to 416,043 shares of DISH Network Class A Common Stock and shared dispositive power as to 927,851 shares of DISH Network Class A Common Stock. The foregoing information is based solely upon a Schedule 13G filed by Vanguard with the SEC on February 9, 2023.

(9)
The address of Loomis, Sayles & Co., L.P. (“Loomis”) is One Financial Center, Boston, Massachusetts 02111. Of the shares of DISH Network Class A Common Stock beneficially owned, Loomis has sole voting power as to 12,610,295 shares of DISH Network Class A Common Stock and sole dispositive power as to 15,426,017 shares of DISH Network Class A Common Stock. In addition, of the shares of DISH Network Class A Common Stock beneficially owned, Loomis has shared voting power as to 80,857 shares of DISH Network Class A Common Stock. The foregoing information is based solely upon a Schedule 13G filed by EchoStar with the SEC on February 13, 2023.

(10)
The address of Invesco Ltd. (“Invesco”) is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309. Of the shares of DISH Network Class A Common Stock beneficially owned, Invesco has sole voting power as to 15,212,734 shares of DISH Network Class A Common Stock and sole dispositive power as to 15,413,582 shares of DISH Network Class A Common Stock. The foregoing information is based solely upon a Schedule 13G filed by Invesco with the SEC on February 10, 2023.

(11)
Mr. DeFranco’s beneficial ownership includes: (i) 304,707 shares of DISH Network Class A Common Stock; (ii) 131,327 shares of DISH Network Class A Common Stock held in the DISH Network 401(k) Plan; (iii) 77,338 shares of DISH Network Class A Common Stock subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date; (iv) 55,185 shares of DISH Network Class A Common Stock held by Mr. DeFranco in an irrevocable trust for the benefit of his children and grandchildren; (v) 3,050,000 shares of DISH Network Class A Common Stock controlled by Mr. DeFranco as manager of a limited liability company; (vi) 1,706,888 shares of DISH Network Class A Common Stock controlled by Mr. DeFranco as manager of a different limited liability company; (vii) 5,367,658 shares of DISH Network Class A Common Stock controlled by Mr. DeFranco as general partner of a limited partnership; and (viii) 2,324,412 shares of DISH Network Class A Common Stock held by Mr. DeFranco as a general partner of a different limited partnership.

(12)
Mr. Carlson’s beneficial ownership includes: (i) 38,871 shares of DISH Network Class A Common Stock; (ii) 2,300 shares of DISH Network Class A Common Stock held in the DISH Network 401(k) Plan; and (iii) 520,537 shares of DISH Network Class A Common Stock subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date.

(13)
Mr. Cullen’s beneficial ownership includes: (i) 226,674 shares of DISH Network Class A Common Stock; (ii) 2,189 shares of DISH Network Class A Common Stock held in the DISH Network 401(k) Plan; and (iii) 178,134 shares of DISH Network Class A Common Stock subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date.

(14)
Mr. Swieringa’s beneficial ownership includes: (i) 15,691 shares of DISH Network Class A Common Stock; (ii) 2,056 shares of DISH Network Class A Common Stock held in the DISH Network 401(k)

Plan; and (iii) 259,269 shares of DISH Network Class A Common Stock subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date.
(15)
Mr. Orban’s beneficial ownership includes: (i) 8,703 shares of DISH Network Class A Common Stock; (ii) 1,518 shares of DISH Network Class A Common Stock held in the DISH Network 401(k) Plan; and (iii) 156,270 shares of DISH Network Class A Common Stock subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date.

(16)
Mr. Ortolf’s beneficial ownership includes: (i) 10,541 shares of DISH Network Class A Common Stock; (ii) 25,000 shares of DISH Network Class A Common Stock subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date; (iii) 200 shares of DISH Network Class A Common Stock held in the name of one of his children; and (iv) 66,223 shares of DISH Network Class A Common Stock held by a partnership of which Mr. Ortolf is a partner and are held as collateral for a margin account.

(17)
Mr. Brokaw’s beneficial ownership includes: (i) 5,000 shares of DISH Network Class A Common Stock; and (ii) 25,000 shares of DISH Network Class A Common Stock subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date.

(18)
Ms. Abernathy’s beneficial ownership includes 28,750 shares of DISH Network Class A Common Stock subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date.

(19)
Mr. Proietti’s beneficial ownership includes 25,000 shares of DISH Network Class A Common Stock subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date.

(20)
Mr. Bye’s beneficial ownership includes: (i) 1,860 shares of DISH Network Class A Common Stock; and (ii) 476 shares of DISH Network Class A Common Stock held in the DISH Network 401(k) Plan.

(21)
Includes: (i) 700,799 shares of DISH Network Class A Common Stock; (ii) 163,571 shares of DISH Network Class A Common Stock held in the DISH Network 401(k) Plan; (iii) 4,096,005 shares of DISH Network Class A Common Stock subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 19,214,670 shares of DISH Network Class A Common Stock held in partnerships or limited liability companies; (v) 238,435,208 shares of DISH Network Class A Common Stock issuable upon conversion of shares of DISH Network Class B Common Stock; (vi) 26,069,607 shares of DISH Network Class A Common Stock held in the name of, or in trust for, children and other family members; and (vii) 2,168,975 shares of DISH Network Class A Common Stock held by a charitable foundation. Shares of DISH Network Class A Common Stock and shares of DISH Network Class B Common Stock beneficially owned by both Mr. and Mrs. Ergen are only included once in calculating the aggregate number of shares owned by directors and executive officers as a group.

INFORMATION ABOUT ECHOSTAR
EchoStar Corporation
EchoStar Corporation
100 Inverness Terrace East
Englewood, Colorado 80112
Phone: (303) 706-4000
EchoStar Corporation is a holding company that was organized in October 2007 as a corporation under the laws of the State of Nevada. EchoStar’s Class A common stock is publicly traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “SATS.”
EchoStar is an industry leader in both networking technologies and services, innovating to deliver the global solutions that power a connected future for people, enterprises and things everywhere. EchoStar provides internet services to consumer customers, which include home and small to medium-sized businesses, and satellite and multi-transport technologies and managed network services to enterprise customers, telecommunications providers, aeronautical service providers and government entities, including the U.S. Department of Defense. EchoStar currently operates in two business segments: EchoStar’s Hughes segment and the EchoStar Satellite Services segment (“ESS segment”).
EchoStar Class A Common Stock is listed on the NASDAQ under the symbol “SATS.”
Hughes Segment
Services
EchoStar’s Hughes segment is a global provider of broadband satellite technologies and broadband internet services to home and small office customers and broadband network technologies, managed services, equipment, hardware, satellite services and communications solutions to consumers, aeronautical, enterprise and government customers. The Hughes segment also designs, provides and installs gateway and terminal equipment to customers for other satellite systems. In addition, EchoStar’s Hughes segment designs, develops, constructs and provides telecommunication networks comprising satellite ground segment systems and terminals to mobile system operators and enterprise customers.
The Hughes segment invests in technologies to enhance EchoStar’s system and network management capabilities, specifically its managed services for enterprises. In addition, the Hughes segment is also providing wireline and wireless capacity to utilize in markets that include residential, community WiFi, backhaul, and other enterprise broadband and multi-transport services.
EchoStar’s Hughes segment currently uses capacity from three of EchoStar’s satellites (the SPACEWAY 3 satellite, the EchoStar XVII satellite and the EchoStar XIX satellite) and additional satellite capacity acquired from multiple third-party providers to provide services to its customers. The Hughes segment also uses other multi-transport capacity that includes cable, fiber, 5G, and 4G/LTE.
Customers
EchoStar’s Hughes segment’s enterprise, government and aeronautical customers include, but are not limited to, lottery agencies, gas station operators, aircraft connectivity providers and companies with multi-branch networks that rely on satellite or terrestrial networks for critical communication across wide geographies. Most of EchoStar’s enterprise customers have contracts with EchoStar for the services they purchase. EchoStar also designs, provides and installs gateway and terminal equipment to customers for other satellite systems and provides satellite ground segment systems and terminals for other satellite systems, including mobile system operators. Developments toward the launch of next-generation satellite systems, including LEO, MEO and geostationary systems, as well as other multi-transport technologies, could provide additional opportunities to drive the demand for its equipment, hardware, technology and services.

Competition
EchoStar’s Hughes segment’s industry is highly competitive. As a global provider of network technologies, products and services, EchoStar competes with a large number of telecommunications service providers, which puts pressure on prices and margins. To compete effectively, EchoStar’s Hughes segment emphasizes its network quality, customization capability, offering of networks as a turnkey managed service, position as a single point of contact for products and services and competitive prices.
In its consumer broadband satellite technologies and internet services markets, EchoStar’s Hughes segment competes against traditional telecommunications and wireless carriers, other satellite internet providers, as well as fiber, cable and wireless internet service providers offering competitive services in the markets it seeks to serve. Cost, speed and accessibility are key determining factors in the selection of a service provider by the consumer. In addition, government subsidies, such as the FCC’s Rural Development Opportunity Fund can have the effect of subsidizing the growth of its wired, wireless and satellite competitors. EchoStar’s Hughes segment’s primary satellite competitors in its North American consumer market are ViaSat Communications, Inc., which is owned by ViaSat, Inc. (“ViaSat”), and Space Exploration Technologies Corp. (“SpaceX”). Both ViaSat and SpaceX have also entered the South and Central American consumer markets. EchoStar’s Hughes segment seeks to differentiate itself based on the ubiquitous availability of its service, quality, proprietary technology, and distribution channels.
In its enterprise markets, EchoStar’s Hughes segment competes against providers of satellite-based and terrestrial-based networks, including fiber, cable, wireless internet service, multiprotocol label switching and internet protocol-based virtual private networks.
EchoStar’s Hughes segment’s principal competitors for the supply of very small aperture terminal satellite networks are Gilat Satellite Networks Ltd., ViaSat, and ST Engineering iDirect, Inc. To differentiate itself from its competitors, EchoStar’s Hughes segment emphasizes particular technological features of its products and services, its ability to customize networks and perform desired development work and the quality of its customer service. EchoStar’s Hughes segment also faces competition from resellers and numerous local companies who purchase equipment and sell services to local customers, including domestic and international telecommunications operators, cable companies and other major carriers.
ESS Segment
Services
The ESS segment provides satellite services on a full-time and/or occasional-use basis to U.S. government service providers, internet service providers, broadcast news organizations, content providers and private enterprise customers. EchoStar operates its ESS business using primarily the EchoStar IX satellite and the EchoStar 105/SES-11 satellite and related infrastructure. Revenue in the ESS segment depends largely on EchoStar’s ability to make continuous use of its available satellite capacity on behalf of existing customers and its ability to enter into commercial relationships with new customers.
Customers
EchoStar’s satellite capacity is currently used by its customers for a variety of applications, including:
•
Fixed Satellite Services.   The ESS segment provides satellite services to broadcast news organizations, internet service providers and content providers who use its satellites to deliver programming and internet. The ESS segment’s satellites are also used for the transmission of live sporting events, internet access, disaster recovery and satellite news gathering services.

•
Government Services.   The ESS segment provides satellite and technical services to U.S. government service providers.

•
Network Services.   The ESS segment provides satellite services to companies for private networks that allow delivery of video and data services for corporate communications. The ESS segment’s satellites can be used for point-to-point or point to multi-point communications.

Competition
The ESS segment competes against larger, well-established satellite service companies, such as Intelsat S.A., SES S.A., Telesat, and Eutelsat Communications S.A., in an industry that is characterized by long-term contracts and high costs for customers to change service providers. Several of the ESS segment’s competitors maintain key North American and other international orbital slots that may further limit EchoStar’s ability to compete and competitive pricing.
Security Ownership of Certain Beneficial Owners and Management of EchoStar
Unless otherwise indicated, the following table sets forth, to the best of EchoStar’s knowledge, the beneficial ownership of EchoStar’s voting securities as of the close of business on the Beneficial Owners’ Record Date by: (i) each person known by EchoStar to be the beneficial owner of more than 5% of any class of EchoStar voting securities; (ii) each of EchoStar’s directors; (iii) EchoStar’s Chief Executive Officer and the other “named executive officers” included in EchoStar’s proxy statement for its 2023 annual meeting of shareholders; and (iv) all of EchoStar’s directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.
Name(1)	Amount and Nature of Beneficial Ownership	Percentage of Class(2)	Total Voting Power(3)
EchoStar Class A Common Stock:
Charles W. Ergen(4)	50,478,565	59.8%	93.4%
Cantey M. Ergen(5)	49,903,192	59.5%	93.4%
BlackRock, Inc.(6)	3,648,576	10.3%	*
The Vanguard Group(7)	3,431,393	9.6%	*
Dimensional Fund Advisors LP(8)	2,184,218	6.1%	*
Beryl Capital Management LLC(9)	2,158,053	6.0%	*
Hamid Akhavan(10)(11)	333,573	*	*
Dean A. Manson(10)	262,494	*	*
R. Stanton Dodge(10)(12)	46,764	*	*
Michael T. Dugan(10)	124,973	*	*
Pradman P. Kaul(10)	121,189	*	*
Lisa W. Hershman(10)	20,000	*	*
C. Michael Schroeder(10)(13)	28,773	*	*
Jeffrey R. Tarr(10)	37,260	*	*
William D. Wade(10)	26,196	*	*
David J. Rayner(14)	8,025	*	*
Anders N. Johnson(15)	23,490	*	*
All Directors and Executive Officers as a Group (14 persons)(16)	51,746,684	60.5%	93.4%
EchoStar Class B Common Stock:
Charles W. Ergen	47,687,039	100.0%	93.4%
Cantey M. Ergen	47,687,039	100.0%	93.4%
All Directors and Executive Officers as a Group (14 persons)(17)	47,687,039	100.0%	93.4%

*
Less than 1%

(1)
Except as otherwise noted below, the address of each such person is 100 Inverness Terrace East, Englewood, Colorado 80112. As of the close of business on the Beneficial Owners’ Record Date, there were 36,162,282 shares of EchoStar Class A Common Stock outstanding and 47,687,039 shares of

EchoStar Class B Common Stock outstanding. Shares of EchoStar Class B Common Stock are convertible into shares of EchoStar Class A Common Stock on a one-for-one basis at any time.
(2)
Describes the ownership percentage of each class of shares beneficially owned by each beneficial owner. For the shares of EchoStar Class A Common Stock, the calculation assumes the conversion only of the shares of EchoStar Class B Common Stock beneficially owned by the applicable beneficial owner into shares of EchoStar Class A Common Stock and gives effect to the exercise of options and vesting of restricted stock units, if any, held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or may vest within 60 days after, the Beneficial Owners’ Record Date.

(3)
Describes the total voting power of each beneficial owner taking into account all classes of shares beneficially owned by the applicable beneficial owner. The calculation assumes no conversion of any shares of EchoStar Class B Common Stock owned by any beneficial owner and gives effect to the exercise of options and vesting of restricted stock units, if any, held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or vest within 60 days after, the Beneficial Owners’ Record Date. Each share of EchoStar Class B Common Stock is entitled to ten votes per share.

(4)
Mr. Ergen’s beneficial ownership includes: (i) 2,200,678 shares of EchoStar Class A Common Stock beneficially owned directly by Mr. Ergen; (ii) 3,705 shares of EchoStar Class A Common Stock beneficially owned indirectly by Mr. Ergen in the DISH Network 401(k) Plan; (iii) 575,373 shares of EchoStar Class A Common Stock subject to employee stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Beneficial Owners’ Record Date; (iv) 97,506 shares of EchoStar Class A Common Stock issuable upon conversion of the shares of EchoStar Class B Common Stock beneficially owned directly by Mr. Ergen; (v) 47 shares of EchoStar Class A Common Stock beneficially owned directly by Mr. Ergen’s spouse, Cantey M. Ergen; (vi) 201 shares of EchoStar Class A Common Stock beneficially owned indirectly by Mrs. Ergen in the DISH Network 401(k) Plan; (vii) 6,122 shares of EchoStar Class A Common Stock beneficially owned by one of Mr. Ergen’s children; (viii) 5,400 shares of EchoStar Class A Common Stock beneficially owned by a charitable foundation for which Mr. Ergen is an officer and for which he shares voting and dispositive power with Mrs. Ergen; (ix) 3,693,428 shares of EchoStar Class A Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year March 2022 SATS GRAT dated March 31, 2022 (the “2022 March GRAT”); (x) 2,687,900 shares of EchoStar Class A Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two Year June 2022 SATS GRAT dated June 23, 2022 (the “2022 June GRAT”); (xi) 13,900,000 shares of EchoStar Class A Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2022 SATS GRAT dated December 21, 2022 (the “2022 December GRAT”); (xii) 14,500,000 shares of EchoStar Class A Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2023 SATS GRAT dated June 23, 2023 (the “2023 June GRAT”) and (xiii) 12,808,205 shares of EchoStar Class A Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock held by Telluray Holdings for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings. Mr. Ergen’s beneficial ownership of shares of EchoStar Class A Common Stock excludes 1,640 shares of EchoStar Class A Common Stock held by certain trusts established by Mr. Ergen for the benefit of his family. Because each share of Class B Common Stock is convertible on a one-for-one basis into a share of Class A Common Stock, assuming conversion of all outstanding shares of EchoStar Class B Common Stock into shares of EchoStar Class A Common Stock and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, the Beneficial Owners’ Record Date, the percentage of shares of EchoStar Class A Common Stock that Mr. Ergen may be deemed to beneficially own would be approximately 59.8%.

(5)
Mrs. Ergen’s beneficial ownership includes: (i) 47 shares of EchoStar Class A Common Stock beneficially owned directly by Mrs. Ergen; (ii) 201 shares of EchoStar Class A Common Stock beneficially owned indirectly by Mrs. Ergen in the DISH Network 401(k) Plan; (iii) 3,693,428 shares of EchoStar Class A

Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2022 March GRAT; (iv) 2,687,900 shares of EchoStar Class A Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2022 June GRAT; (v) 13,900,000 shares of EchoStar Class A Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2022 December GRAT; (vi) 14,500,000 shares of EchoStar Class A Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2023 June GRAT; (vii) 2,200,678 shares of EchoStar Class A Common Stock beneficially owned directly by Mrs. Ergen’s spouse, Mr. Ergen; (viii) 3,705 shares of EchoStar Class A Common Stock beneficially owned indirectly by Mr. Ergen in the DISH Network 401(k) Plan; (ix) 6,122 shares of EchoStar Class A Common Stock beneficially owned by one of Mrs. Ergen’s children; (x) 5,400 shares of shares of EchoStar Class A Common Stock beneficially owned by a charitable foundation for which Mrs. Ergen is an officer and for which Mrs. Ergen shares voting power and dispositive power with Mr. Ergen; (xi) 12,808,205 shares of EchoStar Class A Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock held by Telluray Holdings for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings; and (xii) 97,506 shares of EchoStar Class A Common Stock issuable upon conversion of the shares of EchoStar Class B Common Stock beneficially owned directly by Mr. Ergen. Mrs. Ergen’s beneficial ownership of shares of EchoStar Class A Common Stock excludes 1,640 shares of EchoStar Class A Common Stock held by certain trusts established by Mr. Ergen for the benefit of his family. Because each share of EchoStar Class B Common Stock is convertible on a one-for-one basis into a share of EchoStar Class A Common Stock, assuming conversion of all outstanding shares of EchoStar Class B Common Stock into shares of EchoStar Class A Common Stock, the percentage of shares of EchoStar Class A Common Stock that Mrs. Ergen may be deemed to beneficially own would be approximately 59.5%. Mrs. Ergen exercises voting power with respect to Telluray Holdings and each of the 2021 June GRAT, the 2022 March GRAT, the 2022 June GRAT, and the 2022 December GRAT independently and, with respect to the 2021 June GRAT, the 2022 March GRAT, the 2022 June GRAT, and the 2022 December GRAT in accordance with her fiduciary responsibilities to the beneficiaries of such trusts. Mrs. Ergen exercises dispositive power with respect to each of the 2022 March GRAT, the 2022 June GRAT, the 2022 December GRAT, and the 2023 June GRAT independently and in accordance with her fiduciary responsibilities to the beneficiaries of such trusts.
(6)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055. Of the shares of EchoStar Class A Common Stock beneficially owned by BlackRock, Inc., it has sole voting power as to 3,442,369 shares of EchoStar Class A Common Stock and sole dispositive power as to 3,648,576 shares of EchoStar Class A Common Stock. The foregoing information is based solely upon a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2023.

(7)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Of the shares of EchoStar Class A Common Stock beneficially owned by The Vanguard Group, it has shared voting power as to 40,112 shares of EchoStar Class A Common Stock, sole dispositive power as to 3,357,677 shares of EchoStar Class A Common Stock and shared dispositive power as to 73,716 shares of EchoStar Class A Common Stock. The foregoing information is based solely upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023.

(8)
The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746. Of the shares of EchoStar Class A Common Stock beneficially owned by Dimensional Fund Advisors LP, it has sole dispositive power as to 2,184,218 shares of EchoStar Class A Common Stock and sole voting power as to 2,144,512 shares of EchoStar Class A Common Stock. The foregoing information is based solely upon a Schedule 13G filed by Dimensional Fund Advisors LP, with the SEC on February 10, 2023.

(9)
Beryl Capital Management LLC (“Beryl”), Beryl Capital Management LP (“Beryl LP”), Beryl Capital Partners II LP (”Beryl II”) and David A. Witkin (“Witkin”) (collectively, the “Beryl Filers”) may be deemed to beneficially own shares of EchoStar Class A Common Stock. Beryl, Beryl LP and Witkin have shared voting and dispositive power as to 2,158,053 shares of EchoStar Class A Common Stock and Beryl II has shared voting and dispositive power as to 1,903,313 shares of EchoStar Class A Common Stock.

The address of the Beryl Filers is 225 Avenue I, Suite 205, Redondo Beach, California 90277. The foregoing information is based solely on a Schedule 13G filed by the Beryl Filers with the SEC on September 25, 2023.
(10)
Includes (i) shares of EchoStar Class A Common Stock held directly, (ii) shares of EchoStar Class A Common Stock held in EchoStar’s 401(k) Employee Savings Plan (the “EchoStar 401(k) Plan”), and (iii) shares of EchoStar Class A Common Stock subject to employee stock options or non-employee stock options, as applicable, that are either currently exercisable as of, or may become exercisable within 60 days after, the applicable record date, in the amounts and for the beneficial owners listed below:

Name	Shares Held Directly	Shares Held in the EchoStar 401(k) Plan	Shares Subject to Stock Options Exercisable within 60 Days
Hamid Akhavan	100,000	240	233,333
Dean A. Manson	6,145	1001	255,348
R. Stanton Dodge	20,583	0	25,753
Michael T. Dugan	42,279	2,694	80,000
Pradman P. Kaul	3,350	781	117,059
Lisa W. Hershman	0	0	20,000
C. Michael Schroeder	0	0	25,753
Jeffrey R. Tarr	0	0	37,260
William D. Wade	0	0	25,753
David J. Rayner	6,315	*	0
Anders N. Johnson	22,000	*	0

(11)
Mr. Akhavan’s beneficial ownership also includes 100,000 restricted stock units that vested on April 1, 2023.

(12)
Mr. Dodge’s beneficial ownership also includes 428,386 shares of EchoStar Class A Common Stock held by Mr. Dodge in the DISH Network 401(k) Plan.

(13)
Mr. Schroeder’s beneficial ownership also includes 3,020 shares of EchoStar Class A Common Stock held by a trust for which Mr. Schroeder is the trustee.

(14)
Mr. Rayner previously served as EchoStar’s chief financial officer and left his position with EchoStar in October 2022. Mr. Rayner’s share ownership is based on information obtained by EchoStar in connection with the proxy statement for its 2023 annual meeting of shareholders.

(15)
Mr. Johnson previously served as EchoStar’s chief strategy officer and president of EchoStar Satellite Services L.L.C. and left his position with EchoStar in June 2022. Mr. Johnson’s share ownership is based on information obtained by EchoStar in connection with the proxy statement for its 2023 annual meeting of shareholders.

(16)
Includes: (i) 2,378,568 shares of EchoStar Class A Common Stock held directly; (ii) 9,646 shares of EchoStar Class A Common Stock held in the EchoStar 401(k) Plan and 4,133 shares of EchoStar Class A Common Stock held by executive officers or directors in the DISH Network 401(k) Plan; (iii) 1,652,065 shares of EchoStar Class A Common Stock subject to employee and non-employee director stock options and restricted stock units that are either currently exercisable as of, or may become exercisable within 60 days after, the Beneficial Owners’ Record Date; (iv) 47,687,039 shares of EchoStar Class A Common Stock issuable upon conversion of shares of EchoStar Class B Common Stock; (v) 5,400 shares of EchoStar Class A Common Stock held by a charitable foundation; (vi) 6,813 shares of EchoStar Class A Common Stock held by a spouse or child directly and by a spouse indirectly in the DISH Network 401(k) Plan and by a trust for which a spouse is the trustee; and (vii) 3,020 shares of EchoStar Class A Common Stock held in trust.

(17)
Comprises the 47,687,039 shares of EchoStar Class B Common Stock beneficially owned by Mr. Ergen and certain entities established for the benefit of his family.

INFORMATION ABOUT MERGER SUB
EAV Corp.
EAV Corp.
100 Inverness Terrace East
Englewood, Colorado 80112
Phone: (303) 706-4000
EAV Corp., a wholly owned subsidiary of EchoStar, is a Nevada corporation that was formed on August 25, 2023 for the purpose of effecting the Merger. Upon completion of the Merger, Merger Sub will be merged with and into DISH Network, with DISH Network surviving as a wholly owned subsidiary of EchoStar. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement in connection with the Merger.

DIRECTORS AND MANAGEMENT OF ECHOSTAR AFTER THE MERGER
Board of Directors
Pursuant to the terms of the Merger Agreement, at the Effective Time, the EchoStar Board will consist of 11 directors, comprised of seven individuals who were members of the DISH Network Board immediately prior to the Effective Time, three individuals who were independent directors of the EchoStar Board immediately prior to the Effective Time and the President and Chief Executive Officer of EchoStar immediately following the Effective Time. As of the date of this prospectus, the EchoStar Board at the Effective Time is expected to include the following individuals:
Name	Current Director and/or Officer of:
Charles W. Ergen	DISH Network and EchoStar
DISH Network
DISH Network
DISH Network
DISH Network
DISH Network
DISH Network
Hamid Akhavan	EchoStar
EchoStar
EchoStar
EchoStar
DISH Network and EchoStar will consult with each other in connection with selecting directors of the EchoStar Board who will continue on the EchoStar Board.
Biographical information for the expected members of the EchoStar Board listed above is contained in DISH Network’s or EchoStar’s 2023 Definitive Proxy Statement on Schedule 14A, as applicable, each of which is incorporated by reference into this prospectus. For further information, please see “Where You Can Find More Information” beginning on page 157.
Management
Mr. Hamid Akhavan, the current Chief Executive Officer and President of EchoStar, will serve as the President and Chief Executive Officer of EchoStar and a member of the EchoStar Board following completion of the Merger.
Mr. John W. Swieringa, DISH Network’s current President, Technology and Chief Operating Officer, is expected to serve as President, Technology and Chief Operating Officer of EchoStar following the completion of the Merger.
Biographical information for Mr. Akhavan, Mr. Swieringa and the remaining members of management is contained in EchoStar’s or DISH Network’s 2023 Definitive Proxy Statement on Schedule 14A, each of which is incorporated by reference into this prospectus. For further information, please see “Where You Can Find More Information” beginning on page 157.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Information regarding transactions with related persons of DISH Network and EchoStar is incorporated by reference from information contained in each of DISH Network’s and EchoStar’s definitive proxy statement for its 2023 annual meeting of shareholders, each of which is incorporated by reference herein, in the section entitled “Certain Relationships and Related Party Mergers.”
Beginning in August 2023, DISH Network employed Mr. Paul Ortolf, the son of DISH Network director Mr. Tom Ortolf, as a Product Manager, Boost Applications of DISH Network, with an annualized salary of $145,000 for 2023.
Other than the foregoing, there have been no additional related party transactions with related persons of DISH Network or EchoStar since the dates of their respective definitive proxy statements for their 2023 annual meetings of shareholders until and on          , 2023, which was the last practicable date prior to the date of this prospectus.

INTERESTS OF AFFILIATES IN THE MERGER
Interests of Directors and Executive Officers of DISH Network in the Merger
Certain of DISH Network directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of DISH Network stockholders generally. The members of the DISH Network Special Committee and the DISH Network Board were aware of and considered these interests, among other matters, in deciding to recommend and approve, respectively, the terms of the Merger Agreement and the Merger.
Mr. Ergen is the Chairman of both DISH Network and EchoStar and will continue to serve as the Chairman of EchoStar following the consummation of the Merger. As of the Beneficial Owners’ Record Date, Mr. Ergen beneficially owns approximately 51.5% of the outstanding shares of DISH Network Class A Common Stock and 100% of the outstanding shares of DISH Network Class B Common Stock (which together constitute approximately 90.3% of the total voting power of DISH Network equity securities (assuming no conversion of the shares of DISH Network Class B Common Stock and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date)), and also beneficially owns approximately 59.8% of the EchoStar Class A Common Stock and 100% of the EchoStar Class B Common Stock (which together constitute approximately 93.4% of the total voting power of EchoStar equity securities (assuming no conversion of the shares of EchoStar Class B Common Stock and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date)).
Cantey Ergen, Mr. Ergen’s spouse, is a director of and senior advisor to DISH Network. As of the Beneficial Owners’ Record Date, Mrs. Ergen beneficially owns approximately 51.2% of the outstanding shares of DISH Network Class A Common Stock and 100% of the outstanding shares of DISH Network Class B Common Stock (which together constitute approximately 90.3% of the total voting power of DISH Network equity securities (assuming no conversion of the shares of DISH Network Class B Common Stock and after giving effect to the exercise of Mrs. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date)), and also beneficially owns approximately 59.5% of the EchoStar Class A Common Stock and 100% of the EchoStar Class B Common Stock (which together constitute approximately 93.4% of the total voting power of EchoStar equity securities (assuming no conversion of the shares of EchoStar Class B Common Stock).
For a discussion of other directors and executive officers owning both DISH Network and EchoStar voting securities, please refer to “Information about DISH Network — Security Ownership of Certain Beneficial Owners and Management of DISH Network” beginning on page 128 and “Information about EchoStar — Security Ownership of Certain Beneficial Owners and Management of EchoStar” beginning on page 134, respectively.
Mr. John W. Swieringa, DISH Network’s President, Technology and Chief Operating Officer, is expected to serve as President, Technology and Chief Operating Officer of EchoStar following the completion of the Merger. On August 7, 2023, in connection with DISH Network’s entry into the Original Merger Agreement, the DISH Network Board and its Executive Compensation Committee approved, effective as of the Effective Time, (i) an annual base salary of $1,000,000 for Mr. Swieringa and (ii) a grant to Mr. Swieringa of 500,000 DISH Network Options and 200,000 DISH Network RSU Awards (the “DISH Network Award”), each with five year ratable vesting beginning on January 1, 2025. These terms were reflected in a letter agreement between DISH Network and Mr. Swieringa (the “Original Letter Agreement”). The Original Letter Agreement also provided that Mr. Swieringa would be eligible to receive a one-time cash bonus of up to $200,000 for the achievement of a commercial performance goal that does not relate to the transactions contemplated by the Merger Agreement (the “Cash Performance Award”). On October 2, 2023, the Original Letter Agreement was amended and restated to remove the provisions for Mr. Swieringa’s base salary and the DISH Network Award. On October 2, 2023, the EchoStar Board and its Executive Compensation Committee approved, effective as of the Effective Time, (i) an annual base salary of $1,000,000 for Mr. Swieringa and (ii) a grant to Mr. Swieringa of 175,439 EchoStar Options and 70,175 EchoStar RSU Awards, which is the equivalent grant date value of the DISH Network Award, each with five year ratable vesting beginning on January 1, 2025, which is the same vesting schedule as the DISH Network Award. These terms are reflected in a letter agreement between Mr. Swieringa and EchoStar, which letter agreement also confirms that EchoStar will honor the terms of the Cash Performance Award contemplated by the Original Letter Agreement, as amended and restated.
Pursuant to the Merger Agreement, EchoStar has agreed to indemnify and hold harmless, and provide advancement of expenses to, each officer and director of DISH Network and its subsidiaries to the fullest extent permitted by applicable law, including against any costs or expenses judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with the approval of the Merger Agreement and the consummation of the Merger), whether asserted or claimed prior to, at or after the Effective Time, in connection with such person serving as an officer or director of DISH Network and/or any of its subsidiaries.
EchoStar has also agreed to maintain in effect, for a period of no less than six years following the Effective Time, the coverage provided by the existing policy of DISH Network’s directors’ and officers’ liability insurance covering (through successor coverage) claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with the Merger Agreement and the consummation of the Merger) and covering (through successor coverage) each of DISH Network’s current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of the Merger Agreement.
Interests of Directors and Executive Officers of EchoStar in the Merger
Certain of EchoStar’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of EchoStar stockholders generally. The EchoStar Special Committee and EchoStar Board were aware of and considered these interests, among other matters, in deciding to recommend and approve, respectively, the terms of the Merger Agreement and the Merger.
Mr. Ergen is the Chairman of both DISH Network and EchoStar and will continue to serve as the Chairman of DISH Network following the consummation of the Merger. As of the Beneficial Owners’ Record Date, Mr. Ergen beneficially owns approximately 59.8% of the EchoStar Class A Common Stock and 100% of the EchoStar Class B Common Stock (which together constitute approximately 93.4% of the total voting power of EchoStar equity securities (assuming no conversion of the shares of EchoStar Class B Common Stock and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date)), and also beneficially owns approximately 51.5% of the outstanding shares of DISH Network Class A Common Stock and 100% of the outstanding shares of DISH Network Class B Common Stock (which together constitute approximately 90.3% of the total voting power of DISH Network equity securities (assuming no conversion of the shares of DISH Network Class B Common Stock and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date)).
As of the Beneficial Owners’ Record Date, Cantey Ergen, Mr. Ergen’s spouse, beneficially owns approximately 59.5% of the EchoStar Class A Common Stock and 100% of the EchoStar Class B Common Stock (which together constitute approximately 93.4% of the total voting power of EchoStar equity securities (assuming no conversion of the shares of EchoStar Class B Common Stock), and also beneficially owns approximately 51.2% of the outstanding shares of DISH Network Class A Common Stock and 100% of the outstanding shares of DISH Network Class B Common Stock (which together constitute approximately 90.3% of the total voting power of DISH Network equity securities (assuming no conversion of the shares of DISH Network Class B Common Stock and after giving effect to the exercise of Mrs. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Beneficial Owners’ Record Date)).
The EchoStar Common Stock to be issued to the Ergen DISH Stockholders as part of the Merger Consideration will be issued through a private placement exemption from registration under the Securities Act. Pursuant to the Support Agreement, prior to the Closing and at the request of the Ergen Stockholders, EchoStar and the Ergen Stockholders will enter into a registration rights agreement reasonably acceptable to the parties providing for the registration of the Ergen Stockholders’ shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock received as part of the Merger Consideration and/or EchoStar Class B Common Stock held by such stockholders immediately prior to the Closing.
For a discussion of directors and executive officers owning both DISH Network and EchoStar voting securities, please refer to “Information about DISH Network — Security Ownership of Certain Beneficial Owners and Management of DISH Network” beginning on page 128 and “Information about EchoStar —  Security Ownership of Certain Beneficial Owners and Management of EchoStar” beginning on page 134, respectively.
Pursuant to the Merger Agreement, EchoStar has agreed to indemnify and hold harmless, and provide advancement of expenses to, each officer and director of EchoStar and its subsidiaries to the fullest extent permitted by applicable law, including against any costs or expenses judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with the approval of the Merger Agreement and the consummation of the Merger), whether asserted or claimed prior to, at or after the Effective Time, in connection with such person serving as an officer or director of EchoStar and/or any of its subsidiaries.
EchoStar has also agreed to maintain in effect, for a period of no less than six years following the Effective Time, the coverage provided by the existing policy of EchoStar’s directors’ and officers’ liability insurance covering (through successor coverage) claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with the Merger Agreement and the consummation of the Merger) and covering (through successor coverage) each of the EchoStar’s current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of the Merger Agreement.
Mr. Hamid Akhavan, the current Chief Executive Officer and President of EchoStar, will serve as President and Chief Executive Officer of EchoStar after the Merger. In connection with the Merger, the EchoStar Board and its Executive Compensation Committee approved the terms of a letter agreement with Mr. Akhavan, pursuant to which Mr. Akhavan will receive an annual base salary of $2,500,000 and be eligible for an annual bonus opportunity of up to $2,500,000 (prorated for the portion of the year following the Effective Time if the Effective Time occurs in 2023) (the “New Letter Agreement”). In addition, Mr. Akhavan will be eligible for an annual bonus under the applicable annual bonus program for 2023, provided if the Effective Time occurs in 2023, such annual bonus will be prorated based on the number of days elapsed in 2023 prior to the Effective Time. The letter agreement contemplates that a portion of Mr. Akhavan’s unvested EchoStar equity awards (consisting of EchoStar Options and EchoStar RSU Awards) will vest at the Effective Time, with the remainder of Mr. Akhavan’s EchoStar Options continuing to vest in accordance with their existing terms and the remainder of Mr. Akhavan’s EchoStar RSU Awards being forfeited. Pursuant to the letter agreement, Mr. Akhavan will receive annual awards (the “Annual RSU Awards”) during his employment term of 263,158 EchoStar RSU Awards starting on January 1, 2024 with a one-year vesting period and, on the Closing Date, a one-time award (the “Sign-On Option Award”) of 701,754 EchoStar Options with three year ratable vesting. If Mr. Akhavan’s employment is terminated without cause or due to constructive termination on or after January 2, 2024, then (a) the outstanding Annual RSU Award relating to the year in which such termination occurs shall become fully vested and (b) a portion of any outstanding Sign-On Option Award will become vested based on the date of such termination.

POTENTIAL PAYMENT TO ECHOSTAR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER
The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about the payments and benefits that may be paid or become payable to EchoStar named executive officers that is based on or otherwise relates to the Merger.
The amounts shown below are quantified in accordance with Item 402(t) of Regulation S-K and are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may be taken or that may occur before completion of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts shown below. Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
the relevant price per share is $      , which is the average closing price per share on the NASDAQ over the first five business days following the first public announcement of the Merger on October 3, 2023 (the “Average EchoStar Closing Share Price”); and

•
the Effective Time takes place on    , which is the assumed date of the Closing only for purposes of this compensation-related disclosure.

The amounts below do not include the value of (i) benefits in which the named executive officers are vested without regard to the occurrence of the Merger or (ii) any Annual RSU Award or the Sign-On Option Award, which are being granted following the Closing and pursuant to a bona fide post-closing employment arrangement.
Named Executive Officer	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Hamid Akhavan (Chief Executive Officer of EchoStar)	N/A	$	N/A	N/A	N/A	N/A	$

(1)
The amounts in this column reflect the value of unvested RSU Awards that will vest under Mr. Akhavan’s New Letter Agreement at the Effective Time, consisting of EchoStar RSU Awards with respect to 150,000 shares of EchoStar Common Stock. EchoStar Options held by Mr. Akhavan that will vest at the Effective Time, consisting of EchoStar Options with respect to 349,999 shares of EchoStar Common Stock, have an exercise price greater than the Average EchoStar Closing Share Price, and thus have been excluded. The amounts payable under this column are considered a “single trigger” benefit since they are payable upon completion of the Merger without regard to termination of employment.

COMPARISON OF RIGHTS OF DISH NETWORK STOCKHOLDERS AND ECHOSTAR STOCKHOLDERS
At the Effective Time, stockholders of DISH Network will become stockholders of EchoStar. DISH Network and EchoStar are both organized under the laws of the State of Nevada. The rights of the DISH Network stockholders receiving the Merger Consideration will continue to be governed by the NRS, but will also be governed by the EchoStar Articles of Incorporation and the EchoStar Bylaws. These documents are in some respects different than the terms of the DISH Network Articles of Incorporation and the DISH Network Bylaws, which currently govern the rights of DISH Network stockholders.
The following summary is not a complete statement of the rights of the stockholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the NRS and each of DISH Network’s and EchoStar’s constituent documents, which you are urged to read carefully. DISH Network and EchoStar have filed with the SEC their respective constituent documents and will send copies of these documents to you, without charge, upon your request. For additional information, please see the section entitled “Where You Can Find More Information” beginning on page 157.
DISH Network Corporation	EchoStar Corporation
Organizational Documents
The rights of DISH Network stockholders are currently governed by the DISH Network Articles of Incorporation, the DISH Network Bylaws and the NRS.	The rights of EchoStar stockholders are currently governed by the EchoStar Articles of Incorporation, the EchoStar Bylaws and the NRS.
Authorized Capital Stock
The authorized capital stock of DISH Network is 3,220,000,000 shares of capital stock, consisting of (i) 3,200,000,000 shares of common stock, par value of $0.01 per share and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (the “DISH Network Preferred Stock”).	The authorized capital stock of EchoStar is 4,020,000,000 shares of capital stock, consisting of (i) 4,000,000,000 shares of common stock, par value of $0.001 per share and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “EchoStar Preferred Stock”).
Common Stock
DISH Network’s authorized common stock consists of (i) 1,600,000,000 shares designated as Class A Common Stock, (ii) 800,000,000 shares designated as Class B Common Stock and (iii) 800,000,000 shares designated as Class C Common Stock.	EchoStar’s authorized common stock consists of (i) 1,600,000,000 shares designated as Class A Common Stock, (ii) 800,000,000 shares designated as Class B Common Stock, (iii) 800,000,000 shares designated as Class C Common Stock and (iv) 800,000,000 shares designated as Class D Common Stock.
Each holder of a share in DISH Network Class A Common Stock is entitled to one vote for each such share held of record on the applicable record date with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent.	Each holder of a share in EchoStar Class A Common Stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.
Each holder of a share in DISH Network Class B Common Stock is entitled to ten votes for each such share held of record on the applicable record date with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent.	Each holder of a share in EchoStar Class B Common Stock is entitled to ten votes for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.
Each holder of a share in DISH Network Class C Common Stock is entitled to one vote for each such share held of record on the applicable record date	Each holder of a share in EchoStar Class C Common Stock is entitled to one vote for each such share held of record on the applicable record date

DISH Network Corporation	EchoStar Corporation

with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, except that each holder of a share in DISH Network Class C Common Stock is entitled to ten votes in the event of a “Change in Control of DISH Network” (as defined below).
Each share of DISH Network Class B Common Stock and DISH Network Class C Common Stock is convertible at the option of the holder thereof into one share of DISH Network Class A Common Stock, as adjusted to give effect to any stock split (including a reverse stock split) or stock dividend.
“Change in Control of DISH Network” means (i) any transaction or series of transactions, the result of which is that the Principals (as defined below) and their Related Parties (as defined below), or an entity controlled by the Principals and their Related Parties, cease to be the “beneficial owners” (as defined in Rule 13(d)(3) under the Exchange Act) of at least 30% of the total equity interests of DISH Network and to have the voting power to elect at least a majority of the DISH Network Board; or (ii) the first day on which a majority of the members of the DISH Network Board are not continuing directors.
“Principals” means Charles W. Ergen, James DeFranco, and David K. Moskowitz.
“Related Parties” means, with respect to any Principal: (y) the spouse and each immediate family member of such Principal; and (z) each trust, corporation, partnership or other entity of which such Principal beneficially holds an 80% or more controlling interest.

on each matter voted on at a meeting of stockholders, except that each holder of a share in EchoStar Class C Common Stock is entitled to ten votes in the event of a “Change in Control of EchoStar” (as defined below).
EchoStar Class D Common Stock is non-voting stock.
Each share of EchoStar Class B Common Stock and EchoStar Class C Common Stock is convertible at the option of the holder thereof into one share of EchoStar Class A Common Stock, as adjusted to give effect to any stock split (including a reverse stock split) or stock dividend.
“Change in Control of EchoStar” means (i) any transaction or series of transactions, the result of which is that the Principals (as defined below) and their Related Parties (as defined below), or an entity controlled by the Principals and their Related Parties, cease to be the “beneficial owners” (as defined in Rule 13(d)(3) under the Exchange Act) of at least 30% of the total equity interests of EchoStar and to have the voting power to elect at least a majority of the EchoStar Board; or (ii) the first day on which a majority of the members of the EchoStar Board are not continuing directors.
“Principals” means Charles W. Ergen, James DeFranco, and David K. Moskowitz.
“Related Parties” means, with respect to any Principal: (y) the spouse and each immediate family member of such Principal; and (z) each trust, corporation, partnership or other entity of which such Principal beneficially holds an 80% or more controlling interest.

Preferred Stock
The DISH Network Articles of Incorporation authorize the DISH Network Board, without any further stockholder action or approval, to provide for the issuance of DISH Network Preferred Stock from time to time in one or more classes and/or series, to establish the number of shares of each such class or series, and to fix the powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any of the shares of each such class or series.	The EchoStar Articles of Incorporation authorize the EchoStar Board, without any further stockholder action or approval, to provide for the issuance of EchoStar Preferred Stock from time to time in one or more classes and/or series, to establish the number of shares of each such class or series, and to fix the powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any of the shares of each such class or series.
Number and Qualification of Directors
The NRS provide that a corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for	The NRS provide that a corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for

DISH Network Corporation	EchoStar Corporation
the manner in which the number of directors may be increased or decreased. The NRS further provide that directors need not be stockholders unless the corporation’s articles of incorporation so provide.	the manner in which the number of directors may be increased or decreased. The NRS further provide that directors need not be stockholders unless the corporation’s articles of incorporation so provide.
The DISH Network Bylaws specify that the DISH Network Board shall consist of not less than three (3) and no more than eleven (11) directors, and the number of directors shall be fixed from time to time by resolution of the DISH Network Board or by the DISH Network stockholders.	The EchoStar Bylaws specify that the EchoStar Board shall consist of not less than three (3) and no more than ten (10) directors, and the number of directors shall be fixed from time to time by resolution of the EchoStar Board or EchoStar stockholders.
The DISH Network Board currently consists of nine members.	The EchoStar Board currently consists of eight members.
The DISH Network Bylaws provide that the business and affairs of DISH Network shall be managed by the DISH Network Board.	The EchoStar Bylaws provide that the business and affairs of EchoStar shall be managed by the EchoStar Board.
Structure of Board of Directors; Term of Directors; Election of Directors
The DISH Network Bylaws provide that directors shall be elected at the annual meeting of stockholders or some adjournment thereof. A director holds office until the next succeeding annual meeting of stockholders or until his successor has been elected and qualified or until his earlier resignation or removal.	The EchoStar Bylaws provide that directors shall be elected at the annual meeting of stockholders or some adjournment thereof. A director holds office until the next succeeding annual meeting of stockholders or until his successor has been elected and qualified or until his earlier resignation or removal.
Removal of Directors
The DISH Network Bylaws provide that the stockholders may, at a meeting called for the express purpose of removing directors, by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power, remove the entire DISH Network Board or any lesser number of directors, with or without cause.	The EchoStar Bylaws provide that the stockholders may, at a meeting called for the express purpose of removing directors, by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power, remove the entire EchoStar Board or any lesser number of directors, with or without cause.
Vacancies on the Board of Directors
The DISH Network Bylaws provide that any vacancy in the DISH Network Board may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the DISH Network Board. A director elected or appointed to fill a vacancy is elected or appointed for the unexpired term of his predecessor in office and holds such office until his successor is fully elected and qualified or until his earlier resignation or removal.	The EchoStar Bylaws provide that any vacancy in the EchoStar Board may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the EchoStar Board. A director elected or appointed to fill a vacancy is elected or appointed for the unexpired term of his predecessor in office and holds such office until his successor is fully elected and qualified or until his earlier resignation or removal.
Stockholder Action by Written Consent
Under the NRS, unless otherwise provided in the articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority	Under the NRS, unless otherwise provided in the articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority

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of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Where action is authorized by written consent, a meeting of stockholders does not need to be called nor notice given.	of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Where action is authorized by written consent, a meeting of stockholders does not need to be called nor notice given.
Neither the DISH Network Articles of Incorporation nor the DISH Network Bylaws make any modifications to the NRS provisions.	Neither the EchoStar Articles of Incorporation nor the EchoStar Bylaws make any modifications to the NRS provisions.
Quorum
The NRS provide that a quorum for a stockholder meeting consists of a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters.	The NRS provide that a quorum for a stockholder meeting consists of a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters.
Neither the DISH Network Articles of Incorporation nor the DISH Network Bylaws make any modifications to the NRS provisions. The DISH Network Bylaws provide that two or more classes or series of stock will be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting, and that, in the absence of a quorum of the holders of a majority of the voting power of any class of stock entitled to vote on a matter, the holders of a majority of the voting power of such class may adjourn the meeting of such class.	Neither the EchoStar Articles of Incorporation nor the EchoStar Bylaws make any modifications to the NRS provisions. The EchoStar Bylaws provide that two or more classes or series of stock will be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting, and that, in the absence of a quorum of the holders of a majority of the voting power of any class of stock entitled to vote on a matter, the holders of a majority of the voting power of such class may adjourn the meeting of such class.
Special Meeting of Stockholders
The NRS provide that, unless otherwise provided in the articles of incorporation or bylaws, special meetings of the stockholders may be called by the entire board of directors, any two directors or the president.	The NRS provide that, unless otherwise provided in the articles of incorporation or bylaws, special meetings of the stockholders may be called by the entire board of directors, any two directors or the president.
The DISH Network Bylaws modify the NRS provisions by providing that special meetings of the stockholders may be called by the Chairman of the DISH Network Board, the Chief Executive Officer of DISH Network, the DISH Network Board or holders of not less than one-third of the voting power of DISH Network.	The EchoStar Bylaws modify the NRS provisions by providing that special meetings of the stockholders may be called by the Chairman of the EchoStar Board, the Chief Executive Officer of EchoStar, the EchoStar Board or holders of not less than one-third of the voting power of EchoStar.
Notice of Stockholder Meetings
The DISH Network Bylaws provide that written notice stating the place, day and hour of any annual or special meeting of stockholders, and the purpose or purposes for which the meeting is called, shall be given not less than 10 days nor more than 60 days before the date of the meeting, either personally by mail, or by a form of electronic transmission permitted for such purpose by applicable law and each national securities exchange upon which DISH Network’s voting stock is then listed.	The EchoStar Bylaws provide that written notice stating the place, day and hour of any annual or special meeting of stockholders, and the purpose or purposes for which the meeting is called, shall be given not less than 10 days nor more than 60 days before the date of the meeting, either personally by mail, or by a form of electronic transmission permitted for such purpose by applicable law and each national securities exchange upon which EchoStar’s voting stock is then listed.

DISH Network Corporation	EchoStar Corporation
The NRS provide that any notice may be delivered by electronic transmission if (i) consented to by the recipient or authorized by the articles of incorporation or bylaws, and (ii) the electronic transmission contains or is accompanied by information from which the recipient can determine the date of the transmission.	The NRS provide that any notice may be delivered by electronic transmission if (i) consented to by the recipient or authorized by the articles of incorporation or bylaws, and (ii) the electronic transmission contains or is accompanied by information from which the recipient can determine the date of the transmission.
Advance Notice Requirements for Stockholder Proposals
The DISH Network Bylaws provide that, at any annual meeting of stockholders, proposals by stockholders and persons nominated for election as directors by stockholders shall be considered only if advance notice thereof has been timely given and such proposals or nominations are otherwise proper for consideration under applicable law and the DISH Network Articles of Incorporation and the DISH Network Bylaws.	The EchoStar Bylaws provide that, at any annual meeting of stockholders, proposals by stockholders and persons nominated for election as directors by stockholders shall be considered only if advance notice thereof has been timely given and such proposals or nominations are otherwise proper for consideration under applicable law and the EchoStar Articles of Incorporation and the EchoStar Bylaws.
To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary of DISH Network at DISH Network’s principal office not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting of stockholders is not within 30 days before or after such anniversary date then notice by the stockholder must be received not later than the 10th day following the day on which such notice of the date of the annual meeting was mailed or first publicly announced or disclosed (in a public filing or otherwise), whichever occurs first.	To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary of EchoStar at EchoStar’s principal office not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting of stockholders is not within 30 days before or after such anniversary date then notice by the stockholder must be received not later than the 10th day following the day on which such notice of the date of the annual meeting was mailed or first publicly announced or disclosed (in a public filing or otherwise), whichever occurs first.
This stockholder’s notice must contain certain information specified in the DISH Network Bylaws concerning the proposal or nomination, including information about the person to be nominated or the matters to be brought before the meeting, and specific information concerning the shareholder submitting the proposal.	This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the shareholder submitting the proposal.
Amendment of Articles of Incorporation
The NRS provide that an amendment to a corporation’s articles of incorporation requires that (i) the board of directors adopt a resolution setting forth the amendment proposed and submit the proposed amendment to the stockholders for approval and (ii) stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series as required in the NRS, approve the amendment. If any proposed amendment would adversely alter or change any preference or any relative or other right	The NRS provide that an amendment to a corporation’s articles of incorporation requires that (i) the board of directors adopt a resolution setting forth the amendment proposed and submit the proposed amendment to the stockholders for approval and (ii) stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series as required in the NRS, approve the amendment. If any proposed amendment would adversely alter or change any preference or any relative or other right

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given to any class or series of outstanding shares, then the amendment must also be approved by the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof, except where the articles of incorporation specifically deny the right to vote on such an amendment.	given to any class or series of outstanding shares, then the amendment must also be approved by the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof, except where the articles of incorporation specifically deny the right to vote on such an amendment.
The DISH Network Articles of Incorporation do not make any modifications to the NRS provisions.	The EchoStar Articles of Incorporation do not make any modifications to the NRS provisions.
Amendment of Bylaws
The DISH Network Bylaws provide that the DISH Network Bylaws may be amended or repealed, and new bylaws may be adopted, at the annual meeting of the DISH Network Board or at any regular or special meeting of the DISH Network Board.	The EchoStar Bylaws provide that the EchoStar Bylaws may be amended or repealed, and new bylaws may be adopted, at the annual meeting of the EchoStar Board or at any regular or special meeting of the EchoStar Board.
Limitation on Liability of Directors and Officers
The NRS provide that, unless certain provisions of the NRS or articles of incorporation otherwise provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director unless: (a) the presumption that directors and officers, in deciding upon matters of business, act in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (b) it is proven that (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (2) such breach involved intentional misconduct, fraud or a knowing violation of law.	The NRS provide that, unless certain provisions of the NRS or articles of incorporation otherwise provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director unless: (a) the presumption that directors and officers, in deciding upon matters of business, act in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (b) it is proven that (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (2) such breach involved intentional misconduct, fraud or a knowing violation of law.
The DISH Network Articles of Incorporation provide that, to the fullest extent permitted by the NRS, a director of DISH Network shall not be liable to DISH Network or its shareholders for monetary damages for breach of fiduciary duty as a director.	The EchoStar Articles of Incorporation provide that, to the fullest extent permitted by the NRS, a director of EchoStar shall not be liable to EchoStar or its shareholders for monetary damages for breach of fiduciary duty as a director.
Indemnification
Under the NRS, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation (a “derivative action”), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise,	Under the NRS, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation (a “derivative action”), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise,

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against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable as described in “— Limitation on Director Liability” above and (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. A similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person is seeking advance payment of indemnifiable expenses prior to final disposition of the proceeding in question.	against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable as described above in “— Limitation on Director Liability” and (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. A similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person is seeking advance payment of indemnifiable expenses prior to final disposition of the proceeding in question.
The NRS further provide that, unless determined otherwise by a court of competent jurisdiction, indemnification may not be made for any claim, issue or matter as to which such a person has been found liable to the corporation or for amounts paid in settlement to the corporation.	The NRS further provide that unless determined otherwise by a court of competent jurisdiction, indemnification may not be made for any claim, issue or matter as to which such a person has been found liable to the corporation or for amounts paid in settlement to the corporation.
The NRS further provide that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, by reason of the fact that the person is or was a director, officer, employee or agent, or was serving at the request of the corporation, or in defense of any claim, issue or matter therein, a corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.	The NRS further provide that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, by reason of the fact that the person is or was a director, officer, employee or agent, or was serving at the request of the corporation, or in defense of any claim, issue or matter therein, a corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.
The NRS further provide that any discretionary indemnification may be made by the corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Determinations as to the payment of indemnification are to be made by the Board of Directors by a majority vote of a quorum of directors who are not parties to the action, suit or proceeding, or by written opinion of special legal counsel if authorized by a majority of such quorum or if such quorum cannot be obtained, or by the stockholders.	The NRS further provide that any discretionary indemnification may be made by the corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Determinations as to the payment of indemnification are to be made by the Board of Directors by a majority vote of a quorum of directors who are not parties to the action, suit or proceeding, or by written opinion of special legal counsel if authorized by a majority of such quorum or if such quorum cannot be obtained, or by the stockholders.
Neither the DISH Network Articles of Incorporation nor the DISH Network Bylaws make	Neither the EchoStar Articles of Incorporation nor the EchoStar Bylaws make any modifications to the

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any modifications to the NRS provisions.	NRS provisions.
Preemptive Rights
DISH Network’s stockholders do not have preemptive rights. Thus, if additional shares of DISH Network Common Stock are issued, the current holders of DISH Network Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	EchoStar’s stockholders do not have preemptive rights. Thus, if additional shares of EchoStar Common Stock are issued, the current holders of EchoStar Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.
Distributions to Stockholders
The NRS provide that, except as otherwise provided in the articles of incorporation, a board of directors may authorize the corporation to make distributions to its stockholders, including distributions on shares that are partially paid, except that no distribution may be made if, after giving it effect: (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.	The NRS provide that, except as otherwise provided in the articles of incorporation, a board of directors may authorize the corporation to make distributions to its stockholders, including distributions on shares that are partially paid, except that no distribution may be made if, after giving it effect: (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.
Neither the DISH Network Articles of Incorporation nor the DISH Network Bylaws make any modifications to the NRS provisions.	Neither the EchoStar Articles of Incorporation nor the EchoStar Bylaws make any modifications to the NRS provisions.
Antitakeover Statutes
Combinations with Interested Stockholders: NRS 78.411 through 78.444, inclusive (the Nevada Combinations Statute), generally prohibit “combinations” including mergers, consolidations, sales and leases of assets, issuances of securities and similar transactions by a corporation with any person who beneficially owns (or any affiliate of the corporation who within the previous two years owned), directly or indirectly, 10% or more of the voting power of the outstanding voting shares of the corporation (an “interested stockholder”), within two years after such person first became an interested stockholder unless (i) the board of directors of the corporation approved the combination or transaction by which the person first became an interested stockholder before the person first became an interested stockholder or (ii) the board of directors of the corporation has approved the combination in question and, at or after that time, such combination is approved at an annual or special meeting of the stockholders of the	Combinations with Interested Stockholders: NRS 78.411 through 78.444, inclusive (the Nevada Combinations Statute), prohibit “combinations” including mergers, consolidations, sales and leases of assets, issuances of securities and similar transactions by a corporation with any person who beneficially owns (or any affiliate of the corporation who within the previous two years owned), directly or indirectly, 10% or more of the voting power of the outstanding voting shares of the corporation (an “interested stockholder”), within two years after such person first became an interested stockholder unless (i) the board of directors of the corporation approved the combination or transaction by which the person first became an interested stockholder before the person first became an interested stockholder or (ii) the board of directors of the corporation has approved the combination in question and, at or after that time, such combination is approved at an annual or special meeting of the stockholders of the target

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target corporation, and not by written consent, by the affirmative vote of holders of stock representing at least 60% of the outstanding voting power of the target corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.	corporation, and not by written consent, by the affirmative vote of holders of stock representing at least 60% of the outstanding voting power of the target corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder.
NRS 78.439 prohibits any combination with an interested stockholder after the expiration of two years after the person first became an interested stockholder unless (i) the board of directors of the corporation approved the combination or transaction by which the person first became an interested stockholder before the person first became an interested stockholder or (ii) such combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder.	NRS 78.439 prohibits any combination with an interested stockholder after the expiration of two years after the person first became an interested stockholder unless (i) the board of directors of the corporation approved the combination or transaction by which the person first became an interested stockholder before the person first became an interested stockholder or (ii) such combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder.
DISH Network has not opted out of the protections of NRS 78.438 and 78.439. As a result, the provisions apply to DISH Network.	EchoStar has not opted out of the protections of NRS 78.438 and 78.439. As a result, the provisions apply to EchoStar.
Acquisitions of a Controlling Interest: NRS 78.378 through 78.3793, inclusive (the Nevada Control Share Statute), pertaining to the acquisition of controlling interests, apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. Under those provisions, any person who acquires a controlling interest in a corporation may not exercise voting rights of any “control shares” unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. The statute applies to acquisition of a “controlling interest” in ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one third, (ii) one-third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. “Control shares” also include shares acquired by persons acting in association with an	Acquisitions of a Controlling Interest: NRS 78.378 through 78.3793, inclusive (the Nevada Control Share Statute), pertaining to the acquisition of controlling interests, apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. Under those provisions, any person who acquires a controlling interest in a corporation may not exercise voting rights of any “control shares” unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. The statute applies to acquisition of a “controlling interest” in ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one third, (ii) one-third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. “Control shares” also include shares acquired by persons acting in association with an

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acquiring person and those acquired within 90 days immediately preceding the date of the acquisition triggering the statute. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares pursuant to the Nevada dissenter’s rights statute.	acquiring person and those acquired within 90 days immediately preceding the date of the acquisition triggering the statute. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares pursuant to the Nevada dissenter’s rights statute.
The Nevada Control Share Statute does not apply to any acquisition of a controlling interest in an issuing corporation if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. Therefore, the board of directors of a Nevada corporation usually may unilaterally avoid the imposition of burdens imposed by the control share statute by amending the bylaws of the corporation in connection with a transaction. A Nevada corporation may impose stricter requirements if it so desires.	The Nevada Control Share Statute does not apply to any acquisition of a controlling interest in an issuing corporation if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. Therefore, the board of directors of a Nevada corporation usually may unilaterally avoid the imposition of burdens imposed by the control share statute by amending the bylaws of the corporation in connection with a transaction. A Nevada corporation may impose stricter requirements if it so desires.
DISH Network has not opted out of the provisions of the Nevada Control Share Statute in its articles of incorporation or bylaws as currently in effect.	EchoStar has not opted out of the provisions of the Nevada Control Share Statute in its articles of incorporation or bylaws as currently in effect.
Dissenter’s Rights
Under the NRS, a stockholder may dissent from, and receive payment of the fair value of the stockholder’s shares, as appraised by the district court of the county where the corporation’s principal office is located in Nevada, in the event of certain mergers and consolidations. However, unless the articles of incorporation or the action of the board of directors approving the transaction expressly provide otherwise, stockholders do not have appraisal rights if the class or series of stock they hold is a “covered security” for purposes of the Securities act (generally meaning listed on a national securities exchange, including NASDAQ) or is otherwise traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10% of such shares. In such circumstances, stockholders may still have	Under the NRS, a stockholder may dissent from, and receive payment of the fair value of the stockholder’s shares, as appraised by the district court of the county where the corporation’s principal office is located in Nevada, in the event of certain mergers and consolidations. However, unless the articles of incorporation or the action of the board of directors approving the transaction expressly provide otherwise, stockholders do not have appraisal rights if the class or series of stock they hold is a “covered security” for purposes of the Securities act (generally meaning listed on a national securities exchange, including NASDAQ) or is otherwise traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10% of such shares. In such circumstances, stockholders may still have

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dissenters’ rights if they are required to accept for such shares anything other than cash or similarly marketable securities.	dissenters’ rights if they are required to accept for such shares anything other than cash or similarly marketable securities.
Appraisal rights are also available under the NRS in certain other circumstances, including in certain parent-subsidiary corporation mergers, conversions and exchanges, and in certain circumstances where the articles of incorporation so provide.	Appraisal rights are also available under the NRS in certain other circumstances, including in certain parent-subsidiary corporation mergers, conversions and exchanges, and in certain circumstances where the articles of incorporation so provide.
The DISH Network Articles of Incorporation do not provide for appraisal rights in any additional circumstances.	The EchoStar Articles of Incorporation do not provide for appraisal rights in any additional circumstances.
Exclusive Forum
The DISH Network Articles of Incorporation provide that unless DISH Network otherwise consents in writing, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and in the event that that no state district court in the State of Nevada has jurisdiction, any federal court in the State of Nevada) will be the sole and exclusive forum for any action or proceeding brought in the name or right of DISH Network or on its behalf, any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of DISH Network to DISH Network or its stockholders, any action arising under or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, the DISH Network Articles of Incorporation or the DISH Network Bylaws, any action to interpret, apply, enforce or determine the validity of the DISH Network Articles of Incorporation or DISH Network Bylaws, or any action asserting a claim governed by the internal affairs doctrine.	The EchoStar Articles of Incorporation provide that unless EchoStar otherwise consents in writing, the Eighth Judicial District Court of Clark County, Nevada (or if the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction, any other state district court located in the State of Nevada, and in the event that that no state district court in the State of Nevada has jurisdiction, any federal court in the State of Nevada) will be the sole and exclusive forum for any action or proceeding brought in the name or right of EchoStar or on its behalf, any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of EchoStar to EchoStar or its stockholders, any action asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A, the EchoStar Articles of Incorporation or the EchoStar Bylaws, any action to interpret, apply, enforce or determine the validity of the EchoStar Articles of Incorporation or EchoStar Bylaws or any action asserting a claim governed by the internal affairs doctrine.

NO DISSENTERS’ RIGHTS
Under NRS 92A.300 to 92A.500, inclusive, under certain circumstances, stockholders of a Nevada corporation may be entitled to dissent from a transaction, and demand payment of the fair value of such stockholder’s shares, in the event of certain corporate actions, including a merger for which the approval of stockholders is required. However, there is generally no such right of dissent for stockholders of a class or series of stock that is a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act or otherwise traded in an organized market meeting certain criteria, unless such stockholder is required to accept in exchange for such shares anything other than cash or similarly marketable securities. Both DISH Network Class A Common Stock and EchoStar Class A Common Stock are listed on the NASDAQ, a national securities exchange, meaning both the DISH Network Class A Common Stock and the EchoStar Class A Common Stock into which the DISH Network Class A Common Stock is to be converted in connection with the Merger are “covered securities” within the meaning of Section 18(b)(1)(A) of the Securities Act. Therefore, the DISH Network Class A Stockholders will not have the right under the NRS to dissent from, or demand payment for their shares in connection with, the Merger. Further, there is no such right of dissent for stockholders that vote in favor of transactions. As the Ergen DISH Written Consent was delivered by the Ergen DISH Stockholders in respect of all outstanding shares of DISH Network Class B Common Stock, the Ergen DISH Stockholders do not have the right under the NRS to dissent from, or demand payment of the fair value of such shares in connection with, the Merger.
In accordance with applicable Nevada law, the NASDAQ rules and the Merger Agreement, approval of the Merger and adoption and approval of the Merger Agreement by EchoStar does not require the affirmative vote or consent of EchoStar stockholders because EchoStar is not merging with DISH Network or any other entity. No dissenters’ or appraisal rights are available to holders of EchoStar Common Stock with respect to the EchoStar Share Issuance in connection with the Merger.
EXPERTS
The consolidated financial statements of DISH Network and its subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of EchoStar and its subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
VALIDITY OF THE SHARES
The validity of shares of EchoStar Class A Common Stock to be issued in the Merger will be passed upon for EchoStar by Dean Manson, Chief Legal Officer and Secretary of EchoStar. As of October 2, 2023, Mr. Manson held 7,146 shares of EchoStar Class A Common Stock, or less than one percent.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements with respect to two or more stockholders sharing the same address by delivering a single information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate information statement, please notify your broker if your shares are held in a brokerage account or EchoStar if your shares are registered in your name. You can notify EchoStar by sending a written request to EchoStar Corporation, 100 Inverness Terrace East, Englewood, CO 80112, Attn: Corporate

Secretary. Upon written request, EchoStar will promptly deliver a separate copy of this prospectus to a beneficial owner at a shared address to which a single copy of the information statement was delivered.
WHERE YOU CAN FIND MORE INFORMATION
The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including DISH Network and EchoStar, who file electronically with the SEC. The address of that site is www.sec.gov.
You may also consult DISH Network’s and EchoStar’s websites for more information concerning the Merger described in this prospectus. EchoStar’s website is https://www.echostar.com, and DISH Network’s website is https://www.dish.com. The information contained on the websites of DISH Network, EchoStar and the SEC (except for the filings described below) is expressly not incorporated by reference into this prospectus.
EchoStar has filed with the SEC a registration statement of which this prospectus forms a part. The registration statement registers the shares of EchoStar Class A Common Stock to be issued to DISH Network Class A Stockholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about EchoStar Class A Common Stock. The rules and regulations of the SEC allow DISH Network and EchoStar to omit certain information included in the registration statement from this prospectus.
In addition, the SEC allows DISH Network and EchoStar to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded or updated by information included directly in this prospectus.
This prospectus incorporates by reference the documents listed below that DISH Network has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about DISH Network, its financial condition and other matters.
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 23, 2023.

•
Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2023.

•
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 filed with the SEC on May 8, 2023.

•
Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 filed with the SEC on August 8, 2023.

•
Current Reports on Form 8-K filed with the SEC on February 28, 2023, May 1, 2023, June 23, 2023, August 8, 2023, October 2, 2023 and October 3, 2023 (other than the portions of those documents deemed to be furnished and not filed).

•
The description of DISH Network Class A Common Stock contained in DISH Network’s Registration Statement on Form 8-A, filed with the SEC on May 30, 1995, including any amendment or report filed for the purpose of updating such description.

In addition, DISH Network incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this prospectus and prior to the Effective Time of the Merger. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You may obtain any of the documents listed above from the SEC, through the SEC’s website or from DISH Network by requesting them in writing or by telephone at the following address:
DISH Network Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
Attention: Investor Relations
Telephone: (303) 723-1000
These documents are available from DISH Network without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part.
In addition, this prospectus incorporates by reference the documents listed below that EchoStar has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about EchoStar, its financial condition and other matters.
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 23, 2023.

•
Definitive Proxy Statement on Schedule 14A filed with the SEC on March 14, 2023.

•
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 filed with the SEC on May 9, 2023.

•
Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 filed with the SEC on August 8, 2023.

•
Current Reports on Form 8-K filed with the SEC on January 11, 2023, March 23, 2023, April 28, 2023, August 8, 2023 and October 3, 2023 (other than the portions of those documents deemed to be furnished and not filed).

•
The description of EchoStar Class A Common Stock contained in EchoStar’s General Form For Registration Of Securities Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act Of 1934 on Form 10, filed with the SEC on November 6, 2007, including any amendment or report filed for the purpose of updating such description.

In addition, EchoStar incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this prospectus and prior to the Effective Time of the Merger. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You may obtain any of the documents listed above from the SEC, through the SEC’s website or from EchoStar by requesting them in writing or by telephone at the following address:
EchoStar Corporation
100 Inverness Terrace East
Englewood, Colorado 80112
Attention: Investor Relations
Telephone: (303) 706-4000
These documents are available from EchoStar without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part.
You should rely only on the information contained or incorporated by reference in this prospectus. Neither DISH Network nor EchoStar has authorized anyone to give any information or make any representation about the Merger, DISH Network or EchoStar that is different from, or in addition to, that contained in this prospectus or in any of the materials that DISH Network and EchoStar have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Neither the mailing of this prospectus to EchoStar stockholders, nor the EchoStar Share Issuance, will create any implication to the contrary.

Annex A
AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
by and among
ECHOSTAR CORPORATION,
EAV CORP.
and
DISH NETWORK CORPORATION

Dated as of October 2, 2023

A-i

A-ii

Exhibits
Exhibit A	Certain Definitions
Exhibit B	Form of Ergen EchoStar Written Consent
Exhibit C	Form of Ergen DISH Written Consent
Exhibit D	Ergen Support Agreement
Exhibit E	Form of Articles of Incorporation of the Surviving Corporation

A-iii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is being made and entered into as of October 2, 2023, by and among Dish Network Corporation, a Nevada corporation (“DISH”), EchoStar Corporation, a Nevada corporation (“EchoStar”), and EAV Corp., a Nevada corporation and a wholly owned direct subsidiary of EchoStar (“Merger Sub”). Certain capitalized terms used in this Agreement shall be as defined in Exhibit A hereto.
RECITALS
WHEREAS, DISH, Eagle Sub Corp., a Nevada corporation and a wholly owned subsidiary of DISH (“Eagle Sub”), and EchoStar entered into an Agreement and Plan of Merger, dated as of August 8, 2023 (the “Prior Agreement”), and DISH and EchoStar now desire (and Eagle Sub acknowledges and agrees), in accordance with Section 7.2 of the Prior Agreement, to amend and restate the Prior Agreement in its entirety to reflect the terms and conditions set forth in this Agreement.
WHEREAS, DISH, EchoStar and Merger Sub (collectively, the “parties” and each, a “party”) intend that EchoStar will acquire DISH by means of a merger of Merger Sub with and into DISH (the “Merger”) in accordance with this Agreement and the Nevada Revised Statutes (the “NRS”), upon consummation of which, Merger Sub will cease to exist and DISH will continue as the Surviving Corporation and a wholly owned Subsidiary of EchoStar.
WHEREAS, the EchoStar Board has duly established a special committee thereof consisting only of independent and disinterested directors (the “EchoStar Special Committee”) to, among other things, review, consider and evaluate a potential corporate transaction between EchoStar and DISH and, if the EchoStar Special Committee determines that it is advisable, conduct the negotiations concerning this Agreement and the transactions contemplated hereby.
WHEREAS, the EchoStar Special Committee has unanimously: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the issuance of shares of EchoStar Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “EchoStar Share Issuance”), are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders); and (b) recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, and recommending that EchoStar’s stockholders approve the EchoStar Share Issuance.
WHEREAS, the EchoStar Board, acting upon the unanimous recommendation of the EchoStar Special Committee, has unanimously: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders); (b) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, on the terms and subject to the conditions set forth in this Agreement; (c) directed that the EchoStar Share Issuance be submitted to a vote of EchoStar’s stockholders; and (d) recommended that EchoStar’s stockholders approve the EchoStar Share Issuance for purposes of the rules and regulations of Nasdaq.
WHEREAS, immediately following the entry into this Agreement, Charles W. Ergen, Cantey M. Ergen, Ergen Two-Year March 2022 SATS GRAT, Ergen Two-Year June 2022 SATS GRAT, Ergen Two-Year December 2022 SATS GRAT, Ergen Two-Year June 2023 SATS GRAT and Telluray Holdings, LLC (the “Ergen EchoStar Stockholders”) will deliver a written consent in accordance with Section 3.10 of the EchoStar Bylaws and the NRS in the form attached as Exhibit B hereto (the “Ergen EchoStar Written Consent”) approving the EchoStar Share Issuance.
WHEREAS, the DISH Board has duly established a special transaction committee thereof consisting only of independent and disinterested directors (the “DISH Special Committee”) to, among other things, evaluate the advisability of a potential transaction between EchoStar and DISH and, if appropriate, review, evaluate and negotiate this Agreement and the transactions contemplated by this Agreement.

WHEREAS, the DISH Special Committee has unanimously: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of DISH and its stockholders (other than the Ergen DISH Stockholders); and (b) recommended that the DISH Board adopt resolutions approving, adopting and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and recommending that DISH’s stockholders approve and adopt this Agreement.
WHEREAS, the DISH Board, acting upon the unanimous recommendation of the DISH Special Committee, has unanimously: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of DISH and its stockholders; (b) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and (c) directed that this Agreement be submitted to a vote of DISH’s stockholders and recommended, in accordance with NRS 92A.120, that the stockholders of DISH approve and adopt this Agreement.
WHEREAS, immediately following the entry into this Agreement, Charles W. Ergen, Cantey M. Ergen, Ergen Two-Year December 2021 DISH GRAT, Ergen Two-Year December 2022 DISH GRAT, Ergen Two-Year May 2023 DISH GRAT, Ergen Two-Year June 2023 DISH GRAT and Telluray Holdings, LLC (the “Ergen DISH Stockholders”) will deliver a written consent in accordance with Section 3.10 of the DISH Bylaws and the NRS in the form attached as Exhibit C hereto (the “Ergen DISH Written Consent”) approving and adopting this Agreement.
WHEREAS, the board of directors of Merger Sub has: (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder; (b) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein; and (c) directed that this Agreement be submitted to its sole stockholder for adoption, approval and ratification and recommended, in accordance with NRS 92A.120, that its sole stockholder adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.
WHEREAS, immediately following the entry into this Agreement, the sole stockholder of Merger Sub will deliver a written consent in accordance with Merger Sub’s Organizational Documents and the NRS adopting, approving and ratifying this Agreement and the transactions contemplated by this Agreement, including the Merger.
WHEREAS, concurrently with the entry into this Agreement, as a condition and material inducement to EchoStar’s, DISH’s and Merger Sub’s willingness to enter into this Agreement, the Ergen EchoStar Stockholders, the Ergen DISH Stockholders, DISH and EchoStar are entering into an agreement (the “Ergen Support Agreement”), in the form attached as Exhibit D hereto, pursuant to which, and on the terms and subject to the conditions of which, the Ergen EchoStar Stockholders and the Ergen DISH Stockholders have agreed, among other things, (a) not to transfer shares of EchoStar Common Stock or DISH Common Stock prior to the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof (subject to exceptions set forth therein) and (b) to comply with certain obligations of the parties contained in this Agreement.
WHEREAS, it is intended that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
ARTICLE I
THE MERGER
Section 1.1   The Merger.   At the Effective Time, (a) Merger Sub shall be merged with and into DISH in accordance with the NRS and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease, (b) DISH shall be the surviving corporation (the

“Surviving Corporation”) and from and after the Effective Time shall be a wholly owned Subsidiary of EchoStar and the separate corporate existence of DISH with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the NRS and (c) the Merger shall have such other effects as provided in the NRS, in the case of each of clause (b) and (c), except as expressly set forth in this Agreement (to the extent permitted by applicable Legal Requirements).
Section 1.2   Closing; Effective Time.   The consummation of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) or, if agreed in writing by DISH and EchoStar, at the offices of DISH, 9601 South Meridian Boulevard, Englewood, Colorado 80112 or such other place agreed to in writing by DISH and EchoStar, at 9:00 a.m. (Mountain Time) on the second Business Day after the satisfaction or waiver of all conditions to the Merger set forth in Sections 5.1, 5.2 and 5.3, other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing, unless another time or date is agreed to in writing by DISH and EchoStar. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the parties shall cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the Nevada Secretary of State as provided in NRS 92A.200 and NRS 92A.230 and make all other filings or recordings required by the NRS in connection with effecting the Merger. The Merger shall become effective on the date and time when the Articles of Merger have been duly filed with and accepted by the Nevada Secretary of State or at such later time as may be mutually agreed to by DISH and EchoStar and specified in the Articles of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”).
Section 1.3   Articles of Incorporation and Bylaws.
(a)   As of the Effective Time, by virtue of the Merger and without any further action on the part of EchoStar, Merger Sub or any other Person, the DISH Articles shall be amended to read in its entirety as set forth in Exhibit E attached hereto, and as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Legal Requirements, subject to Section 4.13(a).
(b)   Subject to Section 4.13(a), the parties shall take all requisite actions so that, from and after the Effective Time, the DISH Bylaws shall be amended to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.
Section 1.4   Directors and Officers of the Surviving Corporation; EchoStar Directors; Post-Closing EchoStar Chief Executive Officer.
(a)   From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation (or, in the case of each of clauses (i) and (ii), such other individuals designated by DISH).
(b)   Prior to the Effective Time, EchoStar shall take all necessary corporate action so that upon the Effective Time, the EchoStar Board shall consist of eleven (11) directors, comprised of (i) seven (7) individuals who were members of the DISH Board as of immediately prior to the Effective Time, (ii) three (3) individuals who were independent directors on the EchoStar Board as of immediately prior to the Effective Time and (iii) the Post-Closing EchoStar Chief Executive Officer. DISH and EchoStar shall consult with each other in connection with selecting directors of the existing EchoStar Board who will continue on the EchoStar Board pursuant to this Section 1.4(b).
(c)   Prior to the Effective Time, EchoStar shall take all necessary corporate action so that upon the Effective Time, Hamid Akhavan shall continue to be the President and Chief Executive Officer of EchoStar, so long as he is willing and able to serve (the “Post-Closing EchoStar Chief Executive Officer”).
Section 1.5    Conversion of Securities.   Subject to the terms and conditions of this Agreement, at the Effective Time, automatically, by virtue of the Merger and without any further action on the part of DISH, Merger Sub, EchoStar or any stockholder of DISH:

(a)   all shares of DISH Common Stock that are held in DISH’s treasury or held directly by EchoStar or Merger Sub immediately prior to the Effective Time shall be cancelled and cease to exist and no consideration shall be paid or payable in respect thereof;
(b)   except as provided in Section 1.5(a), and subject to Section 1.11, each share of DISH Class A Common Stock and DISH Class C Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio (with all shares of DISH Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Class A Common Stock at the effective conversion rate set forth in the DISH Articles);
(c)   except as provided in Section 1.5(a), and subject to Section 1.11, each share of DISH Class B Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock equal to the Exchange Ratio (the per share consideration payable in accordance with Section 1.5(b) and (c), the “Merger Consideration”); and
(d)   each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
Section 1.6   Certain Adjustments.   If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of DISH Common Stock or EchoStar Common Stock are changed or converted into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction (which, for the avoidance of doubt, shall not include any conversion of shares of EchoStar Class B Common Stock into EchoStar Class A Common Stock at the option of the holder thereof pursuant to EchoStar Articles or any conversion of shares of DISH Class B Common Stock into DISH Class A Common Stock at the option of the holder thereof pursuant to the DISH Articles), or a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 1.6 shall be construed to permit the parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
Section 1.7   Treatment of Equity Awards.
(a)   Effective as of the Effective Time, each DISH Option that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time shall cease to represent a right to acquire shares of DISH Common Stock and shall be converted automatically into an EchoStar Option on substantially the same terms and conditions (including applicable vesting (including, if applicable, any performance-based vesting, subject to any adjustments to the extent necessary to reflect the consummation of the Merger and the other transactions contemplated by this Agreement, subject to the terms set forth on Section 1.7(a) of the DISH Disclosure Letter, and vesting acceleration), exercise and expiration provisions) as applied to the corresponding DISH Option immediately prior to the Effective Time, except that: (i) the number of shares of EchoStar Class A Common Stock subject to each EchoStar Option shall be determined by multiplying: (A) the number of shares of DISH Common Stock subject to the corresponding DISH Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such product down to the nearest whole number of shares; and (ii) the per share exercise price for the shares of EchoStar Class A Common Stock issuable upon exercise of each EchoStar Option shall be determined by dividing: (A) the per share exercise price for the shares of DISH Common Stock otherwise purchasable pursuant to the corresponding DISH Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent; provided that the exercise price and the number of shares of EchoStar Class A Common Stock purchasable pursuant to the EchoStar Options into which DISH Options are converted shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further that, in the case of any DISH Option to which Section 422 of the Code applies, the exercise price and the number of shares of EchoStar Class A Common Stock purchasable pursuant to the EchoStar Option into which such DISH Option is converted shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.
(b)   Effective as of the Effective Time, each DISH RSU Award that is outstanding as of immediately prior to the Effective Time shall be converted automatically into an EchoStar RSU Award on substantially the same terms and conditions (including applicable vesting provisions (including, if applicable, vesting acceleration)) that applied to the corresponding DISH RSU Award as of immediately prior to the Effective Time, except that the number of shares of EchoStar Class A Common Stock subject to each such EchoStar RSU Award shall be determined by multiplying: (A) the number of shares of DISH Common Stock subject to the corresponding DISH RSU Award immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such product to the nearest whole number of shares.
(c)   As soon as practicable following the Effective Time, but in no event later than five (5) Business Days following the Effective Time, EchoStar shall file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form relating to shares of EchoStar Common Stock issuable with respect to all EchoStar Options and EchoStar RSU Awards delivered pursuant to this Section 1.7, and shall cause such registration statement to remain in effect for so long as such EchoStar Options and EchoStar RSU Awards remain outstanding.
(d)   DISH shall take the necessary actions with respect to DISH’s Amended and Restated Employee Stock Purchase Plan, as amended (the “DISH ESPP”) to provide that (i) no new purchase period will be commenced following the date hereof under the DISH ESPP, (ii) there will be no increase in the amount of participants’ payroll deduction elections under the DISH ESPP during the current purchase period from those in effect as of the date hereof, (iii) no individuals shall commence participation in the DISH ESPP during the period from the date hereof through the Effective Time, (iv) each purchase right issued pursuant to the DISH ESPP shall be fully exercised not later than five business days prior to the Effective Time, in which case any shares of DISH Common Stock so purchased shall be treated the same as shares of DISH Common Stock in accordance with Section 1.5(b), and (v) immediately prior to, and subject to the occurrence of, the Effective Time, the DISH ESPP shall terminate and no further rights shall be granted or exercised under the DISH ESPP thereafter.
(e)    Prior to the Effective Time, the DISH Board or the compensation committee thereof, as applicable, shall adopt all resolutions as are necessary to authorize and approve the treatment of the DISH Options, DISH RSU Awards and DISH ESPP as contemplated by this Section 1.7.
(f)    EchoStar shall take the necessary actions with respect to EchoStar’s 2017 Amended and Restated Employee Stock Purchase Plan, as amended (the “EchoStar ESPP”) to provide that (i) no new purchase period will be commenced under the EchoStar ESPP from August 8, 2023 until the day after the Closing Date, (ii) there will be no increase in the amount of participants’ payroll deduction elections under the EchoStar ESPP during the current purchase period from those in effect as of August 8, 2023, (iii) no individuals shall commence participation in the EchoStar ESPP during the period from August 8, 2023 through the Effective Time and (iv) each purchase right issued pursuant to the EchoStar ESPP shall be fully exercised not later than five business days prior to the Effective Time. Prior to the Effective Time, the EchoStar Board or the compensation committee thereof, as applicable, shall adopt all resolutions as are necessary to authorize and approve the treatment of the EchoStar ESPP as contemplated by this Section 1.7(f).
Section 1.8   DISH Convertible Notes and DISH Warrants.
(a)   Prior to or at the Effective Time, DISH and EchoStar shall take all actions required by the DISH Convertible Notes Indentures to cause each DISH Convertible Note that is issued and outstanding immediately prior to the Effective Time to remain issued and outstanding but to represent a right, on substantially the same terms and conditions as applied to the corresponding DISH Convertible Note immediately prior to the Effective Time, to convert into shares of EchoStar Class A Common Stock; provided that the conversion rate underlying each such right to convert into shares of EchoStar Class A Common Stock as of the Effective Time shall be determined by multiplying: (A) the conversion rate underlying each such right to convert into shares of DISH Class A Common Stock immediately prior to the Effective Time; by (B) the Exchange Ratio;

(b)   Prior to or at the Effective Time, DISH and EchoStar shall take all actions required by the DISH Warrant Agreements to cause each DISH Warrant that is issued and unexercised immediately prior to the Effective Time to remain issued and unexercised but be converted into a right, on substantially the same terms and conditions as applied to the corresponding DISH Warrant immediately prior to the Effective Time, to acquire shares of EchoStar Class A Common Stock; provided that (i) the number of shares of EchoStar Class A Common Stock subject to each such warrant shall be determined by multiplying: (A) the number of shares of DISH Class A Common Stock subject to the corresponding DISH Warrant immediately prior to the Effective Time; by (B) the Exchange Ratio; and (ii) the per share exercise price for the shares of EchoStar Class A Common Stock issuable upon exercise of each such warrant shall be determined by dividing: (A) the per share exercise price for the shares of DISH Class A Common Stock otherwise purchasable pursuant to the corresponding DISH Warrant immediately prior to the Effective Time; by (B) the Exchange Ratio and subject, in each case, to any adjustments to the terms of the DISH Warrants required or permitted pursuant to the terms of the DISH Warrant Agreements.
(c)   Prior to the Effective Time, the DISH Board shall adopt all resolutions as are necessary to authorize and approve the treatment of the DISH Convertible Notes and DISH Warrants as contemplated by this Section 1.8.
Section 1.9   No Fractional Shares.
(a)   No fractional shares of EchoStar Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of EchoStar or otherwise other than the right to receive cash as set forth in Section 1.9(b).
(b)   Notwithstanding any other provision of this Agreement, no fractional EchoStar Common Stock will be issued and any holder of DISH Common Stock entitled to receive a fraction of a share of EchoStar Common Stock but for this Section 1.9 shall be entitled to receive a cash payment in lieu thereof, without interest, which payment shall be calculated by the Exchange Agent and shall be an amount equal to the product of (i) the average of the closing prices per share of EchoStar Class A Common Stock on the Nasdaq Global Select Market (“Nasdaq”), as reported in the Wall Street Journal (or, if not reported thereby, as reported in another authoritative source), for the five full Trading Days ending on the second Trading Day immediately preceding the date on which the Effective Time occurs by (ii) the fraction of a share of EchoStar Common Stock (after taking into account all shares of DISH Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional shares of EchoStar Common Stock that would have otherwise been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests pursuant to this Section 1.9(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the conversion of securities in connection with the Merger.
Section 1.10   Closing of Transfer Books.   At the Effective Time:
(a)   all shares of DISH Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of certificates representing shares of DISH Common Stock (“DISH Stock Certificates”) and non-certificated shares of DISH Common Stock represented by book-entry positions (“DISH Book-Entry Shares”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of DISH, except the right to receive the Merger Consideration pursuant to Section 1.5, cash in lieu of any fractional share of EchoStar Common Stock pursuant to Section 1.9(b) and any dividends or other distributions pursuant to Section 1.11(f); and
(b)   the stock transfer books of DISH shall be closed with respect to all shares of DISH Common Stock outstanding immediately prior to the Effective Time and no further transfer of any such shares of DISH Common Stock shall be made on such stock transfer books from and after the Effective Time. If, after the Effective Time, a valid DISH Stock Certificate or a DISH Book-Entry Share is presented to the Exchange Agent, the Surviving Corporation or EchoStar, such DISH Stock Certificate or DISH Book-Entry Share shall be cancelled and shall be exchanged as provided in Section 1.11.

Section 1.11   Exchange of Certificates and Cancellation of Book-Entry Positions.
(a)   Prior to the Closing Date, EchoStar shall select EchoStar’s transfer agent or another reputable bank or trust company reasonably satisfactory to DISH and EchoStar to act as exchange agent with respect to the Merger (the “Exchange Agent”). Prior to or substantially concurrent with the Effective Time, EchoStar shall cause to be deposited with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the shares of EchoStar Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.9(b). The shares of EchoStar Common Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 1.11(a), together with any dividends or distributions received by the Exchange Agent with respect to such shares of EchoStar Common Stock, are referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by EchoStar. Any net profit resulting from, or interest or other income produced by, such investments shall be paid to EchoStar. To the extent that there are losses with respect to the deposits with the Exchange Agent such that any amount in the Exchange Fund is below that required to make prompt payment of any payments of cash in lieu of fractional share interests pursuant to Section 1.9(b) or any dividends or other distributions pursuant to Section 1.11(f), EchoStar shall promptly replace, restore or supplement the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payment.
(b)   With respect to DISH Stock Certificates, as promptly as reasonably practicable after the Effective Time, EchoStar shall cause the Exchange Agent to mail to each holder of record of each such DISH Stock Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a DISH Stock Certificate shall pass, only upon delivery of DISH Stock Certificate (or affidavit of loss in lieu of a DISH Stock Certificate as provided in Section 1.11(e)) to the Exchange Agent (the “Letter of Transmittal”) and (iii) instructions for surrendering a DISH Stock Certificate (or affidavit of loss in lieu of a DISH Stock Certificate as provided in Section 1.11(e)) to the Exchange Agent. Upon surrender to the Exchange Agent of a DISH Stock Certificate (or affidavit of loss in lieu of a DISH Stock Certificate as provided in Section 1.11(e)) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, EchoStar shall cause the Exchange Agent to mail to each holder of record of any such DISH Stock Certificate in exchange therefor, as promptly as reasonably practicable thereafter, (i) a statement reflecting the number of whole shares of EchoStar Common Stock that such holder is entitled to receive in non-certificated book-entry form pursuant to this Article I in the name of such record holder and (ii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.13) of (A) any cash in lieu of fractional shares as calculated pursuant to Section 1.9(b) plus (B) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article I. Any DISH Stock Certificate that has been so surrendered shall be cancelled by the Exchange Agent.
(c)   With respect to DISH Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), EchoStar shall cause the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the Effective Time, but in any event within three (3) Business Days thereafter, (i) the number of whole shares of EchoStar Common Stock, if any, that such holder is entitled to receive pursuant to this Article I in the name of such holder of record and (ii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.13) of (A) any cash in lieu of fractional shares as calculated pursuant to Section 1.9(b) plus (B) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article I, and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent. Payment of the Merger Consideration, cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends and any other dividends or other distributions with respect to Non-DTC Book-Entry Shares shall only be made to the person in whose name such Non-DTC Book-Entry Shares are registered.
(d)   With respect to DISH Book-Entry Shares held through DTC, DISH and EchoStar shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article I.
(e)   In the event that any DISH Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such DISH Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required as indemnity against any claim that may be made against it with respect to such DISH Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed DISH Stock Certificate, the Merger Consideration, cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article I, as if such lost, stolen or destroyed DISH Stock Certificate had been surrendered.
(f)   No dividends or other distributions declared or made with respect to EchoStar Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered DISH Stock Certificate or DISH Book-Entry Shares with respect to the shares of EchoStar Common Stock that such holder has the right to receive in the Merger until the later to occur of: (A) the date on which the holder surrenders such DISH Stock Certificate or DISH Book-Entry Shares in accordance with this Section 1.11; and (B) the payment date for such dividend or distribution with respect to EchoStar Common Stock (at which time such holder shall be entitled, subject to the effect of any applicable abandoned property law, escheat law or other similar Legal Requirement, to receive all such dividends and distributions, without interest).
(g)   Any portion of the Exchange Fund that remains undistributed to holders of DISH Stock Certificates or DISH Book-Entry Shares as of the date that is twelve (12) months after the date of the Effective Time shall be delivered to EchoStar upon demand. Any holders of DISH Stock Certificates or DISH Book-Entry Shares who have not theretofore surrendered their DISH Stock Certificates or DISH Book-Entry Shares in accordance with this Section 1.11 shall thereafter be entitled to look to EchoStar for, and be entitled to receive from EchoStar, the Merger Consideration, cash in lieu of fractional shares of EchoStar Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article I.
(h)   Neither EchoStar nor the Surviving Corporation shall be liable to any holder or former holder of shares of DISH Common Stock or to any other Person with respect to any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement. If any DISH Stock Certificate or DISH Book-Entry Share has not been surrendered prior to the date on which any portion of the Merger Consideration, cash in lieu of any fractional shares of EchoStar Common Stock and any dividends or distributions, in each case, that a holder of such DISH Stock Certificate or DISH Book-Entry Share has the right to receive pursuant to this Article I in respect of such DISH Stock Certificate or DISH Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such DISH Stock Certificate or DISH Book-Entry Share shall, to the extent permitted by applicable Legal Requirements, become the property of EchoStar, free and clear of all claims or interests of any Person previously entitled thereto.
Section 1.12   Further Action.   If, at any time after the Effective Time, any further action is reasonably determined by EchoStar or the Surviving Corporation to be necessary to carry out the purposes of this Agreement, the officers and directors of EchoStar shall (in the name of Merger Sub, in the name of EchoStar or otherwise) be fully authorized to take such action.
Section 1.13   Tax Withholding.   Each of DISH, the Exchange Agent, Merger Sub, EchoStar and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including under any DISH Option or DISH RSU Award) any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable Legal Requirement relating to Taxes. To the extent that amounts are so deducted and withheld and, if required, paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
Section 1.14   Tax Treatment.   It is intended that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
Section 1.15   Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Merger and the other transactions contemplated by this Agreement pursuant to NRS Chapter 92A (as provided in NRS 92A.380 and 92A.390) or any other applicable Legal Requirements.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ECHOSTAR
EchoStar hereby represents and warrants to DISH as of the date of this Agreement that, except as set forth (a) in publicly available reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by EchoStar with the SEC since January 1, 2020 and prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) subject to Section 7.14(a), in the disclosure letter delivered to DISH prior to the execution of this Agreement (the “EchoStar Disclosure Letter”):
Section 2.1   Due Organization and Good Standing; Subsidiaries.
(a)   Each of EchoStar and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of EchoStar and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. EchoStar is duly qualified and has all necessary Governmental Authorizations to do business, and is in good standing (where such concept is recognized under the laws of the jurisdiction in which it is organized), in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.
(b)   A correct and complete list of each Entity that is an EchoStar Subsidiary as of the date of this Agreement, together with the jurisdiction of organization and EchoStar’s direct or indirect ownership or other equity interest in each such EchoStar Subsidiary, is listed in Section 2.1(b) of the EchoStar Disclosure Letter. As of the date of this Agreement, neither EchoStar nor any EchoStar Subsidiary (including Merger Sub) owns any equity interest or joint venture, partnership or similar interest in any other Entity that would constitute an EchoStar Material Joint Venture, other than as listed in Section 2.1(b) of the EchoStar Disclosure Letter. Each EchoStar Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Each EchoStar Subsidiary is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the jurisdiction in which it is organized) is in good standing in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. All of the outstanding shares of capital stock of each EchoStar Subsidiary are owned directly or indirectly by EchoStar free and clear of all Liens, except for EchoStar Permitted Encumbrances.
Section 2.2   Organizational Documents.   Prior to the date of this Agreement, EchoStar has made available to DISH copies of the Organizational Documents of EchoStar, each EchoStar Subsidiary (including

Merger Sub) and each EchoStar Material Joint Venture, including all amendments thereto, as in effect on the date of this Agreement. All such Organizational Documents of EchoStar and Merger Sub are in full force and effect and neither (a) EchoStar nor (b) except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, any EchoStar Subsidiary is in violation of any of the provisions of such Organizational Documents.
Section 2.3   Authority; Binding Nature of Agreement.
(a)   EchoStar has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Ergen Support Agreement and, subject to receipt of the Required EchoStar Stockholder Vote (which will be received when the Ergen EchoStar Written Consent has been executed and delivered by the Ergen EchoStar Stockholders), to consummate the Merger. On or prior to the date of this Agreement: (a) the EchoStar Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders) and (ii) recommended that the EchoStar Board adopt resolutions approving, adopting and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, and recommending that EchoStar’s stockholders approve the EchoStar Share Issuance; and (b) the EchoStar Board has, acting upon the unanimous recommendation of the EchoStar Special Committee, unanimously (i) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Merger by EchoStar; (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, are fair to and in the best interests of EchoStar and its stockholders (other than the Ergen EchoStar Stockholders), (iii) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the EchoStar Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (iv) directed that the EchoStar Share Issuance be submitted to a vote of EchoStar’s stockholders and (v) recommended the approval of the EchoStar Share Issuance for purposes of the rules and regulations of Nasdaq by the holders of shares of EchoStar Common Stock. The execution and delivery of this Agreement and the Ergen Support Agreement by EchoStar and the consummation by EchoStar of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of EchoStar, and no other corporate proceedings on the part of EchoStar are necessary to authorize this Agreement and the Ergen Support Agreement other than, with respect to the Merger, the receipt of the Required EchoStar Stockholder Vote (which will be received when the Ergen EchoStar Written Consent has been executed and delivered by the Ergen EchoStar Stockholders) and the filing of the Articles of Merger as required by the NRS. This Agreement and the Ergen Support Agreement have been duly executed and delivered on behalf of EchoStar and, assuming the due authorization, execution and delivery of this Agreement on behalf of DISH, Merger Sub, the Ergen EchoStar Stockholders and the Ergen DISH Stockholders, as applicable, constitute the valid and binding obligations of EchoStar, enforceable against EchoStar in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.
(b)   Merger Sub is a newly formed, wholly owned Subsidiary of EchoStar and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Merger Sub has: (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder; (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to its sole stockholder for adoption, approval and ratification and recommended, in accordance with NRS 92A.120, that its sole stockholder adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger; and (iv) validly authorized and approved the execution, delivery and performance of this Agreement by Merger Sub. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than, with respect to the Merger: (A) the adoption, approval and ratification of this

Agreement and the transactions contemplated by this Agreement, including the Merger, by EchoStar, as the sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement); and (B) the filing of the Articles of Merger as required by the NRS. EchoStar, as the sole stockholder of Merger Sub, will vote to adopt, approve and ratify this Agreement and the transactions contemplated by this Agreement, including the Merger, immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of DISH, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.
Section 2.4   Non-Contravention; Consents.
(a)   The execution and delivery of this Agreement by EchoStar and Merger Sub and, assuming the receipt of the Required EchoStar Stockholder Vote, the consummation by EchoStar and Merger Sub of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of EchoStar; (ii) cause a violation of any of the provisions of the Organizational Documents of any EchoStar Subsidiary (including Merger Sub); (iii) assuming the consents and filings referred to in Section 2.4(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iv) result in any loss, limitation, termination or impairment of any right of EchoStar or any EchoStar Subsidiary (including to own or use any assets or rights), result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract binding upon EchoStar or any EchoStar Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than EchoStar Permitted Encumbrances) upon any of the properties, rights or assets of EchoStar or any EchoStar Subsidiary, except, in the cases of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.
(b)   Except as may be required by the Exchange Act, the Securities Act, the NRS, Nasdaq, applicable Antitrust Laws or applicable Satellite and Communications Laws, neither EchoStar nor any EchoStar Subsidiary (including Merger Sub) is required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit or approval from, any Governmental Entity for the execution and delivery of this Agreement by EchoStar or the consummation by EchoStar of the Merger, except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.
(c)   EchoStar is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), and is not controlled by a “foreign person,” as defined in the DPA.
Section 2.5   Capitalization.
(a)   The authorized capital stock of EchoStar consists of: (i) 4,000,000,000 shares of EchoStar Common Stock, consisting of (A) 1,600,000,000 shares of EchoStar Class A Common Stock, of which 36,162,282 were issued and outstanding as of August 4, 2023 (the “Capitalization Date”), (B) 800,000,000 shares of EchoStar Class B Common Stock, of which 47,687,039 were issued and outstanding as of the Capitalization Date, (C) 800,000,000 shares of EchoStar Class C Common Stock, none of which were outstanding as of the Capitalization Date, and (D) 800,000,000 shares of EchoStar Class D Common Stock, none of which were outstanding as of the Capitalization Date; and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the Capitalization Date. All of the outstanding shares of EchoStar Common Stock have been, and all shares of EchoStar Common Stock reserved for issuance pursuant to EchoStar Equity Plans will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable. Other than shares of EchoStar Common Stock reserved for issuance pursuant to EchoStar Equity Plans and set forth in Section 2.5(c) or for shares reserved in connection with the transactions contemplated by this Agreement, there are no shares of EchoStar Common Stock or other equity interests of EchoStar or its Subsidiaries reserved for issuance. Since the

Capitalization Date, there has been no issuance or grant of any EchoStar Common Stock or any other securities of EchoStar, other than as would have been permitted under Section 4.1(a) if this Agreement were in effect as of such date.
(b)   Except as set forth in the EchoStar Articles, EchoStar Bylaws or EchoStar Equity Plans and award agreements thereunder: (i) none of the outstanding shares of EchoStar Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of EchoStar Common Stock is subject to any right of first refusal or any similar right; (iii) there are no bonds, debentures, notes or other Indebtedness of EchoStar issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of EchoStar may vote; and (iv) there is no Contract to which EchoStar or any EchoStar Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of EchoStar Common Stock. Except as set forth in the EchoStar Equity Plans and award agreements thereunder, EchoStar is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of EchoStar Common Stock or other securities.
(c)   As of the Capitalization Date: (i) 5,610,902 shares of EchoStar Common Stock were subject to issuance pursuant to outstanding EchoStar Options, all of which were granted under an EchoStar Equity Plan; (ii) 200,000 shares of EchoStar Common Stock were subject to issuance pursuant to outstanding EchoStar RSU Awards, all of which were granted under an EchoStar Equity Plan; (iii) 4,144,013 shares of EchoStar Common Stock were available for future issuance pursuant to the EchoStar Equity Plans; (iv) 573,646 shares of EchoStar Common Stock were available for future issuance pursuant to the EchoStar ESPP; and (v) no other shares of capital stock or other voting securities of EchoStar were issued, reserved for issuance or outstanding.
(d)   Except as set forth in this Section 2.5, as of the Capitalization Date, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of EchoStar, in each case to which EchoStar or any EchoStar Subsidiary is a party; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of EchoStar; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which EchoStar is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
Section 2.6   Reports; Financial Statements; Internal Controls; Undisclosed Liabilities.
(a)   All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by EchoStar and Hughes Satellite Systems Corporation with the SEC since January 1, 2020 (the “EchoStar SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of EchoStar SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder; and (ii) none of EchoStar SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than Hughes Satellite Systems Corporation, no EchoStar Subsidiary has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2020. Since January 1, 2020, no executive officer of EchoStar has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.
(b)   The financial statements (including any related notes) contained or incorporated by reference in EchoStar SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of EchoStar and EchoStar’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of EchoStar and EchoStar’s consolidated Subsidiaries for the periods covered thereby (subject, with respect to unaudited financial statements, to normal and recurring year-end adjustments); and (iv) have been prepared from, and are in accordance with, the books and records of EchoStar and EchoStar’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than EchoStar and EchoStar’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of EchoStar. The books and records of EchoStar and the EchoStar Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, KPMG LLP has not resigned (or informed EchoStar in writing or, to the knowledge of EchoStar, orally, that it intends to resign) or been dismissed as independent public accounting firm of EchoStar.
(c)   EchoStar maintains, and at all times since January 1, 2020 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of EchoStar and the EchoStar Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of EchoStar; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of EchoStar and the EchoStar Subsidiaries that could have a material effect on the financial statements. EchoStar’s management has completed an assessment of the effectiveness of EchoStar’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and such assessment concluded that such controls were effective and EchoStar’s independent registered accounting firm has issued an attestation report concluding that EchoStar maintained effective internal control over financial reporting as of December 31, 2022. Since January 1, 2020, management of EchoStar has disclosed to EchoStar’s auditors and the audit committee of the EchoStar Board (i) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or any other employees who have a significant role in EchoStar’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to DISH prior to the date of this Agreement. Since January 1, 2020, there have been no significant deficiencies or material weaknesses in EchoStar’s internal control over financial reporting (whether or not remediated) and no change in EchoStar’s internal control over financial reporting that, in each case, has materially affected, or is reasonably likely to materially affect, EchoStar’s internal control over financial reporting.
(d)   Since January 1, 2020, (i) none of EchoStar or any EchoStar Subsidiary nor, to the knowledge of EchoStar, any director or officer of EchoStar or any EchoStar Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of EchoStar or any EchoStar Subsidiary or any material complaint, allegation, assertion or claim from employees of EchoStar or any EchoStar Subsidiary regarding questionable accounting or auditing matters with respect to EchoStar or any EchoStar Subsidiary, and (ii) to the knowledge of EchoStar, no attorney representing EchoStar or any EchoStar Subsidiary, whether or not employed by EchoStar or any EchoStar Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by EchoStar, any EchoStar Subsidiary or any of their respective officers, directors, employees or agents to the EchoStar Board or any committee thereof, or to any member of senior management of EchoStar.

(e)   EchoStar maintains disclosure controls (as defined by Rule 13a-15 or 15d-15 under the Exchange Act) reasonably designed to ensure that all information required to be disclosed in the reports that EchoStar files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of EchoStar, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of EchoStar to make the certifications required under the Exchange Act with respect to such reports.
(f)   Neither EchoStar nor any EchoStar Subsidiary has effected, entered into or created, or has a commitment to effect, enter into or create, any securitization transaction, joint venture or any similar Contract or transaction, including any Contract relating to any transaction or relationship between or among EchoStar and any EchoStar Subsidiary, on the one hand, and any unconsolidated Affiliate of EchoStar or any EchoStar Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K) or any similar arrangements.
(g)   As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to EchoStar SEC Documents, and none of EchoStar SEC Documents is, to the knowledge of EchoStar, the subject of ongoing SEC review. EchoStar is in compliance in all material respects with all applicable listing requirements of Nasdaq.
(h)   Neither EchoStar nor any EchoStar Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent EchoStar Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent EchoStar Balance Sheet; (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.
Section 2.7    Absence of Certain Changes.
(a)   From the date of the Most Recent EchoStar Balance Sheet to the date of this Agreement, there has not been any fact, event, change, effect, circumstance, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, an EchoStar Material Adverse Effect.
(b)   From the date of the Most Recent EchoStar Balance Sheet to the date of this Agreement, the businesses of EchoStar and the EchoStar Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement), and neither EchoStar nor any EchoStar Subsidiary has undertaken any action that if taken after the date of this Agreement would require DISH’s consent pursuant to Section 4.1(a)(i), Section 4.1(a)(ii), Section 4.1(a)(iii), Section 4.1(a)(v), Section 4.1(a)(vii), Section 4.1(a)(viii), Section 4.1(a)(xvi), Section 4.1(a)(xxii) or, to the extent relating to any of the foregoing, Section 4.1(a)(xxiv).
Section 2.8    Intellectual Property, Information Technology and Privacy Matters.
(a)   Section 2.8(a) of the EchoStar Disclosure Letter sets forth a true and complete list as of the date of this Agreement, of all material EchoStar Registered IP, including for each item: (i) the current owner; (ii) the jurisdiction of application or registration (or in the case of an Internet domain name, the applicable domain name registrar); (iii) where applicable, the application or registration number and the title; and (iv) the date of filing or registration.
(b)   All material EchoStar IP (including all assets identified on Section 2.8(a) of the EchoStar Disclosure Letter) is owned exclusively by EchoStar or an EchoStar Subsidiary free and clear of all Liens other than EchoStar Permitted Encumbrances.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (i) the EchoStar Registered IP is subsisting and, to the knowledge of EchoStar,

(other than EchoStar Registered IP constituting pending applications) valid and enforceable; and (ii) none of the material EchoStar Registered IP has lapsed or been abandoned or cancelled (other than on the expiration thereof). There is no Legal Proceeding pending or, to the knowledge of EchoStar, threatened, in which the validity, enforceability, registrability or ownership of any material EchoStar Registered IP is being contested or challenged (other than office actions or proceedings in the ordinary course of prosecution of any pending applications for registration or issuance).
(d)   To the knowledge of EchoStar, neither EchoStar nor any EchoStar Subsidiary is subject to any outstanding Order that restricts in any material manner the use, transfer or licensing of any EchoStar IP. The consummation of the Merger shall not result in (i) the termination of any license, covenant not to assert or similar right granted to EchoStar or an EchoStar Subsidiary with respect to any material Intellectual Property; (ii) the granting of any licenses or rights to a third Person to material EchoStar IP; or (iii) the release from escrow of any material EchoStar Trade Secrets, technology, Software and/or source code.
(e)   The operations of the businesses of EchoStar and the EchoStar Subsidiaries as currently conducted do not infringe, misappropriate or otherwise violate, and have not, since January 1, 2020, infringed, misappropriated or otherwise violated, any Intellectual Property owned by any other Person, in each case, in any manner that would, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, no Legal Proceeding is pending or, to the knowledge of EchoStar, threatened (including in connection with any “cease and desist” letters or invitations to take a license) against EchoStar or any EchoStar Subsidiary, and there have been no complaints, claims or notices received by EchoStar or any EchoStar Subsidiary since January 1, 2020, alleging, or that could reasonably be construed to allege, any infringement, misappropriation or violation of any Intellectual Property of any other Person by EchoStar or any EchoStar Subsidiary, or any request or demand for indemnification or defense received by EchoStar or any EchoStar Subsidiary from any third Person. Since January 1, 2020, neither EchoStar nor any EchoStar Subsidiary has brought any Legal Proceeding against any other Person, or provided any other Person with notice, alleging, any Person is infringing, misappropriating or otherwise violating any material EchoStar IP.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, neither EchoStar nor any EchoStar Subsidiary (i) has received any support, funding, resources or assistance from any government entities, academic institutions, or research centers or private or commercial third parties in their respective research and development activities that have resulted in, or would reasonably be expected to result in, such third parties being granted any rights or licenses to, or ownership interest in, any EchoStar IP, or (ii) is a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which EchoStar or any EchoStar Subsidiary is obligated to license or offer to license any existing or future EchoStar IP to any Person.
(g)   EchoStar and each EchoStar Subsidiary have taken commercially reasonable steps to protect the confidentiality and value of all material Trade Secrets included in EchoStar IP or that have been disclosed to EchoStar or any EchoStar Subsidiary by a third Person, and, to the knowledge of EchoStar, there have been no unauthorized uses or disclosures of any such Trade Secrets.
(h)   Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (i) each Person (including any employees, officers, contractors, consultants or service providers) whose work for, or on behalf of, EchoStar or any EchoStar Subsidiary has involved, or is reasonably expected to involve, the development, discovery, conception or reduction to practice of any Intellectual Property, Software or other technology has executed a written agreement containing a valid and enforceable (A) present assignment to EchoStar or an EchoStar Subsidiary of all Intellectual Property developed at any time during the course of such Person’s work for, or on behalf of, EchoStar or any EchoStar Subsidiary, and (B) waiver of all rights therein and (ii) to the knowledge of EchoStar, no such Person retains or purports to retain any right, title or interest in or to any such Intellectual Property.
(i)   Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (i) EchoStar and each EchoStar Subsidiary are in material compliance with the terms or conditions of all relevant Open Source Licenses to which they or their material proprietary Software are subject, including notice and attribution obligations, and (ii) one of EchoStar’s material proprietary Software, nor any of its other material products or services, are subject to the terms of any Open Source License and distributed, modified, exploited or otherwise made accessible in any manner that requires, or purports to require, (A) the disclosure, licensing or distribution of any source code for any portion of such Software, products or services, (B) the licensing of such Software, products or services to make derivative works or other modifications, (C) the licensing under terms that allow such Software, products or services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled, or (D) the licensing or redistribution of such Software, products or services on a no-fee or low-fee basis.
(j)   Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (i) EchoStar and each EchoStar Subsidiary are in compliance, and have since January 1, 2020 complied, with all applicable Legal Requirements, as well as their own rules, policies, procedures and Contractual obligations, regarding Personal Data (including the collection, storage, use, transfer and processing thereof); (ii) neither EchoStar nor any EchoStar Subsidiary has, since January 1, 2020, received any written notice from any applicable Governmental Entity alleging any violation of the foregoing by EchoStar nor any EchoStar Subsidiary (or by any other Person in connection with the operation of the business), or any investigation regarding any such allegation, nor has EchoStar nor any of the EchoStar Subsidiaries (or any other Person in connection with the operation of the business) been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) EchoStar and each EchoStar Subsidiary, have, since January 1, 2020, taken commercially reasonable steps (including implementing reasonable technical, physical or administrative safeguards) designed to ensure that all Personal Data in their possession or under their control is protected against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of EchoStar, there has been no incident of the same; and (iv) EchoStar and each EchoStar Subsidiary have, since January 1, 2020, entered into written agreements with all third party service providers, outsources, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of EchoStar and the EchoStar Subsidiaries that obligate such Persons to comply with all applicable Legal Requirements and to take steps to protect and secure Personal Data from loss, theft, misuse or unauthorized use, access, modification or disclosure.
(k)   Except as would not, individually or in the aggregate, reasonably be expected to be material to EchoStar and the EchoStar Subsidiaries, taken as a whole, since January 1, 2020, there has been no failure, breakdown, loss or impairment of, or unauthorized access to or unauthorized use of, any IT Assets used by EchoStar or any EchoStar Subsidiary that has resulted in a disruption or interruption in the operation of the business of EchoStar or any EchoStar Subsidiary, or that has resulted in unauthorized disclosure of any confidential information of EchoStar or any EchoStar Subsidiary to any unauthorized Person, in each case, that has not been resolved to the reasonable satisfaction of EchoStar. The IT Assets of EchoStar or any EchoStar Subsidiary (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) are, to the knowledge of EchoStar, free from material bugs or other material defects, and do not contain, distribute or make available any Malicious Code. EchoStar and the EchoStar Subsidiaries have implemented, or are in the process of designing and implementing, commercially reasonable disaster recovery and backup and business continuity plans and procedures.
Section 2.9   Title to Assets; Real Property.    EchoStar or an EchoStar Subsidiary owns, and has good and marketable title to, or in the case of assets purported to be leased by EchoStar or an EchoStar Subsidiary, leases and has valid leasehold interest in, each of the material tangible assets owned or leased by EchoStar or an EchoStar Subsidiary, free and clear of all Liens (other than EchoStar Permitted Encumbrances). Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, EchoStar or an EchoStar Subsidiary has good and insurable fee title (or the equivalent in any applicable foreign jurisdiction) to each real property owned by EchoStar or an EchoStar Subsidiary (collectively, the “EchoStar Owned Real Property”), free and clear of all Liens (other than EchoStar Permitted Encumbrances). Neither EchoStar nor any EchoStar Subsidiary has received written notice of any pending condemnation proceeding with respect to any EchoStar Owned Real Property, and to the knowledge of EchoStar, no such proceeding is threatened. Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, either EchoStar or an EchoStar Subsidiary has a good and valid leasehold interest in each lease, sublease or other agreement under which EchoStar or any EchoStar Subsidiary uses or occupies or has the right to use or occupy any real property, in each case pursuant to a lease, sublease or other agreement that is a valid and binding obligation of EchoStar or an EchoStar

Subsidiary and, to the knowledge of EchoStar, each other party thereto, and none of EchoStar or any EchoStar Subsidiary is in default of any provision of any such lease.
Section 2.10   Major Stations.   Section 2.10 of the EchoStar Disclosure Letter sets forth all material transmitting and/or receiving radio frequency facilities consisting of land, buildings, fixtures, equipment, improvements (if any), telemetry, tracking and control equipment, service platforms and network operations centers that are owned or leased by EchoStar or any of EchoStar Subsidiaries or that are operated as of the date of this Agreement by EchoStar or any of its Subsidiaries (the “EchoStar Major Stations”). As of the date of this Agreement, no ground station or other facility (other than an EchoStar Major Station or ground stations or other facilities owned, leased or operated by DISH or a DISH Subsidiary) provides telemetry, tracking and control for any satellite of EchoStar or any EchoStar Subsidiary. The improvements included in each EchoStar Major Station and all material components used in connection therewith are (a) in good operating condition and repair (subject to normal wear and tear) and (b) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the EchoStar Major Station, in each case, in all material respects. EchoStar or an EchoStar Subsidiary has good title to, or in the case of leased property or assets, a valid, binding and enforceable leasehold interest in, the EchoStar Major Stations, in each case free and clear of all Liens (other than EchoStar Permitted Encumbrances). To the knowledge of EchoStar, no other radio communications facility is causing ongoing or chronic harmful interference to the transmissions from or the receipt of signals by any EchoStar Major Station. To the knowledge of EchoStar, none of the EchoStar Major Stations are causing chronic harmful interference to the transmissions from or the receipt of signals by any other radio communications facility.
Section 2.11    Contracts.   Section 2.11 of the EchoStar Disclosure Letter contains a list as of the date of this Agreement of each of the following Contracts to which EchoStar or an EchoStar Subsidiary is a party (each such Contract required to be listed in Section 2.11 of the EchoStar Disclosure Letter (whether or not so listed), but excluding any EchoStar Plan, being referred to as a “Material Contract”):
(a)   Each Contract that would be required to be filed by EchoStar as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by EchoStar on a Current Report on Form 8-K, in each case, since January 1, 2020;
(b)   each Contract that (i) restricts in any material respect the ability of EchoStar, any EchoStar Subsidiary or any Affiliate of any of them to compete in any geographic area or line of business, solicit any client or customer or contains any similar restriction or (ii) contains a “most favored nation” provision or that otherwise requires EchoStar or any EchoStar Subsidiary to conduct business with any Person on a preferential or exclusive basis, or that includes a price protection or rebate provision in favor of the counterparty to such Contract or any similar provision (in the case of each of (i) or (ii), including any such Contracts that would so restrict DISH, any DISH Subsidiary or any Affiliate following the Closing);
(c)   each material joint venture agreement or similar agreement with a third party;
(d)   each Contract between EchoStar or any EchoStar Subsidiary, on the one hand, and any director, officer or Affiliate (other than a wholly owned EchoStar Subsidiary) of EchoStar or any EchoStar Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which EchoStar or any EchoStar Subsidiary has an obligation to indemnify such director, officer, Affiliate or “associate” or “immediate family” member, but excluding any Contract that directly relates to employment arrangements;
(e)   each material acquisition or divestiture Contract or material licensing agreement that contains material indemnities or any “earnout” or other contingent payment obligations that are outstanding obligations of EchoStar or any EchoStar Subsidiary as of the date of this Agreement;
(f)   each loan or credit agreement, indenture, mortgage, note or other Contract evidencing Indebtedness for borrowed money of EchoStar or any EchoStar Subsidiary from a third party lender, and each Contract pursuant to which any such Indebtedness for borrowed money is guaranteed by EchoStar or any EchoStar Subsidiary, in each case in excess of $10,000,000, and any Contract relating to the creation of a Lien (other than EchoStar Permitted Encumbrances) with respect to any material asset of EchoStar or any EchoStar Subsidiary;

(g)   each Contract that obligates EchoStar or any EchoStar Subsidiary to make any loans, advances or capital contributions to, or investments in, any Person (other than EchoStar or any EchoStar Subsidiary), except for (i) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the ordinary course of business, (ii) extended payment terms for customers in the ordinary course of business or (iii) loans, advances or capital contributions to, or investments in, any Person that is not an Affiliate or employee of EchoStar not in excess of $500,000 individually;
(h)   each Contract that grants any right of first refusal or right of first offer or similar right with respect to any material assets, rights or properties of EchoStar or any EchoStar Subsidiary;
(i)   each material Contract relating to the EchoStar XXIV satellite;
(j)   each collective bargaining or other labor or works council agreement covering employees of EchoStar or an EchoStar Subsidiary;
(k)   each lease, sublease or license involving real property or equipment pursuant to which EchoStar or any EchoStar Subsidiary is required to pay an annual base rental in excess of $1,200,000;
(l)   each settlement agreement entered into since January 1, 2020 (i) with a Governmental Entity, (ii) that requires EchoStar or any EchoStar Subsidiary to pay more than $1,000,000 after the date of this Agreement or (iii) that imposes any material restrictions on the business of EchoStar or any EchoStar Subsidiary;
(m)   each Contract (i) granting to EchoStar or any EchoStar Subsidiary a material license, covenant not to sue or other right under any Intellectual Property (excluding Contracts for Software or information technology services that are both (A) generally commercially available on non-discriminatory pricing terms, and (B) not material to the operation, tracking, control or use of satellites, or the processing of telemetry data), (ii) granting to any third Person a license, covenant not to sue or other right under any EchoStar IP (other than non-exclusive licenses granted to customers, vendors or service providers in the ordinary course in connection with the sale, distribution or use of EchoStar’s products or goods or services, including licenses that are merely implied or incidental to such sale, distribution or use), (iii) materially restricting EchoStar’s or any EchoStar Subsidiary’s use or exploitation of any material EchoStar IP or (iv) governing the development or ownership of Intellectual Property material to the businesses of EchoStar or any EchoStar Subsidiary (other than Contracts with employees, contractors or consultants entered into in the ordinary course of business);
(n)   each Contract with any Top Customer or Top Supplier;
(o)   each Contract with a Top Governmental Customer (other than any Contract that is the subject of Section 2.11(n)); and
(p)   each Contract relating to the operation or maintenance of any EchoStar Major Station with expenditures in excess of $1,000,000 per annum (excluding, for clarity, Contracts with employees of EchoStar or any EchoStar Subsidiaries which employees operate or maintain such EchoStar Major Stations and excluding any Contracts relating to cleaning, security and catering services provided to such EchoStar Major Station in the ordinary course of business).
There are no existing breaches or defaults on the part of EchoStar or any EchoStar Subsidiary under any Material Contract, and, to the knowledge of EchoStar, there are no existing breaches or defaults on the part of any other Person under any Material Contract, in each case except where such breaches or defaults would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. No event has occurred or not occurred through EchoStar’s or any EchoStar Subsidiary’s action or inaction or, to the knowledge of EchoStar, through the action or inaction of any third party, that, with notice or the lapse of time or both, would constitute a breach of or default under the terms of any Material Contract, in each case except where such breaches or defaults would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Each Material Contract is valid, has not been terminated prior to the date of this Agreement, is enforceable against EchoStar or the applicable EchoStar Subsidiary that is a party to such Material Contract, and, to the knowledge of EchoStar, is enforceable against the other parties thereto, in each case subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, other than as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Prior to the date of this Agreement, EchoStar has made available to DISH accurate and complete copies of each Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Prior to the date of this Agreement, no Top Customer or Top Supplier has canceled, terminated or substantially curtailed its relationship with EchoStar or any EchoStar Subsidiary, given written notice to EchoStar or any EchoStar Subsidiary of any intention to cancel, terminate or substantially curtail its relationship with EchoStar or any EchoStar Subsidiary, or, to the knowledge of EchoStar, threatened to do any of the foregoing.
Section 2.12   Compliance with Legal Requirements; Satellite and Communications Laws; Export Laws.
(a)   EchoStar and the EchoStar Subsidiaries are, and since January 1, 2020 have been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Neither EchoStar nor any EchoStar Subsidiary has, since January 1, 2020: (i) received any written notice or, to the knowledge of EchoStar, verbal notice from any Governmental Entity regarding any material violation by EchoStar, any EchoStar Plan or any fiduciary of any EchoStar Plan of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any material violation by EchoStar or any EchoStar Subsidiary of any Legal Requirement.
(b)   EchoStar and the EchoStar Subsidiaries hold, and have at all times since January 1, 2020 held, all Governmental Authorizations and other franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of EchoStar and the EchoStar Subsidiaries, and have filed all required tariffs, reports, notices and other documents with all Governmental Entities necessary for EchoStar and the EchoStar Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (collectively, the “EchoStar Permits”), including FCC and ITU authorizations, and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay has not had and would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, (i) all EchoStar Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of EchoStar, no suspension or cancellation of any such EchoStar Permit is threatened; and (ii) EchoStar and each EchoStar Subsidiary is in compliance with the terms and requirements of all EchoStar Permits.
(c)   EchoStar and the EchoStar Subsidiaries are in compliance with the Satellite and Communications Laws, except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. There is no pending or, to the knowledge of EchoStar, threatened, Legal Proceeding by the FCC, ITU or any other Governmental Entity for any alleged violations of Satellite and Communications Laws, except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Since January 1, 2020, there has been no been failure to complete the required international coordination process triggered by ITU filings under applicable Legal Requirements, except, in any case, as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect. Since January 1, 2020, neither EchoStar nor any of EchoStar Subsidiaries has received any inquiry from the ITU, except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to be material to EchoStar and the EchoStar Subsidiaries, taken as a whole, EchoStar and each EchoStar Subsidiary have at all times since January 1, 2020 conducted all import and export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of

Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott laws, rules and regulations of all other countries in which the business of EchoStar or any EchoStar Subsidiary is conducted. Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, neither EchoStar nor any EchoStar Subsidiary has been since January 1, 2020 or currently is the subject of a charging letter or penalty notice issued, or an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by EchoStar or any EchoStar Subsidiary pertaining to such matters. Neither EchoStar nor any EchoStar Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor is EchoStar or any EchoStar Subsidiary owned ten percent (10%) or more by an individual or entity that is so designated. Neither EchoStar nor any EchoStar Subsidiary, nor, to the knowledge of EchoStar, any director, officer, employee, independent contractor, consultant, agent or other person acting on behalf of EchoStar or any EchoStar Subsidiary, is located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions. Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect, since January 1, 2020, EchoStar and the EchoStar Subsidiaries have obtained all Governmental Authorizations and other consents, Orders and declarations from, provided all notices to, and made all filings with, all Governmental Entities required for (i) the export, import and re-export of its products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the U.S. and abroad (the “Export Approvals”), and each of EchoStar and the EchoStar Subsidiaries is and, since January 1, 2020, has been in compliance with the terms of all Export Approvals. To the knowledge of EchoStar, there are no pending or threatened, claims against EchoStar or any EchoStar Subsidiary with respect to such Export Approvals.
Section 2.13    Legal Proceedings; Investigations; Orders.
(a)   There is no (i) Legal Proceeding pending (or, to the knowledge of EchoStar, threatened) against EchoStar or any EchoStar Subsidiary (including Merger Sub) or affecting any of their respective properties or assets or (ii) to the knowledge of EchoStar, investigation by any Governmental Entity involving EchoStar or any EchoStar Subsidiary or any of their respective properties or assets, in each case that would, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.
(b)   There are no subpoenas, civil investigative demands or other written requests for information issued to EchoStar or any EchoStar Subsidiary relating to potential violations of any Legal Requirement that are pending or, to the knowledge of EchoStar, threatened, or any investigations or claims against or affecting EchoStar or any EchoStar Subsidiary, or any of their respective properties, relating to potential violations of any Legal Requirement that would, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.
(c)   There is no Order or similar Contract under which EchoStar or any EchoStar Subsidiary (including Merger Sub) is subject to ongoing obligations that would, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect.
Section 2.14   Anti-Corruption; FCPA.   Since January 1, 2020, neither EchoStar nor any EchoStar Subsidiary nor, to the knowledge of EchoStar, any director, officer, employee, agent or other person acting on behalf of EchoStar or any EchoStar Subsidiary has, directly or indirectly, (a) violated or taken any action that would result in a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or its predecessor laws or any other Legal Requirements concerning corrupt payments applicable to EchoStar or any EchoStar Subsidiary (collectively, the “Anti-Corruption Laws”) or (b) except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (i) used any funds of EchoStar or an EchoStar Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of EchoStar or any EchoStar Subsidiary; (iii) established or maintained any unlawful fund of monies or other assets of EchoStar or any EchoStar Subsidiary; (iv) made any fraudulent entry on the books or records of EchoStar or any EchoStar Subsidiary; (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, in any form, to obtain favorable treatment in securing business, to obtain special concessions or to influence any act or decision of a foreign government official or other person or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. Neither EchoStar nor any EchoStar Subsidiary, as of the date of this Agreement, (A) is, to the knowledge of EchoStar, under external or internal investigation for any material violation of any Anti-Corruption Laws or (B) has received any written communication from any Governmental Entity regarding any material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to EchoStar and the EchoStar Subsidiaries, taken as a whole, since January 1, 2020 neither EchoStar nor any EchoStar Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.
Section 2.15    Tax Matters.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, an EchoStar Material Adverse Effect:
(i)   EchoStar and the EchoStar Subsidiaries have timely filed, or caused to be timely filed, taking into account any extension of time within which to file, all Tax Returns required to be filed by or with respect to any of them (the “EchoStar Returns”) and all such EchoStar Returns are true, correct and complete in all material respects.
(ii)   EchoStar and the EchoStar Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown on any EchoStar Return), and the financial statements of EchoStar and the EchoStar Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by EchoStar or any EchoStar Subsidiary.
(iii)   Each of EchoStar and the EchoStar Subsidiaries has (A) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (B) otherwise complied with all applicable Legal Requirements relating to the withholding, collection and remittance of Taxes (including information reporting requirements).
(iv)   There are no: (A) examinations, investigations, audits, or other proceedings pending or threatened in writing with respect to any Taxes of EchoStar or any EchoStar Subsidiary or any EchoStar Returns; (B) extensions or waivers of the limitation period applicable to any EchoStar Return or the period for the assessment of any Taxes of EchoStar or the EchoStar Subsidiaries; (C) Legal Proceedings pending or threatened in writing (or, to the knowledge of EchoStar, being threatened) against EchoStar or any EchoStar Subsidiary in respect of any Tax; (D) deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Entity against EchoStar or any EchoStar Subsidiary that have not been fully satisfied by payment; or (E) Liens in respect of or on account of Taxes (other than EchoStar Permitted Encumbrances) upon any of the property or assets of EchoStar or any EchoStar Subsidiary.
(v)   Neither EchoStar nor any of the EchoStar Subsidiaries (A) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which EchoStar is the common parent or DISH is or was the common parent or (B) has any liability for Taxes of any Person (other than EchoStar, any EchoStar Subsidiary, DISH or any DISH Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as a transferee or successor, by Contract or otherwise.
(vi)   Neither EchoStar nor any EchoStar Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or incorrect method of accounting occurring prior to the Closing Date, (B) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Legal Requirement) executed prior to the Closing Date, (C) an installment sale or open transaction disposition made prior to the Closing Date, (D) any prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, (E) an election under Section 108(i) of the Code (or any similar state, local, or non-U.S. Legal Requirement) or (F) Section 965 of the Code.
(vii)   Neither EchoStar nor any EchoStar Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes or (B) any such agreement or arrangement to which DISH or any DISH Subsidiary is the counterparty.
(viii)   Neither EchoStar nor any EchoStar Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.
(ix)   Within the last six (6) years, no claim has been made by any Tax authority in a jurisdiction where EchoStar or any EchoStar Subsidiary has not filed Tax Returns of a particular type that EchoStar or any EchoStar Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction.
(x)   Within the last two (2) years, neither EchoStar nor any EchoStar Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Legal Requirement) in a distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Legal Requirement).
(xi)   Neither EchoStar nor any EchoStar Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).
(b)   Neither EchoStar nor any EchoStar Subsidiary is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 2.16   Employee Benefit Plans.
(a)   Section 2.16(a) of the EchoStar Disclosure Letter sets forth all material EchoStar Plans.
(b)   EchoStar has made available to DISH copies of, to the extent applicable: (i) the plan document for each material EchoStar Plan (in the case of unwritten material EchoStar Plans, written descriptions thereof); (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto) with respect to each material EchoStar Plan; (iii) the most recent summary plan description with respect to each material EchoStar Plan; (iv) the most recent IRS determination or opinion letter issued with respect to each EchoStar Plan intended to be qualified under Section 401(a) of the Code; and (v) all material correspondence with any Governmental Entity regarding any EchoStar Plan.
(c)   Each EchoStar Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such EchoStar Plan is so qualified, and, to the knowledge of EchoStar, no circumstances exist and no events have occurred that would reasonably be expected to affect the qualified status of such EchoStar Plan. Each EchoStar Plan has been operated in compliance with its terms and with all applicable Legal Requirements in all material respects. Without limiting the foregoing, except as would not reasonably be expected to have, individually or in the aggregate, an EchoStar Material Adverse Effect, no liability under Title IV of ERISA has been incurred by EchoStar or any of its ERISA Affiliates that has not been satisfied in full and, to the knowledge of EchoStar, no condition exists that presents a risk to EchoStar of incurring such liability.

(d)   Except as set forth on Section 2.16(d) of the EchoStar Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of EchoStar or any EchoStar Subsidiary to any payment or benefit; (ii) materially increase the amount of any compensation or other benefits otherwise payable by EchoStar or any EchoStar Subsidiary; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits; or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of EchoStar or any EchoStar Subsidiary. No EchoStar Plan provides for any gross-up, make-whole or other similar payment or benefit in respect of any taxes under Section 4999 of the Code or Section 409A of the Code.
(e)   Each EchoStar Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. No EchoStar Plan provides health or other welfare benefits to retirees or other former employees or service providers of EchoStar or any EchoStar Subsidiary other than pursuant to applicable Legal Requirements (including Section 4980B of the Code). There are no claims pending or, to the knowledge of EchoStar, threatened (other than routine claims for benefits in the ordinary course of business consistent with past practice), or Legal Proceedings, and, to the knowledge of EchoStar, no circumstance exists that would reasonably give rise to a claim or Legal Proceeding, against EchoStar Plans, any fiduciaries thereof or the assets of any trusts related thereto that, in each case, would reasonably be expected to result in any material liability of EchoStar or any EchoStar Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, an EchoStar Material Adverse Effect, (i) all contributions required to be made to any EchoStar Plan by applicable Legal Requirements or otherwise, and (ii) all premiums due or payable with respect to insurance policies funding any EchoStar Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of EchoStar.
(f)   Each material EchoStar Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any current or former employee or other service provider of EchoStar or any EchoStar Subsidiary (or any dependent thereof) who resides outside of the United States (each without regard to materiality, a “Foreign Plan”) is set forth on Section 2.16(f) of the EchoStar Disclosure Letter. EchoStar has made available to DISH the plan document for each material Foreign Plan (in the case of unwritten material Foreign Plans, written descriptions thereof). With respect to each Foreign Plan, except as would not reasonably be expected to have, individually or in the aggregate, an EchoStar Material Adverse Effect: (i) such Foreign Plan has been maintained, funded and administered in material compliance with applicable Legal Requirements and the requirements of such Foreign Plan’s governing documents and any applicable collective bargaining or other works council agreements, and (ii) such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the applicable Legal Requirements and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan.
(g)   On the date of grant of each EchoStar Option, the per share exercise price of each such EchoStar Option was at least equal to the fair market value of one share of EchoStar Common Stock on such date.
Section 2.17   Labor Matters.   Neither EchoStar nor any EchoStar Subsidiary is a party to, nor does EchoStar or any EchoStar Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of EchoStar, seeking to represent any employees of EchoStar or any EchoStar Subsidiary. To the knowledge of EchoStar, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting EchoStar, any EchoStar Subsidiary or any of their employees. There is not now pending, and, to the knowledge of EchoStar, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute. There is no material claim or material grievance relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of EchoStar or any EchoStar Subsidiary, including charges of unfair labor practices or harassment complaints, claims or judicial or administrative proceedings, in each case, which is pending or, to the knowledge of EchoStar, threatened by or on behalf of any employees of EchoStar or any EchoStar Subsidiary. EchoStar and the EchoStar Subsidiaries are in compliance in all material respects with all applicable Legal Requirements, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters. EchoStar and the EchoStar Subsidiaries have in all material respects properly classified all of their service providers as either employees or independent contractors and as exempt or non-exempt for all purposes.
Section 2.18    Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect: (a) EchoStar and the EchoStar Subsidiaries are, and since January 1, 2020 have been, in compliance with the RCRA, the EPCRA and all other applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by EchoStar and each EchoStar Subsidiary of all EchoStar Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or Legal Proceedings pending or, to the knowledge of EchoStar, threatened in writing against EchoStar or any EchoStar Subsidiary; (b) since January 1, 2020, neither EchoStar nor any EchoStar Subsidiary has received any written notice from a Governmental Entity that alleges that EchoStar or any EchoStar Subsidiary is violating or has violated any Environmental Law, is liable under any Environmental Law or has retained or assumed any such liability of a third party by Contract or by operation of law; (c) there has been no release of any hazardous materials by EchoStar or any EchoStar Subsidiary at or from any facilities owned or leased by EchoStar or any EchoStar Subsidiary or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by EchoStar or any EchoStar Subsidiary and, in each case, for which EchoStar or any EchoStar Subsidiary would reasonably be expected to be subject to any liability; (d) under the RCRA, EchoStar’s Hughes segment is considered a small quantity generator; and (e) EchoStar and the EchoStar Subsidiaries have filed all reports required to comply with the EPCRA since January 1, 2020. “Environmental Law” shall mean any Legal Requirement relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including any such Legal Requirement regulating emissions, discharges or releases of pollutants, contaminants, wastes, toxic substances, human exposure to or release of, or the management of any hazardous materials.
Section 2.19    Insurance.   Since January 1, 2020, neither EchoStar nor any EchoStar Subsidiary has received any written communication notifying EchoStar or any EchoStar Subsidiary of any: (a) premature cancellation or invalidation of any material insurance policy held by EchoStar or any EchoStar Subsidiary; (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by EchoStar or any EchoStar Subsidiary; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by EchoStar or any EchoStar Subsidiary. As of the date of this Agreement, there is no pending material claim by EchoStar or any EchoStar Subsidiary against any insurance carrier under any insurance policy held by EchoStar or any EchoStar Subsidiary. EchoStar and the EchoStar Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is customary for the industries in which they operate and as the management of EchoStar has in good faith determined to be prudent and appropriate. All material insurance policies maintained by or on behalf of EchoStar or any of the EchoStar Subsidiaries as of the date of this Agreement are in full force and effect, all premiums and other payments due on such policies have been paid by EchoStar or an EchoStar Subsidiary and all claims thereunder have been filed in due and timely fashion, and neither EchoStar nor any EchoStar Subsidiary is in breach or default under, has received any written notice of, or has taken any action that could permit cancellation, termination or modification of, any such material insurance policies.
Section 2.20    Vote Required.   The Required EchoStar Stockholder Vote is the only vote of the holders of any class or series of EchoStar’s capital stock necessary under applicable Legal Requirements and EchoStar’s Organizational Documents to approve the transactions contemplated by this Agreement, which

Required EchoStar Stockholder Vote is capable of, under applicable Legal Requirements and EchoStar’s Organizational Documents, being, and will be, obtained by delivery of the Ergen EchoStar Written Consent following the execution and delivery of this Agreement.
Section 2.21   Takeover Statutes.   None of NRS 78.378-3793, inclusive, NRS 78.411-444, inclusive, or any other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in EchoStar’s Organizational Documents is applicable to EchoStar, EchoStar Common Stock, the Merger or the other transactions contemplated by this Agreement.
Section 2.22    Ownership of DISH Common Stock.   Since January 1, 2020, neither EchoStar nor any EchoStar Subsidiary beneficially owns or owned, directly or indirectly, any shares of DISH Common Stock or other securities convertible into, exchangeable into or exercisable for shares of DISH Common Stock. Other than the Ergen Support Agreement, there are no voting trusts or other agreements or understandings to which EchoStar or any EchoStar Subsidiary is a party with respect to the voting of the capital stock or other equity interest of DISH or any DISH Subsidiary. For the avoidance of doubt, no securities owned directly by any of the Ergen EchoStar Stockholders, by any of the Ergen DISH Stockholders or otherwise by any of the Ergens shall be deemed to be beneficially owned by EchoStar or any EchoStar Subsidiary as a result of the Ergen Support Agreement or otherwise.
Section 2.23   Opinion of Financial Advisor.   Evercore Group L.L.C., financial advisor to the EchoStar Special Committee, has delivered its oral opinion to the EchoStar Special Committee, to be subsequently confirmed by delivery of a written opinion, that as of the date of such opinion and subject to the assumptions, qualifications, limitations and conditions set forth in such opinion, the Exchange Ratio is fair from a financial point of view to EchoStar. EchoStar will make available to DISH, after receipt thereof, a copy of such opinion as soon as practicable following the execution of this Agreement for information purposes only; it being understood and agreed that such opinion is solely for the benefit of the EchoStar Special Committee and may not be relied upon by DISH or any of its Affiliates.
Section 2.24   Brokers.   No broker, finder or investment banker (other than Evercore Group L.L.C.) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of EchoStar.
Section 2.25    Information Supplied.   The information supplied or to be supplied by EchoStar for inclusion in the Form S-4 (including the Joint Information Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is amended or supplemented or is declared effective or on the date that the Joint Information Statement/Prospectus is first mailed to the stockholders of EchoStar and the stockholders of DISH, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by EchoStar with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of DISH in writing expressly for inclusion or incorporation by reference therein.
Section 2.26    Related Party Transactions.   Except for (a) employment-related Contracts filed or incorporated by reference as an exhibit to EchoStar SEC Documents or (b) EchoStar Equity Plans, Section 2.26 of the EchoStar Disclosure Letter sets forth a correct and complete list of the Contracts involving unpaid amounts in excess of $1 million per annum that are in existence as of the date of this Agreement between EchoStar or any EchoStar Subsidiary, on the one hand, and, on the other hand, (i) the Ergens, (ii) any other present executive officer or director of EchoStar, (iii) any Person that, to the knowledge of EchoStar, is the record or beneficial owner of more than five percent (5%) of the shares of EchoStar Class A Common Stock or EchoStar Class B Common Stock as of the date of this Agreement or (iv) to the knowledge of EchoStar, any Affiliate of any such executive officer, director or owner (other than EchoStar or any EchoStar Subsidiary).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DISH
DISH hereby represents and warrants to EchoStar and Merger Sub as of the date of this Agreement that, except as set forth (a) in publicly available reports, schedules, forms, statements and other documents

(including exhibits and all other information incorporated therein) filed or furnished by DISH with the SEC since January 1, 2020 (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) subject to Section 7.14(b), in the disclosure letter delivered to EchoStar prior to the execution of this Agreement (the “DISH Disclosure Letter”):
Section 3.1    Due Organization and Good Standing; Subsidiaries.
(a)   DISH is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. DISH has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect. DISH is duly qualified and has all necessary Governmental Authorizations to do business, and is in good standing (where such concept is recognized under the laws of the relevant jurisdiction), in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.
(b)   As of the date of this Agreement, neither DISH nor any DISH Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity that constitutes a DISH Material Joint Venture other than as identified on Exhibit 21 of DISH’s Annual Report on Form 10-K for the year ended December 31, 2022. Each DISH Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect. All of the outstanding shares of capital stock of each DISH Subsidiary are owned directly or indirectly by DISH free and clear of all Liens, except for DISH Permitted Encumbrances.
Section 3.2    Organizational Documents.   Prior to the date of this Agreement, DISH has made available to EchoStar copies of the Organizational Documents of DISH, including all amendments thereto, as in effect on the date of this Agreement. All Organizational Documents of DISH and each DISH Subsidiary are in full force and effect and neither (a) DISH nor (b) except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect, any DISH Subsidiary is in violation of any of the provisions of such Organizational Documents.
Section 3.3    Authority; Binding Nature of Agreement.
(a)   DISH has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Ergen Support Agreement and, subject to receipt of the Required DISH Stockholder Vote (which will be received when the Ergen DISH Written Consent has been executed and delivered by the Ergen DISH Stockholders), to consummate the Merger. On or prior to the date of this Agreement: (i) the DISH Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of DISH and its stockholders (other than the Ergen DISH Stockholders) and (B) recommended that the DISH Board adopt resolutions approving, adopting and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and recommending that DISH’s stockholders approve and adopt this Agreement; and (ii) the DISH Board has, acting upon the unanimous recommendation of the DISH Special Committee, unanimously (A) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Merger by DISH, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of DISH and its stockholders, (C) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (D) directed that this Agreement be submitted to a vote of DISH’s stockholders and recommended in accordance with NRS 92A.120 that the stockholders of DISH approve and adopt this Agreement. The execution and delivery of this Agreement and the Ergen

Support Agreement by DISH and the consummation by DISH of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of DISH, and no other corporate proceedings on the part of DISH are necessary to authorize this Agreement other than, with respect to the Merger, the receipt of the Required DISH Stockholder Vote (which will be received when the Ergen DISH Written Consent has been executed and delivered by the Ergen DISH Stockholders). This Agreement and the Ergen Support Agreement have been duly executed and delivered on behalf of DISH and, assuming the due authorization, execution and delivery of this Agreement and the Ergen Support Agreement on behalf of EchoStar, Merger Sub, the Ergen EchoStar Stockholders and the Ergen DISH Stockholders, as applicable, constitute the valid and binding obligations of DISH, enforceable against DISH in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.
Section 3.4    Non-Contravention; Consents.
(a)   The execution and delivery of this Agreement by DISH and, assuming the receipt of the Required DISH Stockholder Vote (which will be received when the Ergen DISH Written Consent has been executed and delivered by the Ergen DISH Stockholders), the consummation by DISH of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of DISH, (ii) cause a violation of any of the provisions of the Organizational Documents of any DISH Subsidiary; (iii) assuming the consents and filings referred to in Section 3.4(a) of the DISH Disclosure Letter are made and obtained, conflict with or violate any applicable Legal Requirements; or (iv) result in any loss, limitation or impairment of any right of DISH or any DISH Subsidiary (including to own or use any assets or rights), result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract binding upon DISH or any DISH Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than DISH Permitted Encumbrances) upon any of the properties, rights or assets of DISH or any DISH Subsidiary, except, in the cases of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.
(b)   Except as may be required by the Exchange Act, the NRS, applicable Antitrust Laws or applicable Satellite and Communications Laws, neither DISH nor any of DISH’s Subsidiaries is required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit or approval from, any Governmental Entity for the execution and delivery of this Agreement by DISH or the consummation by DISH of the Merger, except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.
Section 3.5   Capitalization.
(a)    The authorized capital stock of DISH consists of: (i) 3,200,000,000 shares of DISH Common Stock, consisting of (A) 1,600,000,000 shares of DISH Class A Common Stock, of which 295,424,040 were issued and outstanding as of the Capitalization Date, (B) 800,000,000 shares of DISH Class B Common Stock, of which 238,435,208 were issued and outstanding as of the Capitalization Date, and (C) 800,000,000 shares of DISH Class C Common Stock, none of which were outstanding as of the Capitalization Date; and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding as of the Capitalization Date. All of the outstanding shares of DISH Common Stock have been, and all shares of DISH Common Stock reserved for issuance pursuant to the DISH Equity Plans will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable. Other than shares of DISH Common Stock reserved for issuance pursuant to the DISH Equity Plans and set forth in Section 3.5(b) or for shares reserved in connection with the transactions contemplated by this Agreement, there are no shares of DISH Common Stock or other equity interests in DISH reserved for issuance as of the date of this Agreement.
(b)   Except as set forth in DISH’s Organizational Documents in effect as of the date of this Agreement or the DISH Equity Plans or award agreements thereunder: (i) none of the outstanding shares of DISH Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of DISH Common Stock is subject to any right of first refusal or any similar right; (iii) there are no bonds, debentures, notes or other Indebtedness of DISH issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of DISH may vote, other than the DISH Convertible Notes; and (iv) there is no Contract to which DISH or any DISH Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of DISH Common Stock. Except as set forth in the DISH Equity Plans or award agreements thereunder, DISH is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of DISH Common Stock or other securities.
(c)   As of the Capitalization Date: (i) 29,727,278 shares of DISH Common Stock were subject to issuance pursuant to outstanding DISH Options; (ii) 242,627 shares of DISH Common Stock were subject to issuance pursuant to outstanding DISH RSU Awards; (iii) 51,949,967 shares were reserved for future issuance pursuant to the DISH Equity Plans; (iv) 150,096,700 shares were reserved for future issuance upon conversion of the DISH Convertible Notes; and (v) 92,057,400 shares were reserved for future issuance upon exercise of the DISH Warrants.
(d)   Except as set forth in this Section 3.5, as of the Capitalization Date, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of DISH other than the DISH Convertible Notes and the DISH Warrants; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of DISH; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which DISH is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
Section 3.6   Reports; Financial Statements; Internal Controls; Undisclosed Liabilities.
(a)   All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by DISH with the SEC since January 1, 2020 (the “DISH SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the DISH SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder; and (ii) none of the DISH SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2020, no executive officer of DISH has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.
(b)   The financial statements (including any related notes) contained or incorporated by reference in the DISH SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of DISH and DISH’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of DISH and DISH’s consolidated Subsidiaries for the periods covered thereby (subject, with respect to unaudited financial statements, to normal and recurring year-end adjustments) and (iv) have been prepared from, and are in accordance with, the books and records of DISH and DISH’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than DISH and DISH’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of DISH. The books and records of DISH and the DISH Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, KPMG LLP has not resigned (or informed DISH that it intends to resign) or been dismissed as independent public accounting firm of DISH.
(c)   DISH maintains, and at all times since January 1, 2020 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of DISH and the DISH Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of DISH; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of DISH and the DISH Subsidiaries that could have a material effect on the financial statements. DISH’s management has completed an assessment of the effectiveness of DISH’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and such assessment concluded that such controls were effective and DISH’s independent registered accounting firm has issued an attestation report concluding that DISH maintained effective internal control over financial reporting as of December 31, 2022. Since January 1, 2020, management of DISH has disclosed to DISH’s auditors and the audit committee of the DISH Board (A) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or any other employees who have a significant role in DISH’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to EchoStar prior to the date of this Agreement. Since January 1, 2020, there have been no significant deficiencies or material weaknesses in DISH’s internal control over financial reporting (whether or not remediated) and no change in DISH’s internal control over financial reporting that, in each case, has materially affected, or is reasonably likely to materially affect, DISH’s internal control over financial reporting.
(d)   Since January 1, 2020, (i) none of DISH or any DISH Subsidiary nor, to the knowledge of DISH, any director or officer of DISH or any DISH Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of DISH or any DISH Subsidiary or any material complaint, allegation, assertion or claim from employees of DISH or any DISH Subsidiary regarding questionable accounting or auditing matters with respect to DISH or any DISH Subsidiary, and (ii) to the knowledge of DISH, no attorney representing DISH or any DISH Subsidiary, whether or not employed by DISH or any DISH Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by DISH, any DISH Subsidiary or any of their respective officers, directors, employees or agents to the DISH Board or any committee thereof, or to any member of senior management of DISH.
(e)   DISH maintains disclosure controls (as defined by Rule 13a-15 or 15d-15 under the Exchange Act) reasonably designed to ensure that all information required to be disclosed in the reports that DISH files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of DISH, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of DISH to make the certifications required under the Exchange Act with respect to such reports.
(f)   As of the date of this Agreement, neither DISH nor any DISH Subsidiary has effected, entered into or created, or has a commitment to effect, enter into or create, any securitization transaction, joint venture or any similar Contract or transaction, including any Contract relating to any transaction or relationship between or among DISH and any DISH Subsidiary, on the one hand, and any unconsolidated Affiliate of DISH or any DISH Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K) or any similar arrangements.

(g)   As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the DISH SEC Documents, and none of the DISH SEC Documents is, to the knowledge of DISH, the subject of ongoing SEC review. DISH is in compliance in all material respects with all applicable listing requirements of Nasdaq.
(h)   Neither DISH nor any DISH Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent DISH Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent DISH Balance Sheet; (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.
Section 3.7   Absence of Certain Changes.   Since the date of the Most Recent DISH Balance Sheet to the date of this Agreement, there has not been any fact, event, change, effect, circumstance, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a DISH Material Adverse Effect.
Section 3.8   Compliance with Legal Requirements.
(a)   DISH and the DISH Subsidiaries are, and since January 1, 2020 have been, in compliance with all Legal Requirements applicable to them and their respective businesses, except where the failure to comply with such Legal Requirements would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect. Neither DISH nor any DISH Subsidiary has, since January 1, 2020: (i) received any written notice or, to the knowledge of DISH, verbal notice from any Governmental Entity regarding any material violation by DISH, any DISH Plan or any fiduciary of any DISH Plan of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any material violation by DISH or any DISH Subsidiary of any Legal Requirement.
(b)   DISH and the DISH Subsidiaries hold, and have at all times since January 1, 2020 held, all Governmental Authorizations and other franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of DISH and the DISH Subsidiaries, and have filed all required tariffs, reports, notices and other documents with all Governmental Entities necessary for DISH and the DISH Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (collectively, the “DISH Permits”), including FCC authorizations, and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay has not had and would not, individually or in the aggregate, reasonably be expected to have, a DISH Material Adverse Effect. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect, (i) all DISH Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of DISH, no suspension or cancellation of any such DISH Permit is threatened; and (ii) DISH and each DISH Subsidiary is in compliance with the terms and requirements of all DISH Permits.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to be material to DISH and DISH Subsidiaries, taken as a whole, DISH and each DISH Subsidiary have at all times since January 1, 2020 conducted all transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott laws, rules and regulations of all other countries in which the business of DISH or any DISH Subsidiary is conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect, neither DISH nor any DISH Subsidiary has been since January 1, 2020 or currently is the subject of a charging letter or penalty notice issued, or an investigation conducted, by a

Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by DISH or any DISH Subsidiary pertaining to such matters. Neither DISH nor any DISH Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor is DISH or any DISH Subsidiary owned ten percent (10%) or more by an individual or entity that is so designated. Neither DISH nor any DISH Subsidiary, nor, to the knowledge of DISH, any director, officer, employee, independent contractor, consultant, agent or other person acting on behalf of DISH or any DISH Subsidiary, is located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions. Except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect, since January 1, 2020, DISH and DISH Subsidiaries have obtained all Export Approvals, and each of DISH and DISH Subsidiaries is and, since January 1, 2020, has been in compliance in all respects with the terms of all Export Approvals. To the knowledge of DISH, there are no pending or threatened, claims against DISH or any DISH Subsidiary with respect to such Export Approvals.
Section 3.9   Legal Proceedings; Investigations; Orders.
(a)   There is no (i) Legal Proceeding pending (or, to the knowledge of DISH, threatened) against DISH or any DISH Subsidiary or affecting any of their respective properties or assets or (ii) to the knowledge of DISH, investigation by any Governmental Entity involving DISH or any DISH Subsidiary or any of their respective properties or assets, in each case that would, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.
(b)   There are no subpoenas, civil investigative demands or other written requests for information issued to DISH or any DISH Subsidiary relating to potential violations of any Legal Requirement that are pending or, to the knowledge of DISH, threatened, or any investigations or claims against or affecting DISH or any DISH Subsidiary, or any of their respective properties, relating to potential violations of any Legal Requirement that would, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.
(c)   There is no court order, decree or judgment, settlement agreement or other Order or similar Contract under which DISH or any DISH Subsidiary is subject to ongoing obligations that would, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect.
Section 3.10   Anti-Corruption; FCPA.   Since January 1, 2020, neither DISH nor any DISH Subsidiary nor, to the knowledge of DISH, any director, officer, employee, agent or other person acting on behalf of DISH or any DISH Subsidiary has, directly or indirectly, (a) violated or taken any action that would result in a violation of any of the Anti-Corruption Laws or (b) except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect: (i) used any funds of DISH or a DISH Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of DISH or any DISH Subsidiary; (iii) established or maintained any unlawful fund of monies or other assets of DISH or any DISH Subsidiary; (iv) made any fraudulent entry on the books or records of DISH or any DISH Subsidiary; (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, in any form, to obtain favorable treatment in securing business, to obtain special concessions or to influence any act or decision of a foreign government official or other person or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. Neither DISH nor any DISH Subsidiary, as of the date of this Agreement, (A) is, to the knowledge of DISH, under external or internal investigation for any material violation of any Anti-Corruption Laws or (B) has received any written communication from any Governmental Entity regarding any material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to DISH and DISH Subsidiaries, taken as a whole, since January 1, 2020 neither DISH nor any DISH Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

Section 3.11   Tax Matters.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a DISH Material Adverse Effect:
(i)   DISH and the DISH Subsidiaries have timely filed, or caused to be timely filed, taking into account any extension of time within which to file, all Tax Returns required to be filed by or with respect to any of them (the “DISH Returns”) and all such DISH Returns are true, correct and complete in all material respects.
(ii)   DISH and the DISH Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown on any DISH Return), and the financial statements of DISH and the DISH Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by DISH or any DISH Subsidiary.
(iii)   Each of DISH and the DISH Subsidiaries has (A) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (B) otherwise complied with all applicable Legal Requirements relating to the withholding, collection and remittance of Taxes (including information reporting requirements).
(iv)   There are no: (A) examinations, investigations, audits, or other proceedings pending or threatened in writing with respect to any Taxes of DISH or any DISH Subsidiary or any DISH Returns; (B) extensions or waivers of the limitation period applicable to any DISH Return or the period for the assessment of any Taxes of DISH or the DISH Subsidiaries; (C) Legal Proceedings pending or threatened in writing (or, to the knowledge of DISH, being threatened) against DISH or any DISH Subsidiary in respect of any Tax; (D) deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Entity against DISH or any DISH Subsidiary that have not been fully satisfied by payment; or (E) Liens in respect of or on account of Taxes (other than DISH Permitted Encumbrances) upon any of the property or assets of DISH or any DISH Subsidiary.
(v)   Neither DISH nor any of the DISH Subsidiaries (A) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which DISH is the common parent or (B) has any liability for Taxes of any Person (other than DISH, any DISH Subsidiary, EchoStar or any EchoStar Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as a transferee or successor, by Contract or otherwise.
(vi)   Neither the DISH nor any DISH Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or incorrect method of accounting occurring prior to the Closing Date, (B) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Legal Requirement) executed prior to the Closing Date, (C) an installment sale or open transaction disposition made prior to the Closing Date, (D) any prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, (E) an election under Section 108(i) of the Code (or any similar state, local, or non-U.S. Legal Requirement) or (F) Section 965 of the Code.
(vii)   Neither DISH nor any DISH Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes or (B) any such agreement or arrangement to which EchoStar or any EchoStar Subsidiary is the counterparty.
(viii)   Neither DISH nor any DISH Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(ix)   Within the last six (6) years, no claim has been made by any Tax authority in a jurisdiction where DISH or any DISH Subsidiary has not filed Tax Returns of a particular type that DISH or any DISH Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction.
(x)   Within the last two (2) years, neither DISH nor any DISH Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Legal Requirement) in a distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Legal Requirement).
(xi)   Neither DISH nor any DISH Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).
(b)   Neither DISH nor any DISH Subsidiary is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.12   Ownership of EchoStar Common Stock.   Since January 1, 2020, neither DISH nor any DISH Subsidiary beneficially owns or owned, directly or indirectly, any shares of EchoStar Common Stock or other securities convertible into, exchangeable into or exercisable for shares of EchoStar Common Stock. Other than the Ergen Support Agreement, there are no voting trusts or other agreements or understandings to which DISH or any DISH Subsidiary is a party with respect to the voting of the capital stock or other equity interest of EchoStar or any EchoStar Subsidiary. For the avoidance of doubt, no securities owned directly by any of the Ergen EchoStar Stockholders, by any of the Ergen DISH Stockholders or otherwise by any of the Ergens shall be deemed to be beneficially owned by DISH or any DISH Subsidiary as a result of the Ergen Support Agreement or otherwise.
Section 3.13   Opinion of Financial Advisor.   The DISH Special Committee and the DISH Board has received the opinion of J.P. Morgan Securities LLC, financial advisor to the DISH Special Committee, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of DISH Class A Common Stock (other than the Ergen DISH Stockholders). DISH will make available to EchoStar a copy of such opinion as soon as practicable following the execution of this Agreement for information purposes only; it being understood and agreed that such opinion is solely for the benefit of the DISH Special Committee and the DISH Board and may not be relied upon by EchoStar or Merger Sub.
Section 3.14   Brokers.   No broker, finder or investment banker (other than J.P. Morgan Securities LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of DISH.
Section 3.15   Information Supplied.   The information supplied or to be supplied by DISH for inclusion in the Form S-4 (including the Joint Information Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is amended or supplemented or is declared effective or on the date that the Joint Information Statement/Prospectus is first mailed to the stockholders of EchoStar and the stockholders of DISH, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by DISH with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of EchoStar or Merger Sub in writing expressly for inclusion or incorporation by reference therein.
Section 3.16   Vote Required.   The affirmative vote of the holders of a majority of the voting power of DISH Common Stock outstanding on the record date for a meeting of DISH stockholders duly called and held for such purpose by the holders of DISH Common Stock entitled to vote to adopt and approve this Agreement and to approve the Merger or the written consent of such holders of DISH Common Stock in lieu of a meeting of DISH stockholders to the extent permitted by applicable Legal Requirements (the

“Required DISH Stockholder Vote”) is the only vote of the holders of any class or series of DISH’s capital stock necessary under applicable Legal Requirements and DISH’s Organizational Documents to adopt and approve this Agreement and for DISH to consummate the Merger, which Required DISH Stockholder Vote is capable of, under applicable Legal Requirements and DISH’s Organizational Documents, being, and will be, obtained by delivery of the Ergen DISH Written Consent following the execution and delivery of this Agreement.
Section 3.17   Related Party Transactions.   Except for employment-related Contracts filed or incorporated by reference as an exhibit to the DISH SEC Documents, Section 3.17 of the DISH Disclosure Letter sets forth a correct and complete list of the Contracts involving unpaid amounts in excess of $5 million per annum that are in existence as of the date of this Agreement between DISH or any DISH Subsidiary, on the one hand, (i) the Ergens, (ii) any other present executive officer or director of DISH, (iii) any Person that, to the knowledge of DISH, is the record or beneficial owner of more than five percent (5%) of the shares of DISH Class A Common Stock, DISH Class B Common Stock or DISH Class C Common Stock as of the date of this Agreement or (iv) to the knowledge of DISH, any Affiliate of any such executive officer, director or owner (other than DISH or any DISH Subsidiary).
ARTICLE IV
COVENANTS
Section 4.1   Interim Operations.
(a)   EchoStar agrees that, during the period from the date of this Agreement through the earlier of the Closing or the date of termination of this Agreement, except (1) to the extent DISH shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as set forth in Section 4.1(a) of the EchoStar Disclosure Letter, (3) as required by applicable Legal Requirements (including any applicable Covid-19 Measures that are Legal Requirements) or (4) as expressly required by this Agreement, EchoStar shall, and shall cause the EchoStar Subsidiaries to, conduct its business in the ordinary course in all material respects and in a manner consistent with past practice, and use reasonable best efforts to maintain and preserve intact its business organization, keep available the services of key employees, maintain satisfactory relationships with Governmental Entities, customers, suppliers, distributors and other commercial counterparties and maintain its material assets and properties in their current condition (normal wear and tear excepted). Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the date of termination of this Agreement, except (1) to the extent DISH shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as set forth in Section 4.1(a) of the EchoStar Disclosure Letter, (3) as required by applicable Legal Requirements or (4) as expressly required by this Agreement, EchoStar shall not (and shall not permit any EchoStar Subsidiary to):
(i)   amend EchoStar’s Organizational Documents or the Organizational Documents of any EchoStar Subsidiary (except for immaterial amendments to the Organizational Documents of any EchoStar Subsidiary which would not reasonably be expected to materially delay or prevent the consummation of the Closing or would reasonably be expected to adversely impact DISH and the DISH Subsidiaries);
(ii)   split, combine, subdivide, amend the terms of or reclassify any shares of EchoStar’s capital stock or the capital stock of any EchoStar Subsidiary (other than any wholly owned EchoStar Subsidiary) (or any securities convertible into any of the foregoing);
(iii)   declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any shares of EchoStar’s capital stock or the capital stock of any EchoStar Subsidiary, except for dividends or other distributions paid by any wholly owned EchoStar Subsidiary to EchoStar or another wholly owned EchoStar Subsidiary;
(iv)   (A) form any Subsidiary that would constitute an EchoStar Subsidiary, (B) make any capital contributions to, or investments in, any other Person (including any officer, director, Affiliate, agent or consultant of EchoStar or any EchoStar Subsidiary) other than to wholly owned EchoStar Subsidiaries that are not Hughes Satellite Systems Corporation or any “Restricted Subsidiary” under the Secured Indenture or the Unsecured Indenture or (C) acquire (by merger, consolidation, acquisition of stock or assets, formation of a joint venture or otherwise) (1) any other Person, (2) any equity interest in any other Person, (3) any business, or (4) any assets, except, in the case of clause (C), in one or more transactions with respect to which the aggregate consideration for all such transactions does not exceed $5,000,000 and which would not reasonably be expected to materially delay or prevent the consummation of the Closing;
(v)   issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or the capital stock of any EchoStar Subsidiary, other than: (A) shares of capital stock of a wholly owned Subsidiary of EchoStar issued to either EchoStar or another wholly owned Subsidiary of EchoStar; (B) shares of EchoStar Common Stock issuable upon exercise of EchoStar Options or the vesting of EchoStar RSU Awards outstanding on the date of this Agreement; (C) pursuant to the EchoStar ESPP in accordance with the terms of this Agreement; and (D) shares of EchoStar Class A Common Stock issuable upon conversion from other classes of EchoStar Common Stock in accordance with the EchoStar Articles.
(vi)   except in a transaction solely between EchoStar and any wholly owned Subsidiary of EchoStar or solely among any wholly owned Subsidiaries of EchoStar, sell, assign, transfer, lease or license to any third party, or encumber (other than EchoStar Permitted Encumbrances), or otherwise dispose of, any EchoStar IP or any material assets of EchoStar, other than: (A) sales of inventory or of obsolete assets in the ordinary course of business; (B) pursuant to written Contracts or commitments existing as of the date of this Agreement and set forth on Section 4.1(a)(vi) of the EchoStar Disclosure Letter; (C) non-exclusive licenses of EchoStar IP granted in the ordinary course of business; or (D) disposals of any immaterial EchoStar Registered IP resulting from a cancellation, abandonment or failure to renew any immaterial EchoStar Registered IP in the ordinary course of business;
(vii)   directly or indirectly repurchase, redeem or otherwise acquire any shares of EchoStar’s capital stock, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of EchoStar’s capital stock, except: (A) shares of EchoStar Common Stock repurchased from employees or consultants or former employees or consultants of EchoStar pursuant to the exercise of repurchase rights binding on EchoStar and existing prior to the date of this Agreement; or (B) shares of EchoStar Common Stock accepted as payment for the exercise price of EchoStar Options outstanding on the date of this Agreement pursuant to the applicable EchoStar Equity Plan or for withholding Taxes incurred in connection with the exercise, vesting or settlement of EchoStar Options and EchoStar RSU Awards outstanding on the date of this Agreement, as applicable, in accordance with past practice and the terms of the applicable award;
(viii)   (A) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or advances to any other person; (B) incur any Lien on any of its material property or assets, except for EchoStar Permitted Encumbrances; or (C) enter into any transactions that amend or otherwise alter available capacity under Section 4.7 of either the Unsecured Indenture or the Secured Indenture;
(ix)   (A) adopt, terminate or materially amend any EchoStar Plan or any collective bargaining or other labor agreement, (B) increase, or accelerate the vesting or payment of, the compensation or benefits of any director, independent contractor or employee of EchoStar or any EchoStar Subsidiary, other than, (1) in the event the Closing has not occurred by April 2, 2024, increases in base salary to any such individuals who are not directors or officers of EchoStar or any EchoStar Subsidiary in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate and (2) increases in connection with promotions permitted under clause (D) in the ordinary course of business consistent with past practice, (C) grant any rights to severance, retention, change in control or termination pay to any director, independent contractor or employee of EchoStar or any EchoStar Subsidiary, (D) hire or promote any employee to a position with EchoStar or any EchoStar Subsidiary with an annual rate of base salary in excess of $300,000 or a title of Senior Vice President or higher, or (E) terminate the employment of any employee of EchoStar or any EchoStar Subsidiary with an annual rate of base salary in excess of $300,000 or a title of Senior Vice President or higher (other than for cause), except for: (1) amendments to EchoStar Plans determined by EchoStar in good faith to be required to comply with applicable Legal Requirements; and (2) increases required pursuant to any EchoStar Plan as in effect on the date of this Agreement;
(x)   other than in the ordinary course of business consistent with past practice (A) amend, supplement or otherwise modify or terminate any Material Contracts or waive, release or assign any material rights under any Material Contracts (except for (1) terminations pursuant to the expiration of the existing term of any Material Contract and (2) extensions at the option of EchoStar or any EchoStar Subsidiary under the terms thereof exercised in the ordinary course of business consistent with past practice), or (B) enter into any Contract that, if in effect on the date of this Agreement, would constitute a Material Contract;
(xi)   change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;
(xii)   (A) make, change or revoke any material Tax election, (B) change or adopt any Tax accounting period or material method of Tax accounting, (C) amend any material EchoStar Return, (D) settle or compromise any liability for material Taxes or any Tax audit, claim, or other proceeding relating to any material Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. Legal Requirement), (F) request any Tax ruling from any Governmental Entity, (G) surrender any right to claim a refund of material Taxes or (H) extend or waive (other than automatically granted extensions and waivers) of the statute of limitations with respect to a material amount of Taxes;
(xiii)   make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Section 4.1(a)(xiii) of the EchoStar Disclosure Letter (a “EchoStar Non-Budgeted Capital Expenditure”), except that EchoStar or any Subsidiary of EchoStar may make any EchoStar Non-Budgeted Capital Expenditure that, when added to all other EchoStar Non-Budgeted Capital Expenditures made by EchoStar and the EchoStar Subsidiaries since the date of this Agreement, would not exceed $5,000,000, individually, or $10,000,000, in the aggregate;
(xiv)   convene any annual or special meeting (or any adjournment or postponement thereof) of EchoStar’s stockholders;
(xv)   enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity interests;
(xvi)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xvii)   commence, settle or compromise any litigation, claim, suit, action, proceeding or other Legal Proceeding, except for settlements or compromises that (A) involve solely monetary remedies and, in the case of settlements involving the payment of money by EchoStar or the EchoStar Subsidiaries, have a value not in excess of $5,000,000 in the aggregate, (B) do not impose any material restriction on EchoStar’s business or the business of the EchoStar Subsidiaries, (C) do not relate to any litigation, claim, suit, action, proceeding or other Legal Proceeding by EchoStar’s stockholders in connection with this Agreement or the Merger and (D) do not include an admission of liability or fault on the part of EchoStar or any EchoStar Subsidiary;
(xviii)   materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;
(xix)   amend, terminate or allow to lapse any EchoStar Permits in a manner that adversely impacts EchoStar’s ability to conduct its business in any material respect;
(xx)   (A) fail to pay any issuance, renewal, maintenance and other payments that become due with respect to the EchoStar Registered IP or otherwise abandon, cancel, or permit to lapse any material EchoStar IP or agreements pursuant to which EchoStar or any EchoStar Subsidiary licenses or obtains the right to use any Intellectual Property, other than any abandonment of any EchoStar

Registered IP at the end of the applicable statutory term or otherwise in the ordinary course of business consistent with past practice, or (B) disclose to any third party any Trade Secret included in the EchoStar IP, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret, or in connection with any regulatory filing or any publication of any patent application;
(xxi)   except in the ordinary course of business, enter into any Contract under which EchoStar or any EchoStar Subsidiary grants or agrees to grant any right, or agrees to pay any royalties or similar obligations, with respect to any Intellectual Property;
(xxii)   enter into any material new line of business or line of business of any kind competitive with DISH and the DISH Subsidiaries;
(xxiii)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(xxiv)   authorize, enter into any Contract or make any commitment to do any of the foregoing.
(b)   DISH agrees that, during the period from the date of this Agreement through the earlier of the Closing or the date of termination of this Agreement, except (1) to the extent EchoStar shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as set forth in Section 4.1(b) of the DISH Disclosure Letter, (3) as required by applicable Legal Requirements (including any applicable Covid-19 Measures that are Legal Requirements) or (4) as expressly required by this Agreement, DISH shall, and shall cause the DISH Subsidiaries to, conduct its business in the ordinary course in all material respects and in a manner consistent with past practice, and use reasonable best efforts to maintain and preserve intact its business organization, maintain satisfactory relationships with Governmental Entities, customers, suppliers, distributors and other commercial counterparties and maintain its material assets and properties in their current condition (normal wear and tear excepted). Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the date of termination of this Agreement, except (1) to the extent EchoStar shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (2) as set forth in Section 4.1(b) of the DISH Disclosure Letter, (3) as required by applicable Legal Requirements or (4) as expressly required by this Agreement, DISH shall not (and shall not permit any DISH Subsidiary to):
(i)   amend DISH’s Organizational Documents in any manner which would reasonably be expected to materially delay or prevent the consummation of the Closing or would be adverse in any material respect to the holders of EchoStar Class A Common Stock relative to holders of DISH Class A Common Stock;
(ii)   split, combine, subdivide, amend the terms of or reclassify any shares of the DISH’s capital stock or the capital stock of any DISH Subsidiary (other than any wholly owned DISH Subsidiary) (or any securities convertible into or exchangeable for, or options, warrants or rights to acquire, any of the foregoing);
(iii)   declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any shares of DISH’s capital stock or the capital stock of any DISH Subsidiary, except for dividends or other distributions paid by any wholly owned DISH Subsidiary to DISH or another wholly owned DISH Subsidiary;
(iv)   directly or indirectly repurchase, redeem or otherwise acquire any shares of DISH Common Stock (excluding, for clarity, securities convertible into shares of DISH Common Stock), except: (A) shares of DISH Common Stock repurchased from employees or consultants or former employees or consultants of DISH pursuant to the exercise of repurchase rights binding on DISH and existing prior to the date of this Agreement; or (B) shares of DISH Common Stock accepted as payment for the exercise price of DISH Options outstanding on the date of this Agreement pursuant to the applicable DISH Equity Plan or for withholding Taxes incurred in connection with the exercise, vesting or settlement of DISH Options and DISH RSU Awards outstanding on the date of this Agreement, as applicable, in accordance with past practice and the terms of the applicable award;
(v)   change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;
(vi)   issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchange for, or options, warrants or rights to acquire, any shares of its capital stock or the capital stock of any DISH Subsidiary, other than: (A) shares of capital stock of a wholly owned Subsidiary of DISH issued to either DISH or another wholly owned Subsidiary of DISH; (B) shares of DISH Common Stock issuable upon exercise of DISH Options or the vesting of DISH RSU Awards outstanding on the date of this Agreement; (C) shares of DISH Common Stock issued, sold or granted for or in excess of fair market value in a bona fide arms’-length transaction as determined in good faith by the DISH Board; (D) issuances, sales and grants of additional shares of, or securities convertible or exchange for, or options, warrants or rights to acquire, any shares of its capital stock or the capital stock of any DISH Subsidiary to any unaffiliated Person in a bona fide arms’-length transaction which would not, assuming if aggregated as a single transaction with any issuance, sale or grant previously made pursuant to this Section 4.1(b)(vi)(D), require any approval of holders of DISH Common Stock under Nasdaq Listing Rule 5635; and (E) shares of DISH Class A Common Stock issuable upon conversion from other classes of DISH Common Stock in accordance with the DISH Articles;
(vii)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(viii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than transactions between DISH and any direct or indirect wholly owned DISH Subsidiary or between direct or indirect wholly owned DISH Subsidiaries; or
(ix)   authorize, enter into any Contract or make any commitment to do any of the foregoing.
(c)   During the period from the date of this Agreement through the earlier of the Closing or the date of termination of this Agreement, upon request of EchoStar, subject to the limitations set forth in Section 4.8, DISH and its Subsidiaries shall keep EchoStar reasonably informed of any material capital raising (debt, equity or otherwise) or refinancing opportunities DISH or any of its Subsidiaries are pursuing.
Section 4.2   No Solicitation of Acquisition Proposals.
(a)   No Solicitation of Acquisition Proposals by EchoStar.   From and following the execution and delivery of the Ergen EchoStar Written Consent by the Ergen EchoStar Stockholders, EchoStar will not, and EchoStar will cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly:
(i)   solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the submission or announcement of, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any EchoStar Acquisition Proposal;
(ii)   furnish any information regarding EchoStar or any Subsidiary of EchoStar in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, an EchoStar Acquisition Proposal;
(iii)   engage in or otherwise participate in any discussions or negotiations with any Person with respect to any EchoStar Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any EchoStar Acquisition Proposal; or
(iv)   approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to any EchoStar Acquisition Proposal.

(b)   Subject to Section 4.2(a), if EchoStar or an Affiliate thereof receives an EchoStar Acquisition Proposal or an inquiry or request for information with respect to an EchoStar Acquisition Proposal or that is reasonably likely to lead to an EchoStar Acquisition Proposal, then EchoStar and/or such Affiliate shall promptly (and in no event later than 24 hours after receipt of such EchoStar Acquisition Proposal or request) notify DISH in writing of such EchoStar Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or EchoStar Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and shall, in accordance with Section 4.2(a), not engage with the Person making such EchoStar Acquisition Proposal or their Representatives. Thereafter, EchoStar and/or such Affiliate shall keep DISH reasonably informed, on a current basis (and, in any event, within 24 hours), of the status of such EchoStar Acquisition Proposal or request, including any material change to the terms of such EchoStar Acquisition Proposal.
(c)   Promptly following the execution and delivery of this Agreement, EchoStar shall, and shall cause each of its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any EchoStar Acquisition Proposal made prior to the date of this Agreement, including by terminating access of any third party (other than DISH and its Representatives) to any electronic data room or similar platform granted in connection with any EchoStar Acquisition Proposal.
(d)   ”EchoStar Acquisition Proposal” shall mean any inquiry, offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of DISH or any DISH Subsidiaries) contemplating or otherwise relating to any: (i) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, tender offer, exchange offer or other similar transaction involving EchoStar; (ii) any acquisition or transaction (A) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of EchoStar, or (B) in which EchoStar issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of EchoStar; (iii) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of 25% or more of the consolidated assets of EchoStar and the EchoStar Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses) that constitute or account for 25% or more of the net revenues or net income of EchoStar and the EchoStar Subsidiaries, taken as a whole; (iv) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of EchoStar or any of the EchoStar Subsidiaries; or (v) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of EchoStar is 25% or more or the net revenues, net income or assets of EchoStar and the EchoStar Subsidiaries, taken as a whole, involved are 25% or more.
(e)   No Solicitation of Acquisition Proposals by DISH.   From and following the execution and delivery of the Ergen DISH Written Consent by the Ergen DISH Stockholders, DISH will not, and DISH will cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly:
(i)   solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the submission or announcement of, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any DISH Acquisition Proposal;
(ii)   furnish any information regarding DISH or any Subsidiary of DISH in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a DISH Acquisition Proposal;
(iii)   engage in or otherwise participate in any discussions or negotiations with any Person with respect to any DISH Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any DISH Acquisition Proposal; or
(iv)   approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to any DISH Acquisition Proposal.

(f)   Subject to Section 4.2(e), if DISH or an Affiliate thereof receives a DISH Acquisition Proposal or an inquiry or request for information with respect to a DISH Acquisition Proposal or that is reasonably likely to lead to a DISH Acquisition Proposal, then DISH and/or such Affiliate shall promptly (and in no event later than 24 hours after receipt of such DISH Acquisition Proposal or request) notify EchoStar in writing of such DISH Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or DISH Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and shall, in accordance with Section 4.2(e), not engage with the Person making such DISH Acquisition Proposal or their Representatives. Thereafter, DISH and/or such Affiliate shall keep EchoStar reasonably informed, on a current basis (and, in any event, within 24 hours), of the status of such DISH Acquisition Proposal or request, including any material change to the terms of such DISH Acquisition Proposal.
(g)   Promptly following the execution and delivery of this Agreement, DISH shall, and shall cause each of its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any DISH Acquisition Proposal made prior to the date of this Agreement, including by terminating access of any third party (other than EchoStar and its Representatives) to any electronic data room or similar platform granted in connection with any DISH Acquisition Proposal.
(h)   ”DISH Acquisition Proposal” shall mean any inquiry, offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of EchoStar or any EchoStar Subsidiaries) contemplating or otherwise relating to any of the following transactions (in each case, solely so long as such transaction would reasonably be expected to prevent or materially delay the Closing or would otherwise be prohibited by Section 4.1(b)): (i) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, tender offer, exchange offer or other similar transaction involving DISH; (ii) any acquisition or transaction (A) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of DISH, or (B) in which DISH issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of DISH; (iii) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of 25% or more of the consolidated assets of DISH and DISH Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses) that constitute or account for 25% or more of the net revenues or net income of DISH and DISH Subsidiaries, taken as a whole; (iv) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of DISH or any of DISH Subsidiaries; or (v) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of DISH is 25% or more or the net revenues, net income or assets of DISH and DISH Subsidiaries, taken as a whole, involved are 25% or more. Notwithstanding anything herein to the contrary, Sections 4.2(e)-(g) shall not apply to any transaction whereby DISH or any DISH Subsidiary enters into definitive documentation with respect to such transaction and consummates such transaction, in each case following the Closing; provided that any such action would not reasonably be expected to prevent or materially delay the Closing.
Section 4.3   Registration Statement; Joint Information Statement/Prospectus; Private Placement of Ergen Shares.
(a)   As promptly as reasonably practicable after the date of this Agreement, (i) DISH and EchoStar shall prepare and cause to be filed with the SEC the joint information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified under the Exchange Act concerning the Ergen EchoStar Written Consent, the Ergen DISH Written Consent and the transactions contemplated by this Agreement, including the Merger, and a prospectus with respect to the issuance of shares of EchoStar Class A Common Stock to DISH’s stockholders (other than the Ergen DISH Stockholders or any other Ergen) in connection with the Merger to be sent to EchoStar’s stockholders and DISH’s stockholders (the “Joint Information Statement/Prospectus”) and (ii) EchoStar shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Information Statement/Prospectus will be included as a prospectus, in each case, in preliminary form. Each of the parties shall: (A) cause the Form S-4 Registration Statement and the Joint Information Statement/Prospectus to comply with all applicable Legal Requirements in all material respects; (B) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments or requests of the SEC or its staff and shall promptly provide the other party with copies of all written correspondence and a summary of all material oral communications between it, on the one hand, and the SEC or its staff, on the other hand, relating to the Form S-4 Registration Statement or the Joint Information Statement/Prospectus; (C) use reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (D) use reasonable best efforts to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger; and (E) provide the other party with a reasonable opportunity to review and comment on the drafts of the Form S-4 Registration Statement and the Joint Information Statement/Prospectus and any substantive correspondence (including all responses to SEC comments), amendments or supplements to the Form S-4 Registration Statement or the Joint Information Statement/Prospectus prior to filing with the SEC and shall provide to the other a copy of all such filings made with the SEC. EchoStar shall advise DISH, promptly after receipt of notice thereof, of the time when the Form S-4 Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the shares of EchoStar Class A Common Stock for offering or sale in any jurisdiction, or any request by the SEC or its staff for amendment of the Form S-4 Registration Statement or the Joint Information Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.
(b)   DISH shall use reasonable best efforts to cause the Joint Information Statement/Prospectus to be mailed to DISH’s stockholders, and EchoStar shall use reasonable best efforts to cause the Joint Information Statement/Prospectus to be mailed to EchoStar’s stockholders, in each case, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and, in any event, commencing within one Business Day of the date that the Form S-4 Registration Statement is declared effective.
(c)   Each of the parties shall promptly furnish the other parties all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.3. If any party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Information Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Information Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) if mailing is required pursuant to applicable Legal Requirements, shall cooperate in mailing such amendment or supplement to the stockholders of DISH or the stockholders of EchoStar (provided, that if DISH and EchoStar determine to mail any such amendment or supplement, they shall each commence such mailing as promptly as reasonably practicable).
(d)   The Merger Consideration to be paid to the holders of DISH Class B Common Stock and to the Ergen DISH Stockholders shall be issued through a private placement exemption from registration under the Securities Act. DISH and EchoStar shall cooperate and take reasonable steps to ensure the issuance of EchoStar Common Stock to the holders of DISH Class B Common Stock and to the Ergen DISH Stockholders complies with the requirements of the Securities Act and other applicable Legal Requirements.
Section 4.4   Ergen EchoStar Written Consent.   EchoStar shall provide DISH with a copy of the Ergen EchoStar Written Consent by 11:59 p.m., New York City time, on the date that is one day after the date of this Agreement.
Section 4.5   Ergen DISH Written Consent.   DISH shall provide EchoStar with a copy of the Ergen DISH Written Consent by 11:59 p.m., New York City time, on the date that is one day after the date of this Agreement.

Section 4.6   Merger Sub Matters.   Immediately following the execution and delivery of this Agreement, EchoStar, in its capacity as sole stockholder of Merger Sub, shall approve and adopt this Agreement in accordance with the NRS. During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. EchoStar shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub under this Agreement, and EchoStar shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability.
Section 4.7   Filings; Cooperation.
(a)   Subject to the terms and conditions of this Agreement, each of DISH and EchoStar shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the End Date) and to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws and under applicable Satellite and Communications Laws) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement; (ii) obtain as promptly as reasonably practicable (and in any event no later than the End Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party that are or may become necessary, proper or advisable to consummate the transactions contemplated by this Agreement; and (iii) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act, as amended, and all other applicable Legal Requirements issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, together with any foreign investment laws or other similar Legal Requirements.
(b)   Each party shall use their respective reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit as promptly as reasonably practicable any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of DISH and EchoStar shall, in consultation and cooperation with the other as promptly as practicable after the date of this Agreement, but in no event later than as required by applicable Legal Requirements, prepare and file, or pre-file with regard to any Governmental Entity that requires such pre-filing prior to any formal filing of, all notifications required under any Legal Requirement with respect to any Antitrust Laws or Satellite and Communications Laws. DISH and EchoStar shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests for additional information or documentary material received from any state attorney general, antitrust authority or other Governmental Entity in connection with antitrust, FCC, state- or foreign-licensing or related matters.
(c)   Subject to the confidentiality provisions of the Confidentiality Agreement, DISH and EchoStar each shall promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 4.7(a). Each of DISH and EchoStar, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “outside counsel only” or with similar restrictions. Each of DISH and EchoStar may also reasonably redact the material as necessary to (i) remove personally sensitive information or information concerning the valuation of such party or any of its Subsidiaries, (ii) comply with other contractual arrangements or applicable Legal Requirements or (iii) prevent the loss of protection under the attorney-client privilege or the attorney work product doctrine. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, each of DISH and EchoStar shall: (i) consult with the other in good faith prior to taking a position with respect to any filing required by Section 4.7(a); (ii) permit the other to review and discuss reasonably in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party in connection with any such filing or any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby; (iii) coordinate with the other in preparing and exchanging such information; (iv) promptly provide the other party’s counsel with copies of all filings, notices, analyses, presentations, memoranda, letters, responses to requests, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Entity in connection with any filing required by Section 4.7(a) in connection with this Agreement or the transactions contemplated hereby; and (v) consult with the other party reasonably in advance of any meeting or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Without limiting the foregoing, in the event of a disagreement between the parties, the parties agree that it is DISH’s right to devise the strategy for obtaining clearances, approvals and waiting-period expirations under Antitrust Laws and Satellite and Communications Laws, including any filings, notifications, submissions and communications with or to any Governmental Entity in connection therewith; provided that DISH shall consider in good faith any comments of EchoStar relating thereto.
(d)   Each of DISH and EchoStar shall (through its counsel) notify the other promptly upon the receipt of, and, if in writing, shall promptly provide the other party (through its counsel) with copies of: (i) any material communication from any official of any Governmental Entity in connection with the Merger or any filing made pursuant to this Agreement, or from any other Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Entity for any amendment or supplement to any filing made pursuant to this Agreement or for any information requested by any Governmental Entity in connection with their review or consideration of any filings related to this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 4.7(a) DISH or EchoStar, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of DISH, neither EchoStar nor any of EchoStar’s Subsidiaries or Affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.
Section 4.8   Access.
(a)   Upon reasonable notice, each of DISH and EchoStar shall, and shall cause each of their respective Subsidiaries to, afford to the other party and the other party’s Representatives reasonable access, during normal business hours upon prior notice throughout the period prior to the Effective Time, to their respective personnel, properties, Contracts, filings with Governmental Entities and books and records and, during such period, each of DISH and EchoStar shall furnish promptly to the other party all available information concerning its business as DISH or EchoStar, as the case may be, may reasonably request; provided, however, that each party shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of such party would: (i) violate any obligation of such party with respect to confidentiality or privacy; (ii) jeopardize protections afforded such party under the attorney-client privilege, the attorney work product doctrine or any other applicable privilege; or (iii) violate any

Legal Requirement, including any Covid-19 Measure; provided that in each case of clauses (i), (ii) and (iii) such party shall inform the other party of the nature of the information being withheld, and shall use its reasonable best efforts to make alternative arrangements with respect to such information. Each party shall use commercially reasonable security measures to access the systems and information of the other party. All confidential information obtained by each party and its Representatives pursuant to this Section 4.8(a) shall be subject to the Confidentiality Agreement so long as it satisfies the definition of “Evaluation Material” contained therein.
(b)   To the extent that any of the information or material furnished pursuant to this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.
(c)   No exchange of information or investigation by DISH or EchoStar or any of their respective Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of EchoStar or DISH, respectively, set forth in this Agreement.
Section 4.9   Publicity.   DISH and EchoStar shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby, including the Merger, and shall not issue any such public announcement, statement or disclosure prior to such consultation, except as may be required by applicable Legal Requirement or by the rules and regulations of Nasdaq (in which event DISH or EchoStar, as applicable, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement, statement or disclosure in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto); provided that (i) each of EchoStar and DISH may make public announcements, statements or other disclosures concerning this Agreement or the transactions contemplated hereby, including the Merger, that consist solely of information previously disclosed in previous public announcements, statements or other disclosures made by EchoStar and/or DISH in compliance with this Section 4.9, and (ii) each of EchoStar and DISH may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by EchoStar and/or DISH in compliance with this Section 4.9. EchoStar and DISH agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.
Section 4.10   Reasonable Best Efforts.
(a)   Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Agreement (including filings, notifications, required efforts, actions and other matters with respect to Antitrust Laws and Satellite and Communications Laws governed by Section 4.7), upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement.
(b)   EchoStar shall give prompt notice to DISH, and DISH shall give prompt notice to EchoStar, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Section 5.2(a) or Section 5.3(a) not being met, or (ii) the failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 4.11   Certain Employee Matters.
(a)   During the 12-month period commencing on the Closing Date, EchoStar shall, or shall cause one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to, provide each employee of EchoStar, DISH or any of their Subsidiaries as of immediately prior to the Effective Time who continues employment with EchoStar or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) after the Effective Time (a “Continuing Employee”) with (i) an annual base salary or wage rate that is no less favorable to such Continuing Employee than the annual base salary or wage rate that is provided to such Continuing Employee immediately prior to the Effective Time, and (ii) employee benefits (including severance and long-term incentive opportunities but excluding annual base salary or wage rate) that are substantially comparable in the aggregate to those employee benefits provided to similarly situated employees of DISH and its Subsidiaries (including severance and long-term incentive opportunities but excluding annual base salary or wage rate).
(b)   For purposes of eligibility, level of benefits and vesting and benefits accrual (including with respect to vacation or paid time off, but excluding any defined benefit or retiree medical plans) under the DISH Plans in which the Continuing Employees are eligible to participate, EchoStar shall cause DISH or the applicable plan sponsor to credit each Continuing Employee with his or her years of service with EchoStar, DISH, any of their Subsidiaries and any of its or their predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing Date to credit for such service under any similar EchoStar Plan or DISH Plan, as applicable, except to the extent that such service credit would result in a duplication of benefits for the same period of service. In addition, EchoStar shall, or shall cause one of its Affiliates to, cause each DISH Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under the analogous welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) recognize for each Continuing Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such DISH Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under an analogous EchoStar Plan or DISH Plan, as applicable, during the plan year of such plan in which occurs the later of the Effective Time and the date on which the Continuing Employee begins participation in such DISH Plan.
(c)   EchoStar and DISH agree to cause to be taken the actions set forth on Section 4.11(c) of the EchoStar Disclosure Letter.
(d)   If requested by DISH not less than ten (10) Business Days before the Closing Date, the EchoStar Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate EchoStar’s 401(k) plan (the “EchoStar 401(k) Plan”), effective as of the day prior to the Closing Date, but contingent on the occurrence of the Closing. In the event that DISH requests that the EchoStar 401(k) Plan be terminated, (i) EchoStar shall provide DISH with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable prior review and comment by DISH) not later than the day preceding the Closing Date and (ii) following the Effective Time and as soon as reasonably practicable following receipt of a favorable determination letter from the IRS on the termination of the EchoStar 401(k) Plan, the assets thereof shall be distributed to the participants, and the Surviving Corporation shall permit the Continuing Employees who were employed by EchoStar or its Subsidiaries prior to the Closing and are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including with respect to loans) to the Surviving Corporation’s 401(k) plan, in the form of cash, in an amount equal to the full account balance distributed to such Continuing Employees from the EchoStar 401(k) Plan. If the EchoStar 401(k) Plan is terminated prior to the Closing Date, each Continuing Employee employed by EchoStar or its Subsidiaries prior to the Closing shall be eligible to participate in DISH’s 401(k) plan on the Closing Date (subject to the terms of DISH’s 401(k) plan and giving effect to the service crediting provisions of Section 4.11(b)).

(e)   Each of EchoStar and DISH shall provide to the other party copies of any written, broad-based communications with employees of EchoStar or its Subsidiaries regarding the impact of the Merger on such employee’s employment, compensation or benefits for DISH’s or EchoStar’s prior approval, as applicable, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such prior approval shall be required in the event (i) the other party has previously approved the information contained in such communication or (ii) the information contained in such communication was previously publicly disclosed.
(f)   Nothing in this Section 4.11 or elsewhere in this Agreement, expressed or implied, shall be construed to create a right in any employee of EchoStar, DISH or any of their Subsidiaries to employment with EchoStar, DISH or any of their Subsidiaries or shall interfere with or restrict in any way the rights of EchoStar or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for no reason or any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit arrangement of DISH, EchoStar or their respective Affiliates. Nothing herein shall be construed to limit the right of EchoStar, DISH or any of their Subsidiaries to amend or terminate any DISH Plan, any EchoStar Plan or any other employee benefit plan. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.11 shall create any third party rights, benefits or remedies of any nature whatsoever in any employee of EchoStar or any of its Subsidiaries (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.
Section 4.12   Certain Tax Matters.
(a)   None of the parties shall (and each party shall cause its Subsidiaries not to) knowingly take any action (or knowingly fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The parties intend to report and shall report, for U.S. federal income Tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.
(b)   Each of the parties shall cooperate in good faith and use its reasonable best efforts to obtain an opinion of DISH’s (or the DISH Special Committee’s) tax counsel to be issued to DISH with respect to the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code (each such opinion, a “Tax Opinion”). In connection with the rendering of any such Tax Opinion, (i) EchoStar (and Merger Sub) shall deliver to such counsel a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such counsel and reasonably necessary or appropriate to enable such counsel to render any such Tax Opinion (the “EchoStar Tax Certificate”), (ii) DISH shall deliver to such counsel a duly executed certificate containing such customary representations and warranties as shall be reasonably satisfactory in form and substance to such counsel and reasonably necessary or appropriate to enable such counsel to render any such Tax Opinion (the “DISH Tax Certificate”), (iii) DISH and EchoStar shall provide such other information as is reasonably requested by such counsel for purposes of rendering any such Tax Opinion, and (iv) DISH’s (or the DISH Special Committee’s) tax counsel and tax advisors shall be entitled to rely upon representations contained in the DISH Tax Certificate and the EchoStar Tax Certificate in rendering any such Tax Opinion.
Section 4.13   Indemnification; Directors’ and Officers’ Insurance.
(a)   For a period of no less than six years after the Effective Time, EchoStar shall (and, in the case of the DISH Indemnified Parties, shall cause the Surviving Corporation to) indemnify and hold harmless, and provide advancement of expenses to, each Indemnified Party to the fullest extent permitted by applicable Legal Requirements as if such Indemnified Party was a director or officer of EchoStar (or, in the case of the DISH Indemnified Parties, of DISH or the Surviving Corporation, as applicable), including against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to such Indemnified Party to the fullest extent permitted by applicable Legal Requirements, provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer or director of EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or the Surviving Corporation or any of their respective Subsidiaries, as applicable), or serving at the request of EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or the Surviving Corporation or any of their respective Subsidiaries, as applicable) as a director, officer, employee or agent of another Person, to the fullest extent permitted by applicable Legal Requirements. The parties agree that for six years after the Effective Time all rights to exculpation, elimination or limitation of liability and indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the articles of incorporation or by-laws (or comparable Organizational Documents) of EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or any of its Subsidiaries) or in any agreement set forth on Section 4.13(a) of the EchoStar Disclosure Letter (or, in the case of the DISH Indemnified Parties, set forth on Section 4.13(a) of the DISH Disclosure Letter) shall survive the Merger and shall continue in full force and effect. For six years after the Effective Time, EchoStar shall (and, in the case of the DISH Indemnified Parties, shall cause the Surviving Corporation to) maintain in effect (to the fullest extent permitted under applicable Legal Requirements) the provisions in: (i) the Organizational Documents of EchoStar and each of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or any of its Subsidiaries); and (ii) any other agreements of EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or any of its Subsidiaries) with any Indemnified Party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement set forth on Section 4.13(a) of the EchoStar Disclosure Letter (or, in the case of the DISH Indemnified Parties, set forth on Section 4.13(a) of the DISH Disclosure Letter), and no such provision shall be amended, modified or repealed in any respect, except as required by applicable Legal Requirements or with the prior written consent of such Indemnified Party.
(b)    For a period of no less than six years following the Effective Time, EchoStar shall (and, in the case of the DISH Indemnified Parties, shall cause the Surviving Corporation to) cause to be maintained in effect the coverage provided by the existing policy of EchoStar’s (or, in the case of the DISH Indemnified Parties, of DISH’s) directors’ and officers’ liability insurance (each, a “D&O Policy”) covering (through successor coverage) claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated by this Agreement) and covering (through successor coverage) each of EchoStar’s (or, in the case of the DISH Indemnified Parties, of DISH’s) current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, in lieu of EchoStar’s (and, in the case of the DISH Indemnified Parties, of the Surviving Corporation’s) obligations under the first sentence of this Section 4.13(b), EchoStar (and, in the case of the DISH Indemnified Parties, DISH) may, prior to the Effective Time, purchase a six-year “tail” prepaid policy on the applicable D&O Policy from a carrier with comparable or better credit ratings to EchoStar’s (or, in the case of the DISH Indemnified Parties, to DISH’s) existing D&O Policy carrier and on terms and conditions no less favorable to the Indemnified Parties than the terms and conditions of EchoStar’s (or, in the case of the DISH Indemnified Parties, of DISH’s) existing D&O Policy; provided that, in no event shall EchoStar, DISH or the Surviving Corporation be required to pay an annual premium for such insurance in excess of 300% of the current annual premium paid by it (which annual premium is set forth on Section 4.13(a) of the EchoStar Disclosure Letter (or, in the case of the DISH Indemnified Parties, set forth on Section 4.13(a) of the DISH Disclosure Letter)) for its directors’ and officers’ liability insurance; provided, further, that in the event that EchoStar (or, in the case of the DISH Indemnified Parties, DISH) shall purchase such a “tail” policy, EchoStar and the Surviving Corporation shall, following the Effective Time, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of EchoStar and the Surviving Corporation under the first sentence of this Section 4.13(b) for so long as such “tail” policy shall be maintained in full force and effect. Notwithstanding anything in this Section 4.13 to the contrary, if any Indemnified Party notifies EchoStar on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification or advancement of expenses pursuant to this Section 4.13, the provisions of this Section 4.13 that require EchoStar and the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.
(c)   The obligations under this Section 4.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the applicable D&O Policy or “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, administrators or representatives) without the prior written consent of such affected Indemnified Party or other Person who is a beneficiary under such D&O Policy or “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, administrators or representatives. Each of the Indemnified Parties or other Persons who are beneficiaries under the applicable D&O Policy or “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, administrators or representatives are intended to be third party beneficiaries of this Section 4.13, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties and other Persons who are beneficiaries under the applicable D&O Policy or “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, administrators or representatives under this Section 4.13 shall be in addition to, and not in substitution for, any other rights that such Persons may have under any Organizational Documents of EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or any of its Subsidiaries), any and all indemnification agreements of or entered into by EchoStar or any of its Subsidiaries (or, in the case of the DISH Indemnified Parties, of DISH or any of its Subsidiaries), or applicable Legal Requirements (whether at law or in equity).
(d)   In the event that EchoStar, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties and other Persons who are beneficiaries under the applicable D&O Policy or “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, administrators or representatives, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 4.13.
Section 4.14   Stockholder Litigation.   Each of DISH and EchoStar shall provide the other party with prompt notice of, and copies of all pleadings and material correspondence relating to, any Legal Proceeding against it or any of its directors or officers, in their capacities as such, by any holder of shares of DISH Common Stock or EchoStar Common Stock, as applicable, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. EchoStar shall give DISH the opportunity to participate, at DISH’s sole cost and expense, in the defense, settlement, or compromise of any such Legal Proceeding with respect to EchoStar or any of its directors or officers, in their capacities as such (provided that EchoStar shall control the strategy thereof) and no such settlement or compromise shall be agreed to without the prior written consent of DISH (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, DISH shall be entitled to control the defense, settlement or compromise of any Legal Proceeding with respect to DISH or any of its directors or officers, in their capacities as such. In the event there is any Legal Proceeding that relates to both (a) EchoStar or any of its directors or officers, in their capacities as such, on the one hand, and (b) DISH or any of its directors or officers, in their capacities as such, on the other hand, then EchoStar and DISH shall control the applicable portion of such Legal Proceeding in accordance with this Section 4.14 and shall reasonably cooperate with each other in connection therewith.
Section 4.15   Stock Exchange Listing and Delisting.   EchoStar shall use its reasonable best efforts to cause the shares of EchoStar Class A Common Stock to be issued in the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time. Prior to the Closing, DISH shall cooperate with EchoStar to cause the shares of DISH Class A Common Stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following (but in no event prior to) the Effective Time.

Section 4.16   Section 16 Matters.   Prior to the Effective Time, DISH and EchoStar shall take all steps that may be required to cause any dispositions of shares of DISH Common Stock (including derivative securities with respect to shares of DISH Common Stock) or acquisitions of EchoStar Common Stock (including derivative securities with respect to EchoStar Common Stock) resulting from the transactions contemplated by Article I by each individual who is, or as a result of the transactions contemplated by this Agreement will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to DISH or is or will become subject to such reporting requirements with respect to EchoStar, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.
Section 4.17   Director Resignations.   If requested by DISH, EchoStar shall cause to be delivered to DISH prior to the Closing resignations executed by each director of EchoStar in office as of immediately prior to the Effective Time and who will not serve on the EchoStar Board as of the Effective Time, which resignations shall be effective upon the Effective Time.
Section 4.18   Takeover Statutes.   If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, including the Merger, each of the parties and its respective Board of Directors (including, as applicable, the EchoStar Special Committee and the DISH Special Committee) shall (a) grant such approvals and take all such actions necessary so that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such Takeover Statute on the transactions contemplated by this Agreement. EchoStar shall ensure that, as of the 10th date following the Closing, the Surviving Corporation’s Organizational Documents provide that NRS 78.378-78.3793, inclusive, do not apply to the Surviving Corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.
Section 4.19   Financing Cooperation.
(a)   EchoStar shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such assistance as reasonably requested by DISH in connection with financing arrangements (including assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as DISH may reasonably determine necessary or advisable in connection with the completion of the Merger or the other transactions contemplated by this Agreement. Such assistance shall include, but not be limited to, the following: (a) providing such information and making available such personnel as DISH may reasonably request, including the preparation and furnishing in a timely fashion of all financial statements and other data customary to be included in connection therewith (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accounting firm for EchoStar as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722)) and all information regarding EchoStar and its Subsidiaries reasonably required for DISH to prepare pro forma financial statements, financial data, audit reports and other information regarding EchoStar and its Subsidiaries of the type required by and in compliance with Regulation S-X and Regulation S-K promulgated under the Securities Act and related forms; (b) participation in, and assistance with, any marketing activities related to such financing; (c) participation by senior management of EchoStar in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (d) taking such actions as are reasonably requested by DISH or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (e) assisting in any exchange transactions or consents with respect to the EchoStar Indentures. Notwithstanding the foregoing, EchoStar and its Subsidiaries shall not be required pursuant to this Section 4.19 to (1) enter into any letter, certificate, document, agreement or instrument (other than customary authorization and representation letters and notices) that will be effective prior to the Closing (or that will otherwise be effective if the Closing does not occur), (2) take any action to the extent it would unreasonably disrupt the business or operations of EchoStar and the EchoStar Subsidiaries (taken as a whole) or require any of them to take any actions that would reasonably be expected to violate any applicable Legal Requirement, any Contract or their respective Organizational Documents, (3) provide any information to the extent such information would not be required to be provided pursuant to Section 4.8(a), (4) take any actions, or omit to take an action, that would reasonably be expected to result in any personal liability for the directors, officers, employees or stockholders of EchoStar or any of its Subsidiaries, (5) provide any information that cannot be provided without unreasonable burden or expense or (6) take any action, or omit to take an action, that would reasonably be expected to cause any representation, warranty or covenant in this Agreement to be breached by EchoStar or any of its Subsidiaries (unless waived by DISH) or cause any closing condition set forth in Article V to fail to be satisfied. EchoStar hereby consents to DISH’s use of and reliance on any audited or unaudited financial statements relating to EchoStar and the consolidated EchoStar Subsidiaries, including any filings that DISH desires to make with the SEC. In addition, EchoStar will use reasonable best efforts, at DISH’s sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC.
(b)   DISH shall promptly reimburse EchoStar for any reasonable and documented costs and expenses (including legal expenses but excluding costs of EchoStar’s preparation of financial information and financial statements in connection with its compliance with its periodic reporting obligations under the Exchange Act or otherwise in the ordinary course of business) incurred by EchoStar or any of its Subsidiaries (including reasonable attorneys’ and accountants’ fees) in connection with any action taken (or not taken) in compliance with Section 4.19(a). DISH shall indemnify and hold harmless EchoStar, its Subsidiaries and their respective Representatives from any losses, damages, fines, amounts paid in settlement, costs or expenses arising out of or relating to any action taken (or not taken) in compliance with Section 4.19(a) (other than to the extent any of the foregoing are incurred as a result of gross negligence, bad faith or willful misconduct of EchoStar, any of its Subsidiaries or any of their respective Representatives).
(c)   All confidential information regarding EchoStar and its Subsidiaries provided by EchoStar and its Subsidiaries pursuant to this Section 4.19 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.
Section 4.20   DISH Convertible Notes, DISH Warrants and DISH Hedging Instruments.
(a)   DISH and EchoStar shall cooperate and take all steps that are required to supplement or amend the terms and conditions of the DISH Convertible Notes, the DISH Warrants and the DISH Hedging Instruments, including by executing (and using reasonable best efforts to cause the relevant trustee, dealer or any other counterparty thereto to execute) any supplemental indentures, amendments or other documentation required under the DISH Convertible Notes Indentures, the DISH Warrants Agreements or the DISH Hedging Instruments Agreements, as applicable, in each case, on terms and conditions reasonably acceptable to DISH and EchoStar, to effect (i) the treatment of the DISH Convertible Notes and the DISH Warrants in connection with the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 1.8 and (ii) corresponding modifications to the terms and conditions of the DISH Hedging Instruments to reflect such treatment (including, for the avoidance of doubt, the occurrence of the applicable Share Exchange Event (as defined in the applicable DISH Convertible Notes Indenture)).
(b)   Following the Closing, DISH and EchoStar shall cooperate and take all steps that are required for all shares of EchoStar Common Stock to be issued in connection with the conversion of DISH Convertible Notes or the exercise of DISH Warrants (as amended as contemplated by Section 4.20(a)) to comply with all federal and state securities laws regulating the offer and delivery of such shares of EchoStar Common Stock, including, unless an applicable exemption is available to EchoStar in respect of such offering and delivery, filing a registration statement under the Securities Act on Form S-3 or another appropriate form to register the issuance of such shares of EchoStar Common Stock upon the conversion of DISH Convertible Notes or exercise of DISH Warrants (to the extent required by the terms of the DISH Warrants), and shall cause such registration statement to remain in effect for so long as such registration is required under the Securities Act.
ARTICLE V
CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER
Section 5.1   Conditions Precedent to Each Party’s Obligations.   The obligations of each party to effect and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Legal Requirements) at or prior to the Closing, of each of the following conditions:

(a)   Effectiveness of Registration Statement.   The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement and no proceedings for that purpose shall have been commenced or be threatened in writing by the SEC that has not been withdrawn.
(b)   Compliance with Rule 14c-2 and SEC Rules.   20 days shall have passed following the commencement of mailing of the Joint Information Statement/Prospectus to EchoStar’s stockholders and DISH’s stockholders; provided that, if following the original commencement of mailing DISH and EchoStar determine to mail any amendment or supplement to the Joint Information Statement/Prospectus in accordance with Section 4.3(c) then such 20-day period shall be measured from the commencement of the mailing of such amendment or supplement; provided, further, that, to the extent any rules and regulations of the SEC applicable to the Form S-4 Registration Statement filed with the SEC in connection with the transactions contemplated hereby or the Joint Information Statement/Prospectus require a longer period than such 20 days, then this condition shall only be satisfied upon the expiration of such longer period.
(c)   Stockholder Approvals.
(i)   The Required EchoStar Stockholder Vote shall have been obtained.
(ii)   The Required DISH Stockholder Vote shall have been obtained.
(d)   U.S. DOJ.   The notification requirement under Section XVI of the Final Judgment in U.S. and Plaintiff States v. Deutsche Telekom AG, et al. of April 1, 2020 (Case No. 1:19-cv-02232-TJK) shall have been satisfied.
(e)   Listing.   The shares of EchoStar Class A Common Stock to be issued pursuant to the Merger shall have been approved for listing (subject to notice of issuance) on Nasdaq.
(f)   No Restraints.   No Legal Requirement or Order preventing, enjoining or making illegal the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect (any such Legal Requirement or Order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, a “Relevant Legal Restraint”).
(g)   Licensing.   Any Governmental Authorizations required to be obtained prior to the consummation of the Merger in connection with the transfer of control of the relevant DISH Permit as a result of the transactions contemplated hereby under the Satellite and Communications Laws of the jurisdictions set forth on Section 5.1(g) of the DISH Disclosure Letter shall have been obtained (in accordance with Section 5.1(g) of the DISH Disclosure Letter) and shall remain in full force and effect.
Section 5.2   Additional Conditions Precedent to DISH’s Obligations.   The obligation of DISH to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
(a)   Accuracy of Representations.   (i) The representations and warranties of EchoStar contained in Section 2.7(a) (No MAE) shall have been true and accurate at and as of the date of this Agreement and the Closing Date as if made at and as of such time, (ii) the representations and warranties of EchoStar contained in Section 2.5(a) and (c) (Capitalization) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time); (iii) the representations and warranties of EchoStar contained in Section 2.1(a) (Due Organization and Good Standing; Subsidiaries) (first sentence only), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.4(a)(i) (Non-Contravention; Consents), Section 2.5(b) and (d) (Capitalization) Section 2.20 (Vote Required), Section 2.21 (Takeover Statutes), Section 2.23 (Opinion of Financial Advisor) and Section 2.24 (Brokers) shall have been true and accurate in all material respects at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality, “EchoStar Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iv) the representations and warranties of EchoStar set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) through (iii)) shall have been true and accurate in all respects at and as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to have an EchoStar Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality and “EchoStar Material Adverse Effect” qualifications set forth in such representations and warranties shall be disregarded.
(b)   Performance of Covenants.   The covenants in this Agreement that EchoStar or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)    No MAE.   Since August 8, 2023, there shall have not occurred an EchoStar Material Adverse Effect.
(d)   Certification.   DISH shall have received a certificate executed by an executive officer of EchoStar confirming that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been duly satisfied.
Section 5.3   Additional Conditions Precedent to EchoStar’s Obligations.   The obligation of EchoStar to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:
(a)   Accuracy of Representations.   (i) The representations and warranties of DISH contained in Section 3.7 (Absence of Certain Changes) shall have been true and accurate in all respects at and as of the date of this Agreement and as of the Closing Date as if made at and as of such time; (ii) the representations and warranties of DISH contained in Section 3.5(a) and (c) (Capitalization) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time); (iii) the representations and warranties of DISH contained in Section 3.1 (Due Organization and Good Standing) (first sentence only), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.4(a)(i) (Non-Contravention; Consents), Section 3.5(b) and (d) (Capitalization), Section 3.13 (Opinion of Financial Advisor), Section 3.14 (Brokers) and Section 3.16 (Vote Required) shall have been true and accurate in all material respects at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality, “DISH Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iv) the representations and warranties of DISH set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) through (iii)) shall have been true and accurate in all respects at and as of the date of this Agreement and the Closing Date as if made at and as of such time (except to the extent that any such individual representation and warranty expressly speaks as of a particular date or period of time, in which case such individual representation and warranty shall be so true and accurate as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to have a DISH Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all materiality and “DISH Material Adverse Effect” qualifications set forth therein shall be disregarded.

(b)   Performance of Covenants.   The covenants in this Agreement that DISH is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)   No MAE.   Since August 8, 2023, there shall have not occurred a DISH Material Adverse Effect.
(d)   Certification.   EchoStar shall have received a certificate executed by an executive officer of DISH confirming that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been duly satisfied, which certificate shall be in full force and effect.
ARTICLE VI
TERMINATION
Section 6.1   Termination.   This Agreement may be terminated and the Merger may be abandoned:
(a)   by mutual written consent of DISH and EchoStar at any time prior to the Effective Time;
(b)   by DISH or EchoStar if the Merger shall not have been consummated by the close of business on April 2, 2024 (the “End Date”); provided that, if all conditions have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the End Date other than Section 5.1(f) (No Restraints) (solely in respect of any Antitrust Law or Satellite and Communications Law) or Section 5.1(g) (Licensing), then the End Date shall be automatically extended for one three (3) month period and such date shall become the End Date for purposes of this Agreement; provided, further that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the material breach by such party (or any Affiliate of such party) of any of such party’s obligations under this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred on or before the End Date; provided, further, that if all conditions have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the End Date other than Section 5.1(b) (Compliance with Rule 14c-2 and SEC Rules), then the End Date shall be automatically extended until the date that is three (3) Business Days following the expiration of the period contemplated by Section 5.1(b) (Compliance with Rule 14c-2 and SEC Rules);
(c)   by DISH or EchoStar at any time prior to the Effective Time if a Relevant Legal Restraint permanently preventing, enjoining or making illegal the consummation of the Merger shall have become final and non-appealable; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(c) if the material breach by such party (or any Subsidiary of such party) of any of such party’s obligations under this Agreement shall have been the primary cause of, or primarily resulted in, the issuance or continued existence of such Relevant Legal Restraint;
(d)   by DISH if EchoStar has not provided DISH with a copy of the Ergen EchoStar Written Consent by 11:59 p.m., New York City time, on the date that is one day after the date of this Agreement;
(e)   by EchoStar if DISH has not provided EchoStar with a copy of the Ergen DISH Written Consent by 11:59 p.m., New York City time, on the date that is one day after the date of this Agreement;
(f)   by DISH if: (i) any of EchoStar’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) any of EchoStar’s or Merger Sub’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of EchoStar’s representations and warranties or a breach of a covenant of EchoStar or Merger Sub is curable by EchoStar or Merger Sub, as applicable, by the End Date and EchoStar or Merger Sub, as applicable, is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then DISH may not terminate this Agreement under this Section 6.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that EchoStar receives written notice of such inaccuracy or breach from DISH (and, provided that DISH shall not have the right to terminate this Agreement pursuant to this Section 6.1(f) if DISH is then in material breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b)); or

(g)   by EchoStar if: (i) any of DISH’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) any of DISH’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of DISH’s representations and warranties or a breach of a covenant of DISH is curable by DISH by the End Date and DISH is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then EchoStar may not terminate this Agreement under this Section 6.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that DISH receives written notice of such inaccuracy or breach from EchoStar (and, provided that EchoStar shall not have the right to terminate this Agreement pursuant to this Section 6.1(g) if EchoStar or Merger Sub is then in material breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b)).
The party seeking to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other parties in accordance with Section 7.9, specifying the provision of this Agreement pursuant to which such termination is effected.
Section 6.2   Effect of Termination.   In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party to this Agreement (or any of its Representatives or Affiliates); provided, however, that: (a) this Section 6.2 and Article VII shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liability for any fraud or any intentional and material breach of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.
ARTICLE VII
MISCELLANEOUS PROVISIONS
Section 7.1   Special Committee Approval.   Notwithstanding anything in this Agreement to the contrary, until the Effective Time, (a) EchoStar and DISH may take the following actions only with the prior approval of, and shall take any such action if directed to do so by, their respective Special Committee: (i) amending, restating, modifying or otherwise changing any provision of this Agreement or the Ergen Support Agreement; (ii) waiving any right under this Agreement or the Ergen Support Agreement or extending the time for the performance of any obligation of the other party hereunder or any other party under the Ergen Support Agreement; (iii) terminating this Agreement or the Ergen Support Agreement; (iv) making any decision or determination, or taking any action under or with respect to this Agreement or the Ergen Support Agreement; and (v) agreeing to do any of the foregoing, and (b) no decision or determination shall be made, or action taken, by the EchoStar Board or the DISH Board, as applicable, under or with respect to this Agreement or the Ergen Support Agreement without first obtaining the approval of the applicable Special Committee. In the event either Special Committee ceases to exist, any consents, determinations, actions or other rights or obligations afforded to such Special Committee shall be afforded to a majority of the remaining independent and disinterested members of the EchoStar Board or the DISH Board, as applicable.
Section 7.2   Amendment.   Subject to Section 7.1, this Agreement may be amended at any time prior to the Effective Time by an instrument in writing signed on behalf of each of EchoStar (on behalf of itself and Merger Sub) and DISH; provided, however, that no amendment shall be made which by applicable Legal Requirement or regulation of Nasdaq requires further approval of the stockholders of EchoStar or DISH without the further approval of such stockholders.

Section 7.3   Waiver.
(a)   Subject to Section 7.1 and except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
(b)   No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
Section 7.4   No Survival of Representations and Warranties.   None of the representations and warranties contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time. This Section 7.4 shall not limit any covenant or agreement contained in this Agreement to the extent that such covenant or agreement by its terms is to be performed after the Effective Time.
Section 7.5   Entire Agreement; Non-Reliance; Third-Party Beneficiaries.
(a)   This Agreement, the EchoStar Disclosure Letter, the DISH Disclosure Letter, the Ergen Support Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.
(b)   Without limiting the generality of Section 7.5(a): (i) DISH acknowledges and agrees that EchoStar has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, that it is not relying and has not relied on any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, and that no Representative of EchoStar has made or is making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement; and (ii) without limiting the foregoing, DISH acknowledges and agrees that EchoStar has not made and is not making any representations or warranties whatsoever regarding (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to DISH or to any of its Representatives, or otherwise (including in certain “data rooms” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of EchoStar or any Subsidiary of EchoStar or the future business and operations of EchoStar or any Subsidiary of EchoStar or (B) except for the representations and warranties made by EchoStar in Article II, any oral or written information made available to DISH or DISH’s Affiliates or Representatives in the course of their due diligence investigation of EchoStar, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(c)   Without limiting the generality of Section 7.5(a): (i) EchoStar and Merger Sub acknowledge and agree that DISH has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, that they are not relying and have not relied on any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, and that no Representative of DISH has made or is making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement; and (ii) without limiting the foregoing, EchoStar and Merger Sub acknowledge and agree that DISH has not made and is not making any representations or warranties whatsoever regarding (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to EchoStar or Merger Sub or to any of their Representatives, or otherwise (including in certain “data rooms” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of DISH or any Subsidiary of DISH or the future business and operations of DISH or any Subsidiary of DISH or (B) except for the representations and warranties made by DISH in Article III, any oral or written information made available to EchoStar or EchoStar’s Affiliates or Representatives in the course of their due diligence investigation of DISH, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(d)   DISH, EchoStar and Merger Sub agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than DISH, EchoStar, and Merger Sub and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except as set forth in Section 7.8. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 7.6   Applicable Law; Jurisdiction.
(a)   This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Nevada applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties: (i) consents to and submits to the exclusive personal jurisdiction of the Eighth Judicial District Court of Clark County, Nevada (or, if that court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada, or, if that court does not have jurisdiction, a federal court sitting in Clark County, Nevada or Washoe County, Nevada) in any action, proceeding or other Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that all claims in respect of such action, proceeding or other Legal Proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iv) shall not bring any action, proceeding or other Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.
(b)   EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION OR OTHER LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.6(b).
Section 7.7   Payment of Expenses.   Whether or not the Merger is consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.
Section 7.8   Assignability; Parties in Interest.   This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties. Except for the provisions of Article I (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of shares of DISH Common Stock immediately prior to the Effective Time) and Section 4.13 (which, from and after the

Effective Time shall be for the benefit of the Indemnified Parties and the other Persons identified therein), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties, any right, benefit or remedy of any nature.
Section 7.9   Notices.   Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two Business Days after being sent; (c) if sent by electronic mail, when transmitted (unless the sender receives an automatic undeliverable reply); and (d) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
if to DISH, to:
DISH Network Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
Attention:   Timothy A. Messner
Email:
tim.messner@dish.com
legal.notices@dish.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
Andrew J. Nussbaum
Zachary S. Podolsky

Email:
ajnussbaum@wlrk.com
zspodolsky@wlrk.com

and
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:
Scott D. Miller
Scott B. Crofton

Email:
millersc@sullcrom.com
croftons@sullcrom.com

if to EchoStar or Merger Sub, to:
EchoStar Corporation
100 Inverness Terrace East
Englewood, Colorado 80112
Attention:   Chief Legal Officer
Email:
legalnotices@echostar.com (with a copy to
dean.manson@echostar.com)

with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:
Mark I. Greene
Aaron M. Gruber
Jin-Kyu Baek

Email:
mgreene@cravath.com
agruber@cravath.com
jbaek@cravath.com

and
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:
Daniel G. Dufner Jr.
Michael A. Deyong

Email:
daniel.dufner@whitecase.com
michael.deyong@whitecase.com

Section 7.10   Severability.   Any term or provision of this Agreement that is held or declared to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
Section 7.11   Counterparts.   This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 7.12   Obligations of the Surviving Corporation.   Following the Effective Time, EchoStar shall cause the Surviving Corporation to duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of the Surviving Corporation under this Agreement.
Section 7.13   Specific Performance.   Each of the parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party may have under law or in equity, in the event of any breach or threatened breach by DISH, Merger Sub or EchoStar of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to: (i) a decree or Order of specific performance to enforce the observance and performance of such covenant or obligation; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to such other party obtaining any remedy referred to in this Section 7.13 and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 7.14   Disclosure Letters.
(a)   EchoStar Disclosure Letter has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Article II and, as applicable, Article IV. Any information set forth in any section or subsection of the EchoStar Disclosure Letter shall be deemed to be disclosed and incorporated by reference for purposes of any other Section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other Section or subsection notwithstanding the omission of a reference or cross reference thereto. No reference to or disclosure of any item or other matter in the EchoStar Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the EchoStar Disclosure Letter. The information set forth in the EchoStar Disclosure Letter is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of any Legal Requirement or breach of any Contract.
(b)   The DISH Disclosure Letter has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Article III and, as applicable, Article IV. Any information set forth in any section or subsection of the DISH Disclosure Letter shall be deemed to be disclosed and incorporated by reference for purposes of any other Section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other Section or subsection notwithstanding the omission of a reference or cross reference thereto. No reference to or disclosure of any item or other matter in the DISH Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the DISH Disclosure Letter. The information set forth in the DISH Disclosure Letter is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of any Legal Requirement or breach of any Contract.
Section 7.15   Amendment to Confidentiality Agreement.   Section 2 of the Confidentiality Agreement is hereby amended by inserting “, integration planning with respect to” immediately after the word “implementing” in each location in the first sentence thereto. Except as provided in the foregoing, the Confidentiality Agreement shall remain unchanged and in full force and effect. Any reference to the Confidentiality Agreement shall be deemed to be a reference to the Confidentiality Agreement as amended by this Section.
Section 7.16   Construction.   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. If a term is defined as one part of speech, it shall have a corresponding meaning when used as another part of speech. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” when used in this Agreement shall be deemed to not be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. Any reference to a Legal Requirement shall include any rules and regulations promulgated thereunder, and any reference to a Legal Requirement in this Agreement shall only be a reference to such Legal Requirement (as amended, supplemented or otherwise modified) as of the date of this Agreement. Any reference to any Contract shall refer to any such Contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,”

“Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to United States dollars. The table of contents to and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. The Exhibits, Schedules and Annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Any reference to the “ordinary course of business” of any Person shall be deemed to refer to the ordinary course of such Person’s business consistent with past practice. Any statement in the Agreement to the effect that any information, document or other material has been “made available” by EchoStar or DISH shall mean that such information, document or material was uploaded to the virtual data room maintained by EchoStar or DISH, as applicable, in connection with the transactions contemplated by the Agreement or filed or furnished with the SEC, in either case, on or before the execution of this Agreement. All references in this Agreement to “the date of this Agreement” or “the date hereof” shall refer to August 8, 2023, except that all such references to “the date of this Agreement” or “the date hereof” in Sections 1.7(d), 2.3, 3.3, 3.13, 4.3, 4.4, 4.5, 4.6, 4.7, 6.1(d) and 6.1(e) in this Agreement and in representations and warranties solely to the extent they are with respect to Merger Sub shall refer to October 2, 2023.
[Signature page follows]

DISH, Merger Sub and EchoStar have caused this Agreement to be executed as of the date first written above.
DISH Network Corporation
By:	/s/ Charles W. Ergen
	Name:	Charles W. Ergen
	Title:	Executive Chairman
Echostar Corporation
By:	/s/ Hamid Akhavan
	Name:	Hamid Akhavan
	Title:	Chief Executive Officer and President
EAV Corp.
By:	/s/ Dean A. Manson
	Name:	Dean A. Manson
	Title:	Secretary
ACKNOWLEDGED AND AGREED:
Eagle Sub Corp.
By:	/s/ Timothy A. Messner
	Name:	Timothy A. Messner
	Title:	Chief Executive Officer, President, Secretary, Treasurer
Signature Page to Agreement and Plan of Merger

Exhibit A
Certain Definitions
For purposes of the Agreement (including this Exhibit A):
A Person shall be deemed to be an “Affiliate” of another Person if, as of the relevant time of determination, such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, DISH and the DISH Subsidiaries, on the one hand, shall be deemed to not be Affiliates of EchoStar and the EchoStar Subsidiaries, on the other hand and EchoStar and the EchoStar Subsidiaries, on the one hand, shall be deemed to not be Affiliates of DISH and the DISH Subsidiaries, on the other hand.
“Agreement” shall have the meaning set forth in the Preamble.
“Anti-Corruption Laws” shall have the meaning set forth in Section 2.14(a).
“Antitrust Laws” shall have the meaning set forth in Section 4.7(a).
“Articles of Merger” shall have the meaning set forth in Section 1.2.
“Associate” shall mean, with respect to any Person, as of the relevant time of determination, (a) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 10% or more of any class of voting stock or equity interests or of the voting power; (b) any trust or other estate in which such Person has at least a 10% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.
“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York or Denver, Colorado are authorized or required by Legal Requirements to be closed and shall consist of the period from 12:01 a.m. through 12:00 midnight at such location.
“Capitalization Date” shall have the meaning set forth in Section 2.5(a).
“Closing” shall have the meaning set forth in Section 1.2.
“Closing Date” shall have the meaning set forth in Section 1.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean that certain confidentiality agreement, dated as of April 14, 2023, by and between EchoStar and DISH.
“Continuing Employees” shall have the meaning set forth in Section 4.11(a).
“Contract” shall mean any contract, license, sublicense, mortgage, indenture, loan agreement, lease, sublease, agreement, arrangement, letter of credit, guarantee, instrument, understanding or other obligation, in each case, whether written or oral and including any amendment, supplement or other modification thereto.
“Covid-19” shall mean SARS-CoV-2 or Covid-19, and any evolutions, mutations, variants or resurgence thereof or related epidemics, pandemics or disease outbreaks.
“Covid-19 Measures” shall mean any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Legal Requirement,

directive or bona fide guidelines of or promulgated by any Governmental Entity, including the U.S. Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to Covid-19.
“D&O Policy” shall have the meaning set forth in Section 4.13(a).
“DISH” shall have the meaning set forth in the Preamble.
“DISH Acquisition Proposal” shall have the meaning set forth in Section 4.2(h).
“DISH Articles” shall mean the Amended and Restated Articles of Incorporation of DISH, as amended by the Certificate of Amendment to the Articles of Incorporation of DISH and as further amended by the Certificate of Amendment to the Articles of Incorporation of DISH, effective November 3, 2015.
“DISH Board” shall mean the board of directors of DISH.
“DISH Book-Entry Shares” shall have the meaning set forth in Section 1.10(a).
“DISH Bylaws” shall mean the Amended and Restated Bylaws of DISH effective November 4, 2019.
“DISH Class A Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of DISH.
“DISH Class B Common Stock” shall mean the Class B Common Stock, par value $0.01 per share, of DISH.
“DISH Class C Common Stock” shall mean the Class C Common Stock, par value $0.01 per share, of DISH.
“DISH Common Stock” shall mean the DISH Class A Common Stock, the DISH Class B Common Stock and the DISH Class C Common Stock.
“DISH Convertible Notes” shall mean the convertible notes issued under the DISH Convertible Notes Indentures.
“DISH Convertible Notes Indentures” shall mean that certain Indenture, dated as of August 8, 2016, among the DISH and U.S. Bank National Association, pursuant to which DISH issued 3 3/8% Convertible Notes Due 2026, that certain Indenture, dated as of March 17, 2017, among DISH and U.S. Bank National Association, pursuant to which DISH issued 2 3/8% Convertible Notes Due 2024, and that certain Indenture, dated as of December 21, 2020, among DISH and U.S. Bank National Association, pursuant to which DISH issued 0% Convertible Notes Due 2025, as each may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.
“DISH Disclosure Letter” shall have the meaning set forth in the introductory paragraph of Article III.
“DISH Equity Plans” shall mean the DISH 2019 Stock Incentive Plan, the DISH 2009 Stock Incentive Plan, the 2002 Class B CEO Stock Option Plan and the Amended and Restated DISH 2001 Nonemployee Director Stock Option Plan.
“DISH ESPP” shall have the meaning set forth in Section 1.7(d).
“DISH Hedging Instruments” shall mean the instruments representing rights to purchase shares of DISH Class A Common Stock from the applicable dealer issued under the DISH Hedging Instruments Agreements.
“DISH Hedging Instruments Agreements” shall mean those certain Base Note Hedge Transaction Confirmations, dated as of August 2, 2016, and Additional Note Hedge Transaction Confirmations, dated as of August 3, 2016, between DISH and each of Deutsche Bank AG, London Branch, Barclays Bank PLC, JPMorgan Chase Bank, National Association, London Branch and Goldman, Sachs & Co. with respect to the issuance of instruments representing rights to purchase shares of DISH Class A Common Stock from the applicable dealer entered into in connection with the issuance of DISH’s 3 3/8% Convertible Notes due 2026, as each may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.
“DISH Indemnified Parties” shall mean any Person (together with such Person’s heirs, executors, administrators or representatives) who is now, has been or becomes at any time prior to the Effective Time, (a) an officer or director of DISH or any of its Subsidiaries or (b) serving at the request of DISH or any of its Subsidiaries as an officer or director of or in any similar capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
“DISH Material Adverse Effect” shall mean any state of fact, event, change, effect, circumstance, occurrence or development that (x) has a material adverse effect on the business, results of operations or financial condition of DISH and the DISH Subsidiaries, taken as a whole, or (y) the ability of DISH to consummate the transactions contemplated by this Agreement, including the Merger; provided, that, solely with respect to clause (x), no fact, event, change, effect, circumstance, occurrence or development to the extent arising from the following shall be taken into account in determining whether there is a DISH Material Adverse Effect: (a) changes after the date of this Agreement in GAAP; (b) changes after the date of this Agreement in applicable Legal Requirements; (c) general economic, business, financial, market or political conditions; (d) changes generally affecting the industry in which DISH and the DISH Subsidiaries participate; (e) (i) the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions (or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions), (ii) any hurricane, flood, tornado, earthquake or other weather or natural disaster, (iii) any outbreak of illness or other public health event or pandemic (including Covid-19 and the continuation or worsening thereof) or (iv) any other force majeure event; (f) the negotiation, announcement or pendency of the Agreement, the Merger or the other transactions contemplated by this Agreement (provided that this clause (f) shall not apply to any representation or warranty in Article III to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger); (g) DISH’s failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself, provided that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a DISH Material Adverse Effect, to the extent otherwise permitted by this definition; (h) any decline in DISH’s stock price or any decline in the market price or trading volume of the DISH Class A Common Stock on Nasdaq, in and of itself, or the suspension of trading in or delisting of the DISH Class A Common Stock on Nasdaq, provided, that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be a DISH Material Adverse Effect, to the extent otherwise permitted by this definition; (i) any action taken or omitted to be taken at the written request of EchoStar or the taking of any action required by this Agreement; (j) any lawsuit commenced by a stockholder of DISH (in his, her or its capacity as a stockholder) alleging breach of fiduciary duty in connection with the execution of the Agreement or the consummation of the transactions contemplated by the Agreement, except, in the case of each of clauses (a), (b), (c), (d), and (e) of this proviso, to the extent that such changes have a disproportionate adverse impact on DISH and the DISH Subsidiaries relative to other participants in the industries in which DISH and the DISH Subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a DISH Material Adverse Effect.
“DISH Material Joint Venture” shall mean any Entity (other than any DISH Subsidiary) in which DISH or any of the DISH Subsidiaries hold any equity interest or joint venture, partnership or similar interest, the book value of which, as of December 31, 2022, exceeds $30,000,000.
“DISH Options” shall mean options to purchase shares of DISH Class A Common Stock from DISH.
“DISH Permits” shall have the meaning set forth in Section 3.11(a)(viii).
“DISH Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Entities, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens relating to liabilities for which appropriate reserves have been established and are fully reflected in the Most Recent DISH Balance Sheet; (e) Liens arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; and (f) Liens or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use or value of the subject asset or property as currently used by DISH and the DISH Subsidiaries.
“DISH Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which DISH or any DISH Subsidiary maintains, sponsors, contributes to or is required to contribute to for the benefit of its current or former employees, consultants or directors or with respect to which DISH or any DISH Subsidiary has any actual or contingent liability.
“DISH Returns” shall have the meaning set forth in Section 3.11(a).
“DISH RSU Awards” shall mean restricted stock units representing the right to vest in and be issued shares of DISH Class A Common Stock by DISH.
“DISH SEC Documents” shall have the meaning set forth in Section 3.4(a).
“DISH Special Committee” shall have the meaning set forth in the Recitals.
“DISH Stock Certificates” shall have the meaning set forth in Section 1.10(a).
“DISH Subsidiary” shall mean any direct or indirect material Subsidiary of DISH.
“DISH Tax Certificate” shall have the meaning set forth in Section 4.12(b).
“DISH Warrants” shall mean the warrants to purchase shares of DISH Class A Common Stock from DISH issued under the DISH Warrants Agreements.
“DISH Warrants Agreements” shall mean those certain Base Warrant Transaction Confirmations, dated as of August 2, 2016, and Additional Warrant Transaction Confirmations, dated as of August 3, 2016, between DISH and each of Deutsche Bank AG, London Branch, Barclays Bank PLC, JPMorgan Chase Bank, National Association, London Branch and Goldman, Sachs & Co. with respect to the issuance of warrants to purchase shares of DISH Class A Common Stock from DISH entered into in connection with the issuance of DISH’s 3 3/8% Convertible Notes due 2026, as each may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.
“DPA” shall have the meaning set forth in Section 2.4(c).
“DTC” shall mean The Depositary Trust Company.
“EchoStar” shall have the meaning set forth in the Preamble.
“EchoStar 401(k) Plan” shall have the meaning set forth in Section 4.11(d).
“EchoStar Acquisition Proposal” shall have the meaning set forth in Section 4.2(d).
“EchoStar Articles” shall mean the Articles of Incorporation of EchoStar as amended on January 25, 2008 and May 4, 2016.
“EchoStar Board” shall mean the board of directors of EchoStar.
“EchoStar Bylaws” shall mean the Bylaws of EchoStar effective October 16, 2007.
“EchoStar Class A Common Stock” shall mean the Class A Common Stock, par value $0.001 per share, of EchoStar.

“EchoStar Class B Common Stock” shall mean the Class B Common Stock, par value $0.001 per share, of EchoStar.
“EchoStar Class C Common Stock” shall mean the Class C Common Stock, par value $0.001 per share, of EchoStar.
“EchoStar Class D Common Stock” shall mean the Class D Common Stock, par value $0.001 per share, of EchoStar.
“EchoStar Common Stock” shall mean the EchoStar Class A Common Stock, the EchoStar Class B Common Stock, the EchoStar Class C Common Stock and the EchoStar Class D Common Stock.
“EchoStar Disclosure Letter” shall have the meaning set forth in the introductory paragraph of Article II.
“EchoStar Equity Plans” shall mean EchoStar’s 2017 Stock Incentive Plan, Amended and Restated 2008 Stock Incentive Plan, 2008 Class B CEO Stock Option Plan, 2017 Non-Employee Director Stock Incentive Plan and Amended and Restated 2008 Non-Employee Director Stock Incentive Plan.
“EchoStar ESPP” shall have the meaning set forth in Section 1.7(f).
“EchoStar Indentures” shall mean the Secured Indenture and the Unsecured Indenture.
“EchoStar IP” shall mean all Intellectual Property owned, or purported to be owned, by EchoStar or any EchoStar Subsidiary.
“EchoStar Major Stations” shall have the meaning set forth in Section 2.10.
“EchoStar Material Adverse Effect” shall mean any state of fact, event, change, effect, circumstance, occurrence or development that (x) has a material adverse effect on the business, results of operations or financial condition of EchoStar and the EchoStar Subsidiaries, taken as a whole, or (y) the ability of EchoStar to consummate the transactions contemplated by this Agreement, including the Merger; provided, that, solely with respect to clause (x), no fact, event, change, effect, circumstance, occurrence or development to the extent arising from the following shall be taken into account in determining whether there is an EchoStar Material Adverse Effect: (a) changes after the date of this Agreement in GAAP; (b) changes after the date of this Agreement in applicable Legal Requirements; (c) general economic, business, financial, market or political conditions; (d) changes generally affecting the industry in which EchoStar and the EchoStar Subsidiaries participate; (e) (i) the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions (or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions), (ii) any hurricane, flood, tornado, earthquake or other weather or natural disaster, (iii) any outbreak of illness or other public health event or pandemic (including Covid-19 and the continuation or worsening thereof) or (iv) any other force majeure event; (f) the negotiation, announcement or pendency of the Agreement, the Merger or the other transactions contemplated by this Agreement (provided that this clause (f) shall not apply to any representation or warranty in Article II to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger); (g) EchoStar’s failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself, provided that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be an EchoStar Material Adverse Effect, to the extent otherwise permitted by this definition; (h) any decline in EchoStar’s stock price or any decline in the market price or trading volume of EchoStar Class A Common Stock on Nasdaq, in and of itself, or the suspension of trading in or delisting of EchoStar Class A Common Stock on Nasdaq, provided, that in each case the underlying cause or causes may be taken into account in determining whether there has been or would reasonably be expected to be an EchoStar Material Adverse Effect, to the extent otherwise permitted by this definition; (i) any action taken or omitted to be taken at the written request of DISH or the taking of any action required by this Agreement; (j) any lawsuit commenced by a stockholder of EchoStar (in his, her or its capacity as a stockholder) alleging breach of fiduciary duty in connection with the execution of the Agreement or the consummation of the transactions contemplated by the Agreement, except, in the case of each of clauses (a), (b), (c), (d), and (e) of this proviso, to the extent that such changes have a disproportionate adverse impact on EchoStar and the EchoStar Subsidiaries relative to other participants in the industries in which EchoStar and the EchoStar Subsidiaries operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be an EchoStar Material Adverse Effect.
“EchoStar Material Joint Venture” shall mean any Entity (other than any EchoStar Subsidiary) in which EchoStar or any of the EchoStar Subsidiaries hold any equity interest or joint venture, partnership or similar interest, the book value of which, as of December 31, 2022, exceeds $30,000,000.
“EchoStar Options” shall mean options to purchase shares of EchoStar Class A Common Stock from EchoStar.
“EchoStar Owned Real Property” shall have meaning set forth in Section 2.9.
“EchoStar Permits” shall have the meaning set forth in Section 2.12(b).
“EchoStar Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Entities, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens relating to liabilities for which appropriate reserves have been established and are fully reflected in the Most Recent EchoStar Balance Sheet; (e) Liens arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; and (f) Liens or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use or value of the subject asset or property as currently used by EchoStar and the EchoStar Subsidiaries.
“EchoStar Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which EchoStar or any EchoStar Subsidiary maintains, sponsors, contributes to or is required to contribute to for the benefit of its current or former employees, consultants or directors or with respect to which EchoStar or any EchoStar Subsidiary has any actual or contingent liability.
“EchoStar Registered IP” shall mean any EchoStar IP that is registered with, issued by or the subject of a pending application before the U.S. Patent & Trademark Office or U.S. Copyright Office or any corresponding Governmental Entity or other corresponding public or quasi-public legal authority (including any domain name registrars).
“EchoStar Returns” shall have the meaning set forth in Section 2.15(a).
“EchoStar RSU Award” shall mean each award of restricted stock units representing the right to vest in and be issued shares of EchoStar Class A Common Stock by EchoStar.
“EchoStar SEC Documents” shall have the meaning set forth in Section 2.6(a).
“EchoStar Share Issuance” shall have the meaning set forth in the Recitals.
“EchoStar Special Committee” shall have the meaning set forth in the Recitals.
“EchoStar Subsidiary” shall mean any direct or indirect material Subsidiary of EchoStar.
“EchoStar Tax Certificate” shall have the meaning set forth in Section 4.12(b).
“Effective Time” shall have the meaning set forth in Section 1.2.

“End Date” shall have the meaning set forth in Section 6.1(b).
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).
“Environmental Law” shall have the meaning set forth in Section 2.18.
“EPCRA” shall mean the U.S. Emergency Planning and Community Right-to-Know Act, as amended.
“Ergen DISH Stockholders” shall have the meaning set forth in the Recitals.
“Ergen DISH Written Consent” shall have the meaning set forth in the Recitals.
“Ergen EchoStar Stockholders” shall have the meaning set forth in the Recitals.
“Ergen EchoStar Written Consent” shall have the meaning set forth in the Recitals.
“Ergen Support Agreement” shall have the meaning set forth in the Recitals.
“Ergens” shall mean Charles W. Ergen and Cantey M. Ergen or any member of their respective immediate families or any Affiliate or Associate of any of the foregoing (excluding, in each case, EchoStar, EchoStar’s Subsidiaries, DISH and DISH’s Subsidiaries).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall have the meaning set forth in Section 1.11(a).
“Exchange Fund” shall have the meaning set forth in Section 1.11(a).
“Exchange Ratio” shall mean 0.350877.
“Export Approvals” shall have the meaning set forth in Section 2.12(c).
“FCC” shall mean the U.S. Federal Communications Commission.
“Foreign Plan” shall have the meaning set forth in Section 2.16(f).
“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by EchoStar in connection with the issuance of shares of EchoStar Class A Common Stock to DISH’s stockholders (other than the Ergen DISH Stockholders or any other Ergen) in connection with the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Authorization” shall mean any permit, license, registration, qualification or authorization granted by any Governmental Entity.
“Governmental Entity” shall mean any federal, state, local or foreign governmental authority, any transnational governmental organization or any court of competent jurisdiction, arbitral tribunal, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any self-regulatory organization.
“Indebtedness” of any Person shall mean, without duplication: (a) the principal of and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (b) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (c) to the extent drawn, reimbursement obligations under letters of credit or similar credit, performance, or surety transactions; (d) all obligations of such Person under any swap, hedging, or similar agreement or arrangement that would be payable to terminate such agreement or arrangement, calculated, as of the date Indebtedness is determined, as the amount of any payments that would be required to be paid by such Person, as applicable, to the counterparty banks in the event of an early unwind or early termination of such agreement or arrangement on such date less any amount payable to such Person in connection to such unwind or termination; (e) accrued and unpaid severance payments and benefits relating to periods prior to the Closing or otherwise triggered solely by the transactions contemplated by this Agreement; (f) all obligations for the deferred purchase price of property, services, equity, or other assets (including all seller notes, “earn-out” or similar contingent payment obligations); (g) unfunded obligations for deferred compensation and pension or retirement benefits for any employee of such Person; (h) all accrued and unpaid expenses under the incentive plans of such Person or its Subsidiaries, including annual bonus and target incentive plan bonus (TIPs), (i) all obligations of the type referred to in the foregoing clauses (a) through (h) of another Person secured by any Lien on any property or asset of such first Person; and (j) all guarantees or similar arrangements by such first Person of obligations of the type referred to in the foregoing clauses (a) through (i) in respect of any other Person, it being understood that the amount of any of the foregoing Indebtedness described in clauses (a) through (j) shall include any and all accrued interest, prepayment, breakage, and make-whole fees, expenses, premiums or penalties, related thereto, and any other fees and expenses required to be paid by such Person upon repayment thereof, in each case, including as a result of or in connection with the Closing.
“Indemnified Parties” shall mean any Person (together with such Person’s heirs, executors, administrators or representatives) who is now, has been or becomes at any time prior to the Effective Time, (a) an officer or director of EchoStar or DISH or any of their respective Subsidiaries or (b) serving at the request of EchoStar or DISH or any of their respective Subsidiaries as an officer or director of or in any similar capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
“Intellectual Property” shall mean any and all intellectual property or proprietary rights arising in any jurisdiction of the world, including in or with respect to any of the following: (a) patents, patent applications, statutory invention registrations, utility models, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (b) trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and other designations of origin; (c) domain names, uniform resource locators, Internet Protocol addresses, and social media handles, accounts and similar signifiers; (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors; and (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”).
“IRS” shall mean the United States Internal Revenue Service.
“IT Assets” shall mean any computers, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“ITU” shall mean the International Telecommunication Union.
“ITU Radio Regulations” shall mean the International Telecommunication Union Radio Regulations, as amended.
“Joint Information Statement/Prospectus” shall have the meaning set forth in Section 4.3(a).
“knowledge of DISH” shall mean the actual knowledge of the individuals listed in Section 1.1(a) of the DISH Disclosure Letter.
“knowledge of EchoStar” shall mean the actual knowledge of the individuals listed in Section 1.1(a) of the EchoStar Disclosure Letter.

“Legal Proceeding” shall mean any legal or administrative proceeding (including before the United States Patent and Trademark Office or the Patent Trial and Appeal Board or any counterpart outside the United States), lawsuit, arbitration, mediation, court action, or other proceeding before any court or public or private body or tribunal.
“Legal Requirement” shall mean any law, rule or regulation adopted or promulgated by any Governmental Entity.
“Letter of Transmittal” shall have the meaning set forth in Section 1.11(b).
“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, claim, charge, security interest, encumbrance, hypothecation or limitation on transfer in respect of such property or asset.
“Malicious Code” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm” or “spyware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.
“Material Contract” shall have the meaning set forth in Section 2.11.
“Merger” shall have the meaning set forth in the Recitals.
“Merger Consideration” shall have the meaning set forth in Section 1.5(c).
“Merger Sub” shall have the meaning set forth in the Preamble.
“Most Recent DISH Balance Sheet” shall mean the balance sheet of DISH as of March 31, 2023.
“Most Recent EchoStar Balance Sheet” shall mean the balance sheet of EchoStar as of March 31, 2023.
“Nasdaq” shall have the meaning set forth in Section 1.9(b).
“Non-DTC Book-Entry Share” shall have the meaning set forth in Section 1.11(c).
“NRS” shall have the meaning set forth in the Recitals.
“OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control.
“Open Source License” shall mean any license described by the Open Source Initiative (www.opensource.org), or any license granted on “free software” or “open source software” or under a similar licensing or distribution model or terms, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.
“Order” shall mean any order, decision, judgment, writ, injunction, stipulation, award, or decree, issued by any Governmental Entity.
“Organizational Documents” shall mean, with respect to any Entity: (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended; and (d) with respect to any other Entity, its comparable organizational documents.
“Permits” shall mean, with respect to any Person, all Governmental Authorizations and other franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of such Person and its Subsidiaries, including all tariffs, reports, notices and other documents required to be field with any Governmental Entities necessary for such Person and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted.
“Person” shall mean any individual or Entity.
“Personal Data” shall mean any information that, alone or in combination with other information, identifies, or could be used to identify, a natural person, together with any other information that is protected under any Legal Requirements concerning privacy or data security, or that is defined as “personal data,” “personally identifiable information” or “personal information” under any applicable Legal Requirement, including any natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, or device identifier.
“Post-Closing EchoStar Chief Executive Officer” shall have the meaning set forth in Section 1.4(c).
“Prohibited Person” shall mean (a) any individual or entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Legal Requirement, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by such an individual or entity; or (e) any individual or entity that has been designated on any similar list or Order published by a Governmental Entity in the United States.
“RCRA” shall mean the U.S. Resource Conservation and Recovery Act, as amended.
“Relevant Legal Restraint” shall have the meaning set forth in Section 5.1(e).
“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.
“Required DISH Stockholder Vote” shall have the meaning set forth in Section 3.16.
“Required EchoStar Stockholder Vote” shall mean the affirmative vote of a majority of the votes cast in person, by proxy at a meeting of EchoStar stockholders or by written consent in lieu of a special meeting to the extent permitted by applicable Legal Requirements, in each case by the holders of EchoStar Common Stock entitled to vote thereon with respect to the EchoStar Share Issuance.
“Satellite and Communications Law” shall mean, with respect to any Person, any U.S. or non-U.S. statute, law, rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or similar instrument of authority issued or promulgated by the FCC, a state public utility or public service commission, the Universal Service Administrative Company or any other U.S. or non-U.S. Governmental Entity that regulates (a) the provision of communications, telecommunications, information, broadcast or video services, (b) the use of electromagnetic spectrum or (c) the assignment of licenses to construct, launch and operate satellites, use the electromagnetic spectrum or provide communications, telecommunications, information, broadcast or video services, including the U.S. Communications Act, the ITU Radio Regulations, the Legal Requirements governing licensing and operations in countries in which such Person or any Subsidiary of such Person holds, is applying for, or controls, the Permits of such Person, and every other Legal Requirement applicable to interstate and international satellite operations or telecommunications, together with all Legal Requirements concerning the provision of intrastate telecommunications services or concerning the interstate operation of any satellite operations or telecommunications, cable or open video system.
“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Indenture” shall mean that certain Secured Indenture, dated as of July 27, 2016, among Hughes Satellite Systems Corporation, U.S. Bank National Association and Wells Fargo Bank, National Association, pursuant to which Hughes Satellite Systems Corporation issued 5.250% Senior Secured Notes due 2026, as may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Software” shall mean any software in any applicable form, including object code, source code, firmware, middleware and embedded versions thereof, and including implementations of algorithms, models and methodologies.
“Special Committees” shall mean the EchoStar Special Committee and the DISH Special Committee, as the case may be.
An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; or (b) at least 50% of the outstanding voting equity interests issued by such Entity.
“Surviving Corporation” shall have the meaning set forth in Section 1.1.
“Takeover Statute” shall have the meaning set forth in Section 2.21.
“Tax Opinion” shall have the meaning set forth in Section 4.12(b).
“Tax Returns” shall mean any and all returns, reports, elections, claims for refund, estimated Tax filings, declarations, certificates or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto, and any amendments thereof.
“Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.
“Top Customer” shall mean a top ten customer (other than DISH and its Subsidiaries) of EchoStar and the EchoStar Subsidiaries, taken as a whole, based on revenues during the twelve months ended December 31, 2022.
“Top Governmental Customer” shall mean a customer of EchoStar or EchoStar’s Hughes segment that is a Governmental Entity and a top twenty customer of EchoStar and the EchoStar Subsidiaries, taken as a whole, based on revenues during the twelve months ended December 31, 2022.
“Top Supplier” shall mean a top ten vendor or supplier (other than DISH and its Subsidiaries) of EchoStar and the EchoStar Subsidiaries, taken as a whole, based on expenditures during the twelve months ended December 31, 2022.
“Trading Day” shall mean a day on which shares of EchoStar Common Stock are traded on Nasdaq.
“Treasury Regulations” shall mean the regulations prescribed under the Code (including any temporary regulations and any amended or successor provisions with respect to such regulations).
“U.S. Communications Act” shall mean the U.S. Communications Act of 1934, as amended.
“Unsecured Indenture” shall mean that certain Unsecured Indenture, dated as of July 27, 2016, between Hughes Satellite Systems Corporation and U.S. Bank National Association, pursuant to which Hughes Satellite Systems Corporation issued 6.625% Senior Notes due 2026, as may be supplemented, amended, replaced, refinanced or otherwise modified from time to time.

Annex B
AMENDED AND RESTATED SUPPORT AGREEMENT
This AMENDED AND RESTATED SUPPORT AGREEMENT, dated as of October 2, 2023 (this “Agreement”), is entered into by and among (a) Charles W. Ergen, Cantey M. Ergen and the other Persons listed on the signature pages hereto under the heading “Stockholders” (together with any subsequent transferees or assignees who become “Stockholders” pursuant to Section 4(b) below, collectively, the “Stockholders” and each individually, a “Stockholder”), (b) EchoStar Corporation, a Nevada corporation (“EchoStar”), and (c) DISH Network Corporation, a Nevada corporation ( “DISH”). Unless the context otherwise requires, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, EchoStar, DISH and the Stockholders are parties to a Support Agreement, dated as of August 8, 2023 (the “Initial Support Agreement”);
WHEREAS, concurrently with the entry into the Initial Support Agreement, EchoStar, DISH and Eagle Sub Corp., a Nevada corporation and a wholly owned subsidiary of DISH (“Eagle Sub”), entered into an Agreement and Plan of Merger, dated as of August 8, 2023 (the “Initial Merger Agreement”);
WHEREAS, DISH and EchoStar now desire (and Eagle Sub acknowledges and agrees) to amend and restate the Initial Merger Agreement in its entirety by way of an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), among EchoStar, EAV Corp., a Nevada corporation and a wholly owned subsidiary of EchoStar (“Merger Sub”), and DISH, pursuant to which, upon the terms and subject to the conditions thereof, EchoStar will acquire DISH by means of a merger of Merger Sub with and into DISH (the “Merger”), upon consummation of which, the separate existence of Merger Sub shall cease and DISH shall be the surviving corporation and a wholly owned subsidiary of EchoStar;
WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, or is an Entity that is the record holder of, the number of shares of (a) DISH Common Stock set forth opposite such Stockholder’s name on Schedule A hereto (the “Owned DISH Shares”; the Owned DISH Shares and any additional shares of capital stock or other voting securities of DISH of which the Stockholder acquires record or beneficial ownership after the date hereof and prior to the Termination Date (as defined below), including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the Stockholder’s “Covered DISH Shares”) and (b) EchoStar Common Stock set forth opposite such Stockholder’s name on Schedule B hereto (the “Owned EchoStar Shares” and, together with such Stockholder’s Owned DISH Shares, the “Owned Shares”; the Owned EchoStar Shares and any additional shares of capital stock or other voting securities of EchoStar of which the Stockholder acquires record or beneficial ownership after the date hereof and prior to the Termination Date, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the Stockholder’s “Covered EchoStar Shares” and, together with such Stockholder’s Covered DISH Shares, the “Covered Shares”);
WHEREAS, as a condition and inducement to EchoStar’s, DISH’s and Merger Sub’s willingness to enter into the Merger Agreement, EchoStar, DISH and the Stockholders wish to amend and restate the Initial Support Agreement in its entirety to reflect the terms and conditions set forth in this Agreement;
WHEREAS, Section 14 of the Initial Support Agreement provides that the Initial Support Agreement may be amended by an instrument in writing specifically designated as an amendment thereto, signed by EchoStar, DISH and each of the Stockholders, subject to the prior approval of the respective Special Committees of EchoStar and DISH;
WHEREAS, the respective Special Committees of EchoStar and DISH have each approved the entry into this Agreement; and

WHEREAS, each Stockholder acknowledges that DISH, EchoStar and Merger Sub are entering into the Merger Agreement in reliance in part on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, DISH, EchoStar and each Stockholder hereby agree as follows:
AGREEMENT
1.   No Voting Agreements.   Except for the Initial Support Agreement (which is amended and restated in its entirety by this Agreement), each Stockholder hereby represents, covenants and agrees, solely with respect to such Stockholder, that such Stockholder (a) has not entered into any voting agreement, voting trust or similar agreement with respect to any Covered Shares, and shall not enter into at any time prior to the Termination Date, any voting agreement, voting trust or similar agreement or understanding with respect to any Covered Shares, (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares and (c) has not taken and shall not knowingly or intentionally take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of materially preventing such Stockholder from performing any of his, her or its obligations under this Agreement.
2.   Termination.   Subject to Section 13, this Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the written agreement of the Stockholders, DISH and EchoStar to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Section 4(e) (but only to the extent that this Agreement terminates pursuant to Section 2(a) hereof) and Sections 6, 9, 10, 13 to 27 (inclusive) shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the Termination Date.
3.   Representations and Warranties of Each Stockholder.   Each Stockholder hereby represents and warrants to EchoStar and DISH, solely with respect to such Stockholder as follows:
(a)   Ownership.   Such Stockholder is the record and/or beneficial owner of, or is an Entity that is the record holder of, and has good and marketable title to, the Owned Shares set forth opposite such Stockholder’s name on Schedule A or Schedule B (as applicable) hereto, in each case free and clear of any pledges, claims, liens, charges, equities, options, rights of first refusal, encumbrances or security interests of any kind or nature whatsoever and free of any other limitation or restriction (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than as created by this Agreement or restrictions on transfer of general applicability arising under applicable federal securities laws. Such Stockholder (or in the case of Entities, another Stockholder) holds, and, subject to Section 4(b), shall continue to hold during the term of this Agreement, sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his, her or its Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Schedule A or Schedule B (as applicable) hereto and shares of DISH Common Stock and EchoStar Common Stock held by a charitable foundation for which Charles W. Ergen and Cantey M. Ergen serve as officers and directors and identified to DISH and EchoStar prior to the entry into this Agreement, such Stockholder and his, her or its Affiliates and Associates do not own beneficially or of record any (i) DISH Common Stock, EchoStar Common Stock, or other voting securities of DISH or EchoStar, (ii) securities of DISH convertible into or exchangeable for DISH Common Stock or other voting securities of DISH, (iii) securities of EchoStar convertible into or exchangeable for EchoStar Common Stock or other voting securities of EchoStar, (iv) options or other rights to acquire from the DISH any DISH Common

Stock, other voting securities or securities convertible into or exchangeable for DISH Common Stock or other voting securities of DISH or (v) options or other rights to acquire from EchoStar any EchoStar Common Stock, other voting securities or securities convertible into or exchangeable for EchoStar Common Stock or other voting securities of DISH other than stock options granted by DISH or by EchoStar (it being understood and agreed that, if any such options are exercised prior to the Termination Date, the shares received on account of such exercise shall be Owned Shares subject to this Agreement).
(b)   Organization.   Such Stockholder, if it is a trust, has been duly created and is validly existing as a common law trust, and each of its trustees has been duly appointed and is validly acting as a trustee of such trust, under the laws of the jurisdiction of its administration. Such Stockholder, if it is an Entity other than a trust, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(c)   Authority.   Such Stockholder has all requisite power, capacity and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Stockholder, the performance by such Stockholder of his, her or its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of his, her or its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of his, her or its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby.
(d)   Consents and Approvals; No Conflicts.   Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate any provision of the Organizational Documents of such Stockholder, (B) result in any breach or violation of, or require any consent or action by any Person, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets.
(e)   No Legal Proceedings.   As of the date hereof, there is no Legal Proceeding pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially restrict or prohibit (or, if successful, would restrict or prohibit) the performance by such Stockholder of his, her or its obligations under this Agreement.
(f)   Fees.   Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which DISH, EchoStar or any of their respective Subsidiaries would be liable or responsible following the Closing in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of such Stockholder.

(g)   Reliance by EchoStar and DISH.   Such Stockholder understands and acknowledges that DISH, EchoStar and Merger Sub are entering into the Merger Agreement in reliance in part upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Stockholder contained herein. Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its choosing. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.
4.   Certain Covenants of Each Stockholder.   Each Stockholder hereby covenants and agrees as follows:
(a)   Such Stockholder (solely in the capacity as a stockholder of EchoStar or DISH, as applicable) will comply with the provisions of Section 4.2 (No Solicitation of Acquisition Proposals) of the Merger Agreement applicable to each of EchoStar and DISH as if such provisions were applicable to such Stockholder (for clarity, without modifying the definitions of EchoStar Acquisition Proposal and DISH Acquisition Proposal set forth therein).
(b)   Prior to the Termination Date, subject to Section 26 and except as contemplated hereby, such Stockholder shall not (i) tender into any tender or exchange offer, (ii) directly or indirectly sell (constructively or otherwise), transfer, pledge, hypothecate, grant, gift, encumber, assign or otherwise dispose of or convert (collectively “Transfer”), or enter into any contract, option, agreement or other Contract with respect to the Transfer of all or any portion of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement or similar agreement with respect to any Covered Shares or (iv) knowingly take any action that would reasonably be expected to make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of materially preventing, disabling or delaying such Stockholder from or in performing his, her or its obligations under this Agreement. Any Transfer in violation of this provision shall be null and void ab initio. If any involuntary Transfer of any of the Covered Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, this Section 4(b) shall not prohibit a Transfer of the Covered Shares (including any new Covered Shares as described in Section4(c)) by such Stockholder to (1) Charles W. Ergen, Cantey M. Ergen or any of their Affiliates (excluding, for clarity, EchoStar and DISH and their respective Subsidiaries), (2) any member of the respective immediate families of Charles W. Ergen or Cantey M. Ergen, (3) an Entity established for the benefit of Charles W. Ergen or Cantey M. Ergen or any member of their respective immediate families, (4) gifts of an immaterial amount, or (5) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, so long as, prior to and as a condition to the effectiveness of any such Transfer, (A) the Transfer is registered under the Securities Act and complies with the requirements of all applicable state securities laws, or the Transfer is exempt from the registration provisions of the Securities Act and the requirements of all applicable state securities laws, (B) the transferee (if such transferee is not already a party to this Agreement) agrees to be bound by the terms of this Agreement and makes the same representations and warranties of the Stockholders contained herein and executes and delivers to the parties hereto a joinder acceptable to EchoStar and DISH memorializing such agreement, and (C) the transferee is an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act).
(c)   Prior to the Termination Date, in the event that such Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, (i) any additional DISH Common Stock or other voting securities with respect to DISH or (ii) any additional EchoStar Common Stock or other voting securities with respect to EchoStar, such DISH Common Stock or other voting securities, or EchoStar Common Stock or other voting securities (as applicable) shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of shares of DISH Common Stock and EchoStar Common Stock held by such Stockholder set forth on Schedule A or Schedule B (as applicable) hereto will be deemed amended accordingly and such DISH

Common Stock or other voting securities or EchoStar Common Stock or other voting securities (as applicable) shall automatically become subject to the terms of this Agreement. Such Stockholder shall promptly notify EchoStar and DISH of any such event, unless such acquisition of DISH Common Stock or EchoStar Common Stock is from another Stockholder pursuant to a Transfer permitted under Section 4(b) hereof.
(d)   Such Stockholder acknowledges the provisions of Section 4.7 (Filings; Cooperation), Section 4.10 (Reasonable Best Efforts) and Section 4.18 (Takeover Statutes) of the Merger Agreement and hereby agrees to reasonably cooperate with EchoStar and DISH as reasonably requested in connection with their performance of such provisions, including by providing all information required in connection with any filings, notices or other documents to or for any Governmental Entity or other third person.
(e)   For a period of three (3) years following the Closing, such Stockholder and its controlled Affiliates shall not vote, or cause or direct to be voted (or act by written consent in respect of), the EchoStar Class A Common Stock owned by any of them as of the Closing Date, after giving effect to the Merger, other than in respect of any matter that is presented to holders of EchoStar Class A Common Stock on which holders of EchoStar Class B Common Stock are not entitled to vote. For the avoidance of doubt, this Section 4(e) shall not apply to any shares of EchoStar Class A Common Stock acquired by the Stockholders following the Closing, including on the account of the conversion of any shares of EchoStar Class B Common Stock or received through any stock split, stock dividend or similar transaction. This Section 4(e) shall be conditioned on the occurrence of the Closing and, otherwise, shall be of no force and effect.
5.   Registration Statement; Joint Information Statement/Prospectus; Private Placement of Ergen Shares.
(a)   Each of the Stockholders shall, as promptly as reasonably practicable, provide information that may be reasonably requested by DISH or EchoStar in connection with the preparation and/or filing of the Joint Information Statement/Prospectus and the Form S-4 Registration Statement, and the response to any comments or requests of the SEC or its staff in relation to the same. The information supplied by such Stockholder for inclusion in the Form S-4 Registration Statement (including the Joint Information Statement/Prospectus) will not, at the time the Form S-4 Registration Statement (and any amendment or supplement thereto) is filed with the SEC, is amended or supplemented or is declared effective or on the date that the Joint Information Statement/Prospectus is first mailed to the stockholders of DISH and the stockholders of EchoStar, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In the event that any Stockholder becomes aware that the information supplied by such Stockholder for inclusion or incorporation by reference in the Joint Information Statement/Prospectus or the Form S-4 Registration Statement, at any time prior to the Closing, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, such Stockholder will promptly notify DISH and EchoStar of such circumstance and cooperate with DISH and EchoStar as they may reasonably request in remedying such circumstance.
(b)   Each of the parties acknowledges that the Merger Consideration to be paid to the Stockholders (the “Applicable Merger Consideration”) shall be issued through a private placement exemption from registration under the Securities Act. EchoStar, DISH and the Stockholders shall cooperate and take reasonable steps to ensure the issuance of the Merger Consideration (in the form of EchoStar Class A Common Stock and EchoStar Class B Common Stock) to the Stockholders complies with the requirements of the Securities Act and other applicable Legal Requirements.
(c)   Each Stockholder hereby represents, warrants and covenants to EchoStar and DISH, solely with respect to such Stockholder as follows, as of the date hereof and as of the Closing:
(i)   Such Stockholder has such knowledge, skill and experience in business, financial and investment matters that such Stockholder is capable of evaluating the merits and risks of an investment in the Applicable Merger Consideration payable to such Stockholder. With the assistance of such Stockholder’s own professional advisors, to the extent that such Stockholder has deemed appropriate, such Stockholder has made his, her or its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Applicable Merger Consideration, and the consequences of the Merger Agreement. Such Stockholder has considered the suitability of the Applicable Merger Consideration as an investment in light of his, her or its own circumstances and financial condition and such Stockholder is able to bear the risks associated with an investment in the Applicable Merger Consideration, and it is authorized to invest in the Applicable Merger Consideration.
(ii)   Such Stockholder is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. Such Stockholder agrees to furnish any additional information reasonably requested by EchoStar, DISH or any of their respective Affiliates to ensure compliance with the Securities Act and other applicable Legal Requirements in connection with the issuance of the Applicable Merger Consideration to such Stockholder.
(iii)   Such Stockholder understands that the issuance of the Applicable Merger Consideration to such Stockholder would be solely for such Stockholder’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Applicable Merger Consideration. Such Stockholder understands that the Applicable Merger Consideration will not be registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of such Stockholder and of the other representations, warranties and covenants made by such Stockholder in this Agreement. Such Stockholder understands that EchoStar and DISH are relying upon the representations, warranties and covenants contained in this Agreement (and any supplemental information) for the purpose of determining whether the issuance of the Applicable Merger Consideration to such Stockholder would meet the requirements for such exemptions.
(iv)   Such Stockholder understands that the Applicable Merger Consideration would constitute “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that such Stockholder may dispose of the Applicable Merger Consideration only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, and such Stockholder understands that EchoStar has no obligation or intention to register any of the Applicable Merger Consideration or the offering or sale thereof, or to take action so as to permit offers or sales pursuant to the Securities Act or an exemption from registration thereunder (including pursuant to Rule 144 thereunder). Accordingly, such Stockholder understands that, under the SEC’s rules, such Stockholder may dispose of the Applicable Merger Consideration only in “private placements” which are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities,” subject to the same limitations that would apply to the Applicable Merger Consideration in the hands of such Stockholder.
(v)   Such Stockholder agrees that (A) subject to Section 4(b), such Stockholder will not Transfer the Applicable Merger Consideration or any interest therein, or make any offer or attempt to do any of the foregoing, unless the transaction is registered under the Securities Act and complies with the requirements of all applicable state securities laws, or the transaction is exempt from the registration provisions of the Securities Act and the requirements of all applicable state securities laws, (B) if applicable the certificates, if any, representing the Applicable Merger Consideration will bear a legend making reference to the foregoing restrictions and (C) EchoStar shall not be required to give effect to any purported Transfer of such Applicable Merger Consideration, except upon compliance with the foregoing restrictions.
(vi)   Such Stockholder is a United States person (as defined by Section 7701(a)(30) of the Code).
(vii)   Such Stockholder is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), and is not controlled by a “foreign person,” as defined in the DPA.

6.   Compliance with Merger Agreement.   From and following execution of this Agreement, no Stockholder shall, or shall authorize or permit any of his, her or its Associates or Affiliates or his, her or its or their respective Representatives to, directly or indirectly, take or permit any action that would (a) cause or direct DISH or EchoStar to breach any provision of the Merger Agreement or (b) otherwise materially restrict, limit or interfere with the performance of the Merger Agreement or the transactions contemplated by the Merger Agreement.
7.   Registration Rights Agreement.   Prior to the Closing, EchoStar and the Stockholders will enter into a registration rights agreement reasonably acceptable to the parties providing for the registration of the Ergen Stockholders’ shares of EchoStar Class A Common Stock and/or shares of EchoStar Class B Common Stock, in each case, received as Merger Consideration, and/or the registration of shares of EchoStar Class B Common Stock held by the Ergen Stockholders immediately prior to the closing of the Merger, upon request of the Stockholders, at EchoStar’s cost and expense.
8.   Stockholder Capacity.   This Agreement is being entered into by each Stockholder solely in his, her or its capacity as the record holder or beneficial owner of, or as a trust whose beneficiaries are the beneficial owners of, Covered Shares, and nothing in this Agreement shall restrict, limit or affect any actions taken (or omitted to be taken) by such Stockholder in such Stockholder’s capacity as a director or officer of EchoStar, DISH or any other Person. No action taken (or omitted to be taken) in any such capacity as a director or officer shall be deemed to constitute a breach of this Agreement.
9.   Trust Stockholders.   In this Agreement, references to an Entity that is a trust Stockholder shall be deemed to be to the relevant trust or the trustees thereof acting in their capacities as such trustees, including for the purposes of such Stockholder’s representations and warranties.
10.   Waiver of Appraisal Rights.   Each Stockholder acknowledges that no dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by the Merger Agreement or this Agreement pursuant to NRS 92A.380 and 92A.390 or any other applicable Legal Requirements and each Stockholder has hereby waived any and all applicable dissenter’s or appraisal rights and shall not seek to assert any such rights.
11.   Disclosure.   Without limiting the terms of Section 5 or Section 12, each Stockholder hereby authorizes EchoStar and DISH to publish and disclose in any public filing made in connection with the Merger and the transactions contemplated thereby (including the Form S-4 Registration Statement and the Joint Information Statement/Prospectus) and in any other announcement or disclosure required by the SEC or other applicable Legal Requirements, such Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement.
12.   Further Assurances.   From time to time, at the request of EchoStar or DISH and without further consideration, each Stockholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further action, as EchoStar or DISH may reasonably request for the purpose of carrying out the intent of this Agreement.
13.   Special Committee Approval.   Notwithstanding anything in this Agreement to the contrary, until the Termination Date, (a) DISH and EchoStar may take the following actions only with the prior approval of, and shall take any such action if directed to do so by, their respective Special Committee: (i) amending, restating, modifying or otherwise changing any provision of this Agreement, (ii) waiving any right under this Agreement or extending the time for the performance of any obligation of any other party hereunder, (iii) terminating this Agreement, (iv) making any decision or determination, or taking any action under or with respect to this Agreement, and (v) agreeing to do any of the foregoing, and (b) no decision or determination shall be made, or action taken, by the EchoStar Board or DISH Board, as applicable, under or with respect to this Agreement without first obtaining the approval of the applicable Special Committee. If either Special Committee ceases to exist, any consents, determinations, actions or other rights or obligations afforded to such Special Committee shall be afforded to a majority of the remaining independent and disinterested members of the EchoStar Board or DISH Board, as applicable.
14.   Amendment and Modification.   Neither this Agreement nor any term hereof may be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by EchoStar, DISH and each of the Stockholders, subject to Section 13.
15.   Waiver.   No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought (and, in the case of EchoStar or DISH, subject to Section 13).
16.   Notices.   Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt, (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two Business Days after being sent, (c) if sent by electronic mail, when transmitted (unless the sender receives an automatic undeliverable reply) and (d) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
(i)   If to a Stockholder, to:
Robert J. Hooke
5856 S. Lowell Blvd., #32-201
Littleton, CO 80123
Email:       rob.hooke@summitcapitalllc.com
(ii)   if to EchoStar, to:
EchoStar Corporation
100 Inverness Terrace East
Englewood, CO 80112
Attention:   Chief Legal Officer
Email:       legalnotices@echostar.com (with a copy to
              dean.manson@echostar.com)
with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:   Mark I. Greene
                Aaron M. Gruber
              Jin-Kyu Baek
Email:       mgreene@cravath.com
              agruber@cravath.com
              jbaek@cravath.com

and
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:   Daniel G. Dufner Jr.
                Michael A. Deyong
Email:        daniel.dufner@whitecase.com
               michael.deyong@whitecase.com
(iii)   if to DISH, to:
DISH Network Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
Attention:   Timothy A. Messner
Email:        legal.notices@dish.com (with a copy to
               tim.messner@dish.com)
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:   Andrew J. Nussbaum
                Zachary S. Podolsky
Email:        ajnussbaum@wlrk.com
               zspodolsky@wlrk.com
and
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:   Scott D. Miller
                Scott B. Crofton
Email:        millersc@sullcrom.com
               croftons@sullcrom.com
17.   Entire Agreement.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes the Initial Support Agreement and all prior agreements and understandings, both written and oral (excluding, for clarity, the Confidentiality Agreement, the Merger Agreement, the Ergen DISH Written Consent or the Ergen EchoStar Written Consent), between the parties with respect to the subject matter hereof.
18.   Section Headings.   The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
19.   Construction.   For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa. If a term is defined as one part of speech, it shall have a corresponding meaning when used as another part of speech. The words “hereof” and “herein” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” when used in this Agreement shall be deemed to not be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. Any reference to a Legal Requirement shall include any rules and regulations promulgated thereunder, and any reference to a Legal Requirement in this Agreement shall only be a reference to such Legal Requirement (as amended, supplemented or otherwise modified) as of the date of this Agreement. Any reference to any Contract shall refer to any such Contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
20.   Assignment; Third Party Beneficiaries.   This Agreement shall not be assignable or otherwise transferable by a party without the prior written consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof; provided, however, that the EchoStar Special Committee and the DISH Special Committee are each an intended beneficiary of this Agreement and shall be entitled to enforce this Agreement against the Stockholders in accordance with its terms and each of EchoStar and DISH have the right on behalf of their respective stockholders to seek equitable relief or to pursue damages suffered by EchoStar and its stockholders or DISH and its stockholders, as applicable in the event of wrongful termination of this Agreement, fraud or intentional breach by the parties hereto, which right is hereby expressly acknowledged and agreed by the parties hereto.
21.   Applicable Law; Jurisdiction.
(a)   This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Nevada applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties (i) consents to and submits to the exclusive personal jurisdiction of the Eighth Judicial District Court of Clark County, Nevada (or, if that court does not have jurisdiction, any other state district court located in the State of Nevada and, if no state district court in the State of Nevada has jurisdiction, a federal court sitting in Nevada) in any action, proceeding or other Legal Proceeding arising out of or relating to this Agreement or the Merger Agreement or any of the transactions contemplated by this Agreement or the Merger Agreement, (ii) agrees that all claims in respect of such action, proceeding or other Legal Proceeding shall be heard and determined in any such court, (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) shall not bring any action, proceeding or other Legal Proceeding arising out of or relating to this Agreement or the Merger Agreement or any of the transactions contemplated by this Agreement or the Merger Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action, proceeding or other Legal Proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.
(b)   EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION OR OTHER LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 21(b).
22.   Enforcement.   Each of the parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party may have under law or in equity, in the event of any breach or threatened breach by a party of any covenant or obligation of such party contained in this Agreement, the other (non-defaulting) parties shall be entitled to obtain (a) a decree or Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to such other party obtaining any remedy referred to in this Section 22, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
23.   Severability.   Any term or provision of this Agreement that is held to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
24.   Counterparts.   This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.
25.   No Presumption Against Drafting Party.   The parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
26.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in EchoStar or DISH or any of their respective controlled Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit of and relating to the Covered Shares shall remain vested in and belong to the relevant Stockholder, and EchoStar and DISH shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the other or exercise any power or authority with respect to any Stockholder in the voting or transfer of any Covered Shares except as specifically provided herein and in the Merger Agreement.
27.   Acknowledgment of Merger Consideration; Inapplicability of Certain Organizational Document Provisions.   Each Stockholder hereby acknowledges and agrees that, in connection with the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of EchoStar, Merger Sub, DISH or any stockholder of DISH:
(a)   subject to Sections 1.8 and 1.11 of the Merger Agreement, each Covered DISH Share which is a share of DISH Class A Common Stock or DISH Class C Common Stock (a “Covered DISH Class C Share”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio (with all shares of DISH Class C Common Stock outstanding, if any, treated for purposes of this calculation as if converted into DISH Class A Common Stock at the effective conversion rate set forth in the DISH Articles); and
(b)   subject to Sections 1.8 and 1.11 of the Merger Agreement, each Covered DISH Share which is a share of DISH Class B Common Stock (a “Covered DISH Class B Share”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class B Common Stock equal to the Exchange Ratio, and, for the avoidance of doubt, (i) each Stockholder who holds any Covered DISH Class B Share or Covered DISH Class C Share immediately prior to the Effective Time hereby irrevocably and unconditionally waives any and all rights and claims such Stockholder may have, pursuant to Article V(2)(d)(ii) of DISH Articles, to receive, at the closing of the Merger, the consideration such Stockholder would have received at the closing of the Merger if their Covered DISH Class B Shares and Covered DISH Class C Shares outstanding immediately prior to the Effective Time had been converted into DISH Class A Common Stock immediately prior to the Effective Time at the conversion rate set forth in Article V(2)(d)(ii) of DISH Articles and (ii) each and every Stockholder who holds or shall hold any Covered DISH Class B Share or Covered DISH Class C Share at any time during the period commencing on the date hereof and expiring on the Termination Date hereby irrevocably and unconditionally waives any and all rights and claims such Stockholder may have, pursuant to Article V(2)(e) of the DISH Articles, to receive advance written notice of the date on which the Merger shall take place and the date as of which the holders of DISH Class A Common Stock of record shall be entitled to exchange their DISH Class A Common Stock in consideration for the right to receive a number of validly issued, fully paid and non-assessable shares of EchoStar Class A Common Stock equal to the Exchange Ratio.
The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, DISH, EchoStar and each Stockholder have executed this Agreement as of the date first written above.
ECHOSTAR CORPORATION
By:
/s/ Hamid Akhavan

Name: Hamid Akhavan
Title: Chief Executive Officer and President
DISH NETWORK CORPORATION
By:
/s/ Timothy Messner

Name: Timothy Messner
Title: Executive Vice President, General Counsel and Corporate Secretary
Signature Page to Support Agreement

STOCKHOLDERS:
CHARLES W. ERGEN
/s/ Charles W. Ergen

Signature Page to Support Agreement

CANTEY M. ERGEN
/s/ Cantey M. Ergen

ERGEN TWO-YEAR DECEMBER
2021 DISH GRAT
By:
/s/ Cantey M. Ergen

Cantey M. Ergen, Trustee
ERGEN TWO-YEAR DECEMBER
2022 DISH GRAT
By:
/s/ Cantey M. Ergen

Cantey M. Ergen, Trustee
ERGEN TWO-YEAR MAY
2023 DISH GRAT
By:
/s/ Cantey M. Ergen

Cantey M. Ergen, Trustee
ERGEN TWO-YEAR JUNE
2023 DISH GRAT
By:
/s/ Cantey M. Ergen

Cantey M. Ergen, Trustee
ERGEN TWO-YEAR MARCH
2022 SATS GRAT
By:
/s/ Cantey M. Ergen

Cantey M. Ergen, Trustee
ERGEN TWO-YEAR JUNE
2022 SATS GRAT
By:
/s/ Cantey M. Ergen

Cantey M. Ergen, Trustee
Signature Page to Support Agreement

ERGEN TWO-YEAR DECEMBER
2022 SATS GRAT
By:
/s/ Cantey M. Ergen

Cantey M. Ergen, Trustee
ERGEN TWO-YEAR JUNE
2023 SATS GRAT
By:
/s/ Cantey M. Ergen

Cantey M. Ergen, Trustee
TELLURAY HOLDINGS, LLC
By:
/s/ Cantey M. Ergen

Cantey M. Ergen, Manager
Signature Page to Support Agreement

Schedule A
Stockholder	Owned DISH Shares (Record ownership)	Owned DISH Shares (Beneficial ownership)
Charles W. Ergen	85,582 Class A 161,240 Class B	37,617,195 Class A 238,435,208 Class B
Cantey M. Ergen	448 Class A	35,009,857 Class A 238,435,208 Class B
Ergen Two-Year December 2021 DISH GRAT	1,983,348 Class B	1,983,348 Class B
Ergen Two-Year December 2022 DISH GRAT	55,000,000 Class B	55,000,000 Class B
Ergen Two-Year May 2023 DISH GRAT	26,000,000 Class A 28,000,000 Class B	26,000,000 Class A 28,000,000 Class B
Ergen Two-Year June 2023 DISH GRAT	89,500,000 Class B	89,500,000 Class B
Telluray Holdings, LLC	6,699,489 Class A 63,790,620 Class B	6,699,489 Class A 63,790,620 Class B
Schedule B
Stockholder	Owned EchoStar Shares (Record ownership)	Owned EchoStar Shares (Beneficial ownership)
Charles W. Ergen	2,200,678 Class A 97,506 Class B	2,791,526 Class A 47,687,039 Class B
Cantey M. Ergen	47 Class A	2,216,153 Class A 47,687,039 Class B
Ergen Two-Year March 2022 SATS GRAT	3,693,428 Class B	3,693,428 Class B
Ergen Two-Year June 2022 SATS GRAT	2,687,900 Class B	2,687,900 Class B
Ergen Two-Year December 2022 SATS GRAT	13,900,000 Class B	13,900,000 Class B
Ergen Two-Year June 2023 SATS GRAT	14,500,000 Class B	14,500,000 Class B
Telluray Holdings, LLC	12,808,205 Class B	12,808,205 Class B

ANNEX C
October 2, 2023
The Special Committee of the Board of Directors and the Board of Directors
DISH Network Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
Members of the Special Committee and the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Class A common stock, par value $0.01 per share (the “Company Class A Common Stock”) of DISH Network Corporation (the “Company”), other than the Ergen DISH Stockholders (as defined in the Agreement (as defined below)), of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of EchoStar Corporation (the “Merger Partner”) with the Company. Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 2, 2023 (the “Agreement”), among the Company, EAV Corp. (“Merger Sub”) and the Merger Partner, the Company will become a wholly-owned subsidiary of the Merger Partner, and (i) each outstanding share of Company Class A Common Stock, other than shares of Company Class A Common Stock held in treasury or held directly by the Merger Partner or Merger Sub, will be converted into the right to receive 0.350877 shares (the “Exchange Ratio”) of Class A common stock, par value $0.001 per share, of the Merger Partner (the “Merger Partner Class A Common Stock”), (ii) each outstanding share of Class B common stock, par value $0.01 per share, of the Company (the “Company Class B Common Stock”), other than shares of Company Class B Common Stock held in treasury or held directly by the Merger Partner or Merger Sub, will be converted into the right to receive a number of shares of Class B common stock, par value $0.001 per share, of the Merger Partner (the “Merger Partner Class B Common Stock”) equal to the Exchange Ratio and (iii) each outstanding share of Class C common stock, par value $0.01 per share, of the Company (the “Company Class C Common Stock”), other than shares of Company Class C Common Stock held in treasury or held directly by the Merger Partner or Merger Sub, will be converted into the right to receive a number of shares of Merger Partner Class A Common Stock equal to the Exchange Ratio, with all shares of Company Class C Common Stock treated for this purpose as if converted into Company Class A Common Stock at the effective conversion rate set forth in the Articles of Incorporation of the Company (collectively, the “Transaction”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Class A Common Stock and the Merger Partner Class A Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Transaction on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, Merger Sub or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, Merger Sub and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company and the Special Committee with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Class A Common Stock (other than the Ergen DISH Stockholders) of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of the DISH Convertible Notes or the DISH Warrants (each as defined in the Agreement) or of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. We also do not express any opinion as to the Ergen Support Agreement (as defined in the Agreement) or any voting, governance or other rights of the Ergen DISH Stockholders or the Ergen EchoStar Stockholders (each as defined in the Agreement), whether pursuant thereto, pursuant to the other documentation to be entered into in connection with the Transaction, or otherwise (and have not taken any such rights into account in our analysis). Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Class A Common Stock (other than the Ergen DISH Stockholders) in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Class A Common Stock, the Merger Partner Class A Common Stock or any other class of securities of the Company or the Merger Partner will trade at any future time.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on a Company subsidiary’s offering of debt securities in November 2021 and as joint lead bookrunner on the Company’s offering of debt securities in November 2022. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Merger Partner nor any of the following Charlie Ergen affiliated entities:

Ergen Two-Year December 2020 DISH GRAT, Ergen Two-year March 2021 DISH GRAT, Ergen Two-Year June 2021 DISH GRAT, Ergen Two-Year December 2021 DISH GRAT, Ergen Two-Year May 2022 DISH GRAT, Ergen Two-Year June 2022 DISH GRAT, Ergen Two-Year June 2021 SATS GRAT, Ergen Two-Year March 2022 SATS GRAT, Ergen Two-Year June 2022 SATS GRAT, Ergen Two-Year December 2022 SATS GRAT, Ergen two-year December 2022 DISH GRAT, Ergen two-year May 2023 DISH GRAT and Telluray Holdings, LLC. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Class A Common Stock (other than the Ergen DISH Stockholders).
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Special Committee of the Board of Directors of the Company (in its capacity as such) and, at the request of the Special Committee, also to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

Annex D
October 1, 2023
The Special Committee of the Board of Directors
EchoStar Corporation
100 Inverness Terrace East
Englewood, CO 80112
Members of the Special Committee:
We understand that EchoStar Corporation (“EchoStar”) proposes to enter into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), with DISH Network Corporation (“DISH”) and EAV Corp., a wholly owned subsidiary of EchoStar (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into DISH, with DISH being the surviving corporation as a wholly owned subsidiary of EchoStar (the “Merger”). As a result of the Merger, (i) each outstanding share of Class A common stock, par value $0.01 per share, of DISH (the “DISH Class A Common Stock”) and each outstanding share of Class C common stock, par value $0.01 per share, of DISH (the “DISH Class C Common Stock”) will be converted into the right to receive 0.350877 (the “Exchange Ratio”) of a share of Class A common stock, par value $0.001 per share, of EchoStar (the “EchoStar Class A Common Stock”) and (ii) each outstanding share of Class B common stock, par value $0.01 per share, of DISH (the “DISH Class B Common Stock”, and together with the DISH Class A Common Stock and the DISH Class C Common Stock, the “DISH Common Stock”), will be converted into the right to receive a number of shares of Class B common stock, par value $0.001 per share, of EchoStar (the “EchoStar Class B Common Stock”, and together with the EchoStar Class A Common Stock, the “EchoStar Common Stock”) equal to the Exchange Ratio, in the case of each of clause (i) and (ii), other than shares of DISH Common Stock owned by EchoStar or Merger Sub or held by DISH as treasury stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Special Committee has asked us whether, in our opinion, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to EchoStar.
In connection with rendering our opinion, we have, among other things:
(i)
reviewed certain publicly available business and financial information relating to EchoStar and DISH that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)
reviewed certain internal projected financial data relating to DISH prepared and furnished to us by the management of DISH, such projected financial data relating to DISH as adjusted and furnished to us by the management of EchoStar, and certain internal projected financial data relating to EchoStar and furnished to us by the management of EchoStar, each as approved for our use by the Special Committee (the “Forecasts”), including certain estimates prepared by the managements of EchoStar and DISH of the synergies expected to result from the Merger (the “Synergies”), certain estimates prepared by the management of EchoStar relating to the development by EchoStar of a global S-Band mobile satellite service network (the “S-Band Estimates”), and estimates prepared by the managements of EchoStar and DISH regarding the amount, timing and use of certain tax attributes of EchoStar and DISH, respectively (the “Tax Attributes”), each as approved for our use by the Special Committee;

(iii)
discussed with the managements of EchoStar and DISH their assessment of the past and current operations of DISH, the current financial condition and prospects of DISH and the Forecasts relating to DISH, and discussed with the management of EchoStar its assessment of the past and current operations of EchoStar, the current financial condition and prospects of EchoStar and the Forecasts;

(iv)
discussed with the management of DISH its assessment as to the financing alternatives available to DISH (the “Financing Alternatives”);

(v)
reviewed the reported prices and the historical trading activity of DISH Class A Common Stock and EchoStar Class A Common Stock;

(vi)
compared the financial performance of DISH and EchoStar and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vii)
reviewed the financial terms and conditions of an execution version of the Merger Agreement; and

(viii)
performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the managements of EchoStar and DISH that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, including the Synergies, the S-Band Estimates and the Tax Attributes, and the Financing Alternatives, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of EchoStar or DISH, as applicable, as to the future financial performance of EchoStar, DISH and the other matters covered thereby, as applicable. We have relied, at the direction of the Special Committee, on the assessments of the managements of EchoStar and DISH as to EchoStar’s ability to achieve the Synergies and have been advised by EchoStar and DISH, and have assumed with your consent, that the Synergies will be realized in the amounts and at the times projected. We express no view as to the Forecasts, including the Synergies, the S-Band Estimates and the Tax Attributes, and the Financing Alternatives, or the assumptions on which they are based.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the execution version of the Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on EchoStar, DISH or the consummation of the Merger or reduce the contemplated benefits to EchoStar of the Merger.
We have not conducted a physical inspection of the properties or facilities of EchoStar or DISH and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of EchoStar or DISH, nor have we been furnished with any such valuations or appraisals, other than a prior report of a third party provided to DISH with respect to its spectrum licenses, nor have we evaluated the solvency or fair value of EchoStar or DISH under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to EchoStar, from a financial point of view, of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of DISH, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of EchoStar or DISH, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, the allocation of the consideration among the various class of shares of DISH Common Stock, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to EchoStar, nor does it address the underlying business decision of EchoStar to engage in the Merger. We do not express any view on, and our opinion does not address, what the value of EchoStar Class A Common Stock actually will be when issued or the prices at which EchoStar Class A Common Stock or DISH Class A Common Stock will trade at any time, including following announcement or consummation of the Merger. Our opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of EchoStar Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on EchoStar, DISH or the Merger or as to the impact of the Merger on the solvency or viability of EchoStar or DISH or the ability of EchoStar or DISH to obtain necessary financing or pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by EchoStar and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Special Committee in connection with the Merger and we have received an initial fee for our services and will receive additional fees, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. EchoStar has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to EchoStar and we have not received any compensation from EchoStar during such period. In addition, during the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to DISH and we have not received any compensation from DISH during such period. We may provide financial advisory or other services to EchoStar and DISH in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to EchoStar, DISH, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of EchoStar or DISH.
Our financial advisory services and this opinion are provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except DISH may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by EchoStar to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to EchoStar.
Very truly yours,
EVERCORE GROUP L.L.C.
By: /s/ Justin A. Singh

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
NRS 78.7502(1) allows EchoStar to indemnify any person made or threatened to be made a party to any action (except an action by or in the right of EchoStar, a “derivative action”), by reason of the fact that he is or was a director, officer, employee or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee or agent of another corporation, against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in a good faith manner which he reasonably believed to be in or not opposed to the best interests of EchoStar, and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Under NRS 78.7502(2), a similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person is seeking advance payment of indemnifiable expenses prior to final disposition of the proceeding in question. Under NRS 78.7502(3), decisions as to the payment of indemnification are made by a majority of the Board of Directors at a meeting at which a quorum of disinterested directors is present, or by written opinion of special legal counsel if a majority vote of a quorum consisting of disinterested directors so orders or if such a quorum cannot be obtained, or by the stockholders.
Provisions relating to liability and indemnification of officers and directors of EchoStar for acts by such officers and directors are contained in Article IX of the Articles of Incorporation of EchoStar as amended on January 25, 2008 and May 4, 2016, Exhibits 3.1 through 3.4 hereto, and Article IX of EchoStar’s Bylaws, Exhibit 3.5 hereto, which are incorporated by reference. These provisions state, among other things, that, consistent with and to the extent permitted by the NRS and upon the decision of a disinterested majority of EchoStar’s Board of Directors, or a written opinion of outside legal counsel in case a disinterested majority vote of the Board of Directors is not available (or even if a quorum of disinterested directors is obtainable, if a such a quorum so directs), or EchoStar’s stockholders, that the applicable standard of conduct has been satisfied: (1) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of EchoStar) by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EchoStar, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and (2) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of EchoStar to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EchoStar and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have adjudged to be liable for negligence or misconduct in the performance of his duty to EchoStar unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Item 21.   Exhibits and Financial Statement Schedules
Exhibit Number	Exhibit
2.1	Amended and Restated Agreement and Plan of Merger, dated as of October 2, 2023, by and among DISH Network, EchoStar and Merger Sub (attached to the prospectus which forms a part of this registration statement as Annex A)+
3.1*	Form of Amendment to Bylaws of EchoStar Corporation
3.2*	Form of Articles of Incorporation of DISH Network upon completion of the Merger
3.3*	Form of Bylaws of DISH Network upon completion of the Merger
4.1*	Specimen EchoStar Class A Common Stock Certificate
5.1*	Opinion of Dean Manson as to the validity of the securities being registered
8.1*	Opinion of Sullivan & Cromwell LLP regarding certain federal income tax matters
10.1	Amended and Restated Support Agreement, dated as of October 2, 2023, by and among DISH Network, EchoStar and the Ergen Stockholders (attached to the prospectus which forms a part of this registration statement as Annex B)+
10.2	Letter Agreement, dated as of October 2, 2023, by and between EchoStar and Hamid Akhavan+
10.3	Letter Agreement, dated as of October 2, 2023, by and between EchoStar and John W. Swieringa+
21.1	Subsidiaries of EchoStar Corporation (incorporated by reference to Exhibit 21 to EchoStar Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022 filed February 23, 2023, Commission File No. 001-33807)
23.1*	Consent of Dean Manson (included in Exhibit 5.1 hereto)
23.2*	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1 hereto)
23.3	Consent of KPMG LLP relating to EchoStar’s financial statements
23.4	Consent of KPMG LLP relating to DISH Network’s financial statements
24.1	Powers of Attorney (included on the signature page)
99.1	Consent of J.P. Morgan Securities, Inc.
99.2	Consent of Evercore Group L.L.C.
107	Filing Fee Table

*
To be filed by amendment.

+
The disclosure schedules and similar attachments to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplementally a copy of any such schedules or attachments to the SEC upon request; provided, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules or similar attachments so furnished.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.
to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
c.
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or a prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(8)
To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Colorado on the 3rd day of October, 2023.
EchoStar Corporation
By:
/s/ Dean A. Manson

Name:
Dean A. Manson

Title:
Chief Legal Officer and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Dean Manson as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this report, and file the same, with all exhibits thereto, and other documents in connection therewith, including post-effective amendments to this registration statement, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this report has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Hamid Akhavan Hamid Akhavan	President and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	October 3, 2023
/s/ Veronika Takacs Veronika Takacs	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	October 3, 2023
/s/ Charles W. Ergen Charles W. Ergen	Director	October 3, 2023
/s/ Pradman P. Kaul Pradman P. Kaul	Director	October 3, 2023
/s/ R. Stanton Dodge R. Stanton Dodge	Director	October 3, 2023
/s/ Michael T. Dugan Michael T. Dugan	Director	October 3, 2023

Signature	Title	Date
/s/ Lisa W. Hershman Lisa W. Hershman	Director	October 3, 2023
/s/ Jeffrey R. Tarr Jeffrey R. Tarr	Director	October 3, 2023
/s/ C. Michael Schroeder C. Michael Schroeder	Director	October 3, 2023
/s/ William D. Wade William D. Wade	Director	October 3, 2023